As filed with the Securities and Exchange Commission on January 30, 2007
Registration No. 333-131306

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

GSC CAPITAL CORP.
(Exact name of Registrant as specified in its governing instruments)

12 East 49th Street
Suite 3200
New York, New York 10017
(212) 884-6200
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

David L. Goret
General Counsel
12 East 49th Street
Suite 3200
New York, New York 10017
(212) 884-6200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael L. Zuppone Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 (212) 318-6000	David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 30, 2007

GSC Capital Corp.

             Shares
   Common Stock

GSC Capital Corp. is a Maryland corporation that invests in real estate-related securities, real estate loans and instruments and various other asset classes. We are externally managed and advised by GSCP (NJ), L.P., a Securities and Exchange Commission-registered investment adviser. GSCP (NJ), L.P., together with certain affiliates, does business as GSC Group.

This is our initial public offering. We are offering           shares of common stock and           shares of common stock are being offered by the selling stockholders described in this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

We have elected and qualified to be taxed as a real estate investment trust, or REIT, for federal income tax purposes under the federal income tax laws for the taxable year ended December 31, 2005 and expect to qualify as a REIT in subsequent tax years.

We currently expect the initial public offering price of our common stock to be between $      and $      per share. Prior to this offering, there has been no public market for our common stock. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “GCR.”

Shares of our common stock are subject to ownership limitations. Generally, no person may own more than 9.5% in market value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock determined both assuming no conversion of our 7.25% convertible senior notes due 2010 and on a fully converted basis of our 7.25% convertible senior notes due 2010. This ownership limitation is subject to an exception for GSC Group and for two other investors, each of whom owns approximately 10% of our common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 22 for a discussion of the following and other risks:

•	There are various conflicts of interest resulting from relationships between us and our manager, including the management agreement with our manager. Under the management agreement with our manager, our manager is entitled to receive a base management fee, which is not tied to the performance of our portfolio, and incentive compensation based on our portfolio’s performance, which may lead it to place emphasis on the short-term maximization of net income. This could result in increased risk to the value of our investment portfolio and decreased cash available for distributions to our stockholders.

•	The net proceeds from this offering are not committed to specific investments; we may allocate the net proceeds from this offering to investments with which you may not agree, and our failure to apply these proceeds effectively could cause our operating results and the value of our common stock to decline.

•	If we fail to remain qualified as a REIT, we will be subject to income tax at regular corporate rates and could face substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders and adversely affect the value of our common stock.

•	We have a limited operating history and our manager has limited prior experience operating a REIT and no prior experience operating a public company; therefore, our manager may not operate us successfully.

•	We are dependent on our manager and may not find a suitable replacement if our manager terminates the management agreement with us.

•	We do not have any direct employees. All of our executive officers are employees of our manager or one or more of its affiliates and currently expect to devote between 10% and 90% of their time to our business. Their participation in other GSC Group initiatives could divert their attention from us and negatively impact our performance.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to GSC Capital Corp.	$	$
Proceeds, before expenses, to selling stockholders	$	$

We have granted the underwriters the right to purchase up to           additional shares of our common stock to cover over-allotments.

The underwriters expect to deliver the shares to purchasers on or about          , 2007.

Deutsche Bank Securities

     The date of this prospectus is          , 2007.

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms the “company,” “we,” “us” and “our” refer to GSC Capital Corp.; “GSC Group” refers collectively to GSCP (NJ), L.P., GSCP, LLC, GSCP (NJ) Holdings, L.P. and GSC Group Limited, which do business as GSC Group, formerly known as GSC Partners, and are substantially owned by GSC Group, Inc., which is owned substantially by its officers and employees; “our Manager” refers to GSCP (NJ), L.P., our external manager. Unless indicated otherwise, the information in this prospectus assumes the common stock to be sold in this offering is to be sold at $   per share, which is the mid-point of the price range set forth on the front cover of this prospectus and no exercise by the underwriters of their option to purchase up to an additional          shares of our common stock solely to cover over-allotments, if any.

Our Company

We are a specialty finance company formed in May 2005 to invest in real estate-related securities, real estate loans and instruments and various other asset classes. We have elected and qualified to be taxed as a real estate investment trust, or REIT, for federal income tax purposes under the federal income tax laws for the taxable year ended December 31, 2005 and expect to qualify as a REIT in subsequent tax years. Our objective is to provide competitive risk-adjusted returns to our investors through a combination of dividends and capital appreciation by constructing an investment portfolio that is diversified and leveraged where appropriate. To achieve this objective, we are currently investing primarily in prime and sub-prime residential mortgage backed securities, or RMBS, whole mortgage loans, middle market loans, corporate bonds and residual equity positions in collateralized debt obligations, or CDOs, and a collateralized loan obligation, or CLO. We also began to invest in bridge loans and junior interests in commercial mortgage loans, known as mezzanine loans and B Notes, in the fourth quarter of 2006. Overall, our investment portfolio is and will likely continue to be highly leveraged. Future dividends and capital appreciation are not guaranteed, and we may not be able to achieve our performance objectives as our operating history and our REIT experience are limited. We are externally managed and advised by GSCP (NJ), L.P., a Securities and Exchange Commission-registered investment advisor.

Our investment portfolio is structured to comply with the various federal income tax requirements for REIT status and the requirements for exclusion from regulation under the Investment Company Act of 1940, or the 1940 Act. Currently, we invest and intend to continue to invest primarily in the following asset classes:

•	Real estate-related securities, principally agency backed, or agency, and non-agency backed, or private label, RMBS, as well as other real estate-related securities, including commercial mortgage-backed securities, or CMBS, either directly or indirectly through credit default swaps, or CDS;

•	Whole loan residential mortgages sourced through primary originators, mortgage conduits and the secondary market;

•	Senior secured loans to middle market companies, or middle market loans, and senior secured loans to larger companies that are more broadly syndicated senior secured loans;

•	Tranches of asset-backed securities, or ABS, including CDOs or CLOs collateralized by residential or commercial mortgage loans or home equity loans, either directly or indirectly through CDS; and

•	Leveraged finance instruments, including, but not limited to, high yield corporate bonds, distressed debt securities and corporate mezzanine loans and other investments, including private and public equity investments.

We refer to senior secured bank loans to middle market companies as middle market loans. The term “middle market” generally refers to companies with annual earnings before net interest expense, income taxes, depreciation and annualization, or EBITDA, between $5 million and $50 million. Substantially all middle market loans are issued by below investment grade issuers that have more conservative capital structures, due in part to limited access to capital markets, have more comprehensive security packages which typically include a blanket first lien on all of the respective borrowers’ unencumbered assets and have more attractive yield spreads than senior secured bank loans to larger companies subscribed to by institutional lenders, also referred to as broadly syndicated loans. All of our existing middle market loans are made to below investment grade and unrated companies. Distressed debt securities are generally debt securities that are underperforming and trade at a discount to par and a significant discount to underlying asset value, a low multiple of actual and expected cash flow, or a high yield to maturity.

We currently, and intend to continue to, invest in the asset classes described above primarily in three ways. First, we purchase certain asset classes directly, including agency RMBS, REIT common stock, certain corporate bonds, which were $8.1 million at September 30, 2006, tranches of CDOs and, in the fourth quarter of 2006, mezzanine loans and B Notes. Second, we acquire certain assets for future securitizations. For example, the non-agency backed RMBS we acquired in 2005 and early 2006, which had a fair market value of $495.0 million at September 30, 2006, were subsequently sold to a warehouse provider in October 2006, and are intended be issued in a CDO in the first quarter of 2007. Finally, we acquired the remainder of our assets by purchasing certain tranches or classes of CDOs, a CLO and whole loan securitizations, which were variable interest entities, or VIEs, for which we were the primary beneficiary. While, in the case of the securitizations, our exposure to loss is limited to our investment in the particular securitization vehicle, we are required to consolidate all of the assets and non-recourse debt on our balance sheet. Accordingly, as of September 30, 2006, we had consolidated cash and investments totaling $1.67 billion, including $493.4 million of restricted cash, and non-recourse debt totaling $1.57 billion. We also consolidate interest receivable and debt issuance costs on such investments, and our exposure to loss is limited to our investments in the securitization vehicles, which amounted to $125.2 million as of September 30, 2006.

As of September 30, 2006, we had implemented two CDO transactions in which we formed and retained all of the equity interests in two securitization vehicles, or CDOs, that issued notes to other investors. These CDOs entered into CDS, in which they sold protection on certain securities and generated income from the collection of premiums and from the interest on the invested cash generated from the issuance of the notes and equity in the securitization.

CDS are derivative securities that attempt to replicate the credit risk involved with owning a particular unrelated third party security, which we refer to as a Reference Obligation. We and our CDOs enter into CDS on three types of securities: home equity securities, CDOs and CMBS. Investing in assets through CDS subjects us or the CDO to additional risks. When we or the CDO enter into a CDS with respect to an asset, we or the CDO do not have any legal or beneficial interest in the Reference Obligation but have only a contractual relationship with the counterparty, typically a broker-dealer or other financial institution, and do not have the benefit of any collateral or other security or remedies that would be available to holders of the Reference Obligation or the right to receive information regarding the underlying obligors or issuers of the Reference Obligation. In addition, in the event of insolvency of a CDS counterparty, we or the CDO would be treated as a general creditor of the counterparty to the extent the counterparty does not post collateral and, therefore, may be subject to significant counterparty credit risk. The counterparties to the CDS in our current CDO investments are UBS AG and Citigroup Global Markets, both of whom served as underwriters for our two wholly-owned CDO investments. CDS are relatively new instruments, the terms of which may contain ambiguous provisions that are subject to interpretation, with consequences that could be adverse to us or the CDO.

Typically, we or our CDO are the seller of the protection. The seller of protection through CDS is exposed to those risks associated with owning the underlying Reference Obligation. The seller, however, does not receive periodic interest payments, but instead it receives periodic premium payments for assuming the credit risk of the Reference Obligation. These risks are called “credit events” and generally consist of failure to pay principal, failure to pay interest, write-downs, implied write-downs and distressed ratings downgrades of the Reference Obligation.

Upon the occurrence of a credit event with respect to a Reference Obligation, the buyer of protection will have the option to deliver the Reference Obligation to the seller of protection in part or in whole at par or to elect cash settlement. Should the buyer of protection elect cash settlement for a credit event that has occurred, it will trigger a payment, the amount of which is based on the proportional amount of failure or write-down. In the case of a distressed ratings downgrade, the buyer of protection must deliver the Reference Obligation to the seller of protection, and there is no cash settlement option.

In most of these instances, it will create a loss for the protection seller, which is generally us or the CDO. If the seller of protection in the CDS transaction is a CDO in which we have an equity position, our exposure to the loss is limited to the value of our equity investment in the CDO. For more information on the risks associated with CDS, see “Risk Factors — Risks Related to Our Business — We enter into CDS transactions that could expose us to contingent liabilities and additional risks, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders” and “Business — Our Investment Strategy.”

We believe our CDO transactions and CLO provide us with a number of significant benefits, including:

•	creating non-recourse financing at an all-in borrowing cost to us that is significantly lower than the cost of our existing sources of debt capital, while limiting our maximum loss to our investment in the CDO or CLO and enhancing our returns on such investments; and

•	obtaining long-term, floating rate financing that matches both the interest rate index and duration of the assets being financed.

As of September 30, 2006, our consolidated CDO investments had sold protection on $1.04 billion notional amount of CDS that had a net fair value of $1.5 million, which were recorded as derivative assets and liabilities in our consolidated financial statements.

In September 2006, we entered into a total return swap agreement. Under the terms of the agreement, we have posted $3.5 million of cash collateral as security for a $7.0 million interest in approximately 13% of the equity of a $1.0 billion synthetic mezzanine CDO, backed by a pool of pay-as-you-go CDS referencing BBB-rated RMBS and CMBS and single A-rated ABS CDOs. This CDO is managed by our Manager. We receive all of the proceeds from the distributions to the equity owners of the CDO and are responsible for any shortfalls and losses of the equity investment in the CDO. We are also paid interest at LIBOR on the $3.5 million of cash collateral. In return, we pay LIBOR plus 0.30% on the $7.0 million notional amount which is adjusted as the equity balance of the CDO changes. This transaction has the same economics as if we had purchased the equity of the CDO and financed 50% of the purchase price at LIBOR plus 0.60%.

We can terminate the total return swap at any time by purchasing the equity interest in the CDO at par and the counterparty is prohibited from selling the equity interest in the CDO without first giving us 10 days notice to exercise our purchase option.

The total return swap is treated as a non-hedge derivative for accounting purposes and therefore changes in fair value are recorded through the income statement. At September 30, 2006, the total return swap had a fair value of $3.5 million.

At September 30, 2006, the remainder of our investment portfolio was comprised as follows:

		Weighted Average			Constant
	Estimated		Months to	Yield to	Prepayment
Security Description	Fair Value	Coupon	Reset (1)	Maturity (2)	Rate (3)
	(In thousands)

Agency RMBS:
3/1 hybrid adjustable rate RMBS	$291,353	4.4%	20.7	4.4%	21.1%
5/1 hybrid adjustable rate RMBS	504,636	4.8	44.7	4.7	13.6
7/1 hybrid adjustable rate RMBS	358,685	5.0	69.0	4.8	12.0
Non-Agency RMBS(4)	495,024	5.9		5.9	23.9
Residential Whole Loans	895,550	6.6
Middle Market Loans	251,930	8.6
Corporate Bonds	43,230	9.4		10.7
Equity Securities(5)	7,984

Total	$2,848,392

(1)	Represents number of months before conversion to floating rate.

(2)	Represents the yield to date of conversion to floating rate.

(3)	Represents the estimated percentage of principal that will prepay over the next 12 months based on historical principal paydowns.

(4)	The non-agency RMBS are comprised of $153.7 million, or 31.1%, of prime and $341.3 million, or 68.9%, of sub-prime RMBS.

(5)	Includes REIT common stock, at fair value, and equity investment in mortgage loan originator, at cost.

As of September 30, 2006, we had total borrowings of $3.35 billion, including $97.9 million from the issuance of our 7.25% convertible senior notes due 2010, which we refer to as the notes, in our July 2005 private offering. We currently utilize or intend to utilize a variety of financing techniques to finance our investments, including repurchase agreements, warehouse facilities, and term financing in the form of CDOs and securitizations.

Following our private offering in July 2005, we had invested all $183.3 million of the net proceeds, together with the proceeds of repurchase agreement financings, in U.S. government agency and AAA-rated hybrid adjustable rate RMBS. During the quarter ended December 31, 2005, we sold certain of the RMBS to allow us to invest in the two CDOs and the CLO, which, we believe are more diversified and higher yielding investments than the RMBS. These sales resulted in losses of $2.2 million being recognized in the quarter ended December 31, 2005. We have not sold any additional RMBS during the first nine months of 2006 and intend to continue to hold a significant number of our RMBS assets, but we may sell additional investments in the future as more higher-yielding investments, such as whole loan residential mortgages financed through securitizations, are identified and become available.

Although we intend to continue to focus on the investments described above, our investment decisions will depend on prevailing market conditions, as well as maintaining our REIT status and exclusion from regulation under the 1940 Act. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes of investments. We may change our investment strategy and policies without a vote of our stockholders.

Our investment process benefits from the resources and professional staff of our Manager and GSC Group. The investment process is managed by an investment committee consisting of five senior members of GSC Group and includes our chairman, chief executive officer and chief investment officer and GSC Group’s chairman and chief executive officer and GSC Group’s head of collateralized corporate debt. All of our executive officers, including the members of the investment committee, are employees of our Manager or one or more of its affiliates, and not us. The investment committee operates under investment guidelines and consults periodically to develop a set of preferences for sectors and sub-sectors, with a strong emphasis on credit performance characteristics. The primary focus of the investment committee is the review and approval of our investment policies and the review and approval of our investment portfolio purchases and holdings and related compliance with our investment policies. The chairman of the investment committee is required to be consulted on, and has the right, but not the obligation, to approve or disapprove, all proposed actions or determinations of the investment committee. We do not have specified or target criteria for our investment portfolio. We invest in the broad classes of financial assets listed above based on the pricing of specific assets as measured against their underlying and composite attributes, such as average score issued by the Fair Isaac Corporation, or the FICO score, loan-to-value ratio and prepayment rate in the case of RMBS.

We generate income by investing in income producing securities and loans. We use substantial leverage in order to increase potential returns to our stockholders and are subject to additional risk as a result. As interest rates rise, the costs of financing our investments generally increase faster than the income from our investments, which reduces the net returns on our investments. As interest rates fall, prepayment rates on our investments generally increase, resulting in return of invested capital, thereby forcing us to redeploy our capital into lower yielding assets at prevailing market rates. We seek to match our hedging strategy with anticipated prepayments of our investments, because such prepayment rates generally increase as interest rates fall and generally decrease as interest rates rise, unanticipated changes in interest rates could cause our hedging instruments to be mismatched with our underlying investments. In addition, defaults on our underlying investments reduce the net returns on our investments. Reduced net investment returns in any particular period do not result in a reduction in the base management fees payable to our Manager for such period, which are based on our stockholders’ equity for such period and are not tied to our investment performance.

To manage the interest rate risk associated with the financing of our fixed rate assets with variable rate debt, we utilize derivative financial instruments from time to time, including interest rate swaps to convert variable rate debt to fixed rate. Entering into interest rate swaps generally will reduce returns on our investments due to the cost of such hedging transactions, which include commissions paid to brokers to enter into such transactions, upfront payments required by counterparties and the difference between the rate at which swaps are available from time to time and the prevailing interest rate. We regularly evaluate the number of interest rate swaps that we enter into in light of the costs and benefits associated with these investments.

As of September 30, 2006, we had hedged approximately $1.13 billion of our liabilities by entering into six interest rate swaps. A $200 million option to enter into a swap, or swaption, was cash settled in September 2006 and, as a result, we received a cash payment of $1.45 million. During the fourth quarter, we replaced the swaption by entering into an additional $200 million of interest rate swaps to reduce our exposure to changes in interest rates.

Because we have elected and qualified to be taxed as a REIT and expect to qualify as a REIT in subsequent tax years and we expect to operate our business so as to be exempt from regulation under the 1940 Act, we are required to invest a substantial majority of our assets in qualifying real estate assets, such as agency RMBS, mortgage loans and other liens on and interests in real estate. Therefore, the percentage of our assets we may invest in other MBS, ABS, alternative assets and other types of instruments is limited, unless those investments comply with various federal income tax regulations for REIT qualification and the requirements for exclusion from 1940 Act regulation. See “—Operating and Regulatory Structure.”

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock.

•	We have a limited operating history and our Manager has limited experience operating a REIT and no prior experience operating a public company; therefore, our Manager may not operate us successfully.

•	We have achieved profitability during the first nine months of 2006, but incurred losses during the period from our commencement of operations on July 11, 2005 to December 31, 2005; we may not be able to sustain profitability.

•	We are dependent upon our Manager and certain key personnel of our Manager and may not find a suitable replacement if we or our Manager terminate the management agreement or such key personnel leave the employ of our Manager or are no longer made available to us by our Manager.

•	We do not have any direct employees. All of our executive officers are employees of our Manager or one or more of its affiliates and currently expect to devote between 10% and 90% of their time to our business. Their participation in other GSC Group initiatives could divert their attention from us and negatively impact our performance.

•	If our Manager ceases to be our Manager pursuant to the management agreement, financial institutions currently providing financing to us may not provide future financing to us.

•	Our Manager is entitled to a base management fee which is not tied to the performance of our portfolio.

•	Our Manager is entitled to incentive compensation based on our portfolio’s performance, which may lead it to place emphasis on the short-term maximization of net income. This could result in our Manager increasing the riskiness of our investment portfolio and decreased cash available for distributions to our stockholders. Our Manager has not earned any incentive compensation for the period from the inception of our company on July 11, 2005 through September 30, 2006.

•	Our Manager’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

•	We may change our investment strategy and asset allocation without stockholder consent, which could result in investments that are different, and possibly more risky, than the proposed and actual investments we describe in this prospectus.

•	There are conflicts of interest in our relationship with our Manager and/or GSC Group, which could result in decisions that are not in the best interests of our stockholders. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be difficult to terminate. There may be a conflict of interest in the allocation of investment opportunities among us and other investment vehicles managed by our Manager or other GSC Group affiliates. In addition, our Manager may sponsor or manage investment vehicles that may invest in investments similar to those in which we invest, which could result in our competing for access to the benefits that our relationship with our Manager currently provides to us, including potentially reduced availability of investment opportunities. See “Business—Resolution of Potential Conflicts of Interest; Equitable Allocation of Investment Opportunities” and “Risk Factors—Risks Related to Our Business.”

•	We have invested in CDOs managed by our Manager. As a result of this conflict of interest our Manager could make decisions that are not in the best interests of our stockholders.

•	We do not control the management, investment decisions or operations of the entities in which we have invested. Management of those entities may invest in assets that underperform, or take other actions over which we have no control and that may reduce the value of our investment in those entities.

•	We substantially leverage our investments, which may reduce the return on our investments and may reduce cash available for distribution to our stockholders. Our leverage ratio as of September 30, 2006 was 45.7 to 1 if the notes and our CDO, CLO and whole loan transactions are treated as debt, and 9.8 to 1 if the notes are treated as equity and our CDO, CLO and whole loan transactions (i.e., the debt issued in such transactions) are disregarded.

•	The yields on our investments and the costs of our borrowings may be sensitive to changes in prevailing interest rates and changes in prepayment rates of our underlying assets. Mismatches between the repricing or maturity dates of our assets and those of our borrowings may reduce or eliminate income derived from our investments or result in losses.

•	The mortgage-backed assets in which we invest are subject to the credit risk of the underlying mortgage loan collateral, and in the event of default of such mortgage loan collateral and the exhaustion of any underlying collateral or additional credit support, we may not recover our full investment in such assets.

•	Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other security holders may consider favorable, and the market price of our common stock and the notes may be lower as a result.

•	The stock ownership limits that apply to REITs, as prescribed by the Internal Revenue Code and by our charter, may restrict our business combination opportunities.

•	If we fail to continue to qualify as a REIT, we will be subject to federal income tax at regular corporate rates, which would reduce cash available for making interest and principal payments to our lenders and reduce the amount of cash available for distribution to our stockholders, which could reduce the value of our stock.

•	The REIT qualification rules impose limitations on the types of investments and activities which we may undertake, including limitation on our use of hedging transactions and derivatives, and these limitations may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

•	Likewise, because we attempt to operate in such a manner to be excluded from regulation as an investment company under the 1940 Act, the assets that we may acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder which may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

•	Holders of our notes will be able to convert the notes into shares of our common stock in order to include such shares in this offering. Thereafter, those holders who do not participate in this offering may convert their notes into our common stock (i) at any time after sixty days following this offering; (ii) upon notice of redemption of the notes by us; or (iii) if the company is party to a consolidation, merger or similar transaction where the common stock of the company is converted into cash. Conversion of our notes may significantly dilute the ownership interest of existing stockholders, including those holders who had previously converted their notes and received shares of common stock upon conversion.

•	The net proceeds from this offering are not yet committed to specific investments; we may allocate the net proceeds from this offering to investments with which you may not agree, and our failure to apply these proceeds effectively could cause our operating results and the value of our common stock to decline.

•	An active market for our common stock may not develop, which may cause our common stock to trade at a discount and/or make it difficult to sell common stock held by you.

•	The market price and trading volume of our common stock may be volatile following this offering.

•	The trading prices for our common stock may be affected by hedging or arbitrage trading activities with respect to the notes.

•	Holders of the notes have certain rights of redemption and are entitled to receive additional cash payments if we do not consummate a public offering of our common stock resulting in gross proceeds of at least $125 million prior to January 15, 2008 at a price of at least $25 per share, which we refer to as a qualifying IPO.

•	The terms of the notes contain certain restrictive covenants that limit our ability to take certain actions that may be beneficial to us and our stockholders, such as incurring certain indebtedness, primarily unsecured indebtedness, incurring liens or entering into a consolidation, merger or sale of substantially all of our assets.

Our Formation and Structure

We were formed by GSC Group, who may be deemed to be our promoter, as a Maryland corporation in May 2005. We completed a private offering of our common stock and the notes in July 2005, in which we raised aggregate proceeds of approximately $183.3 million, net of purchase and placement fees, legal costs and organizational costs. GSC Secondary Interest Fund, LLC, an affiliate of our Manager, purchased 340,000 shares of our common stock and $8,500,000 in aggregate principal amount of the notes in our July 2005 private offering. In addition, in connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock (68,000 shares in July 2005 and 10,522 shares in January 2006) and options to purchase 117,783 shares of our common stock with an exercise price of $25.00 per share (options to purchase 102,000 shares were granted in July 2005 and options to purchase 15,783 shares were granted in January 2006), representing in the aggregate approximately     % of the outstanding shares of our common stock following completion of this offering, or     % if the notes are fully converted into an additional 3,916,000 shares of common stock, assuming in each case all outstanding options have fully vested and are exercised. Following completion of this offering, our Manager and its affiliates, including our independent directors, will collectively own 429,022 shares of our common stock, representing     % of our outstanding shares of common stock, and will have options to purchase an additional 117,783 shares of our common stock representing an additional     % of our

outstanding shares of common stock, or representing     % and     % of our common stock, respectively, if the notes are fully converted, and in each case, assuming all outstanding options have vested and are exercised.

We presently have the following direct qualified REIT subsidiaries, or QRS entities: GSC Capital Corp. QRS Delaware Loan Holdings, Inc., which was formed to invest in residential mortgage loans; GSC Capital Corp. QRS Delaware Real Estate Holdings, Inc., which was formed to invest in other real estate and non-real estate assets, including securities held upon securitization of residential mortgage loans; GSC Capital Corp. QRS Cayman Holdings, Inc., which was formed for the purpose of investing in non-real estate assets; and GSC Capital Corp. ABS Funding 2005-1, which was formed to accumulate assets for our future securitization. In addition, we have a taxable REIT subsidiary, GSC Capital Corp. TRS Delaware Holdings, Inc., which we refer to as our TRS, which holds our investments in CDOs and other non-real estate assets.

The following chart illustrates the organizational structure of our company after giving effect to this offering.

*	Each of GSCP (NJ), L.P. and GSC Secondary Interest Fund, LLC is substantially owned by GSC Group, Inc., which is approximately 61% beneficially owned on a fully diluted basis by the following senior executives of GSC Group: Alfred C. Eckert III, Richard M. Hayden, Keith W. Abell, Robert A. Hamwee, Christine K. Vanden Beukel, Thomas V. Inglesby, Matthew C. Kaufman, Andrew J. Wagner and Frederick H. Horton, approximately 28% beneficially owned by other employees of GSC Group, and the remaining approximately 11% is owned by outside investors, including members of the Board of Advisors of GSC Group.

(1)	Assuming full conversion of the notes and exercise of the options, this figure would be %.

(2)	Assuming full conversion of the notes and exercise of the options, this figure would be %.

(3)	Assuming full conversion of the notes and exercise of the options, this figure would be %.

Our Manager

We are externally managed and advised by GSCP (NJ), L.P., a Securities and Exchange Commission-registered investment advisor, which we refer to as our Manager. Our Manager was formed in 1999. Our Manager, together with certain of its affiliates does business as GSC Group and was formerly known as GSC Partners. GSC Group started active investment management operations in 1999, and as of September 30, 2006, managed approximately $18.3 billion of assets, including our assets. Through our relationship with GSC Group, we believe we benefit from GSC Group’s investment and operational expertise across all of our targeted asset classes, mature infrastructure and financial and capital structuring skills. In particular, these resources provide us with a wide variety of investment opportunities and access to information that assist us in making investment decisions across our targeted asset classes, which we believe provide us with a competitive advantage. However, our Manager and GSC Group have limited prior experience operating a REIT. Our Manager also acts as an investment manager to other investment vehicles sponsored by GSC Group.

Our Manager is responsible for administering our business activities and day-to-day operations and uses the resources of GSC Group to support our operations. GSC Group has well-respected and established portfolio management resources for each of our targeted asset classes with a mature infrastructure supporting those resources. GSC Group’s 14 most senior investment professionals have between 12 and 35 years of experience, with an average of 23 years.

GSC Group has senior management and investment advisory teams with extensive experience in identifying, financing, hedging and managing RMBS, ABS, CMBS, mezzanine financing and other alternative investments. Joseph H. Wender, our chairman, is also a senior managing director, head of the real estate group and a member of GSC Group’s Management Committee. Frederick H. Horton, our chief executive officer, is a senior managing director and the head of the structured finance group at GSC Group, Thomas V. Inglesby, a member of our investment committee, is a senior managing director and the head of collateralized corporate debt at GSC Group, Daniel I. Castro, Jr., our chief investment officer, is a managing director in the structured finance group at GSC Group, Edward S. Steffelin, our president, is a managing director and chief operating officer of the structured finance group at GSC Group and Brian H. Oswald, our chief financial officer, is a managing director in the structured finance group at GSC Group. Mr. Wender has 34 years; Messrs. Horton, Castro and Oswald have over 22 years each; Mr. Inglesby has over 18 years; and Mr. Steffelin has over 10 years of related investment experience.

Pursuant to our management agreement, our Manager has formed an investment committee to advise and consult with our Manager’s senior management team with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines. The investment committee does not review investments for our Manager’s affiliates or other entities; however, individual members of the investment committee may serve on investment committees of other funds managed by GSC Group. The members of the investment committee are Alfred C. Eckert III, chairman and chief executive officer of GSC Group and chairman of our investment committee, and Messrs. Wender, Horton, Inglesby and Castro. Messrs. Wender, Horton, Inglesby and Castro each have additional roles and responsibilities with our Manager and are expected to devote approximately 25%, 50%, 10% and 25% of their time to our business, respectively.

GSC Group

GSCP (NJ), L.P. is a Securities and Exchange Commission-registered investment adviser with approximately $18.3 billion of assets under management as of September 30, 2006. GSC Group specializes in credit-driven investing including corporate credit, equity distressed investing and real estate. GSC Group is privately owned and has over 170 employees with headquarters in New Jersey, and offices in New York, London and Los Angeles. GSC Group completed an internal reorganization on October 1, 2006 which included changing its name from GSC Partners to GSC Group.

GSC Group was founded in 1999 by Alfred C. Eckert III, its chairman and chief executive officer. Its senior officers and advisors are in many cases long-time colleagues who have worked together extensively at other institutions, including Goldman, Sachs & Co., Greenwich Street Capital Partners and The Blackstone Group. Through the combined experience of these individuals, GSC Group identifies sectors of the credit markets that it believes to be attractive. GSC Group generally invests its own capital alongside the capital of its clients.

Our Relationship with Our Manager and GSC Group

We leverage the personnel, infrastructure, relationships and experience of GSC Group and our Manager to enhance the growth of our business. While we currently have no employees, we reimburse our Manager for a substantial portion of our chief financial officer’s and accounting staff’s compensation. Each of our executive officers are also officers of our Manager or GSC Group.

We entered into a management agreement with our Manager, effective upon the closing of our July 2005 private offering, which was amended and restated effective as of August 7, 2006. The initial term of the management agreement is through December 31, 2008, with automatic, one-year renewals at the end of each year. Pursuant to the management agreement, our Manager implements our business strategy on a day-to-day basis and performs certain services for us, subject to oversight by our board of directors. Our Manager is responsible for, among other duties, performing all of our day-to-day functions, determining investment criteria in conjunction with our board of directors, sourcing, analyzing and executing investments, asset sales and financings, performing asset management duties and providing finance, accounting and administrative services. Pursuant to the management agreement, our Manager has formed an investment committee to advise and consult with our Manager’s senior management team with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines.

The following table summarizes the fees and expense reimbursements and other amounts that we pay to our Manager:

Type	Description

Base management fee:	Fee payable quarterly in arrears in cash in an amount equal to one quarter (1/4) of our equity times 1.75%. For purposes of calculating the base management fee, our equity means the aggregate net proceeds from sales of our equity securities (including the notes but excluding the issuance of securities upon conversion of the notes), plus (or minus) retained earnings (or deficit) for the measurement period, less amounts paid for repurchases of our capital stock or repayment of notes. The base management fee is subject to adjustments to exclude one-time events pursuant to changes in U.S. generally accepted accounting principles, or GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. This base management fee is payable independent of the performance of our investment portfolio. For the nine months ended September 30, 2006, our Manager has received or accrued $4,477,000 of fees from CDOs and CLOs in which we have invested. The base management fees for this period would have been $2,397,000. Because the payments for the CDOs and CLOs managed by our Manager exceeded the calculated base management fees, our base management fee was reduced to zero as described in “—Fee reduction for CDOs managed by our Manager” below. For the period beginning July 11, 2005 (commencement of operations) to December 31, 2005, no such fees were collected and we expensed $1.5 million of base management fees.
Incentive management fee:	Quarterly fee equal to 25% of:

•   the amount by which our net income per share (before non-cash compensation expense, the incentive management fee, unrealized gains or losses from derivative securities and hedging activities, interest on the notes and, to the extent not

Type	Description

included in interest on the notes, amortization of debt discount and issuance costs with respect to the notes) for such quarter (assuming conversion of all the notes at the beginning of such quarter) exceeds an amount equal to:

•   the product of the weighted average price per share in the July 2005 private offering and any subsequent offerings by us of our common stock, including this offering, and the common stock issuable upon conversion of the notes issued in the July 2005 private offering, assuming a conversion price of $25 per share, multiplied by the higher of:

• 2.25% and
• 25% of the then applicable 10-year treasury note rate plus 0.75%
Multiplied by the weighted average number of shares of common stock outstanding during the quarter, assuming full conversion of all the notes at the beginning of the quarter.
The calculation is subject to adjustment for one-time events pursuant to changes in GAAP and any unrealized gains or losses from derivative securities and hedging activities, as well as other non-cash charges with the approval of a majority of our independent directors in the case of non-cash charges.
Payable quarterly; at least 10% shall be payable in shares of common stock and the remainder in cash, provided that under our management agreement, our Manager may not receive payment of its incentive fee in shares of our common stock if such payment would result in our Manager owning directly or indirectly through one or more subsidiaries more than 20% of our common stock.
Because our Manager’s incentive management fee is based on our portfolio’s performance, our Manager may be incentivized to maximize net income by increasing the riskiness of our investment portfolio. Our Manager has not earned any incentive compensation for the period from the date of our private offering on July 11, 2005 to September 30, 2006.
Fee reduction for CDOs managed by our Manager:	With respect to investments made by us in the equity of CDOs managed by our Manager, or Manager CDOs, the aggregate fees we pay on an annual basis to the Manager will be reduced on a dollar-for-dollar basis by the amount of the fees paid by such Manager CDOs to the Manager during such period in an amount up to the amount of the aggregate management fee otherwise payable by us to our Manager for such period. The fees of all such Manager CDOs in which we hold all or a portion of the equity pay to the Manager may exceed the aggregate amount of the management fee we pay to the Manager, in which case the management fees we pay to the Manager would be reduced to zero, however, such Manager CDOs would continue to pay the full management fee payable under their respective separate agreements with our Manager. This arrangement goes beyond what is required by the terms of the management agreement and our Manager reserves the right to change this policy at any time. The management agreement provides that, with respect to Manager CDOs, the base management fee (as described above)

Type	Description

we pay to our manager will be reduced by an amount equal to the base management fee allocable to the equity supporting such investment in the Manager CDO except where our Manager does not receive a fee in connection with the management of the Manager CDO. For the period beginning July 11, 2005 (commencement of operations) to December 31, 2005 no such fees were collected and there was no reduction in base management fees. For the nine months ended September 30, 2006, the base management fees were reduced by $2,397,000 for this credit. See “Management—Management Fees and Incentive Compensation—Fee reduction for certain CDOs.”
Expense reimbursement:	Reimbursement of expenses incurred by our Manager, including rent, a prorated portion of the compensation of our chief financial officer, legal, accounting, due diligence and other services, estimated to be approximately $0.6 million each quarter, which is not subject to any specific limitation and is payable quarterly in cash. Our Manager has waived the reimbursement of certain allocated occupancy expenses on a temporary basis. For the period beginning July 11, 2005 (commencement of operations) to December 31, 2005 and for the nine months ended September 30, 2006, expense reimbursement totaled $1.1 million and $1.0 million, respectively.

Resolution of Potential Conflicts of Interest; Equitable Allocation of Investment Opportunities

There are conflicts of interest in our relationship with our Manager and/or GSC Group, including those relating to the structure of the management agreement with our Manager. We do not have any direct employees. All of our executive officers are employees of our Manager or one or more of its affiliates and participate in the ongoing management of other investment vehicles. Under the management agreement with our Manager, our Manager is entitled to receive a base management fee, which is not tied to the performance of our portfolio and may reduce its incentive to devote its time and effort to seek investments with effective risk-adjusted returns, and incentive compensation based on our portfolio’s performance, which may lead it to place emphasis on the short-term maximization of net income. This could result in increased risk to the value of our investment portfolio and decreased cash available for distributions to our stockholders.

There may also be a conflict of interest in the allocation of investment opportunities among us and other investment vehicles managed by our Manager or other GSC Group affiliates. Our Manager historically has managed investment vehicles that may invest in investments similar to those in which we invest and has a conflict-resolution policy in place so that we generally may share equitably with other GSC Group investment vehicles in investment opportunities, particularly those involving a security with limited supply, that may be suitable for us and such other investment vehicles. Our Manager has designed a compliance program to monitor its conflict-resolution policies and procedures and regularly evaluates the effectiveness of such policies and procedures.

Our Manager has agreed to offer us the right to participate in all investment opportunities that it determines are appropriate for us in view of our investment objectives, policies and strategies and other relevant factors, subject to the exception that, in accordance with GSC Group’s conflict of interest policy, we might not participate in each such opportunity, but will on an overall basis equitably participate with GSC Group’s other clients. Additionally, in the area of European mezzanine lending, our ability to make investments of this type is limited by the governing documents of these investment vehicles. However, our Manager has agreed that any other investment vehicle created or managed by it or by its affiliates shall not have any contractual right to receive priority in allocation of investments in ABS, MBS, CDO equity and non-distressed middle market loans. The policy permits departure from such equitable allocation if the allocation would result in an inefficiently small amount of the security being purchased for an account.

In addition, there may be conflicts of interest that arise by our sharing legal counsel with GSC Group and other entities managed by GSC Group and if we and such other entities managed by GSC Group have invested in the securities of a company that becomes distressed. Our Manager may also have conflicts due to larger capital commitments to, and larger fees from, its other investment vehicles or if its other investments have senior or different rights than our investments. Similarly, our Manager may have an interest in our investing in CDOs managed by it that conflicts with our interest, particularly if there is a deterioration in value of such CDOs prior to closing. For more information regarding our potential conflicts of interest with our Manager and/or GSC Group. See “Risk Factors—Risks Related To Our Business.”

Our Business Strengths

We have the following business strengths:

•	Access to a leading investment advisor;

•	Diversified credit-oriented investment strategy;

•	Experienced management team;

•	Experienced investment committee and board of directors;

•	Access to GSC Group’s infrastructure; and

•	Alignment of interests between GSC Group and our investors.

Our Distribution Policy

Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. For more information, please see “Material Federal Income Tax Considerations.”

To satisfy the requirements to qualify as a REIT and generally not be subject to federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of directors out of legally available funds and will depend upon, among other things, our earnings and financial condition, maintenance of our REIT status, applicable provisions of the Maryland General Corporation Law, or MGCL, and such other factors as our board of directors deems relevant. In addition, our cash available for distributions may be less than 90% of our REIT taxable income, which could require us to sell assets or borrow funds in order to make distributions to satisfy the REIT requirements.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain.

We paid quarterly distributions of $0.28 per share of our common stock on November 3, 2005 and January 17, 2006. The total amount of the November 3, 2005 distribution was approximately $1.1 million. As we incurred net losses during the period from commencement of our operations on July 11, 2005 to December 31, 2005, the November 3, 2005 quarterly distribution was funded from the net proceeds from the July 2005 private offerings and short-term borrowings, and such distribution was treated as a return of capital for federal income tax purposes. The aggregate amount of distributions that were funded from the net proceeds of the July 2005 private offerings was $1.1 million. On April 24, 2006, August 7, 2006 and November 16, 2006, we declared quarterly distributions of $0.30 per share, $0.32 per share and $0.34 per share, respectively, on our common stock, payable to holders of record as of April 27, 2006, August 16, 2006 and November 22, 2006, respectively. These distributions, along with the distribution paid on January 17, 2006, have been paid from current operating cash flow. We expect that these distributions will be characterized for tax purposes as derived from earnings rather than as a return of capital. We have declared and paid these quarterly distributions, but we cannot assure you that we will continue to declare and pay quarterly distributions at this level, or at all. See “Risk Factors.”

Operating and Regulatory Structure

REIT Qualification

We have elected and qualified to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2005. Our qualification as a REIT will depend upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity and distribution of ownership of our shares. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT in the future.

Because we have elected and qualified to be taxed as a REIT and expect to qualify to be taxed as a REIT in subsequent years and expect to operate our business so as to be excluded from regulation under the 1940 Act, we are required to invest a substantial majority of our assets in real estate-related assets, such as certain types of MBS and loans secured by mortgages on real estate. Therefore, the percentage of our assets we may invest in ABS, middle market loans, leveraged finance instruments and other types of instruments may be limited.

As a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property that is held by our TRS.

In order to qualify as a REIT, we make and hold our investments and conduct our other operations directly, through a qualified REIT subsidiary, or QRS, or through our TRS. The net income generated by our TRS will be subject to federal, state and local income tax on its income if such TRS is a domestic corporation.

Our charter, among other limitations, generally prohibits any stockholder from beneficially or constructively owning more than 9.5% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock, determined both by disregarding the notes and by treating the notes as stock on a fully converted basis, subject to an exception for GSC Group and for two other investors who each own approximately 10% of our common stock. Our board of directors has discretion to grant exemptions from this ownership limit, subject to terms and conditions as it deems appropriate.

Exclusion from Regulation under the 1940 Act

In order to maximize our flexibility under the 1940 Act, we changed our corporate structure in 2006 by reorganizing GSC Capital Corp. as a holding company and conducting our business through wholly-owned subsidiaries of GSC Capital Corp., which are organized as qualified REIT subsidiaries, or QRSs, and a taxable REIT subsidiary, or TRS. We do not fall within the definition of investment company in Section 3(a)(1)(C) of the 1940 Act, because we do not hold more than 40% of the value of our assets (exclusive of cash items and Government securities) on an unconsolidated basis in the form of investment securities. For this purpose, we treat our investments in our QRS, which comprise at least 60% of the value of our adjusted total assets, as non-investment securities, and our investments in our TRS and other subsidiaries that are relying on the exclusion from Section 3(c)(7) the 1940 Act as investment securities. In addition, we do not fall within the definition of investment company in Section 3(a)(1)(A) of the 1940 Act because we are, and hold ourselves out as being, primarily engaged in the real estate business.

Our QRS relies on the exclusion from registration provided by Section 3(c)(5)(C) of the 1940 Act, a provision designed for companies that are primarily engaged in the business of purchasing or otherwise acquiring real property or mortgages or other liens on an interests in real estate, as administered by the Securities and Exchange Commission and its Division of Investment Management, referred to herein as the Division. We monitor the QRS’s portfolio periodically and prior to each acquisition to confirm that it continues to qualify for this exclusion. In compliance with Section 3(c)(5)(C), our QRS invests at least 55% of its assets in mortgage loans, MBS that represent the entire ownership in a pool of whole mortgage loans and other qualifying interests in real estate, which we refer to as qualifying real estate assets, and at least 80% of its assets in qualifying real estate assets and other types of mortgages, MBS, securities of REITs and other real estate-related assets. As a result, our QRS is limited in its ability to make certain investments.

Based on no action positions of the Division, we treat our QRS’s investments in RMBS that represent the entire ownership in a pool of whole mortgage loans as qualifying real estate assets under Section 3(c)(5)(C) of the 1940 Act. In addition, we expect that certain of our QRS’s other investments in RMBS, real estate loans and CMBS will be considered qualifying real estate assets or real estate-related assets under Section 3(c)(5)(C) of the 1940 Act based on the characteristics of the underlying collateral and the particular type of loan, including whether in certain cases we have foreclosure rights with respect to the underlying real estate collateral, consistent with Securities and Exchange Commission or Division guidance. At present, we do not generally expect that our investments in middle market loans, CDOs, consumer and non- consumer ABS, high yield corporate bonds, distressed debt securities, corporate mezzanine financing or private equity will constitute qualifying real estate assets or real estate-related assets.

Satisfying these requirements for exclusion from regulation limits our ability to make certain investments. For more information about the requirements of the 1940 Act, please see “Business—Operating and Regulatory Structure—Exclusion from Regulation under the 1940 Act.”

Restrictions on Ownership of Our Common Stock

Our charter generally prohibits any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.5% in market value or in number of shares, whichever is more restrictive, of any class or series of our capital stock determined on the basis of disregarding our 7.25% convertible notes due 2010 and on the basis of treating the notes as stock on a fully converted basis. This ownership limitation is subject to an exception for GSC Group and for two other investors who each own approximately 10% of our common stock. Our board of directors may, in its sole discretion, decrease the ownership limits for GSC Group and increase the ownership limits for our stockholders if GSC Group owns less than 20% (calculated in accordance with the attribution provisions of the Internal Revenue Code) of our common stock at any time and waive the 9.5% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our charter also prohibits any person from, among other things:

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the purported owner or transferee acquiring no rights in such shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Selling Stockholders

All holders of our common stock and notes sold in the private offering we completed in July 2005 and their respective direct and indirect transferees may elect to participate in this offering in order to resell their shares or, in the case of holders of the notes, shares issuable upon conversion of the notes, in this offering, pursuant to, and subject to compliance with, the registration rights agreements described in “Description of Capital Stock—Registration Rights Agreement.” We are including           shares of our common stock in this offering to be sold by selling stockholders.

Our Corporate Information

Our offices are located at 12 East 49th Street, Suite 3200, New York, NY 10017, and our telephone number is (212) 884-6200. We maintain an internet site at http://www.gsccapitalcorp.com, which contains information concerning us and our subsidiaries. Information included or referred to on our website is not incorporated by reference or otherwise a part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

The Offering

Common stock offered by us	shares
Common stock offered by selling stockholders	shares
Common stock to be outstanding after this offering	shares (1)(2)
Use of proceeds	We intend to use the net proceeds of this offering to continue to make investments in a diversified investment portfolio of real estate-related securities and real estate loans, as well as various other asset classes, subject to maintaining our REIT status and exclusion from regulation under the 1940 Act. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering.
New York Stock Exchange Symbol	We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “GCR.”
Trading	This is our initial public offering. No public market currently exists for our common stock. Shares of our common stock issued to qualified institutional buyers in connection with our July 2005 private offering are eligible for trading in The PORTALsm Market.
Ownership and transfer restrictions	Our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.5% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock, subject to an exception for GSC Group and for two other investors, each of whom owns approximately 10% of our common stock. For this purpose, the value and number of our outstanding shares of capital stock is determined both by disregarding the notes and by treating the notes as stock on a fully converted basis.

(1)	The number of shares of our common stock to be outstanding after this offering assumes that the underwriters’ option to purchase up to an additional shares of our common stock solely to cover over-allotments, if any, is not exercised.

(2)	This number includes 3,926,100 shares of our common stock issued in our July 2005 private offering and 78,522 restricted shares of our common stock granted to our Manager in connection with the completion of the July 2005 private offering under our stock incentive plan in July 2005 and January 2006. Excludes 3,916,000 shares of common stock issuable upon conversion of the notes and excludes 117,783 shares of common stock issuable upon exercise of options with an exercise price of $25.00 per share granted to our Manager in connection with the completion of the July 2005 private offering under our stock incentive plan in July 2005 and January 2006.

These shares and options will vest or become exercisable in three equal annual installments beginning on July 11, 2006, the first anniversary of the closing date of our July 2005 private offering, and our Manager does not currently intend to, but has the right in its discretion to, allocate these shares and options to its officers, employees and other individuals who provide services to us. Also includes grants of shares of restricted stock under our stock incentive plan to our independent directors in an aggregate of 6,000 shares on January 3, 2006 and an aggregate of 6,000 shares on January 23, 2006, all of which vested on the date of grant. Does not include approximately 184,305 shares of our common stock available for future grant under our stock incentive plan (subject to automatic quarterly and annual adjustment, subject to limitations, in the event that any of the notes issued in the July 2005 private offering, including the notes issued in connection with the exercise of the option granted to the initial purchaser, are converted into shares of our common stock).

Summary Consolidated Financial Information

The following table presents summary historical consolidated financial information as of December 31, 2005 and for the period from July 11, 2005 (commencement of operations) to December 31, 2005. The summary historical consolidated financial information presented below as of December 31, 2005 and for the period from July 11, 2005 (commencement of operations) to December 31, 2005 under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” has been derived from our consolidated financial statements audited by Ernst & Young LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The following table also presents summary historical consolidated financial information as of and for the nine months ended September 30, 2006 using our unaudited consolidated financial statements for such period. The financial statements as of and for the nine months ended September 30, 2006 have not been audited. In the opinion of management, such financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for such period. Results for the nine months ended September 30, 2006 are not necessarily indicative of results that may be expected for the entire year. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

		Period from
	Nine Months	July 11, 2005
	Ended	(commencement of
	September 30, 2006	operations) to
	(unaudited)	December 31, 2005
	(In thousands, except share and
	per share data)

Consolidated Income Statement Data:
Net investment income:
Securities interest income	$82,337	$34,823
Loan interest income	35,425	3,046
Net credit default swap revenue	13,555	—
Dividend income	1,936	650
Other investment income	557	—

Total investment income	133,810	38,519
Interest expense	(116,516)	(33,261)
Premiums paid on senior credit default swaps	(464)	—

Net investment income	16,830	5,258

Other revenues (losses):
Net realized gain (loss) on investments	283	(2,184)
Net realized gain on settlement of derivatives	710	—
Net unrealized gain (loss) on other derivatives	(3,164)	366
Impairment loss	(177)	—

Total other revenues (losses)	(2,348)	(1,818)

		Period from
	Nine Months	July 11, 2005
	Ended	(commencement of
	September 30, 2006	operations) to
	(unaudited)	December 31, 2005
	(In thousands, except share and
	per share data)

Non-investment expenses:
Management fee	—	1,516
Deferred management fee	637	344
Collateral management fees	3,249	—
Organization costs	—	560
Professional fees	1,606	1,518
Insurance expense	480	316
Directors expense	434	80
Servicing fees for whole loans	1,056	—
Other general and administrative expenses	1,811	780
Provision for loan losses	1,020	—

Total non-investment expenses	10,293	5,114

Net income (loss) before taxes	4,189	(1,674)
Income taxes	2,882	—

Net income (loss) (1)	$1,307	$(1,674)

Net income (loss) per common share:
Basic	$0.33	$(0.42)

Diluted	$0.33	$(0.42)

Weighted-average number of common shares outstanding:
Basic	4,015,748	3,994,100

Diluted	4,015,748	3,994,100

Ratio of earnings to fixed charges	1.0x	0.9x

	September 30,
	2006	December 31,
	(unaudited)	2005
	(In thousands)

Consolidated Balance Sheet Data:
Assets:
Cash and cash equivalents	$1,657	$1,442
Restricted cash and cash equivalents	509,664	10,264
Securities available-for-sale, at fair value	1,697,771	1,606,669
Loans held for investment, at amortized cost	1,138,869	172,480
Unrealized gain on credit default swaps, at fair value	5,475	—
Derivative assets, at fair value	10,851	4,515
Total assets	3,444,251	1,834,684
Liabilities and stockholders’ equity
Borrowings	3,346,499	1,733,848
Stockholders’ equity	73,180	74,438
Total liabilities and stockholders’ equity	3,444,251	1,834,684

(1)	The amount by which our earnings, as defined in Securities and Exchange Commission regulations, are inadequate to cover fixed charges was $1,674 for the period ended December 31, 2005. The schedule containing the calculation of the ratio of earnings to fixed charges is included as Exhibit 12.1 to the registration statement of which this prospectus forms a part, and is incorporated in this prospectus by reference.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly and you could lose all or a part of your investment.

Risks Related to Our Business

We have a limited operating history and limited experience as a REIT, and our Manager has limited experience operating a REIT, and we may not be able to successfully operate our business or generate sufficient revenue to make or sustain dividends to stockholders.

We have recently been organized and have limited operating history and experience operating as a REIT. GSC Group’s structured finance group was recently formed and its members have limited experience working together. Prior to becoming our manager, our Manager had no experience managing a REIT. The federal income tax laws impose numerous constraints on the operations of REITs and maintaining our REIT qualification limits the types of investments we are able to make. Our Manager’s lack of experience in managing a portfolio of assets under such constraints may hinder its ability to achieve our investment objectives. We are also subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. If we do not implement our investment strategy successfully, our business could be harmed or fail entirely. We may not be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain dividends to stockholders. See “Distribution Policy.”

We have achieved profitability during the first nine months of 2006, but incurred losses during the period from our commencement of operations on July 11, 2005 to December 31, 2005. We may not be able to sustain profitability.

Our accumulated deficit as of December 31, 2005 was approximately $1.7 million. Since then, we have generated $1.3 million of net income. Our operations have been funded primarily through the use of the net proceeds of approximately $183.3 million, net of purchase and placement fees, legal costs and organizational costs, from our private offering in July 2005 and short-term borrowings and in 2006, from net income, net of dividends paid. Even though we have achieved profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. See “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more complete description of our historical losses.

The nature of our investments may cause our GAAP earnings to be volatile and unpredictable, which may, in turn, negatively affect the market price of our common stock.

Our GAAP earnings may be volatile due to the nature of our investments. Our consolidation of several variable interest entities includes the consolidation of certain derivatives for which changes in value will run through our income statement regardless of our ability and/or desire to sell or settle the derivatives prior to their respective dates of maturity. These derivatives include the CDS that we consolidate in connection with the equity in the two CDOs we purchased during the first quarter of 2006. The value of the CDS will fluctuate as interest rate spreads or the underlying credit vary despite any anticipated gains or losses. In addition, in connection with our whole loan securitizations, we consolidated two interest rate swaps that include a balance guarantee feature, changes in the value of which, together with any ineffective portion of the swap, will run through our income statement. While our financial statements are prepared in accordance with GAAP, the timing of the recognition of income related to certain transactions, such as recognition of unrealized gains and losses, could differ from the economic realization of income from such transactions. Accordingly, we intend to present a reconciliation of our earnings with these adjustments eliminated. Even though we intend to present this reconciliation, the unpredictability of our GAAP earnings may negatively affect the market price of our common stock.

We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

We have no employees and all of our officers are employees of our Manager. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our Manager will terminate the management agreement and that no suitable replacement will be found to manage us, which could, among other things, materially decrease cash available for distribution.

If GSCP (NJ), L.P. ceases to be our Manager, financial institutions and counterparties have the right to terminate our existing financing and hedging transactions and may be unwilling to enter into future financing and hedging transactions with us.

Under our master agreement with Deutsche Bank Securities Inc., or Deutsche Bank, with respect to hedging transactions, if GSCP (NJ), L.P. ceases to be our Manager, Deutsche Bank would have the right to terminate all of our hedging transactions entered into with Deutsche Bank and payment of any termination amounts. In the future, financial institutions and counterparties with whom we may enter into repurchase agreements, warehouse facilities, credit facilities, swap agreements or other financing or hedging arrangements may require that GSCP (NJ), L.P. be our Manager as a condition to funding future borrowings or other financings or entering into new hedging transactions and may have the right to terminate these arrangements and require repayment of financed amounts or payment of termination amounts. If GSCP (NJ), L.P. ceases to be our Manager for any reason and we are not able to replace existing financing and hedging arrangements or obtain new financing and hedging arrangements, our liquidity and capital resources would be reduced and our operations would be impaired.

We are dependent upon our Manager’s key personnel for our success and the departure of any of these key personnel could negatively impact our performance.

The senior management of our Manager evaluates, negotiates, structures, closes and monitors our investments. We depend on their diligence, skill and network of business contacts and our success depends on the continued service of the senior management team of our Manager. The members of the senior management team include Alfred C. Eckert III, Joseph H. Wender, Frederick H. Horton, Thomas V. Inglesby and Robert F. Cummings, Jr. For a description of our Manager’s senior management team, please see “Management.” The departure, including through death or disability, of any of the senior managers of our Manager, or of a significant number of the other investment professionals or principals of GSC Group, could impair our ability to effectively monitor our portfolio of assets, source investment opportunities, make investment decisions or execute our strategy and investment objectives. In addition, we can offer no assurance that our Manager will remain our investment manager or that we will continue to have access to GSC Group’s principals and professionals or their information and deal flow, which would result in reduced availability of investment opportunities for us.

We do not have any employees. All of our executive officers are employees of our Manager or one or more of its affiliates and currently expect to devote between 10% and 90% of their time, to our business. Their participation in other GSC Group initiatives could divert their attention from us and negatively impact our performance.

We do not have any employees. All of our executive officers are employees of our Manager or one or more of its affiliates. All of our executive officers currently expect to devote between 10% and 90% of their time to us. The competing demands on the time and attention of our executive officers to other activities may result in less effective performance of their duties to us than that of a dedicated management team, which could negatively impact our performance.

Our Manager’s base management fee is payable regardless of our performance, which could lead to conflicts of interest with our Manager.

Our Manager is entitled to receive a base management fee that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our portfolio. Our Manager’s entitlement to the base management fee, which is substantial nonperformance based compensation, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our stockholders. This in turn could hurt our ability to make distributions to our stockholders.

The incentive fee provided for under the management agreement may induce our Manager to make risky or speculative investments.

Our Manager’s entitlement to an incentive fee may cause it to invest in risky or speculative investments with the potential for higher returns. In addition to its base management fee, our Manager is entitled to receive incentive compensation based, in part, upon our achievement of targeted levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher return potential are generally riskier or more speculative. This could result in increased risk in the value of our invested portfolio. We have not paid any incentive compensation to our Manager for the period from the inception of our company on July 11, 2005 to September 30, 2006.

Our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment decision made by our Manager.

Our Manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. However, neither the board nor the investment committee reviews all of our proposed investments, or any particular type or category of investment. A majority of our independent directors must approve any investment made by us in a CDO or an investment fund managed by our Manager, as well as transactions between us and our Manager or its affiliates or that present actual or potential conflicts of interest. In addition, in conducting periodic reviews, the directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our Manager has wide latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us.

We may change our investment strategy and asset allocation without stockholder consent, which may result in riskier investments.

We may change our investment strategy or asset allocation at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our making investments in instrument categories different from those described in this prospectus.

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be difficult to terminate.

We are entirely dependent upon our Manager for our day-to-day management and do not have any independent officers. Our chairman, chief executive officer, president, chief financial officer and chief investment officer also serve as officers and/or directors of our Manager and/or its affiliates. In addition, certain of our other directors are affiliated with our Manager and/or its affiliates. As a result, the management agreement with our Manager was negotiated between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Termination of the management agreement with our Manager without cause is difficult. The management agreement provides that it may be terminated without cause only with an affirmative vote of holders of at least 75% of our then outstanding shares of common stock (other than those shares held by our Manager or its affiliates) and the authorization of a majority of our independent directors. Our Manager will be provided 180 days’ prior notice of any such termination. These provisions limit our ability to terminate the management agreement without cause and replace our Manager with another entity.

In addition, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

There may be a conflict of interest in the allocation of investment opportunities among us and other investment vehicles managed by our Manager or other GSC Group affiliates, which could result in decisions that are not in the best interests of our stockholders.

There may be a conflict of interest in the allocation of investment opportunities among us and other investment vehicles managed by our Manager or other GSC Group affiliates. GSC Group has historically managed investment vehicles that may invest in investments similar to those in which we invest and has a conflict resolution policy in place so that we may generally share equitably with other GSC Group managed investment vehicles in investment opportunities, particularly those opportunities involving a security with limited supply, that may be suitable for us and such other investment vehicles.

There can be no assurance that an investment opportunity identified by GSC Group will not be allocated wholly or primarily to another investment vehicle managed by GSC Group, and we will be unable to participate in such investment opportunity or will participate only on a limited basis or will wholly or primarily be allocated to us, without any other GSC Group managed investment vehicle sharing the risks of such investment.

Our investments may not be aligned with those made by other investment vehicles managed by GSC Group, which may result in investments made by such investment vehicles outperforming our investments.

Given our differing investment objectives and those of other investment vehicles managed by GSC Group, it is possible that we may invest in a portfolio of investments that is not aligned with the portfolios of other GSC Group managed investment vehicles that invest in investments similar to ours. In addition, other GSC Group managed investment vehicles may take a contrary investment position. GSC Group makes each determination separately based upon the objective of each investment vehicle, and there can be no assurance that other investment vehicles’ portfolios will not outperform ours.

The terms of investments where we co-invest with GSC Group are determined by GSC Group and those terms may be less favorable to us than to GSC Group or to other investment vehicles managed by GSC Group.

In instances where we co-invest with GSC Group, GSC Group may control the structure of the transaction and terms of the securities. In such cases, the various economic and other terms of the debt and equity securities may raise conflicts of interest between GSC Group and us, including the interest rates to be paid on the debt, and the terms of these transactions may be less favorable to us than to GSC Group or to other investment vehicles managed by GSC Group.

Our Manager has an incentive to invest our funds in investment vehicles managed by our Manager because of the possibility of generating an additional incremental management fee, which may reduce other investment opportunities available to us.

While any investment in investment vehicles managed by our Manager or its affiliates is subject to the approval of our board, including a majority of our independent directors, we cannot assure you that current or future investments in investment vehicles managed by our Manager will prove beneficial to us. Investments in investment vehicles managed by our Manager would reduce our ability to make other investments.

If a company in which both we and GSC Group have invested becomes distressed, decisions relating to actions to be taken could raise conflicts of interest.

Because our interests and those of GSC Group are not fully aligned, decisions to be made by GSC Group with respect to distressed investments may raise conflicts of interest. For example, GSC Group might be best served by a liquidation of an investee company that would result in its senior debt being paid in full but leave nothing for us as holders of subordinated debt.

There may be conflicts of interest that arise by our sharing legal counsel with GSC Group.

We and GSC Group generally engage common legal counsel in transactions in which both are participating, including transactions in which they may have conflicting interests resulting from investments in different securities of a single company. Although separate counsel may be engaged, the time and cost savings and other efficiencies and advantages of using common counsel will generally outweigh the disadvantages. In the event of a significant dispute or divergence of interests, typically in a work-out or other distressed situation, separate representation may be desirable, but absent such separate representation being necessary or required, we and GSC Group may continue to engage the same counsel. In litigation and other circumstances, separate representation may be necessary, in which case we may lose the efficiencies of retained counsel and may incur extra expense or be disadvantaged in such circumstances with retained new counsel.

We compete with other investment vehicles of the GSC Group for access to the GSC Group’s resources and investment opportunities, which may reduce investment opportunities available to us.

Our Manager and its affiliates may be involved in other financial, investment or professional activities that may, on occasion, give rise to conflicts of interest with us. In particular, our Manager provides investment management, investment advice or other services in relation to a number of investment vehicles of the GSC Group, which focus on private equity, mezzanine investments, distressed debt and structured finance products. GSC Group currently manages an investment vehicle that has invested in ABS backed CDOs similar to those in which we invest. In the future, there may be other investment vehicles sponsored or managed by our Manager or its affiliates which also compete directly or indirectly with us. GSC Group may also have conflicting interests, including a larger capital commitment to, or investment in, or larger fees from, other investment vehicles managed by the GSC Group, in determining which investment vehicle should pursue the investment opportunity.

We may invest in CDOs managed by GSC Group or our Manager, including the purchase or sale of all or a portion of the equity of such CDOs, which may result in an immediate loss in book value and present a conflict of interest between us and GSC Group or our Manager.

We may invest in securities of CDOs managed by GSC Group or our Manager. If all of the securities of a CDO managed by GSC Group were not fully placed as a result of our not investing, GSC Group could experience losses due to changes in the value of the underlying investments accumulated in anticipation of the launch of such investment vehicle. The accumulated investments in a CDO transaction are generally sold at the price at which they were purchased and not the prevailing market price at closing. Accordingly, to the extent we invest in a portion of the equity securities for which there has been a deterioration of value since the securities were purchased, we would experience an immediate loss equal to the decrease in the market value of the underlying investment. As a result, the interests of GSC Group and/or our Manager in our investing in such a CDO may conflict with our interests and that of our stockholders.

There may be conflicts between our interests and the interests of GSC Group or investment vehicles managed by GSC Group.

We are subject to a number of potential conflicts between our interests and the interests of GSC Group or investment vehicles managed by GSC Group. We may make investments that are senior or junior to, participations in, or have rights and interests different from or adverse to, the investments made by GSC Group or investment vehicles managed by GSC Group. Our interests in such investments may conflict with the interests of GSC Group, or investment vehicles managed by GSC Group, in related investments at the time of origination, acquisition or in the event of a default or restructuring of the investment.

Our Manager’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow the advice or recommendations of our Manager. Our Manager and its members, managers, officers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with, and pursuant to, the management agreement, except by reason of acts determined by a non-applicable order of a competent court to constitute bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under the management agreement. We have agreed to indemnify our Manager and its members and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, and performed in good faith in accordance with and pursuant to the management agreement.

We substantially leverage our investments, which may reduce the return on our investments and may reduce cash available for distribution to our stockholders.

We substantially and intend to continue to leverage our investments through borrowings, generally through the use of warehouse facilities, repurchase agreements, secured loans, securitizations, including the issuance of collateralized debt obligations, loans to entities in which we hold, directly or indirectly, interests in pools of assets and other borrowings. As of September 30, 2006, we had $3.35 billion in total borrowings. The extent to which we use leverage varies depending on our ability to obtain financing and the lenders’ and rating agencies’ estimates of the stability of our investments’ cash flow. As of September 30, 2006, our leverage ratio, including non-recourse debt, was 45.7 to 1 if the notes and our CDO, CLO and whole loan transactions are treated as debt, and 9.8 to 1 if the notes are treated as equity and our CDO, CLO and whole loan transactions (i.e., the debt issued in such transactions) are disregarded. We may be required to maintain minimum average cash balances in connection with such financings. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions increase the cost of our financing relative to the income that can be derived from the assets acquired. Our debt service payments reduce cash flow available for distributions to stockholders. As a result, we may not be able to meet our debt service obligations, including the notes, and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt service obligations. We leverage certain of our assets through repurchase agreements. A decrease in the value of these assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls, in which case we risk the loss of some or all of the assets subject to such repurchase agreement to satisfy our obligations under the related repurchase agreement.

We operate in a highly competitive market for investment opportunities and more established competitors may be able to compete more effectively for investment opportunities than we can.

We compete with other REITs, public and private funds, commercial and investment banks and commercial finance companies over investment opportunities consistent with our investment objectives. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do, which they can apply to compete with us for investment opportunities. Several other REITs have recently raised, or are expected to raise, significant amounts of capital and have investment objectives that overlap with ours, which may create additional competition for investment opportunities. Some of our competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Competitive pressures we face may reduce our ability to achieve our objectives and impair our results of operations. Also, as a result of this competition, we may not be able to take advantage of competitive investment opportunities that we identify from time to time, and we may not be able to identify and make attractive investments that are consistent with our investment objectives.

Failure to procure adequate capital and funding would impede our ability to carry on our operations and may, in turn, negatively affect the market price of shares of our common stock and the availability of dividends to be distributed to our stockholders.

We depend upon the availability of adequate funding and capital for our operations. As a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain significant amounts of our earnings for new investments. Adequate levels of capital or funding may not be available to us in the future on terms that are acceptable to us or at all. In the event that we cannot obtain sufficient funding on acceptable terms, our operations would be adversely affected and there may be a negative impact on the market price of our common stock and the notes and in our ability to distribute dividends to our stockholders and pay interest and principal on the notes.

If we issue senior securities we will be subject to additional restrictive covenants and limitations on our operating flexibility, which could materially decrease cash available for distribution to our stockholders.

If we decide to issue securities in the future senior to the notes, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of senior securities may be granted specific rights, including but not limited to: the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, the right to restrict dividend payments and the right to require approval to sell assets. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We and, ultimately, our stockholders, will bear the cost of issuing and servicing such securities.

If credit spreads widen before we obtain long-term financing for our assets we may experience a material reduction in the economic value of the assets that we have acquired.

We price our assets based on our assumptions about future levels of credit spreads (the risk premium for taking credit risk which is the difference between the risk free rate and the interest rate paid on particular assets) for longer term fixed rate financing of those assets. We expect to obtain longer term financing for these assets at a spread over a certain benchmark, such as the yield on United States Treasury bonds, swaps or LIBOR. If the spread that investors will pay over the benchmark widens and the rates we charge on our loans or the income we generate from our other assets are not increased accordingly, we may experience a material reduction in the economic value of the assets that we have acquired.

We expect that the use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

The terms of CDO financings which we may undertake generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We expect that the terms of such CDOs will provide for over-collateralization and that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other performance tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, we cannot accurately predict the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us or that, once such CDO financings are entered into, that such performance tests will be satisfied. Failure to obtain favorable terms with regard to these matters may materially reduce net income to us. If our assets underlying our CDO financings fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

We may not be able to acquire eligible securities for a CDO issuance, or may not be able to issue CDO securities on competitive terms that closely match-fund the duration of our underlying debt assets, which may require us to seek more costly financing for these investments or to liquidate such assets.

We intend to finance certain of our portfolio investments on a long-term basis, such as through the issuance of CDOs. We initially financed our investments and will finance future investments with relatively short-term credit facilities. We have used and will use these short-term facilities to finance the acquisition of securities until a sufficient quantity of securities has been accumulated, at which time we refinance these facilities through a securitization, CDO issuances, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CDO issuance. We also bear the risk that we will not be able to obtain short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. Inability to renew our short-term credit facilities may require us to seek more costly financing for our investments or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO less competitive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets, we may be required to seek other forms of potentially less competitive financing or otherwise to liquidate the assets.

We may be required to repurchase loans or securities under the terms of the loans or securities that we have sold in connection with CDOs.

If any of the loans or securities that we originate or acquire and sell or securitize does not comply with representations and warranties that we make about certain characteristics of such loans or securities, the borrowers or the underlying assets or properties, we may be required to repurchase such loans or securities (including from a trust vehicle used to facilitate a structured financing of the assets through CDOs) or replace them with substitute loans or securities. In addition, in the case of loans or securities that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Any such significant repurchases or indemnification payments could materially and adversely impact our liquidity, financial condition and operating results.

We have entered into warehouse agreements in connection with our investment in the equity securities of CDOs and if the investment in the CDO is not consummated or if one or more of the warehoused assets becomes ineligible for the CDO prior to consummation, the warehoused collateral will be sold and we may be required to bear losses resulting from the purchase price of the collateral exceeding the sale price.

In connection with our investment in CDOs that our Manager structures for us, we have entered into warehouse agreements with investment banks or other financial institutions, pursuant to which the institution will initially finance 100% of the purchase of the collateral that will be transferred to the CDO. Our Manager selects the collateral. If the CDO transaction is not consummated or if one or more of the warehoused assets becomes ineligible for the CDO prior to its consummation, the institution would liquidate the warehoused collateral and we would have to pay any amount by which the original purchase price of the collateral exceeds its sale price, subject to negotiated caps, if any, on our exposure. In the past, we have negotiated these caps ranging from $0 to $50 million. Although we generally expect to complete a CDO transaction within about three to nine months after the warehouse agreement is signed, we may not be able to complete any such transaction, or complete it within the expected time period.

We will lose money on our repurchase transactions if the counterparty to the transaction defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term or if we default on our obligations under the repurchase agreement.

When we engage in a repurchase transaction, we generally sell securities to the transaction counterparty and receive cash from the counterparty. The counterparty is obligated to resell the securities back to us at the end of the term of the transaction, which is typically 30 to 90 days. Because the cash we receive from the counterparty when we initially sell the securities to the counterparty is less than the value of those securities (typically about 97% for agency ARMs and ranging from 50% to 90% for other assets), if the counterparty defaulted on its obligation to resell the securities back to us we would incur a loss on the transaction equal to the value of the securities less the cash we received. We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions would reduce our earnings, and thus decrease our cash available for distribution to our stockholders.

If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another repurchase dealer in order to continue to leverage our portfolio and carry out our investment strategy. We may not be able to establish a suitable replacement facility or at all.

We enter into CDS transactions that could expose us to contingent liabilities and additional risks, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

We have invested and may continue to invest in CDS transactions for hedging or investment purposes. The use of CDS transactions is a highly specialized activity that involves investment techniques and risks that are different from those associated with ordinary portfolio securities transactions. If we are incorrect in our forecasts of the interest rates, currency exchange rates or market values or our assessments of the credit risks relevant to these transactions, the performance of our investment portfolio may be less favorable than it would have been if we had not entered into the CDS. In addition, CDS transactions may involve a small investment of cash compared to the risk that we assume and as a result, small changes in the reference obligation may produce disproportionate and substantial gains or losses to our investment portfolio.

In addition, when we or one of our CDOs enter into a CDS with respect to an asset, we or the CDO do not have any legal or beneficial interest in the Reference Obligation, but have only a contractual relationship with the counterparty and do not have the benefit of any collateral or other security or remedies that would be available to holders of the Reference Obligation or the right to receive information regarding the underlying obligors or issuers of the Reference Obligation. In addition, in the event of insolvency of a CDS counterparty, we or the CDO would be treated as a general creditor of the counterparty to the extent the counterparty does not post collateral and, therefore, may be subject to significant counterparty credit risk. Furthermore, CDS are relatively new instruments, the terms of which may contain ambiguous provisions that are subject to interpretation, with consequences that could be adverse to us or the CDO. The seller of protection in a CDS, which is usually us or our CDO, is also exposed to those risks associated with owning the underlying Reference Obligation upon “credit events” relating to failure to pay principal, failure to pay interest, write-downs, implied write-downs and distressed ratings downgrades of the Reference Obligation. As a result, CDS transactions may expose us to greater risks than if we had invested in the reference obligation directly, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

An increase in our borrowing costs relative to the interest we receive on our assets would reduce our profitability and our cash available for distribution to our stockholders.

As our repurchase agreements and other short-term borrowings mature, we are required either to enter into new borrowings or to sell our investments subject to such financings. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would reduce our returns on our assets, especially those that are subject to prepayment risk, including our mortgage-backed securities, which would reduce earnings and, in turn, cash available for distribution to our stockholders.

We may structure investments as total return swaps, which would expose us to additional risks beyond the risks related to investments in the underlying assets

We may structure investments as total return swaps, which are contracts between parties whereby payments are exchanged based upon the performance of an underlying reference asset. Consistent with our leveraged investment strategy, total return swaps allow us to obtain the economic benefits of asset ownership on a leveraged basis from our counterparty without acquiring actual ownership of the underlying asset. We consider a total return swap as a potentially attractive alternative to financing the outright purchase of an identified asset and will seek to choose between a total return swap and purchase of such asset based on the relative returns and costs over the anticipated holding period for such asset. Underlying reference assets of our existing total return swaps include the subordinated class of notes issued in CDO financings sponsored by GSC Group, which are subject to the customary risks of subordination.

Total return swaps take the form of a contract in which our counterparty agrees to make payments that replicate the total return of a defined underlying asset, typically in return for an upfront payment from us and our agreement to bear the economic risk of performance of the reference asset. In addition to the performance of the reference asset, these synthetic interests carry the risk of the counterparty not performing its contractual obligations. Furthermore, typically total return swaps are effective only for a limited period of the duration of the underlying assets, although they are renewable for additional periods. We may wish to renew many of our total return swaps as they expire in order to maintain our investment in the underlying assets. However, because our original counterparties may not agree to renew the total return swaps and because there are a limited number of providers of total return swaps, the initial swap providers may choose not to extend the swaps we wish to renew and we may be unable to obtain suitable replacement counterparties, thereby limiting our ability to maintain an investment in the underlying asset to purchasing such asset.

As total return swaps are relatively new investment instruments, market standards, GAAP accounting and tax regulations related to these investments are still evolving, and such developments may materially adversely impact the value and availability of these investments. Furthermore, our ability to invest in total return swaps, other than through a taxable REIT subsidiary, may be severely limited by the REIT tax qualification requirements because total return swaps and other synthetic investment contracts generally are not qualifying REIT assets and do not produce qualifying income for purposes of the REIT asset and income tests.

Our investment portfolio is heavily concentrated in adjustable-rate MBS and we cannot assure you that we will be successful in achieving a more diversified portfolio.

We are not required to observe specific diversification criteria. While consistent with our investment strategy, we have reduced our exposure to adjustable-rate MBS, we are still heavily concentrated in adjustable-rate MBS. We may be unable to achieve a more diversified portfolio and may be exposed to the investment risks that relate to our adjustable-rate MBS investments and, as a result, may suffer losses if our investments in adjustable-rate MBS decline in value and we are forced to liquidate such positions due to margin calls prior to their recovery or repayment.

Hedging against interest rate exposure may reduce our earnings, which could reduce cash available for distribution to our stockholders.

We pursue various hedging strategies to seek to reduce our exposure to losses from unfavorable changes in interest rates. As of September 30, 2006, we used interest rate swaps to hedge our interest rate risk. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions as determined in the discretion of our Manager. Interest rate hedging may fail to protect or could reduce our earnings because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions (other than through TRSs) to offset interest rate losses is limited by federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

Our hedging activity may increase our costs of investing and thereby reduce our net earnings, which could reduce cash available for distribution to our stockholders.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve substantial risks and costs.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a hedge position until exercise or expiration, which could result in losses.

Negative covenants contained in our repurchase agreements increase the possibility that we will be unable to maintain adequate capital and funding and may reduce cash available for distribution.

We obtain a significant portion of our funding through the use of repurchase facilities. Certain of our repurchase agreements include negative covenants that, if breached, may cause transactions to be terminated early. For example, the repurchase agreement for one repurchase facility includes provisions that (i) would require us to pay an exit fee upon any election to terminate a transaction prior to the termination date set forth in the relevant confirmation and (ii) would cause us to be in default under the repurchase agreement upon any acceleration, liquidation, disaffirmation or repudiation of certain other agreements with the same counterparty and/or another financial institution. An event of default or termination event under the standard master repurchase agreement or additional provisions referenced above would give our counterparty the option to terminate all repurchase transactions existing with us and make any amount due by us to the counterparty to be payable immediately. If we are required to terminate outstanding repurchase transactions and are unable to negotiate more favorable funding terms, our liquidity and capital resources will be negatively impacted. This may reduce the amount of capital available for investing and/or may negatively impact our ability to distribute dividends. In addition, we may have to sell assets at a time when we might not otherwise choose to do so.

Declines in the market values of our investments may reduce our asset value, operating results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

A substantial portion of our assets are classified for accounting purposes as “available-for-sale,” although for federal income tax purposes such assets are not held for sale to customers in the ordinary course of business. Changes in the market values of those assets are directly charged or credited to stockholders’ equity. As a result, a decline in market values would reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce our earnings.

A decline in the market value of our assets may impair our ability to operate and achieve profitability, particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan, effectively reducing our available credit. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so and realize losses as a result, reducing our operating results. Accordingly, a decline in market value of our investments may reduce our earnings and, in turn, cash available for distribution to stockholders.

Our failure to achieve adequate operating cash flow could reduce our cash available for distribution to our stockholders.

As a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. We have achieved profitability during the first nine months of 2006, but incurred losses during the period from our commencement of operations on July 11, 2005 to December 31, 2005, and our quarterly distributions during the periods we incurred losses have been funded primarily from the net proceeds from the July 2005 private offering and short-term borrowings. These quarterly distributions would generally be considered a return of capital for federal income tax purposes. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of these factors are beyond our control, and a change in any such factor could affect our ability to pay future dividends. We may not be able to continue to pay distributions. See “Distribution Policy.”

Failure to satisfy the 1940 Act requirements for exclusion from registration would adversely affect our operations and our ability to distribute dividends and could result in the termination of the management agreement with our Manager each of which would negatively affect the market price of shares of our common stock.

We are a holding company that is primarily engaged indirectly through our wholly owned subsidiaries in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” We changed our corporate structure in 2006 to operate through our wholly owned subsidiaries, which are organized as qualified REIT subsidiaries, our QRSs, and a taxable REIT subsidiary, which we refer to as our TRS. We do not fall within the definition of investment company in Section 3(a)(1)(C) of the 1940 Act because we do not hold more than 40% of the value of our assets (exclusive of cash items and Government securities) on an unconsolidated basis in the form of investment securities. For this purpose, we treat our investments in our QRS, which comprise at least 60% of the value or our adjusted total assets, as non-investment securities, and our investment in our TRS and other subsidiaries that are relying on the exclusion in Section 3(c)(7) of the 1940 Act as investment securities. In addition, we do not fall within the definition of investment company in Section 3(a)(1)(A) of the 1940 Act because we are, and hold ourselves out as a holding company that is, primarily engaged in the real estate business.

Our QRS relies on the exclusion from regulation provided by Section 3(c)(5)(C) of the 1940 Act. Consistent with this exclusion, our QRS invests at least 55% of the value of its assets in mortgage loans, MBS that represent the entire ownership in a pool of mortgage loans and other qualifying interests in real estate, and approximately an additional 25% of its assets in other types of mortgages, MBS, securities of REITs and other real estate-related assets. As a result, our QRS is limited in its ability to make certain investments. We monitor the QRS’s portfolio periodically and prior to each acquisition to confirm that it continues to qualify for the Section 3(c)(5)(C) exclusion.

If we or our QRS fail to satisfy the requirements for not being regulated as an investment company in the future, we could be required to restructure our activities. In such case, we or the QRS might have to sell securities in order to satisfy the requirements under the 1940 Act. The sale could occur under unfavorable market conditions. In addition, there can be no assurance that the laws and regulations governing REITs, including the regulations of the Division, will not change in a manner that negatively impacts our ability to continue our operations and achieve profitability.

A failure to satisfy these 1940 Act requirements for non-regulation as an investment company would allow our Manager to terminate the management agreement with us, which would materially adversely affect our business and ability to continue our operations.

Rapid changes in the values of our MBS and other real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exclusion from regulation under the 1940 Act, which may cause us to change our mix of portfolio investments which may not produce optimal returns consistent with our investment strategy.

If the market value or income potential of our MBS and other real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification and exclusion from registration under the 1940 Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated if the assets that we need to sell in order to comply with the requirements for qualification as a REIT or to qualify for an exclusion from regulations under the 1940 Act have no pre-existing trading market and cannot easily be sold. To the extent that the assets we need to sell are comprised of subordinated MBS, individually-negotiated loans, loan participations or mezzanine loans where there is no established trading market, we may have difficulty selling such investments quickly for their fair value. Accordingly, we may have to make investment decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

We are highly dependent on communications and information systems provided by third parties, and failure of such third parties to perform their services and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

Our business is highly dependent on communications and information systems provided by third parties. These include Morgan Stanley, our prime broker; SS&C Technologies, Inc., a provider of a range of specialized software and software-enabled outsourcing solutions to the financial services industry; Bloomberg Professional® Service, a global provider of real-time and archived financial and market data, pricing, trading, news and communications tools; Wall Street Office, a suite of products for the management of portfolios and structured deals; Intex Solutions, Inc., which provides deal modeling capabilities, deal cashflow and deal performance data; Loan Performance, a loan level database, which provides individual loan performance data; and ABSNet, which provides trustee remittance reports on cash distributions of deals. Any failure or interruption of our systems could cause delays or other problems in our securities-trading activities, including mortgage-backed securities-trading activities, which could reduce our earnings and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

We will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and furnish a report on our internal control over financial reporting as of the end of 2007.

Based on current laws and regulations, we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, referred to herein as Section 404, in 2007. Section 404 requires us to assess and attest to the effectiveness of our internal control over financial reporting and requires our independent registered public accounting firm to opine as to the adequacy of our assessment and effectiveness of our internal control over financial reporting. Accordingly, we are in the process of documenting and testing our internal control procedures in order to enable us to satisfy these requirements in the future. This process has been and is expected to be both costly and challenging. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered. Our management may not be able to remediate any material weaknesses in a timely manner. The existence of a material weakness in our internal control over financial reporting could result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the trading price of our common stock.

Terrorist attacks and other outbreaks of violence or war may affect the market for our common stock, the industry in which we conduct our operations and our profitability.

Terrorist attacks against the United States or U.S. businesses may occur and harm our results of operations and your investment. These terrorist attacks or outbreaks of conflict may directly impact the assets or property underlying our asset-backed securities or the securities markets in general. Losses resulting from these types of events may be uninsurable.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Adverse economic conditions resulting from such events could harm the value of the assets or property underlying our asset-backed securities or other assets, or the securities markets in general, which could harm our operating results and revenues and may result in the increased volatility of, or decline in, the value of our securities.

Risks Related To Our Investments

Increases in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

We invest indirectly in mortgage loans by purchasing MBS. Generally, an investment in MBS will decline in value if long-term interest rates increase. Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of certain of the MBS we own, those guarantees do not protect us from declines in market value caused by changes in interest rates. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

A significant risk associated with our investment in MBS is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of these MBS would decline, and the expected duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest incurred on the repurchase agreements we may enter into in order to finance the purchase of such MBS.

Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases in borrower defaults, increases in voluntary prepayments for those investments that are subject to prepayment risk, and widening of credit spreads.

A flat or inverted yield curve (when short-term interest rates are the same or higher than longer term interest rates) may reduce our profitability.

A flat or inverted yield curve may occur as a result of one or more of the following: short-term interest rates rise, long-term interest rates fall, short-term rates rise faster than long-term rates or long-term rates fall faster than short-term interest rates. In any of these scenarios, the spread between the earnings on our assets which are tied most closely to long-term interest rates could be reduced and the costs of our liabilities or borrowings which are tied to short-term interest rates could be increased, and lead to a resulting decrease in our net interest income, reducing our profitability. In addition, a flat or inverted yield curve could lead to an increase in prepayment rates and refinancings on the loans underlying certain of our investments and we could experience a decrease in net interest income if such loans are refinanced at lower rates and we are unable to replace the interest income from the higher yielding investments that were prepaid.

We do not completely hedge our exposure to changes in interest rates. This net exposure to changes in interest rates could reduce our earnings and result in less cash available for distribution to our stockholders.

Subject to maintaining our qualification as a REIT, we engage in certain hedging transactions to limit our exposure to changes in interest rates and therefore may expose ourselves to risks associated with such transactions. We may utilize instruments such as forward contracts and interest rate swaps, caps, collars and floors to seek to hedge against mismatches between the cash flows on our assets and the interest payments on our liabilities or fluctuations in the relative values of our portfolio positions, in each case resulting from changes in market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

Our Manager’s risk management policies do not specify specific circumstances under which we will enter into transactions to hedge our interest rate risks. Rather, our Manager determines what investments should be hedged and notional amount to be hedged on a case by case basis. The success of our hedging transactions depends on our Manager’s ability to anticipate the correlation of the value of our portfolio position to changes in interest rates and the anticipated direction and magnitude of such changes. While we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary, resulting in a mismatch. In addition, our hedging activities involve up-front costs associated with pricing and documenting the transactions and request us to post collateral which thereafter cannot be used as collateral to support additional leveraged financing of our investments. Moreover, primarily due to cost and REIT-compliance reasons, we will generally not establish a perfect hedge between our hedging instruments and the portfolio holdings being hedged. Such imperfect hedges expose us to the underlying interest rate risk of our investments.

Our assets include high yield corporate securities that may have greater risks of loss than senior secured loans, and if those losses are realized it could reduce our earnings, which could in turn reduce cash available for distribution to our stockholders.

Our assets include high yield securities that involve a higher degree of risk than long-term senior secured loans. First, the high yield securities may not be secured by mortgages or liens on assets. Even if secured, these high yield securities may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest may be subordinated to the payment rights and security interests of a senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

Certain of these high yield securities may have an interest only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the obligation. In this case, a borrower’s ability to repay its obligation may be dependent upon a liquidity event such as a refinancing that will enable the repayment of the obligation.

In addition to the above, numerous other factors may affect a company’s ability to repay its obligation and comply with its covenant obligations, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a company’s financial condition and prospects may be accompanied by deterioration in any collateral for the obligation. Losses in our high yield securities could reduce our earnings, which could in turn reduce cash available for distribution to our stockholders.

High yield securities from highly leveraged companies may have a greater risk of loss which, in turn, could reduce cash available for distribution to our stockholders.

Leverage may have material adverse consequences to the companies in which we hold investments. These companies may be subject to restrictive financial and operating covenants. The leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to business opportunities may be limited. In addition, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used. As a result, high yield securities of leveraged companies have a greater risk of loss. Losses on our investments in such securities could reduce our earnings, which could reduce cash available for distribution to our stockholders.

In the future we may continue to invest in RMBS backed by non-prime or sub-prime residential mortgage loans which are subject to higher delinquency, foreclosure and loss rates than prime residential mortgage loans, which could result in losses to us.

Non-prime and sub-prime residential mortgage loans are made to borrowers who have poor or limited credit histories and, as a result, do not qualify for traditional mortgage products. Because of the poor, or lack of, credit history, non-prime and sub-prime borrowers have a materially higher rates of delinquencies, foreclosure and loss compared to prime credit quality borrowers. There is limited history with respect to the performance of RMBS backed by residential mortgage loans over various economic cycles. Investments in non-prime and sub-prime RMBS backed by sub-prime or non-prime residential mortgage loans and investments in derivatives that reference sub- prime or non-prime RMBS have higher risk than investments in RMBS backed by prime residential mortgage loans. Currently, we invest in RMBS backed by non-prime or sub-prime residential mortgage loans. We may realize losses if we continue to invest in RMBS backed by sub-prime and non-prime residential mortgage loans, or derivatives that reference sub-prime or non-prime RMBS, because such RMBS and derivatives are subject to all of the risks of the underlying sub-prime and non-prime residential mortgage loans. Currently, we do not have a targeted asset allocation for sub-prime RMBS in our RMBS portfolio.

We may invest in the equity securities of CDOs, and such investments involve significant risks, including that the equity securities of CDOs receive distributions from the CDO only if the CDO generates enough income to first pay its expenses and the holders of its debt securities.

Our assets may include the equity securities of CDOs. A CDO is a special purpose vehicle that purchases collateral (such as bank loans or asset-backed securities) that is expected to generate a stream of principal and interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a residual class of securities. The CDO’s equity is usually entitled to all of the income generated by the CDO after the CDO pays all of its expenses and the interest due on the debt securities. However, there will be little or no income available to the CDO equity if there are defaults by the issuers of the underlying collateral and those defaults exceed specific thresholds. In that event, the value of our investment in the CDOs equity could decrease substantially. In addition, the equity securities of CDOs are generally illiquid, and because they represent a highly leveraged investment in the CDO’s assets, the value of the equity securities will generally have greater fluctuations than the values of the underlying collateral.

Our dependence on the management of entities in which we have invested may lower the value of our investments and, in turn, our profitability.

We do not control the management, investment decisions or operations of the entities in which we have invested. Management of those enterprises may decide to change the nature of their assets, or management may otherwise effect change in a manner that is not satisfactory to us. We have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

Some of our portfolio investments are recorded at fair value, as determined in good faith by our Manager and, as a result, there is uncertainty as to the value of these investments.

Some of our portfolio investments are in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We value these investments quarterly at fair value, as determined in good faith by our Manager. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock and notes could be reduced if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

The lack of liquidity in our investments may reduce our ability to dispose of these investments and respond to changes in market conditions.

We make investments in illiquid securities. A portion of these securities may be subject to legal and other restrictions on resale, transfer, pledge or other disposition or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments, such as our investments in CDOs, the CLO and securitized whole loan pools, may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less value than the value at which we have previously recorded our investments. In addition, we may face other restrictions on our ability to liquidate an investment in a publicly-traded security to the extent that we or our Manager has or could be attributed with material non-public information regarding such publicly-traded security.

Exchange rate fluctuations may limit gains or result in losses in our investment portfolios.

To the extent that we directly or indirectly hold assets denominated in currencies other than U.S. dollars, we are exposed to currency risk that may reduce our earnings. Changes in the U.S. dollar’s rate of exchange with other currencies may affect the value of investments in our portfolio and the income that we receive in respect of such investments. In addition, we may incur costs in connection with conversion between various currencies, which may reduce our net income and, accordingly, may reduce our ability to pay dividends and make interest and principal payments on the notes.

A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our investments and reduce our earnings.

Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and reduce our earnings, which could impair the performance of our investments and harm our operating results.

We may be exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, the satisfaction of these liabilities could reduce our liquidity and capital resources, our earnings and result in less cash available for distribution to our stockholders.

Prepayment rates could negatively affect the value of our RMBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders and for interest and principal payments to our noteholders.

In the case of residential mortgage loans, there may not be any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our mortgage-backed securities portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders and interest and principal payments on the notes.

Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of principal and interest related to certain of the RMBS we own, those guarantees do not protect investors against prepayment risk.

The residential mortgage loans we invest in and the mortgage loans underlying the residential mortgage-backed securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

Residential mortgage loans are secured by one-to-four family residential properties, including detached houses, townhouses, small apartment buildings (two to four units), condominium apartments and cooperative corporation stock and related proprietary leases, and are subject to risks of delinquency and foreclosure and loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. Also, residential mortgage loans may have a balloon payment due on maturity. Although, as of December 31, 2005, none of our RMBS portfolio was subject to balloon payments in the underlying mortgages, we may invest in such securities in the future. Balloon residential mortgage loans involve greater risk to lenders than fully-amortizing loans because the ability of borrower to make a balloon payment normally will depend on its ability to obtain refinancing of the related mortgage loan or sell the related mortgaged property at a price sufficient to permit the borrower to make the balloon payment. Our exposure to RMBS includes actual ownership of such securities as well as through our ownership of residual interests in CDOs that have entered into CDS.

Our investments in private label RMBS are not guaranteed by federally chartered entities, which could result in losses to us.

We invest in private label RMBS, which are backed by residential real property but, in contrast to agency RMBS, their principal and interest is not guaranteed by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, the U.S. government.

Governmental regulation may limit our ability to collect on a residential mortgage loan, which could result in losses to us.

The origination of mortgage loans and the servicing thereof are subject to governmental regulation which may, among other things, limit the servicer’s ability to collect all or part of the principal of or interest on a residential mortgage loan, entitle the borrower to a refund of amounts previously paid by it or subject the servicer to damages and sanctions. In addition, lenders and their assignees may be liable for failure to comply with the Truth in Lending Act, which could subject the issuers of RMBS securities to monetary penalties and could result in rescission. The occurrence of any of these events may reduce the amount available for distribution to holders of the RMBS securities.

Our ABS portfolio is subject to risk of default without recourse to underlying real property, which could result in losses to us.

ABS securities in which we primarily invest are bonds or notes backed by mortgage loans and/or home equity loans and not the underlying property. The ability of a borrower to repay these loans is dependant upon the income or assets of these borrowers.

Investments in CMBS are subject to greater risks than our RMBS portfolio, which could result in losses to us.

Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

The type and use of a particular commercial property may provide additional risks, either as a result of greater government regulation or because of greater capital expenditure required to realize a profitable conversion from an unprofitable one.

Commercial properties that operate as hospitals and nursing homes may present special risks to lenders due to the significant governmental regulation of the ownership, operation, maintenance and financing of health care institutions. Furthermore, the conversion of a commercial property that is unprofitable for its original purpose may require substantial capital expenditures and, as a result, if the borrower becomes unable to meet its obligations under the related commercial mortgage loan, the liquidation value of any such commercial property may be substantially less than would be the case if such commercial property were readily adaptable to other uses. As a result, the value of our investments in these assets could decline significantly, which may reduce our earnings and cash available for distribution.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could reduce our cash flow from operations and cash available for distribution.

Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. Furthermore, the market for defaulted residential mortgage loans for foreclosed properties may be very limited. Residential mortgage-backed securities evidence interests in or are secured by pools of residential mortgage loans and commercial mortgage-backed securities evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans.

The bankruptcy of a mortgage loan borrower exposes us to greater the risk of not being able to collect on the collateral.

In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

Subject to maintaining our qualification as a REIT, part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in certain circumstances. These potential payments will be contingent liabilities and therefore may not appear on our balance sheet. Our ability to fund these contingent liabilities will depend on the liquidity of our assets and access to capital at the time, and the need to fund these contingent liabilities could increase cash outflows, reduce earnings and cash available for distribution.

Our and our Manager’s due diligence of potential investments may not reveal all of an entity’s liabilities and may not reveal other weaknesses in its business, which could lead to investment losses.

Before investing in a company, we and our Manager assess the strength and skills of the company’s management and other factors that we believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. There can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

We have and may make investments in companies which are not subject to public company reporting requirements including requirements regarding preparation of financial statements and will, therefore, depend upon the compliance by investee companies with their contractual reporting obligations. The financial information appearing in the financial statements of such companies may not reflect their financial position or results of operations in the way that they would be reflected if the financial statements had been prepared in accordance with U.S. GAAP or other generally accepted accounting standards and practices. As a result, the evaluation of potential investments and the ability to perform due diligence and effective monitoring of investments may be impeded and the returns which we expect in respect of a particular investment may not be realized. In the event of fraud by any company in which we invest, we may suffer a partial or total loss of the amounts invested in that company.

The net proceeds from this offering are not yet committed to specific investments. We may allocate the net proceeds from this offering to investments with which you may not agree.

We have significant flexibility in investing the net proceeds of this offering and may use the net proceeds from this offering in investments with which you may not agree or for purposes other than those contemplated at the time of the offering. The failure of our management to apply these proceeds effectively could result in unfavorable returns, could have a material negative impact on our financial condition, liquidity and results of operations, could materially decrease cash available for distribution to our stockholders and could cause the value of our common stock to decline.

Risks Related to Our Common Stock and this Offering

There may not be an active market for our common stock and a market may never develop, which may cause our common stock to trade at a discount or make it difficult to sell the common stock you purchase.

Currently, there is no public market for our common stock. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

We intend to have our common stock listed on the New York Stock Exchange under the symbol “GCR.” Listing on the New York Stock Exchange will not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

•	the likelihood that an active market for the shares will develop;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their common stock; or

•	the price that our stockholders may obtain for their common stock.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and could be subject to wide fluctuations and may fall below the offering price. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of our Manager’s key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may reduce the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and shares of preferred stock, if any, and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued pursuant to our incentive plan), or the perception that these sales could occur, could reduce the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Sales of substantial amounts of common stock, or the perception that such sales could occur, may reduce prevailing market prices for our common stock.

We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may reduce prevailing market prices for our common stock.

On January 27, 2006, we filed a shelf registration statement relating to 8,050,405 shares of common stock issued in the July 2005 private offerings, including shares to be issued upon conversion of the notes, 78,522 shares of restricted stock and 117,783 shares of common stock underlying options issued to our Manager in connection with the completion of our July 2005 private offering. In addition, we expect to register the shares issuable under our 2005 Stock Incentive Plan pursuant to a registration statement on Form S-8 after the completion of this offering. The management agreement provides that 10% of our Manager’s incentive compensation is to be paid in shares of our common stock (provided that under our management agreement, our Manager may not receive payment of its incentive fee in shares of our common stock if such payment would result in our Manager owning directly or indirectly through one or more subsidiaries more than 20% of our common stock) and the balance in cash. Our Manager may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in the form of our common stock. In addition, after a period of 60 days following this offering, the holders of the notes will be entitled to convert the notes into an aggregate of 3,916,000 shares of common stock, which will be registered for resale on the shelf registration statement as set forth above.

We, each of our executive officers and directors, members of our Investment Committee, our Manager, GSC Secondary Interest Fund, LLC and GSC Group will agree with the underwriters, subject to certain exceptions, not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. In addition, the holders of our common stock and notes that are beneficiaries of the registration rights agreements and that are not our affiliates will agree, for a period of at least 60 days after the completion date of this offering, that they will not, without the prior written consent of Deutsche Bank Securities Inc., directly or indirectly offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock or our other capital stock, other than the shares of our common stock (including shares issuable upon conversion of the notes) sold by such holders in this offering.

Deutsche Bank Securities Inc., at any time and without notice, may release all or any portion of the securities subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreement are waived, common stock will be available for sale into the market, which could reduce the market price for our common stock.

We also may issue, from time to time, additional common stock in connection with the acquisition of investments, and we may grant additional registration rights in connection with such issuances and any issuances could dilute the value of existing shares of our common stock.

Sales of substantial amounts of common stock or the perception that such sales could occur may reduce the prevailing market price for our common stock.

There is a risk that you may not receive distributions or that distributions may not grow over time.

We intend to make distributions on a quarterly basis out of assets legally available therefor to our stockholders in amounts such that all or substantially all of our REIT taxable income in each year is distributed. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. In addition, all of our past distributions have been, and our distributions in the future may include, a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes. A return of capital is not taxable, but it has the effect of reducing the holder’s tax basis in its investment.

Investing in our shares may involve an above average degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore, an investment in our shares may not be suitable for someone with low risk tolerance.

An increase in market interest rates may reduce the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby reducing cash inflows and our ability to service our indebtedness and pay distributions.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price of our common stock is substantially higher than what our net tangible book value per share will be immediately after this offering. Purchasers of our common stock in this offering will incur immediate dilution of approximately $      in net tangible book value per share of our common stock, based on the mid-point of the price range for the shares to be sold in this offering.

The trading prices for our common stock may be affected by the hedging or arbitrage trading activities with respect to the convertible notes issued in our July 2005 private offering.

The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible notes issued in our July 2005 private offering as a more competitive means of equity participation in our company. In addition, hedging or arbitrage trading activity, including short sales of shares, that may develop involving our common stock by holders of the notes. This activity may increase if an active trading market develops for our common stock, especially in the event that we consummate this initial public offering and list our common stock on a national securities exchange or market. The impact of this activity could depress the price of our common stock.

Conversion of the notes in our July 2005 private offering and additional shares and options granted to our Manager may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes and received shares of common stock upon conversion.

The conversion of some or all of the notes in our July 2005 private offering may dilute the ownership interests of existing stockholders. Any sales in the public market of the shares of common stock issuable upon such conversion could reduce prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock. This activity may increase if an active trading market develops for our common stock, especially following the expected listing of our common stock on the New York Stock Exchange in connection with this offering.

In addition, we will automatically grant to our Manager, subject to certain exceptions, at the end of each fiscal quarter, additional restricted stock and options under the plan in the same proportion as the initial grant to our Manager in an aggregate amount equal to 5% of any shares of common stock issued during that quarter in connection with the conversion of notes. These grants will further dilute the ownership interest of existing stockholders.

Holders of the notes have certain rights of redemption and additional cash payments if we do not consummate a qualifying IPO prior to January 15, 2008 at a price of at least $25 per share.

Holders of the notes have a right to require us to repurchase the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest up to, but not including, the date of repurchase, if no qualifying IPO is consummated prior to January 15, 2008. A qualifying IPO is a public offering of shares of our common stock, registered under the Securities Act, in which the gross proceeds received by us and/or by the selling stockholders exceed $125 million. In addition, if we do not consummate a Qualifying IPO on or prior to January 15, 2008, we will pay to holders of the notes on January 15, 2008 (including holders that elected to require us to repurchase their notes) a cash payment equal to 4% of the principal amount of the notes. These redemptions and payments could materially impair our financial condition, liquidity and results of operations.

In addition, if we consummate a qualifying IPO at an IPO price of at least $25 per share (subject to adjustment for stock splits, stock dividends and reclassifications or recombination of our common stock), each holder of notes (whether or not converted) will be entitled to receive, per $1,000 principal amount of notes, a payment in cash equal to the difference between (i) $1,000 and (ii) the IPO price multiplied by 40 (subject to adjustment for stock splits, stock dividends and reclassifications or recombination of our common stock). If paid, this payment could reduce our liquidity and cash available for our continued operations and for distributions.

The terms of the notes issued in our July 2005 private offering contain certain restrictive covenants that limit our ability to take certain actions that may be beneficial to us and our stockholders.

The terms of the notes issued in our July 2005 private offering will limit our ability to take certain actions, such as incurring certain indebtedness, primarily unsecured indebtedness, incurring liens and entering into a consolidation, merger or sale of substantially all of our assets to another person, subject to certain exceptions. As a result, the terms of the notes may restrict our ability to take actions that may be beneficial to us and our stockholders.

The terms of the notes issued in our July 2005 private offering contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

We are required to redeem in certain change of control transactions the notes issued in our July 2005 private offering for cash at a repurchase price equal to 110% of the principal amount thereof, plus accrued but unpaid interest up to, but not including, the date of repurchase, which effectively increases the cost of a takeover of our company. The change in control transactions that would give rise to this repurchase are (i) the transfer of all or substantially all of our assets to a person or group (as defined in section 13(d) of the Securities Exchange Act of 1934); (ii) the liquidation or dissolution of our company; or (iii) if any person or group, other than our Manager or one of its affiliates, becomes the beneficial owner of an excess of 50% of our common stock eligible to vote. In the event of a change of control of our company, holders of the notes have the right to require us to repurchase for cash all or any portion of their notes. These features may in certain circumstances make more difficult or discourage such a takeover.

Risks Related to Our Organization and Structure

Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders and noteholders may consider favorable, and the market price of our common stock and the notes may be lower as a result.

Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following, each of which is discussed below: ownership limits and restrictions on transferability and ownership of our common stock; the power of our board of directors to amend our charter and increase our authorized share capital; and other anti-takeover provisions.

There are ownership limits and restrictions on transferability and ownership in our charter.  In order to qualify as a REIT for each taxable year after 2005, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals during the second half of any calendar year. This test must be satisfied both by disregarding the notes and by treating the notes as stock on a fully converted basis. In addition, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year for each taxable year after 2005. The indenture governing the notes restricts the aggregate principal amount of notes that a person may own, and our charter generally prohibits any person from beneficially or constructively owning more than 9.5% in value or number of shares on a fully diluted basis (including any ownership by such person of the notes), whichever is more restrictive, of any class or series of our outstanding capital stock, subject to an exception for GSC Group (which is deemed to be an acquisition by its partners) and for two other investors who each own approximately 10% of our common stock. These restrictions may:

•	discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

•	result in any purported issuance or transfer of notes in violation of these restrictions being rendered null and void and any shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary, thereby resulting in a forfeiture of the additional shares.

Our charter permits our board of directors to issue stock with terms that may discourage a third party from acquiring us.  Our charter permits our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of any class or series and to issue common or preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

Our charter and bylaws contain other possible anti-takeover provisions.  Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. See “Description of Capital Stock” and “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws.”

The Maryland Control Share Acquisition Act may make the acquisition of control of the corporation more difficult than would be the case in other jurisdictions.  Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

Business Combinations.  Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Limitation on Liability of Directors and Officers and Indemnification and Advance of Expenses.”

Our access to confidential information may restrict our ability to take action with respect to some investments, which, in turn, may negatively affect the potential return to stockholders.

We, directly or through our Manager, may obtain confidential information about the companies in which we have invested or may invest. If we do possess confidential information about such companies, there may be restrictions on the ability to dispose of, increase the amount of, or otherwise take action with respect to an investment in those companies. Our management of investment funds could create a conflict of interest to the extent our Manager is aware of inside information concerning potential investment targets. We have implemented compliance procedures and practices designed to ensure that inside information is not used for making investment decisions on behalf of the funds and to monitor funds invested. We cannot assure you, however, that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of our Manager to make potentially profitable investments, which could reduce the profit we might have otherwise made. These limitations imposed by access to confidential information could therefore negatively affect the potential market price of our common stock and the ability to distribute dividends.

Tax Risks

If our CDO issuers or other entities in which we have investments are TRSs subject to federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us.

We may elect in the future to treat one or more of the CDO issuers or other entities in which we have investments that are created in the U.S. as TRSs. Any such issuer or other TRS entity that is created in the U.S. would be subject to tax at the entity level, thus reducing the amounts those entities would have available to distribute to us.

There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that any of the CDO issuers that are non-U.S. TRSs will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the IRS were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CDO issuers would have available to distribute to us and to pay to their creditors.

Complying with REIT requirements may cause us to forego otherwise competitive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution, requiring us to liquidate otherwise competitive investments in order to make such distributions. Thus, compliance with the REIT requirements may hinder our investment performance.

Complying with REIT requirements may force us to liquidate otherwise competitive investments.

To qualify as a REIT, we generally must ensure that at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. See “Material Federal Income Tax Considerations—Taxation of GSC Capital Corp.—Asset Tests.” If we fail to comply with these requirements at the end of any quarter, we must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise competitive investments. These actions could have the effect of reducing our earnings and amounts available for distribution to our stockholders.

Certain financing activities may subject us or certain tax-exempt or foreign stockholders to U.S. federal income tax.

We may make investments and may participate in financing and securitization transactions that could result in us or a portion of our assets being treated as a “taxable mortgage pool” for federal income tax purposes. Certain categories of stockholders, such as foreign stockholders eligible for treaty benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income, under recently-issued IRS guidance, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. Disqualified organizations may own our stock. Because this tax would be imposed on us directly, all of our investors, including investors that are not disqualified organizations, may bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. See “Material Federal Income Tax Considerations—Taxable Mortgage Pools.”

Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to our stockholders and interest and principal payments to our noteholders.

We operate in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2005. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock and the notes and the amount of our distributions on an ongoing basis. While we operate in a manner that is intended to cause us to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of participation interests that we may hold in mortgage loans and mezzanine loans, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders and for interest and principal payments to our noteholders.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our REIT ordinary income for that year;

•	95% of our REIT capital gain net income for that year; and

•	any undistributed taxable income from prior years.

We intend to continue to distribute our REIT taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that taxable REIT subsidiaries distribute their after-tax net income to their parent REIT or their stockholders.

Our taxable income may substantially exceed our net income as determined based on generally accepted accounting principles, or GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of accounting income or in advance of the corresponding cash flow from the assets. To the extent that we generate such non-cash taxable income, or “phantom” income, in a taxable year, we may incur corporate income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2005, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. This test must be satisfied both by disregarding the notes and by treating the notes as stock on a fully converted basis. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. Our charter generally prohibits any person from directly or indirectly owning more than 9.5% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock, subject to an exception for GSC Group (which is deemed to be an acquisition by its partners) and for two other investors who each own approximately 10% of our common stock. For this purpose, the value and number of our outstanding shares of capital stock is determined both (i) without regard to the notes, and (ii) by taking the notes into account on a fully converted basis.

This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our ownership of and relationship with any TRS will be subject to certain requirements, and a failure to comply with those requirements would jeopardize our REIT status and may result in the application of a 100% tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A domestic TRS will generally be subject to federal, state and local income tax at regular corporate rates on any net income that it earns. TRS rules limit the deductibility of interest paid or accrued to its parent. In addition, the TRS rules impose a 100% tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis.

We have elected to treat GSC Capital Corp. TRS Delaware Holdings, Inc. as a TRS as of January 1, 2006. Any domestic TRS will pay federal, state and local income tax on its net taxable income, and its after-tax net income will be available for distribution to us but will not be required to be distributed to us. Any TRS income not distributed to us will not be included in our “REIT taxable income” and therefore will not be subject to the REIT requirement that a certain percentage of REIT taxable income be distributed to stockholders each year. See “Material Federal Income Tax Considerations—Annual Distribution Requirements.” The aggregate value of TRS stock and securities that we may own may not exceed 20% of the value of our total assets (including the TRS stock and securities). Furthermore, we monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we scrutinize all of our transactions with taxable REIT subsidiaries for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% tax described above. However, we may not be able to comply with the 20% limitation discussed above or to avoid application of the 100% tax discussed above.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and related borrowings. Under these provisions, our annual gross income from qualifying and non- qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income. In addition, our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates applicable to certain dividends.

The maximum federal tax rate for certain dividends payable to domestic stockholders that are individuals, trusts and estates is 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for this reduced rate. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less competitive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Distribution Policy,” “Business” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, the performance of our portfolio and our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider the factors referenced in this prospectus before you invest in our common stock. These factors, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” could cause actual results to vary from our forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of          shares of our common stock in this offering will be approximately $     million, or approximately $      million if the underwriters fully exercise their over-allotment option, in each case assuming an initial public offering price of $      per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions of approximately $      million, or approximately $      million if the underwriters fully exercise their over-allotment option, and estimated offering expenses of approximately $      million payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) the net proceeds we will receive from this offering by $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of our common stock by the selling stockholders in this offering.

If a selling stockholder listed in this prospectus does not satisfy, or obtain a waiver of, all of the conditions required pursuant to the underwriting agreement, the underwriters will not buy shares of our common stock from such selling stockholder. We will issue and sell to the underwriters any shortfall in shares resulting from such a failure. For each 10,000 shares of common stock that selling stockholders do not sell, and that we issue, to the underwriters, we will receive additional net proceeds of approximately $      million, assuming an initial public offering price of $      per share, the mid-point of the range set forth on the cover page of this prospectus.

We plan to invest the net proceeds of this offering in accordance with our investment objectives and strategies described in this prospectus.

INSTITUTIONAL TRADING OF OUR COMMON STOCK

There is no public trading market for our common stock. Shares of our common stock issued to qualified institutional buyers in connection with our July 2005 private offering are eligible for trading in the PORTALsm Market, or PORTAL, a subsidiary of the NASDAQ Stock Market, Inc., which permits secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The following table shows the high and low sales prices for our common stock for each quarterly period since our common stock became eligible for trading on PORTAL:

	High Sales	Low Sales
	Price	Price

July 11, 2005 to September 30, 2005	*	*
October 1, 2005 to December 31, 2005	*	*
January 1, 2006 to March 31, 2006	*	*
April 1, 2006 to June 30, 2006	*	*
July 1, 2006 to September 30, 2006	*	*
October 1, 2006 to December 31, 2006	*	*
January 1, 2007 to January 29, 2007	*	*

*	We have been unable to determine whether any trades of our common stock occurred on PORTAL during this period, and consequently cannot provide trading prices, if any. We have access only to information regarding trades reported by our underwriters and not trades reported by other broker-dealers. Moreover, broker-dealers are not required to report all trades to PORTAL. To our knowledge, no trades of our common stock have occurred on PORTAL during these periods.

As of September 30, 2006, we had 4,016,622 shares of our common stock issued and outstanding, including restricted shares granted to the Manager and our directors in January 2006, which were held by approximately 306 holders of record. The holders of record include Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of approximately eight beneficial owners of our common stock.

DISTRIBUTION POLICY

We have elected and qualified to be taxed as a REIT for federal income tax purposes under the federal income tax laws for the taxable year ended December 31, 2005 and expect to qualify as a REIT in subsequent tax years. Federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will not be required to make distributions with respect to activities conducted through a TRS. For more information, please see “Material Federal Income Tax Considerations—Taxation of GSC Capital Corp.”

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to stockholders. To maintain our REIT status we intend to make regular distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of REIT status, applicable provisions of the Maryland General Corporation Law, or MGCL, and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. In addition, our cash available for distributions may be less than 90% of our REIT taxable income, which could require us to sell assets or borrow funds in order to make distributions. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors.”

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes. A return of capital is not taxable, but it has the effect of reducing the holder’s tax basis in its investment. To the extent such distributions exceed the holder’s adjusted basis, the holder may recognize a capital gain. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes. For more information, please see “Material Federal Income Tax Considerations—Taxation of Stockholders.”

We paid quarterly distributions of $0.28 per share of our common stock on November 3, 2005 and January 17, 2006. The total amount of the November 3, 2005 distribution was approximately $1.1 million. As we incurred net losses during the period from our commencement of operations on July 11, 2005 to December 31, 2005, the November 3, 2005 quarterly distribution was funded from the net proceeds from the July 2005 private offerings and short-term borrowings, and such distribution was treated as a return of capital for federal income tax purposes. The aggregate amount of distributions that were funded from the net proceeds of the July 2005 private offerings was $1.1 million. On April 24, 2006, August 7, 2006 and November 16, 2006, we declared quarterly distributions of $0.30 per share, $0.32 per share and $0.34 per share, respectively, on our common stock, payable to holders of record as of April 27, 2006, August 16, 2006 and November 22, 2006, respectively. These distributions, along with the distribution paid on January 17, 2006, have been paid from current operating cash flow. We expect that these distributions will be characterized for tax purposes as derived from earnings rather than as a return of capital. We have declared and paid these quarterly distributions, but we cannot assure you that we will continue to declare and pay quarterly distributions at this level, in the future or at all. We believe that REIT taxable income for the 2006 year will be sufficient for these distributions to be taxable as a dividend and not as a return of capital. See “Risk Factors.”

CAPITALIZATION

The following table sets forth our secured debt and our capitalization as of September 30, 2006:

•	on an actual basis, and

•	as adjusted to reflect the effects of the sale of our common stock in this offering at an assumed initial public offering price of $ per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds as described in “Use of Proceeds”. You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of September 30, 2006
	Actual (1)	As Adjusted (2)
	(unaudited)	(unaudited)
	(in thousands)
	except share and per share data

Secured debt:
Borrowings on margin	$904,813	$904,813
Repurchase agreements	255,872	255,872
ABS warehouse facility	494,029	494,029
Collateralized debt obligations	429,848	429,848
Collateralized loan obligations	259,740	259,740
Securitized notes from whole loan transactions	862,488	862,488
Loan payable	25,000	25,000
CDO closing expenses financed	16,809	16,809

Total secured debt	3,248,599	3,248,599

Convertible debt:
7.25% convertible senior notes due 2010	$97,900	$97,900

Stockholders’ equity:
Common stock, par value $0.001 per share; 250,000,000 shares authorized, 4,016,622 shares issued and outstanding, actual and 250,000,000 shares authorized and issued and outstanding, as adjusted	4
Preferred stock, par value $0.001 per share; 100,000,000 shares authorized, no shares outstanding, actual and as adjusted	—	—
Additional paid-in capital	90,425
Accumulated other comprehensive loss	(14,392)	(14,392)
Dividends declared in excess of earnings/accumulated deficit	(2,857)	(2,857)

Total stockholders’ equity	73,180

Total convertible debt and stockholders’ equity	$171,080

(1)	This number includes 3,926,100 shares of our common stock issued in our July 2005 private offering and 78,522 shares of restricted stock granted to our Manager under the 2005 Stock Incentive Plan in connection with the completion of our July 2005 private offering. These shares vest in three equal installments beginning on the first anniversary of the issuance of the shares. For the initial grant of 68,000 shares on July 11, 2005, 22,666 shares vested on July 11, 2006 and the remaining 45,334 shares will vest in equal increments on July 11,

2007 and July 11, 2008. For the second grant of 10,522 shares on January 10, 2006, the shares will vest in three equal annual installments beginning on January 10, 2007. Does not include the option to purchase 117,783 shares of our common stock that we granted to our Manager under the 2005 Stock Incentive Plan upon the completion of the July 2005 private offering, with an exercise price of $25 per share. These shares will become exercisable in three equal annual installments beginning on the first anniversary of the issuance of the options. For the initial grant of options to purchase 102,000 shares on July 11, 2005, options with respect to 34,000 shares vested on July 11, 2006 and the remaining options regarding 68,000 shares will become exercisable in equal increments on July 11, 2007 and July 11, 2008. For the second grant of options to purchase 15,783 shares on January 10, 2006, the options will become exercisable in three equal annual installments beginning on January 10, 2007. Our Manager does not currently intend, but reserves the right in its discretion, to allocate these shares and options, or interests therein, to its officers, employees and other individuals who provide services to us. Also includes grants of shares of restricted stock under our stock incentive plan to our independent directors in an aggregate of 6,000 shares on January 3, 2006 and an aggregate of 6,000 shares on January 23, 2006, all of which vested on the date of grant. Does not include 184,305 shares of our common stock (subject to automatic quarterly and annual adjustment, subject to certain limitations, in the event that any of the notes issued in the July 2005 private offering, including the notes issued in connection with the exercise of the option granted to the initial purchaser, are converted into shares of our common stock) available for future grant in 2005 under our stock incentive plan. See “Management—2005 Stock Incentive Plan.”

(2)	Assumes shares will be sold in this offering at an initial public offering price of $ per share, which is the mid-point of the range set forth on the cover of this prospectus, for net proceeds of approximately $ million after deducting the estimated underwriting discounts and commissions of approximately $ million and estimated offering expenses of approximately $ million. A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $ , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If a selling stockholder listed in this prospectus does not satisfy, or obtain a waiver of, all of the conditions required pursuant to the underwriting agreement, the underwriters will not buy shares of our common stock from such selling stockholder. We will issue and sell to the underwriters any shortfall in shares resulting from such a failure. For each 100,000 shares of common stock that selling stockholders do not sell, and that we issue, to the underwriters, we will receive additional net proceeds of approximately $ million, assuming an initial public offering price of $ per share, the mid-point of the range set forth on the cover page of this prospectus.

DILUTION

Purchasers of our common stock offered in this prospectus will experience immediate and substantial dilution of the net tangible book value of their common stock from the initial public offering price. Our net tangible book value as of September 30, 2006 was approximately $73.2 million, or $18.22 per share of our common stock (assuming no conversion of the notes). Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the shares of our common stock that were outstanding on September 30, 2006 (assuming no conversion of the notes). After giving effect to the sale of           shares of our common stock in this offering at an assumed initial public offering price of $      per share, which is the mid-point of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value on September 30, 2006 would have been approximately $      million, or $      per share. This amount represents an immediate increase in net tangible book value of $      per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $      per share to new investors who purchase our common stock in this offering at an assumed initial public offering price per share of $     . The following table shows this immediate per share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share on September 30, 2006, before giving effect to this offering	$
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share on September 30, 2006, after giving effect to this offering	$
Dilution in as adjusted net tangible book value per share to new investors	$

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) our increase in net tangible book value per share attributable to this offering by $      per share, the as adjusted net tangible book value per share on September 30, 2006, after giving effect to this offering by $      per share and the dilution in as adjusted net tangible book value per share to new investors in this offering by $      per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If a selling stockholder listed in this prospectus does not satisfy, or obtain a waiver of, all of the conditions required pursuant to the underwriting agreement, the underwriters will not buy shares of our common stock from such selling stockholder. We will issue and sell to the underwriters any shortfall in shares resulting from such a failure. For each 100,000 shares of common stock that selling stockholders do not sell, and that we issue, to the underwriters, we will receive additional net proceeds of approximately $      million, assuming an initial public offering price of $      per share, the mid-point of the range set forth on the cover page of this prospectus.

The discussion and table above includes 22,666 shares which vested on July 11, 2006 and 55,855 shares of our common stock subject to restricted stock awards that are not vested and vest on or before January 10, 2009.

The following table summarizes, as of September 30, 2006, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $      per share, which is the mid-point of the range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering:

	Shares Purchased (1)		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share

Existing stockholders (2)	4,016,622
New investors in this offering
Total

(1)	Assumes no exercise of the underwriters’ option to cover over-allotments and does not include 117,783 shares of our common stock issuable upon exercise of outstanding options.

(2)	Includes the number of shares of common stock outstanding as of November 8, 2006, but does not include (i) full conversion of the notes into 3,916,000 shares of common stock and (ii) the option to purchase 117,783 shares of our common stock that we granted to our Manager under the 2005 Stock Incentive Plan upon the completion of the July 2005 private offering, with an exercise price of $25 per share.

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) total consideration paid by new investors, total consideration paid by all stockholders and the average price per share paid by all stockholders by $      , $      and $      , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and without deducting underwriting discounts and commissions and other expenses of the offering.

If the underwriters fully exercise their over-allotment option, the number of shares of common stock held by existing holders will be reduced to     % of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors will be increased to          , or     %, of the aggregate number of shares of common stock outstanding after this offering.

RATIO OF EARNINGS TO FIXED CHARGES

The amount by which our earnings, as defined in Securities and Exchange Commission regulations, are inadequate to cover fixed charges was $1,674,000 for the period ended December 31, 2005. The schedule containing the calculation of the ratio of earnings to fixed charges is included as Exhibit 12.1 to the registration statement of which this prospectus forms a part, and is incorporated in this prospectus by reference.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents selected historical consolidated financial information as of December 31, 2005 and for the period from July 11, 2005 (commencement of operations) to December 31, 2005. The summary historical consolidated financial information presented below as of December 31, 2005 and for the period from July 11, 2005 (commencement of operations) to December 31, 2005 under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” have been derived from our consolidated financial statements audited by Ernst & Young LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The following table also presents selected historical consolidated financial information as of and for the nine months ended September 30, 2006 using our unaudited consolidated financial statements for such period. The financial statements as of and for the nine months ended September 30, 2006 have not been audited. In the opinion of management, such financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for such period. Results for the nine months ended September 30, 2006 are not necessarily indicative of results that may be expected for the entire year. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

		Period from
	Nine Months	July 11, 2005
	Ended	(commencement of
	September 30, 2006	operations) to
	(unaudited)	December 31, 2005
	(In thousands, except share and
	per share data)

Consolidated Income Statement Data:
Net investment income:
Securities interest income	$82,337	$34,823
Loan interest income	35,425	3,046
Net credit default swap revenue	13,555	—
Dividend income	1,936	650
Other investment income	557	—

Total investment income	133,810	38,519
Interest expense	116,516	(33,261)
Premiums paid on senior credit default swaps	464	—

Net investment income	16,830	5,258

Other revenues (losses):
Net realized gain (loss) on investments	283	(2,184)
Net realized gain on settlement of derivatives	710	—
Net unrealized loss on derivatives	(3,164)	366
Impairment loss	(177)	—

Total other revenues (losses)	(2,348)	(1,818)

Non-investment expenses (losses):
Management fee	—	1,516
Deferred management fee	637	344
Collateral management fees	3,249	—
Organization costs	—	560
Professional fees	1,606	1,518
Insurance expense	480	316
Directors expense	434	80
Servicing fees for whole loans	1,056
Other general and administrative expenses	1,811	780
Provision for loan losses	1,020	—

Total non-investment expenses	10,293	5,114

Net income (loss) before taxes	4,189	(1,674)
Income taxes	2,882	—

Net income (loss) (1)	$1,307	$(1,674)

Net income (loss) per common share:
Basic	$0.33	$(0.42)

Diluted	$0.33	$(0.42)

Weighted-average number of common shares outstanding:
Basic	4,015,748	3,994,100

Diluted	4,015,748	3,994,100

(1)	The amount by which our earnings, as defined in Securities and Exchange Commission regulations, are inadequate to cover fixed charges was $1,674 for the period ended December 31, 2005. The schedule containing the calculation of the ratio of earnings to fixed charges is included as Exhibit 12.1 to the registration statement of which this prospectus forms a part, and is incorporated in this prospectus by reference.

	As of September 30,	As of
	2006	December 31,
	(unaudited)	2005
	(In thousands)

Consolidated Balance Sheet Data:
Assets:
Cash and cash equivalents	$1,657	$1,442
Restricted cash and cash equivalents	506,164	10,264
Securities available-for-sale	1,697,771	1,606,669
Loans held for investment, at amortized cost	1,138,869	172,480
Total return swap	3,500	—
Unrealized gain on credit default swaps, at fair value	5,475	—
Derivative assets, at fair value	10,851	4,515
Principal receivable	24,919	23,814
Interest dividend and premium receivable	22,098	9,802
Deferred bond issuance costs, net	27,488	5,173
Other assets	5,283	434
Receivable from related party	176	91

Total Assets	$3,444,251	$1,834,684

Liabilities:
Borrowings:
Borrowings on margin	904,813
Repurchase agreements	255,872	1,286,616
ABS warehouse	494,029	194,962
CLO warehouse facility	—	154,370
Collateralized debt obligations	429,848	—
Collateralized loan obligations	259,740	—
Securitized notes from whole loan transactions	862,488	—
Loan payable	25,000	—
CDO closing expenses financed	16,809	—
Senior notes payable	97,900	97,900

Total borrowings	3,346,499	1,733,848
Unrealized loss on credit default swaps, at fair value	3,942	—
Derivative liabilities, at fair value	2,147	412
Accounts payable, accrued expenses and other liabilities	3,429	16,317
Interest payable	13,822	7,162
Dividend payable	—	1,118
Payable to manager	1,232	1,389

Total Liabilities	3,371,071	1,760,246

Stockholders’ equity:
Common stock, par value $0.001 per share; 250,000,000 shares authorized, 4,016,622 and 3,994,100 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	4	4
Preferred stock, par value $0.001 per share; 100,000,000 shares authorized, no shares outstanding	—	—
Additional paid-in capital	90,425	89,488
Accumulated other comprehensive loss	(14,392)	(13,380)
Dividends declared in excess of earnings/accumulated deficit	(2,857)	(1,674)

Total stockholders’ equity	73,180	74,438

Total liabilities and stockholders’ equity	$3,444,251	$1,834,684

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes to those statements included elsewhere in this prospectus.

Overview

We are a specialty finance company, formed in May 2005 to invest in real estate-related securities, real estate loans and instruments and various other asset classes. We have elected and qualified to be taxed as a REIT for federal income tax purposes under the federal income tax laws for the taxable year ended December 31, 2005 and expect to qualify as a REIT in subsequent tax years. Our objective is to provide competitive risk-adjusted returns to our investors through a combination of dividends and capital appreciation. We intend to achieve this objective by investing in a broad class of financial assets to construct a diversified investment portfolio that is leveraged where appropriate to achieve competitive risk-adjusted returns and that is structured to comply with the various federal income tax requirements for REIT status and the requirements for exclusion from regulation under the 1940 Act.

Currently, we invest and intend to continue to invest primarily in the following asset classes, either directly or through derivatives which reference the following underlying assets:

•	Real estate-related securities, principally agency and private label RMBS, as well as other real estate-related securities, including CMBS, either directly or indirectly through CDS;

•	Whole loan residential mortgages sourced through primary originators, mortgage conduits and the secondary market;

•	Middle market loans and senior secured loans to larger companies that are more broadly syndicated senior secured loans;

•	Tranches of ABS, including CDOs or CLOs, collateralized by residential or commercial mortgage loans or home equity loans, either directly or indirectly through CDS; and

•	Leveraged finance instruments, including, but not limited to, high yield corporate bonds, distressed debt securities and corporate mezzanine loans and other investments, including private and public equity investments.

We currently, and intend to continue to, invest in the asset classes described above primarily in three ways. First, we purchase certain asset classes directly, including agency RMBS, REIT common stock, certain corporate bonds, which were $8.1 million at September 30, 2006, tranches of CDOs, and, in the fourth quarter of 2006, mezzanine loans and B Notes. Second, we acquire certain assets for future securitizations. For example, the non-agency backed RMBS we acquired in 2005 and early 2006, which had a fair market value of $495.0 million at September 30, 2006, were subsequently sold to a warehouse provider in October 2006 and are intended be issued in a CDO in the first quarter of 2007. Finally, we acquired the remainder of our assets by purchasing certain tranches or classes of CDOs, a CLO and whole loan securitizations, which were VIEs, for which we were the primary beneficiary. While, in the case of the securitizations, our exposure to loss is limited to our investment in the particular securitization vehicle, we are required to consolidate all of the assets and non-recourse debt on our balance sheet. Accordingly, as of September 30, 2006, we had consolidated cash and investments totaling $1.67 billion, including $493.4 million of restricted cash, and non-recourse debt totaling $1.57 billion. We also consolidate interest receivable and debt issuance costs on such investments. While we held $1.04 billion of individual CDS on which we could incur a loss equal to the notional value of each CDS, our total exposure to loss is limited to our investments in each of the securitization vehicles, which amounted to $125.2 million as of

September 30, 2006. The following discussions of assets, liabilities and components of net income are based upon the inclusion of the consolidated VIEs and their underlying investments. Where our exposure to loss varies materially from the amounts presented as assets, we disclose the amount of our estimated exposure to loss.

We completed a private offering of our common stock and our 7.25% convertible senior notes due 2010, which we refer to as the notes, in July 2005, in which we raised net proceeds of approximately $183.3 million, net of purchase and placement fees, legal costs and organizational costs. We have fully invested the proceeds from the July 2005 private offering and continue to redeploy repayments and restructure our portfolio as opportunities arise. We are externally managed and advised by GSCP (NJ), L.P., a Securities and Exchange Commission-registered investment advisor, which we refer to as our Manager. Our Manager, together with certain affiliates, does business as GSC Group.

We earn revenues and generate cash through our investments. We use a substantial amount of leverage to seek to enhance our returns. We finance each of our investments with different degrees and forms of leverage. The cost of borrowings to finance our investments comprises a significant portion of our operating expenses. Our net income will depend on our ability to control this particular operating expense in relation to our revenues.

A variety of industry and economic factors may impact our financial condition and operating performance. These factors include:

•	interest rate trends,

•	credit spreads,

•	rates of prepayment on mortgages underlying our MBS,

•	competition, and

•	other market developments.

In addition, a variety of factors relating to our business may also impact our financial condition and operating performance. These factors include:

•	our leverage,

•	our access to funding and borrowing capacity,

•	our borrowing costs,

•	our hedging activities,

•	the market value of our investments, and

•	REIT requirements and the requirements to qualify for exclusion from regulation under the 1940 Act.

Our Business Model

Our income is generated primarily from the net spread, or difference, between the interest, dividend, premium and fee income we earn on our investments and the cost of our borrowings and hedging activities. For the period ended December 31, 2005, all of our revenues were generated by interest and dividend income on our investments. In 2006, we entered into three new transactions for which the assets, liabilities and activities have been recorded in the consolidated balance sheets and income statements of our TRS, as they do not give rise to qualifying interest or dividend income for REIT purposes. As such, we are recording the income taxes on the net income generated from these transactions in our TRS.

Our net investment income will vary based upon, among other things, the difference between the interest rates earned on our various interest-earning assets and the borrowing costs of the liabilities used to finance those investments and any changes in the value of CDS in which we have invested through our consolidation of our two consolidated CDOs. Although we do not match fund agency ARMS due to their average 30-year maturities, we have utilized interest rate swaps to hedge some of our interest rate exposure on these investments by swapping $525 million of the floating rate repurchase agreements to fixed rate. In CDO and CLO financings, match funding is more likely as the cash flows from the collateral pool generally pays the interest on the same basis (fixed or floating) as the debt securities issued by the CDO or CLO or, on a limited basis, interest rate swaps are utilized to convert floating interest obligations to fixed rate obligations to match with fixed rate investments. In the securitization of residential whole loans, interest rate swaps are utilized to convert a portion of the floating rate interest payments to the note holders to fixed rate to correspond with the fixed period of interest received on the underlying hybrid ARMs. We believe that these hedging strategies serve to mitigate a portion of our interest rate risk.

We leverage our investments to seek to enhance our potential returns. Leverage can enhance returns but also magnifies losses.

We anticipate that, for any period during which our assets are not match-funded, such assets will reprice more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and the market value of our assets, and could possibly result in operating losses for us which may limit or eliminate our ability to make distributions to our stockholders.

The yield on our assets may be affected by a difference between the actual prepayment rates and our projections. Prepayments on loans and securities may be influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. To the extent we have acquired assets at a premium or discount, a change in prepayment rates may impact our anticipated yield. For assets purchased at a premium, under certain interest rate scenarios, prepayments may increase and we may be unable to fully recoup our cost of acquisition.

In periods of declining interest rates, prepayments on our investments, including our RMBS, will likely increase. If we are unable to reinvest the proceeds of such prepayments at comparable yields, our net interest income may decrease. In periods of rising interest rates, prepayment rates on our investments, including our RMBS, will likely slow, causing the expected lives of these investments to increase. This may cause our net interest income to decrease as our borrowing and hedging costs rise while our interest income on those assets remains constant.

While we use hedging to mitigate some of our interest rate risk, we do not hedge all of our exposure to changes in interest rates and prepayment rates, as there are practical limitations to our ability to insulate the portfolio from all of the negative consequences associated with changes in short-term interest rates while still seeking to provide a competitive net spread on our portfolio.

Our agency RMBS are guaranteed by the agency which issued the security. Our other investments are not guaranteed, and as such, are subject to credit risk. If losses in excess of those anticipated are recognized on our investments or on loans underlying our investments, it may have an adverse affect on our net income.

Trends and Outlook

We believe the following trends may also affect our business:

Uncertain Interest Rate Environment.  The U.S. Federal Reserve Board, or “Fed,” actions have been responsible for increased short-term interest rates and, to a lesser extent, increased long-term interest rates over the past two years. The Federal Open

Market Committee of the Fed in its August meeting halted its moves to increase interest rates and left rates unchanged at its September meeting, but may resume increasing interest rates, may keep interests rates steady or may begin to lower interest rates at future meetings. The new Federal Reserve Chairman has indicated that future interest rate moves by the Fed will be “data dependent,” which means the Fed’s interpretation of leading economic indicators such as inflation will determine future actions. In general, if inflation measures increase, the Fed may raise rates further, but if economic growth slows too rapidly, the Fed may begin to lower interest rates. Recent leading economic indicators have given conflicting indications as to the underlying economic trends such as the direction of inflation and economic growth. As a result, uncertainty surrounding Fed’s future actions with respect to interest rate moves has increased.

Our existing agency RMBS portfolio is heavily concentrated in 3/1, 5/1 and 7/1 hybrid adjustable rate RMBS. 3/1, 5/1 and 7/1 hybrid adjustable rate RMBS have fixed interest rates for three, five and seven years, respectively, and floating rates which adjust annually thereafter. Any interest rate increase should result in a decrease in our net interest income, as interest rates for the financing on these investments would reset prior to the investment rate resetting. We currently have investments in hybrid adjustable rate RMBS with respect to which the interest rate resets are subject to interest rate caps. The financing of these RMBS is generally with debt instruments on which the interest rates reset on a monthly basis and are not subject to interest rate caps. If rates increase sharply after the reset date of the loan, our interest costs of financing would increase while the interest rate earned on our RMBS would remain constant until the next reset date, and our net interest income would decrease. On the other hand, lower short term interest rates are likely to improve our net interest income, assuming our RMBS portfolio remains stable, as our financing costs are likely to decrease more quickly than the interest rates on our RMBS portfolio.

Our investments in securitized whole loan pools is comprised of primarily 3/1, 5/1 and 7/1 hybrid adjustable mortgage loans. These loans are generally affected positively by decreases in the prepayment speed of the underlying collateral and affected negatively by increases in prepayment speeds and default rates, as they were purchased at premiums. Lower interests rates generally accelerate prepayments. Conversely, marginally higher interest rates would tend to decrease prepayment speeds. Significantly higher interest rates are generally associated higher unemployment rates or weakening of other macro economic factors which contribute to an increase in default rates.

With respect to investments in CDO equity positions, we believe marginally higher interest rates may increase returns, based on the CDOs having more assets than liabilities. Significantly higher interest rates would likely result in decreased returns as defaults caused by the additional debt service requirements of the borrower would outweigh the benefits of the increased interest rates. A marginally lower interest rate scenario is likely to have an opposite effect as our financing costs on CDOs are likely to decrease less quickly than the interest rate adjustments on the underlying loans. Significantly lower interest rates are likely to accelerate prepayment, thereby introducing reinvestment risk and the prospect of lower return upon reinvestment.

With respect to floating rate investments such as bank loans, we believe interest rate increases should result in increases in our net interest income as our floating rate assets are greater in amount than the related floating rate liabilities. However, we would expect that our fixed rate assets would decline in value in a rising interest rate environment and our net interest spreads on fixed rate assets could decline in a rising interest rate environment to the extent they are financed with floating rate debt. We have engaged in interest rate swaps to hedge a portion of the risk associated with increases in interest rates. However, because we do not hedge 100% of the amount of short-term financing, increases in interest rates should result in a decline in the value of our portfolio, net of hedges. Similarly, decreases in interest rates should result in an increase in the value of our portfolio.

Flattening Yield Curve.  Short term interest rates had been increasing at a greater rate than long term interest rates. For example, between December 31, 2004 and September 30, 2006, the yield on the three-month U.S. treasury bill increased by 267 basis points, while the yield on the three-year U.S. treasury note increased by only 140 basis points. With respect to our RMBS portfolio, we believe that a continued flattening of the shape of the yield curve should result in decreases in our net interest income, as the financing of our RMBS investments is usually shorter in term than the fixed rate period of our RMBS portfolio, which is heavily weighted towards 3/1, 5/1 and 7/1 hybrid adjustable rate RMBS. Similarly, we believe that a steepening of the shape of the yield curve should result in increases in our net interest income, as our costs of financing will be less than the long term yields on our MBS assets. (See “Risk Factors—A flat or inverted yield curve (when short-term interest rates are the same or higher than longer term interest rates) may reduce our profitability”)

Prepayment Rates.  Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, general economic conditions and the relative interest rates on adjustable rate and fixed-rate mortgage loans. If interest rates continue to increase, we believe that MBS prepayment rates may fall, resulting in an increase in our net interest income as discussed above. Likewise, if interest rates begin to fall, triggering an increase in prepayment rates, our current portfolio, which is heavily weighted towards hybrid adjustable rate mortgages, would cause decreases in our net interest income relating to our agency MBS portfolio.

The growth of “affordability” mortgage products has resulted in prepayments at faster levels than historical trends. Affordability mortgage products, such as option ARMs, interest only loans and 40-year mortgages allow borrowers to reduce their monthly mortgage payments in the absence of interest rate changes. The result of these new mortgage products is that borrowers have more opportunities and incentives to refinance their existing mortgages. Accordingly, we cannot predict whether future prepayment rates will conform to expected prepayment rates in various interest rate environments.

Competition.  We expect to face increased competition for our targeted investments. However, we anticipate that the size and growth of the market for these investments will continue to provide us with a variety of investment opportunities. In addition, we believe that bank lenders will continue their historical lending practices, requiring low loan-to-value ratios and high debt service coverages, which will provide opportunities to lenders like us to provide corporate mezzanine financing.

Credit Spreads.  We believe that credit spreads could narrow further. The credit markets have experienced tight credit spreads due to the robust demand for credit and sustained economic growth. We believe that a narrowing of credit spreads could result in decreases in the net interest income on future credit investments.

For a discussion of additional risks relating to our business see “Risk Factors” and “—Quantitative and Qualitative Disclosures About Risk.”

Critical Accounting Policies

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. These accounting principles require us to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made based upon information available to us at that time. We rely on GSC Group’s experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates. See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a complete discussion of our significant accounting policies. Under different conditions, we could report materially different amounts arising under these critical accounting policies. We have identified our most critical accounting policies to be the following:

Investment Consolidation

For each investment we make, we evaluate the underlying entity that issued the securities we acquired or to which we make a loan in order to determine the appropriate accounting. We refer to guidance in Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and FASB Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities, in performing our analysis. FIN 46R addresses the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which voting rights are not effective in identifying an investor with a controlling financial interest. An entity is subject to consolidation under FIN 46R if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities, or are not exposed to the entity’s losses or entitled to its residual returns (“variable interest entities” or “VIEs”). Variable interest entities within the scope of FIN 46R are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that absorbs a majority of the entity’s expected losses, its expected returns, or both.

Classifications of Investment Securities

Our investments in RMBS, corporate bonds, and REIT common stock are primarily classified as available-for- sale securities that are carried on the balance sheet at their fair value. This classification results in changes in fair value being recorded as balance sheet adjustments to accumulated other comprehensive income or loss, which is a component of stockholders’ equity.

Valuations of Available-for-Sale Securities

Our available-for-sale securities have fair values as determined with reference to price estimates provided by independent pricing services and dealers in the securities. The pricing is subject to various assumptions which could result in different presentations of value.

When the fair value of an available-for-sale security is less than its amortized cost for an extended period, we consider whether there is an other-than-temporary impairment in the value of the security. If, in our judgment, an other-than-temporary impairment exists, the cost basis of the security is written down to the then-current fair value, and the unrealized loss is transferred from accumulated other comprehensive loss as an immediate reduction of current earnings (as if the loss had been realized in the period of other-than-temporary impairment). The determination of other-than-temporary impairment is a subjective process, and different judgments and assumptions could affect the timing of loss realization.

We consider the following factors when determining an other-than-temporary impairment for a security or investment:

•	The length of time and the extent to which the market value has been less than the amortized cost;

•	Whether the security has been downgraded by a rating agency; and

•	Our intent to hold the security for a period of time sufficient to allow for any anticipated recovery in market value.

The determination of other-than-temporary impairment is made at least quarterly. If we determine an impairment to be other than temporary we will need to realize a loss that would have an impact on future-income. We have net unrealized holding losses on our available-for-sale securities of $16.7 million as of September 30, 2006, which, if not recovered, may result in the recognition of future losses.

Interest Income Recognition

Interest income on available-for-sale securities and loans held for investment is recognized over the life of the investment using the effective interest method. Interest income on mortgage-backed securities is recognized using the effective interest method as described by Statement of Financial Accounting Standards No. 91 for securities of high credit quality and Emerging Issues. Task Force No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, for all other securities. Interest income on loans held for investment is recognized based on the contractual terms of the loan instruments. Any loan fees or acquisition costs on originated loans or securities are capitalized and recognized as a component of interest income over the life of the investment using the effective interest method.

Under Statement of Financials Accounting Standards No. 91 and Emerging Issues Task Force No. 99-20, management estimates, at the time of purchase, the future expected cash flows and determines the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows are updated and a revised yield is computed based on the current amortized cost of the investment. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans, and the timing of the magnitude of credit losses on the mortgage loans underlying the securities have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income.

Security transactions are recorded on the trade date. Realized gains and losses from security transactions are determined based upon the specific identification method and recorded as gain (loss) on sale of available for sale securities and loans held for investment in the statement of income.

We account for accretion of discounts or premiums on available-for-sale securities and real estate loans using the effective interest yield method. Such amounts have been included as a component of interest income in the income statement.

Loans Held for Investment

We purchase participations in corporate leveraged loans in the secondary market. These loans, along with two portfolios of residential whole loans which were purchased from a third party and securitized, are held for investment and we initially record loans at their purchase prices. We subsequently account for loans based on their outstanding principal plus or minus unaccreted purchase discounts and unamortized purchase premiums. In certain instances, where the credit fundamentals underlying a particular loan have materially changed in such a manner that our expected return on investment may decrease, we may elect to sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by us that we will no longer hold the loan for investment, we account for the loan at the lower of amortized cost or estimated fair value.

Credit Default Swaps

CDS are over-the-counter counter (“OTC”) derivative financial instruments and are recorded at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The CDS are carried at estimated fair value, based on quotes provided by dealers who make markets in certain securities or from management’s estimates in cases where investments are illiquid. The fair value of the instruments appears on our consolidated balance sheets as unrealized gains or losses on credit default swaps. We do not believe that our credit swaps fall outside the scope of the guidance of SFAS No. 133 paragraph 10d, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, because there is no contractual requirement that the protection purchaser be exposed to the underlying risk.

Two of the CDOs we issued in 2006 utilize CDS as their investments and are also partially secured by CDS. The reference obligations for the CDS are RMBS commercial mortgage-backed securities, or CMBS, REIT debt securities and other asset-backed securities.

Net credit default swap revenue includes realized and unrealized gains and losses on credit swaps and net premiums earned.

Premiums are taken into income as they are earned over the life of the transaction.

Accounting For Derivative Financial Instruments and Hedging Activities

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS 133, we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. Derivatives that are not designated as hedges (“free-standing derivatives”) do not receive hedge accounting treatment and are effective economic hedges of the risks they were intended to mitigate. All changes in estimated fair value of such derivatives are recognized as net unrealized gain (loss) on derivatives in the consolidated statements of operations.

Our policies permit us to enter into derivative contracts. Our objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps and swaptions as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During the periods from July 11, 2005 to December 31, 2005 and from January 1, 2006 to September 30, 2006, such derivatives were used to hedge the variable cash flows associated with existing variable rate debt or forecasted issuances of debt.

As of September 30, 2006, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, we do not use derivatives for trading or speculative purposes. Derivatives not designated as hedges or “free standing derivatives” are not speculative and are used to manage our exposure to interest rate movements and other identified risks. We had one swaption designated as a “free standing derivative” which did not meet the strict hedge accounting requirements of SFAS 133, which was settled during the quarter ended September 30, 2006. We also entered into two interest rate swaps in connection with the whole loan securitizations with a balance guarantee feature. These two swaps are accounted for as effective cash flow hedges. The time value of the balance guarantee feature has been excluded from the assessment of hedge effectiveness and will be recorded through earnings as it changes in value.

At September 30, 2006, derivatives with a net fair value of $8.7 million were included in derivative assets and liabilities. This includes a derivative investment of $6.0 million related to the non-agency RMBS being accumulated for a future securitization and ABS warehouse facility. The change in net unrealized gains of $712,000 in the first nine months of 2006 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in stockholders’ equity and included in other comprehensive income. The change in fair value of derivatives not designated as hedges of $3.1 million is included in unrealized loss on derivatives in 2006. The change in fair value of derivatives due to the excluded time value component of hedge effectiveness on certain hedges of $105,000 is included in unrealized loss on derivatives in 2006. We also recognized a realized gain of $710,000 on the settlement of the swaption during the quarter ended September 30, 2006.

Amounts reported in accumulated other comprehensive income related to cash flow hedges will be reclassified to interest expense as interest payments are made on our variable-rate debt. The change in net unrealized gains/losses on cash flow hedges reflects a reclassification of $621,000 and $2,205,000 of net unrealized gains/losses from accumulated other comprehensive income to interest expense for the period from July 11, 2005 to December 31, 2005 and the nine months ended September 30, 2006, respectively. During the next 12 months, we estimate that an additional $3.2 million will be reclassified. We are hedging our exposure to the variability in future cash flows for forecasted transactions over a maximum period of 12 months (excluding forecasted transactions related to the payment of variable interest on existing financial instruments).

Management Incentive Compensation Expense

The management agreement provides for the payment of incentive compensation to our Manager if our financial performance exceeds certain benchmarks. Incentive compensation is calculated on a quarterly basis and paid in arrears. Subsequent to each quarter of the fiscal year, we will calculate whether incentive compensation is payable and, if necessary, record the accrual in the appropriate quarter. The management agreement provides that 10% of our Manager’s incentive compensation is to be paid in shares of our common stock (provided that under our management agreement, our Manager may not receive payment of its incentive fee in shares of our common stock if such payment would result in our Manager owning directly or indirectly through one or more subsidiaries more than 20% of our common stock) and the balance in cash. Our Manager may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in the form of our common stock. The number of shares to be received by our Manager will be based on the fair market value of these shares. Shares of our common stock delivered as payment of the incentive fee will be immediately vested or exercisable, provided that our Manager has agreed not to sell the shares prior to one year after the date they are received. Our Manager has the right in its discretion to allocate these shares to its officers, employees and other individuals who provide services to us. However, any of these shares that our Manager allocates will be subject to the same one-year restriction on sale. See “Management—Management Fees and Incentive Compensation.”

Share-Based Payments

We account for share-based compensation issued to our Manager using the fair value based methodology prescribed by Emerging Issues Task Force Issue 96-18, Accounting for equity instruments that are issued to other than employees for acquiring, or in conjunction with selling, goods or services. Compensation cost related to restricted common stock and common stock options issued to our Manager is initially measured at estimated fair value at the grant date, and is re-measured quarterly to the extent the awards are unvested. We are amortizing the total compensation expense for the restricted common shares and common stock options granted to our Manager on a straight line basis, pursuant to Emerging Issues Task Force Issue 96-18. We classify the share based compensation cost as deferred management fee in the financial statements as it is issued to the Manager.

Income Taxes

We have elected and qualified to be taxed as a REIT for the taxable year ended December 31, 2005. Accordingly, we will generally not be subject to federal or state income tax to the extent that we make qualifying distributions to our stockholders, and provided we satisfy the REIT requirements including certain asset, income, distribution and stock ownership tests. If we were to fail to meet these requirements, we would be subject to federal, state and local income taxes which could have a material adverse impact on our results of operations and amounts available for distribution to our stockholders.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles. Some of the significant differences in 2006 between taxable income and net income reported on the financial statements are expected to include unrealized gains on derivatives and differences in timing of deductions related to the grant of restricted stock and bad debt expense.

We have elected to treat certain of our subsidiaries as TRSs. In general, a TRS of ours may hold assets that we cannot hold directly and generally may engage in any real estate or non-real estate related business. A TRS is subject to corporate federal, state and local income taxes. Our TRS paid approximately $1.7 million in federal, state and local taxes during the nine months ended September 30, 2006.

While our TRS generates net income, we can declare dividends from our TRS to the REIT which will become taxable income at the REIT level and necessitate a distribution to the stockholders. Conversely, if we retain earnings at the TRS level, no distribution is required and we can increase book equity of the consolidated entity.

Financial Condition

All of our assets at December 31, 2005 and September 30, 2006 were acquired with the net proceeds of approximately $183.3 million, net of purchase and placement fees, legal costs and organizational costs, from the July 2005 private offering of 3,926,100 shares of our common stock and $97,900,000 aggregate principal of our 7.25% convertible senior notes due 2010 and our use of leverage.

Mortgage-Backed Securities

In order to carry out our mortgage-backed securities investment strategy, we have purchased agency 3/1, 5/1 and 7/1 hybrid ARM mortgages. The loans convert from fixed to floating rates in 3, 5 or 7 years from issuance. 25.2%, 43.7% and 31.1% of the agency RMBS portfolio’s fair value are invested in 3/1, 5/1 and 7/1 hybrid ARMs, respectively, at September 30, 2006. Upon conversion to floating rate, the underlying mortgage loans will have interest rates based on one year LIBOR or one year constant maturity treasury (CMT). The CMT is an index of the average yields on U.S. Treasury securities adjusted to constant maturities. On the date that the residential hybrid ARM loans convert from a fixed rate to a floating rate loan, our portfolio of residential hybrid ARM loans will have a weighted average coupon that is the sum of (i) the post-roll date index, and (ii) the weighted average post-roll date net margin. As of September 30, 2006, all of the mortgage loans underlying our residential hybrid ARM securities had a post-roll date index reset frequency of one year with 85.2% based on one-year LIBOR, 1.9% based on six month LIBOR and 12.9% based on one-year CMT. We generally invested in higher coupon, premium bonds with prices greater than 100. This strategy takes on more prepayment risk (particularly call or shortening risk) than lower dollar-priced strategies. However, we believe that the potential benefits of our strategy include higher income, wider spreads, and lower hedging costs due to the shorter option-adjusted duration of the higher coupon security.

We also invest in non-agency residential MBS, which are being accumulated for a future securitization. The fair value of our investment in non-agency RMBS was $495.0 million at September 30, 2006. The non-agency RMBS all bear interest at floating rates and are not subject to the same interest rate risk as our agency RMBS. As such, substantially all of our non-agency RMBS are in an unrealized gain position as credit spreads generally have tightened since we acquired the investments. All of the non-agency RMBS were sold to a securities dealer in October 2006 in a transaction that qualified as a sale for GAAP purposes and we will report a realized gain of $1.6 million in our fourth quarter results.

The table below summarizes our agency RMBS investments (in thousands) at September 30, 2006:

Amortized cost	$1,173,273
Unrealized gains	—
Unrealized losses	(18,599)

Fair value	$1,154,674

As of September 30, 2006, the agency RMBS in our portfolio were purchased at a net premium to their par value and our portfolio had a weighted-average amortized cost of 100.3%. The agency RMBS were purchased at a premium and are valued below par at September 30, 2006 because the weighted-average coupon of 4.8%, and the corresponding interest rates of the loans underlying our RMBS, is below prevailing market rates. Discount bonds tend to have longer durations than premium or par bonds and their values are thus more sensitive to interest rate movement. Our gross agency RMBS portfolio duration not adjusted for the effects of our swap portfolio was 2.6 years. Certain of the securities held at September 30, 2006 are valued below cost. We do not believe any such securities are other-than-temporarily impaired at September 30, 2006.

Our MBS holdings consist of hybrid RMBS as follows at September 30, 2006:

			Weighted Average
						Constant
		Estimated		Months to	Yield to	Prepayment
Security Description	Par Amount	Fair Value	Coupon	Reset (1)	Maturity (2)	Rate (3)
	(in thousands)	(in thousands)

3/1 hybrid adjustable rate RMBS	$294,429	$291,353	4.4%	20.7	4.4%	21.1%
5/1 hybrid adjustable rate RMBS	510,962	504,636	4.8	44.7	4.7	13.6
7/1 hybrid adjustable rate RMBS	364,060	358,685	5.0	69.0	4.8	12.0

(1)	Represents number of months before conversion to floating rate.

(2)	Represents the yield to date of conversion to floating rate.

(3)	Represents the estimated percentage of principal that will prepay over the next 12 months based on historical principal paydowns.

Actual maturities of RMBS are generally shorter than stated contractual maturities, as they are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal. The stated contractual final maturity of the mortgage loans underlying our portfolio of RMBS ranges up to 30 years, but the expected maturity is subject to change based on the prepayments of the underlying loans. As of September 30, 2006, the average final contractual maturity of the mortgage portfolio is 2035.

The constant prepayment rate, or CPR, attempts to predict the percentage of principal that will prepay over the next 12 months based on historical principal paydowns. As interest rates rise, the rate of refinancings typically declines, which we believe may result in lower rates of prepayment and, as a result, a lower portfolio CPR.

As of September 30, 2006 the mortgages underlying our hybrid adjustable rate RMBS had fixed interest rates for the weighted-average lives of approximately 46 months, after which time the interest rates reset and become adjustable. The average length of time until contractual maturity of those mortgages was 29 years.

After the reset date, interest rates on our hybrid adjustable rate RMBS securities float based on spreads over various LIBOR indices and CMT. These interest rates are subject to caps that limit the amount the applicable interest rate can increase during any year, known as an annual cap, and through the maturity of the applicable security, known as a lifetime cap.

The following table summarizes the lifetime caps for our hybrid ARMs as of September 30, 2006:

	Maximum	Minimum
Security Description	Lifetime Cap	Lifetime Cap

3/1 hybrid adjustable rate RMBS	10.9%	9.8%
5/1 hybrid adjustable rate RMBS	10.8	9.4
7/1 hybrid adjustable rate RMBS	10.1	9.9

The maximum and minimum lifetime caps are averages for each security computed based on the composition as of September 30, 2006 of the residential mortgage loans underlying each class of RMBS security in the above table. Individual mortgages within a security may have individual lifetime caps below or above the average. As a result of a change in the underlying composition of these loans, due to prepayments of residential mortgage loans or otherwise, these maximum and minimum lifetime caps will likely change over time.

Corporate Bonds

At September 30, 2006, we held $43.8 million face value of corporate bonds which are classified as available-for-sale for accounting purposes, although such bonds are not held for sale to customers or as inventory property for federal income tax purposes. Corporate bonds are debt obligations of corporations and non-governmental entities which are generally not secured by mortgages or liens on assets.

The corporate bonds are carried at their market value of $43.2 million, carry a current coupon of 9.4% and yield 10.7%. The securities are rated BB and below and have an average maturity of 4.6 years.

Equity Securities

Our investment policies allow us to acquire equity securities, including common and preferred shares issued by other real estate investment trusts. At September 30, 2006, our equity investment consisted of one common stock investment in another REIT totaling approximately $4.8 million in fair value. During the nine months ended September 30, 2006, we sold shares of the common stock with a book value of $5.3 million realizing a loss of $143,000 on the sale. The remaining shares were sold during the fourth quarter of 2006.

These investments above are classified as available for sale and thus carried at fair value on our balance sheet with changes in fair value recognized in accumulated other comprehensive income until realized.

Middle Market Loans

At September 30, 2006, we held $252.5 million of floating rate corporate middle market loans held for investment. The weighted average coupon spread over LIBOR was 3.28% and the weighted average maturity was 5.3 years.

These loans along with certain of our corporate bonds were securitized by our issuance of CLO 2005-1. Upon review of the transaction, we determined that CLO 2005-1 was a VIE under FIN 46R and we were the primary beneficiary of the VIE. As a result, we consolidated CLO 2005-1 as of September 30, 2006. The $252.5 million of corporate loans outstanding in CLO 2005-1 are included in loans held for investment. We accrued interest income based on the contractual terms of the CLO 2005-1 corporate loans reflected in interest income in the consolidated statement of operations.

Residential Mortgage Loans

At September 30, 2006, we held $879.6 million, face amount, of residential mortgage loans held for investment which were purchased at a premium and had an amortized cost of $886.4 million. These loans were acquired from Countrywide Home Loans, Inc. in connection with our issuance of two whole loan securitizations, MT 2006-1 and MT 2006-2.

The following table presents the characteristics of our mortgage loan portfolio by securitization as of September 30, 2006 (all dollars in thousands):

	MT 2006-1	MT 2006-2

Type of loans in securitization vehicle:
Single family residence	$194,406	$310,257
Planned unit development	103,443	101,941
Condominium	64,315	75,145
Cooperative	179	—
Two- to four-family Residence	11,583	18,345

Total loans	$373,926	$505,688

Delinquency Statistics
Loans 30-59 days delinquent	$3,674	$7,958
Loans 60-89 days delinquent	2,138	3,220
Loans more than 90 days delinquent	654	3,650
Loans in foreclosure	1,442	—
Range of origination dates	5/2005 — 2/2006	11/2004 — 5/2006
Range of FICO scores at origination	641 — 819	641 — 817
Average FICO score at origination	726	712
Range of loan-to-value ratios at origination	20.9% — 95.0%	22.3% — 95.0%
Average loan-to-value ratios at origination	73.2%	76.1%

The mortgage loans in our portfolio are secured by first mortgage liens. We have also invested in $252.5 million of senior secured bank loans in middle market companies as of September 30, 2006. These loans are all rated below investment grade or unrated and were issued between June 2002 and September 2006. None of the loans are delinquent at September 30, 2006.

Interest, Dividends and Premiums Receivable

At September 30, 2006, our interest, dividends and premiums receivable of $22.1 million consisted of $7.0 million relating to RMBS, $7.4 million relating to corporate and residential whole loans, $2.1 million relating to credit default swaps, $4.3 million relating to restricted cash and $1.3 million relating to other investments.

Total Return Swap

In September 2006, we entered into a total return swap agreement. Under the terms of the agreement, we have posted $3.5 million of cash collateral as security for a $7.0 million interest in approximately 13% of the equity of a $1.0 billion synthetic mezzanine CDO, backed by a pool of pay-as-you-go CDS referencing BBB-rated RMBS and CMBS and single A-rated ABS CDOs. This CDO is managed by our Manager. We receive all of the proceeds from the distributions to the equity owners of the CDO and are responsible for any shortfalls and losses of the equity investment in the CDO. We are also paid interest at LIBOR on the $3.5 million of cash collateral. In return, we pay LIBOR plus 0.30% on the $7.0 million notional amount which is adjusted as the equity balance of the CDO changes. This transaction has the same economics as if we had purchased the equity of the CDO and financed 50% of the purchase price at LIBOR plus 0.60%.

We can terminate the total return swap at any time by purchasing the equity interest in the CDO at par and the counterparty is prohibited from selling the equity interests in the CDO without first giving us 10 days notice to exercise our purchase option.

The total return swap is treated as a non-hedge derivative for accounting purposes and therefore changes in fair value are recorded through the income statement. At September 30, 2006, the total return swap had a fair value of $3.5 million.

Hedging Instruments

There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates. We generally intend to hedge as much of the interest rate risk as our Manager determines is in the best interests of our stockholders, after considering the cost of such hedging transactions and our desire to maintain our status as a REIT. Our policies do not contain specific requirements as to the percentages or amount of interest rate risk that our Manager is required to hedge.

Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	due to prepayments on assets and repayments of debt securing such assets, the duration of the hedge may not match the duration of the related liability or asset;

•	the amount of income that a REIT may earn from hedging transactions to offset market losses related to movement in interest rates is limited by federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

At September 30, 2006, derivatives with a net fair value of $8.7 million were included in derivative assets and liabilities. This includes a derivative investment of $6.0 million related to the non-agency RMBS being accumulated for a future securitization and ABS warehouse facility. The change in net unrealized gains of $712,000 in the first nine months of 2006 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in stockholders’ equity and included in other comprehensive income. The change in fair value of derivatives not designated as hedges of $3.1 million is included in unrealized loss on derivatives in 2006. The change in fair value of derivatives due to the excluded time value component of hedge effectiveness on certain hedges of $105,000 is included in unrealized loss on derivatives in 2006.

Amounts reported in accumulated other comprehensive income related to cash flow hedges will be reclassified to interest expense as interest payments are made on our variable-rate debt. The change in net unrealized gains/losses on cash flow hedges reflects a reclassification of $2,205,000 of net unrealized gains/losses from accumulated other comprehensive income to interest expense for the nine months ended September 30, 2006. During the next 12 months, we estimate that an additional $3.2 million will be reclassified.

Liabilities

During July 2006, we entered into a prime brokerage agreement with Morgan Stanley that changed the manner in which we finance our agency RMBS portfolio. Under the new agreement, we finance a substantial portion of the RMBS portfolio along with the principal and interest receivable through a margin account at a small spread over LIBOR. This allows us to obtain additional leverage to make additional investments. We held securities with a fair market value of $961.1 million in the margin account against which we had borrowed $904.8 million at 5.33% on September 30, 2006. We had $39.6 million of additional borrowing capacity available on the arrangement at September 30, 2006.

We have entered into repurchase agreements to finance the remainder of our agency RMBS and other investments at September 30, 2006. These agreements are secured by our agency RMBS, CDO subordinated notes, CLO notes and preferred shares and retained interests in whole loan securitizations and bear interest at rates that have historically moved in close relationship to LIBOR. As of September 30, 2006, we had established seven borrowing relationships with various investment banking firms and other lenders. As of September 30, 2006 we are utilizing five of those relationships.

At September 30, 2006, we had outstanding $255.9 million of liabilities pursuant to repurchase agreements with weighted average current borrowing rates of 5.07%, which have maturities of between 5 and 398 days. We intend to seek to renew these repurchase agreements as they mature under the then-applicable borrowing terms of the counterparties to the repurchase agreements or under a margin account with Morgan Stanley as discussed below. At September 30, 2006, the repurchase agreements had a weighted-average maturity of 312 days and were secured by RMBS, CDO subordinated notes and CLO notes and preferred shares with an estimated fair value of $289.1 million. The net amount at risk, defined as fair value of securities sold, plus accrued interest income, minus repurchase agreement liabilities and accrued interest expense, with all counterparties was $34.1 million at September 30, 2006.

During July 2005, we entered into warehouse and master participation agreements with Goldman Sachs Credit Partners L.P., or GSCP, providing that GSCP funds 80% of the purchase price of loans by GSC Capital Corp. Loan Funding 2005-1, our consolidated VIE, during the warehouse period in return for a participation interest in the interest earned on the loans of LIBOR plus 0.45%. In addition, the agreements provided for a guarantee by us to GSCP of the first $50 million in losses on the portfolio of bank loans. This liability was settled with the proceeds from the issuance of CLO 2005-1 in January 2006.

On January 17, 2006, we issued five classes of investment grade CLOs to third party investors through our wholly-owned subsidiaries GSC Capital Corp. Loan Funding 2005-1 and GSC Loan Funding 2005-1 Corp., which we refer to as CLO 2005-1. In the transaction, CLO 2005-1 issued secured investment grade rated CLOs with a principal amount of $238.5 million, of which $208.5 million was funded at closing, to third party investors and we purchased through another wholly-owned subsidiary the two remaining classes of investment grade and below investment grade rated CLOs with a principal balance of $21.3 million and $16.2 million, respectively. We also purchased preferred shares with a par value of $24.0 million issued by CLO 2005-1. In May and August 2006, we borrowed an additional $25.0 million and $5.0 million, respectively, increasing the amount outstanding on the highest class of debt issued and reducing the unfunded portion to zero. On June 30, 2006, we sold to a third party investor the investment grade debt with a principal amount of $21.3 million that we had purchased at closing, increasing the total debt held by third parties to $259.8 million which is outstanding at September 30, 2006. CLO 2005-1 is primarily secured by up to $300 million of middle market loans and corporate bonds which we accumulated under a warehouse facility. The classes of CLOs sold to third parties were issued with floating rate coupons with a combined weighted average rate of LIBOR plus 0.48% (5.78% at September 30, 2006) and have a remaining expected average maturity of 7.4 years as of September 30, 2006. The Company incurred $3.8 million of issuance costs which will be amortized on a level yield basis over the average life of CLO 2005-1 raising the all-in effective borrowing cost to LIBOR plus 0.65%. For accounting purposes, CLO 2005-1 is a VIE for which we are the primary beneficiary and we include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade classes are treated as a secured financing and are non-recourse to us. Our maximum loss on this securitization is limited to $40,200, which is the amount we paid to acquire the lowest class of debt and the only class of preferred shares issued by this entity.

During October 2005, we entered into a warehouse and master participation agreement with Goldman Sachs Mortgage Company, or GSMC. GSMC financed the accumulation of mortgage backed securities for ABS 2005-1. The facility bore interest at a spread of 37 basis points over the Federal Funds Rate. In May 2006, we sold the accumulated assets to Goldman Sachs and agreed to purchase 25% of the equity issued in conjunction with the securitization of the loans and have agreed to fund 50% of any losses incurred on the portfolio prior to the securitization, up to $50 million. In return, we earn 50% of the net interest income on the portfolio up to the date of the securitization. The transaction did not qualify as a sale in accordance with SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and as such, the asset and liabilities are reported on our consolidated balance sheets as if the transaction had not occurred. In addition, the $7 million deposit along with the estimated earnings of the assets acquired directly by Goldman Sachs, the change in value of the assets since the sale to Goldman Sachs and the potential gain or loss from the transaction not closing prior to December 31, 2006 are reported as a derivative security valued at $6.0 million at September 30, 2006. In October 2006, we entered into an amended purchase agreement and obtained a true sale opinion which will allow us to report a sale for GAAP and tax purposes at that time. As a result, we will report a realized gain of $1.6 million from the sale in the fourth quarter of 2006. In connection with the amended purchase agreement, we also extended the date by which the securitization needs to occur from December 31, 2006 to January 31, 2007.

On January 10, 2006, we issued five classes of investment grade collateralized debt obligations, commonly known as CDOs, to third party investors through our wholly-owned subsidiaries GSC ABS CDO 2005-1, Ltd. and GSC ABS CDO 2005-1, Corp., which we refer to as ABS 2005-1. In the transaction, ABS 2005-1 issued secured investment grade rated CDOs with a principal amount of $290 million, and we purchased through another wholly-owned subsidiary the equity interests issued by ABS 2005-1. ABS 2005-1 is primarily secured by a $315.3 million guaranteed investment contract, or GIC, and up to $500 million notional value of CDS on mezzanine asset-backed obligations, with ABS, RMBS, CMBS and other CDO securities as reference obligations, which were entered into by ABS 2005-1. The GIC is a single, segregated securities account in which the CDO deposits cash with a rated provider and receives interest at a floating rate that matches the terms of the floating rate debt issued by the CDO. The five investment grade classes were issued with floating rate coupons with a combined weighted average rate of LIBOR plus 0.72% (6.13% at September 30, 2006) and have a remaining expected average maturity of 7.4 years as of September 30, 2006. The Company incurred $6.9 million of issuance costs which will be amortized on a level yield basis over the average life of ABS 2005-1 raising the all-in effective borrowing cost to LIBOR plus 0.99%. For accounting purposes, ABS 2005-1 is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade classes are treated as a secured financing, and are non-recourse to us. Our maximum loss on this securitization is limited to $25.0 million, which is the amount we paid to acquire the residual interest in this entity.

On March 20, 2006, we issued four classes of investment grade notes to third party investors through our wholly-owned subsidiary GSC Capital Corp. Mortgage Trust 2006-1,

which we refer to as MT 2006-1. In the transaction, MT 2006-1 issued secured investment grade rated notes with a principal amount of $421.9 million, and we purchased through another wholly-owned subsidiary the equity interests issued by MT 2006-1. Principal repayments of $59.7 million on underlying loans in pool were utilized to reduce the outstanding balance on the notes to $362.2 million at September 30, 2006. MT 2006-1 is primarily secured by a portfolio of residential adjustable rate whole loans with a face value of $373.9 million. The investment grade classes were issued with floating rate coupons with a combined weighted average rate of LIBOR plus 0.21% (5.58% at September 30, 2006) and have a remaining expected average maturity of 10.8 years as of September 30, 2006. The Company incurred $1.6 million of issuance costs which will be amortized on a level yield basis over the average life of MT 2006-1 raising the all-in effective borrowing cost to LIBOR plus 0.32%. For accounting purposes, MT 2006-1 is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade tranches are treated as a secured financing, and are non-recourse to us. Our maximum loss on this securitization is $17.8 million, which is the amount we paid to acquire the bottom four classes of debt and residual interest in this entity.

On March 31, 2006, we issued four classes of investment grade CDOs to third party investors through our wholly-owned subsidiaries GSC ABS CDO 2006-1c, Ltd. and GSC ABS CDO 2006-1c, Corp., which we refer to as ABS 2006-1c. In the transaction, ABS 2006-1c issued secured investment grade rated CDOs with a principal amount of $140 million, and we purchased through another wholly-owned subsidiary the equity interests issued by ABS 2006-1c. ABS 2006-1c is primarily secured by a $165 million market value swap account, or MVS account, and up to $550 million notional value of CDS on mezzanine asset-backed obligations, with midprime and subprime RMBS and CMBS as reference obligations, which were entered into by ABS 2006-1c. The MVS account is a single, segregated securities account held in the name of the trustee in trust for the benefit of the secured parties. The counterparty for the MVS receives the proceeds of the CDO debt issuance and purchases AAA-rated securities on which it pays the CDO a variable rate of interest that matches the terms of the CDO debt. The assets are held by the CDO, but any gains or losses along with any excess interest or shortfalls are passed on to the counterparty. The investment grade classes were issued with floating rate coupons with a combined weighted average rate of LIBOR plus 1.12% (6.62% at September 30, 2006) and have a remaining expected average maturity of 6.6 years as of September 30, 2006. The Company incurred $10.7 million of issuance costs which will be amortized on a level yield basis over the average life of ABS 2006-1c raising the all-in effective borrowing cost to LIBOR plus 2.10%. For accounting purposes, ABS 2006-1c is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade classes are treated as a secured financing, and are non-recourse to us. Our maximum loss on this securitization is limited to $25 million, which is the amount we paid to acquire the residual interest in this entity.

On June 23, 2006, we issued ten tranches of investment grade notes to third party investors through our wholly- owned subsidiaries GSC Capital Corp. Mortgage Trust 2006-2, which we refer to as MT 2006-2. In the transaction, MT 2006-2 issued secured investment grade rated notes with a principal amount of $536.5 million, and we purchased through another wholly-owned subsidiary one class of debt with a principal balance of $2.7 million and the equity interests issued by MT 2006-2. Principal repayments of $36.2 million on underlying loans in the pool were utilized to reduce the outstanding balance on the notes to $500.3 million at September 30, 2006. MT 2006-2 is primarily secured by a portfolio of residential adjustable rate whole loans with a current face value of $505.7 million. The investment grade tranches were issued at floating rates with a combined weighted average rate of LIBOR plus 0.20% (5.53% at September 30, 2006) and have a remaining expected average maturity of 15.6 years as of September 30, 2006. The Company incurred $2.0 million of issuance costs which will be amortized on a level yield basis over the average life of MT 2006-2 raising the all-in effective borrowing cost to LIBOR plus 0.32%. For accounting purposes, MT 2006-2 is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade tranches are treated as a secured financing, and are non-recourse to us. Our maximum loss on this securitization is $17.2 million, which is the amount we paid to acquire the lowest class of debt and residual interests.

We completed a private offering of the notes in July 2005, in which we raised gross proceeds of approximately $97.9 million. The notes pay interest semi-annually every January 15th and July 15th which began on January 15, 2006.

Stockholders’ Equity

Our stockholders’ equity at September 30, 2006 totaled $73.2 million. Included in our stockholders’ equity as of September 30, 2006, is accumulated other comprehensive loss totaling $14.4 million, primarily arising of unrealized losses on available-for-sale securities partially offset by unrealized gains on cash flow interest rate swaps.

Results of Operations for the Period from July 11, 2005 (commencement of operations) to December 31, 2005

Summary

Our net loss for the period from July 11, 2005 to December 31, 2005 was $1,674,000 or $0.42 per weighted-average basic and diluted share outstanding. As a company that recently commenced operations, we have incurred significant operating expenses which contributed to our net loss. This included $560,000 of organization costs and $250,000 of audit costs for our September 30, 2005 audit in connection with the registration statement, which we do not expect to recur in 2006. We also incurred losses of $2.2 million in connection with the sale of $172.1 million of agency RMBS as we restructured the portfolio to higher yielding assets. In addition, we have incurred significant non-cash costs relating to the amortization of stock issued and the expense of options issued to our Manager. We expect to continue to incur these expenses and costs in 2006.

Net Investment Income

Net investment income for the period from July 11, 2005 to December 31, 2005 was $5.3 million. During this period, earnings on our investments, which were largely comprised of securities that pay a fixed rate of interest for at least a portion of their duration, were offset by increased financing costs, which are based on LIBOR, as a result of increasing short-term interest rates. Investment income of $38.5 million primarily consisted of $33.6 million in interest income on RMBS securities, $0.7 million in dividend income on short-term investments and REIT common stock, $3.0 million interest income on bank loans and $1.2 million in interest income on corporate debt securities. Investment expenses consisted of interest expense of $32.4 million of which $25.0 million related to repurchase agreements, $3.3 million related to 7.25% convertible notes, $0.6 million related to interest rate swaps and $3.0 million related to bank loans. Other investment expenses of $857,000 consisted primarily of derivative structuring costs and development of a credit analytics system.

Net Investment Gains and Losses

Net investment loss for the period from July 11, 2005 to December 31, 2005 of $1.8 million consisted of losses realized on the sale of $172.1 million of agency ARMs which were sold to free up capital for new higher yielding investments offset by $312,000 of unrealized gains on a swaption not designated as part of our hedging strategy and $54,000 unrealized gain on the ineffective portion of an interest rate swap designated as a hedge.

Non-Investment Expenses

Non-investment expenses for the period from July 11, 2005 to December 31, 2005 were $5.1 million. We recorded $1.5 million of base management fees payable to GSC Group in accordance with our management agreement and $344,000 of deferred compensation related to the amortization of the restricted stock and stock options granted to GSC Group. GSC Group did not earn an incentive fee during the period from July 11, 2005 to December 31, 2005. Organization costs of $560,000 were expensed. Directors’ expenses and insurance premiums expense for directors and officers totaled $396,000. We also incurred other general and administrative expenses, including primarily legal fees and accounting fees, travel reimbursements and occupancy costs of $2.3 million.

Results of Operations for the Three Months and Nine Months ended
September 30, 2006

Summary

Our net income for the nine months ended September 30, 2006 was $1,307,000, or $0.33 per weighted-average basic and diluted share outstanding. We generated $16.8 million of net investment income, which included $1.5 million of unrealized gains on CDS, and $1.0 million of other losses, primarily from net unrealized losses on other derivatives. We incurred other expenses of $10.3 million and recorded $2.9 million of income taxes, primarily current taxes related to taxable net income generated by our TRS.

Our net loss for the three months ended September 30, 2006 was $5,667,000, or ($1.41) per weighted-average basic and diluted share outstanding. Net investment income of $133,000 was impacted by the recording of $5.7 million of unrealized losses on CDS. We also incurred $3.4 million of other losses, primarily the recording of unrealized losses on other derivatives. We incurred other expenses of $4.0 million and recorded $1.6 million of income taxes, comprised of current taxes payable from the earnings of our TRS and the reversal of previously recorded deferred income taxes related to unrealized gains on the CDS recorded in the first and second quarters.

Our earnings for the three and nine months ended September 30, 2006 are impacted by market value adjustments which flow through the income statement for such periods. These unrealized gains and losses result from changes in the value of CDS from consolidated VIEs and changes in values of certain of our interest rate swap positions. Below is a reconciliation of our earnings for the three months ended March 31, 2006, June 30, 2006 and September 30,

2006 and the nine months ended September 30, 2006 on a GAAP basis to earnings without these unrealized gains and losses included (in thousands):

	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31,	June 30,	September 30,	September 30,
	2006	2006	2006	2006
Net income (loss) as reported	4,222	2,752	(5,667)	1,307
Unrealized (gains) losses included above
Change in value of CDS	(5,178)	(2,073)	5,718	(1,533)
Less: Tax effect of change in value of CDS	2,387	956	(2,636)	707
Change in value of interest rate swaps	(984)	(13)	4,161	3,164

Total unrealized (gains) losses	(3,775)	(1,130)	7,243	2,338

Net income without unrealized gains and losses	$447	$1,622	$1,576	$3,645

We believe that this presentation is useful to investors as it eliminates earnings and losses which will be reversed in the future as the CDS and interest rate swaps near maturity. It is not our intent to sell the CDS or settle the interest rate swaps prior to their maturity and as these securities have zero value at maturity, any changes in value will be reversed over the period to maturity. Net income without unrealized gains and losses is not a GAAP measure and should not be considered as a substitute for our GAAP net income as a measure of our financial performance.

Net Investment Income

Net investment income for the three and nine months ended September 30, 2006 was $133,000 and $16.8 million, respectively. During the nine month period, we entered into a CLO transaction and two CDO transactions that generate investment income at variable rates which are financed with variable rate liabilities. The CDO transactions generated significant net investment income, including net unrealized gains from the CDS for which the CDO sold protection. For the two whole loan transactions, which generally earn interest at fixed rates over the initial terms and are financed with variable rate liabilities, we have entered into interest rate swaps to reduce the interest rate risk. Through these transactions, we have been able to generate positive net investment income while interest rates have continued to rise.

For the nine months ended September 30, 2006, investment income of $133.8 million consisted primarily of $63.3 million in interest income on RMBS securities, $35.4 million of interest income on loans, $13.5 million of net CDS revenue, including $12.0 million of premiums collected and $1.5 million of unrealized gains on CDS, $15.6 million in interest income from the GIC and MVS of the CDO transactions, $3.4 million in interest income on corporate debt securities and $1.9 million in dividend income on short-term investments and REIT common stock. Interest expense for the nine months ended September 30, 2006 was $117.0 million, of which $7.4 million related to borrowings on margin, $37.4 million related to repurchase agreements, $18.2 related to the notes issued by our consolidated CDOs, $9.0 related to the notes issued by our consolidated CLO, $19.9 related to the securitized residential whole loan notes, $17.6 million related to the ABS and CLO warehouse facilities, $6.2 million related to our 7.25% convertible notes and $1.3 million was other interest expense.

For the three months ended September 30, 2006, investment income of $48.9 million consisted primarily of $21.6 million in interest income on RMBS securities, $19.3 million in interest income on loans, $0.7 million in net CDS losses, including $5.0 million of premiums collected and $5.7 million of unrealized losses on CDS, $6.5 million in interest income from the GIC and MVS of the CDO transactions, $1.2 million in interest income on corporate debt securities and $0.7 million in dividend income on short-term investments and REIT common stock. Interest expense for the three months ended September 30, 2006 was $48.8 million, of which $7.4 million related to borrowings on margin, $7.3 million related to repurchase agreements, $7.5 related to the CDO notes, $3.7 related to the CLO notes, $13.1 related to the securitized residential whole loan notes, $7.1 million related to the ABS and CLO warehouse facilities, $2.1 million related to our 7.25% convertible notes and $0.6 million was other interest expense.

Other Revenues (Losses)

Other losses for the three and nine months ended September 30, 2006 were $3.4 million and $2.3 million, respectively, and consisted primarily of unrealized losses on other derivatives. Any change in value of our swaption and the ineffective portion of our swaps, generally from the use of balance guarantees on the whole loan trades, along with changes in non-cash flow derivatives is recognized as unrealized gains and losses in our income statement.

Other Expenses

Other expenses for the nine months ended September 30, 2006 were $10.3 million. We recorded $3.2 million of collateral management fees for which we were given a credit against any base management fees which would have been payable to GSC Group. We recorded $637,000 of deferred management fees related to the amortization of the restricted stock and stock options granted to GSC Group. GSC Group did not earn an incentive fee during the nine months ended September 30, 2006. Professional fees expensed, including those paid to our Manager, totaled $1.6 million. Directors’ expenses included a $300,000 expense for shares issued to the directors in January and $134,000 for retainers and board meeting attendance. We expensed $480,000 of premiums paid for directors and officers insurance. Servicing fees for the whole loan securitizations totaled $1.1 million. We incurred other general and administrative expenses of $1.8 million, including primarily information systems and technology costs of $1.0 million and administrative costs associated with operating the securitized transactions of $289,000.

Other expenses for the three months ended September 30, 2006 were $4.0 million. We recorded $1.3 million of collateral management fees for which we were given a credit against any base management fees which would have been payable to GSC Group. We recorded $215,000 of deferred management fees related to the amortization of the restricted stock and stock options granted to GSC Group. Professional fees, including those paid to our Manager, totaled $317,000. Directors’ expenses included $44,000 for retainers and board meeting attendance. We expensed $147,000 of premiums paid for directors and officers insurance. Servicing fees for the whole loan securitizations totaled $713,000. We incurred other general and administrative expenses of $493,000, including primarily information systems and technology costs of $333,000 and administrative costs associated with operating the securitized transactions of $118,000.

With the closing of the whole loan transactions, we began to record a provision for loan losses on the pools of whole loans which were purchased in accordance with our policy. While no loans were individually identified as impaired, we have evaluated the pools collectively for impairment and have expensed a provision for loan losses of $810,000 and $1,020,000 for the three and nine months ended September 30, 2006, respectively.

Results of Operations for the Period from July 11, 2005 to September 30, 2005

Summary

Our net loss for the period from July 11, 2005 to September 30, 2005 was $404,000, or ($0.10) per weighted-average basic and diluted share outstanding. As a company that recently commenced operations, we have incurred significant operating expenses which contributed to our net loss. In addition, we have incurred significant non-cash costs relating to the amortization of deferred compensation.

Net Investment Income

Net investment income for the period from July 11, 2005 to September 30, 2005 was $2.7 million. During this period, earnings on our investments, which were largely comprised of securities that pay a fixed rate of interest for at least a portion of their duration, were offset by increased financing costs, which are based on LIBOR, as a result of increasing short-term interest rates. Investment income of $15.3 million primarily consisted of $14.2 million in interest income on RMBS securities, $0.1 million in dividend income on short-term investments, $0.6 million in interest income on bank loans and $0.4 million in interest income on corporate debt securities. Investment expenses consisted of interest expense of $12.6 million, of which $10.1 million related to repurchase agreements, $1.7 million related to our 7.25% convertible notes, $0.4 million related to interest rate swaps and $0.4 million related to bank loans.

Net Investment Gains and Losses

Net investment gains for the period from July 11, 2005 to September 30, 2005 of $302,000 consisted of $237,000 of unrealized gain on a swaption not designated as part of our hedging strategy and $65,000 of unrealized gain on the ineffective portion of an interest rate swap designated as a hedge.

Non-Investment Expenses

Non-investment expenses for the period from July 11, 2005 to September 30, 2005 of $3.4 million consisted of $717,000 of base management fees payable to GSC Partners in accordance with our management agreement and $354,000 of deferred compensation related to the amortization of the restricted stock and stock options granted to GSC Partners. GSC Partners did not earn an incentive fee during the period. Organization costs of $559,000 were expensed as incurred. Directors’ expenses and insurance premiums expense for directors and officers insurance was $189,000. We incurred $752,000 of professional fees and $838,000 of other general and administrative expenses, including reimbursement of expenses paid on our behalf by our manager, primarily occupancy expenses and information technology charges.

Contractual Obligations and Commitments

We entered into a management agreement with our Manager, effective upon the closing of our July 11, 2005 private offering which was amended and restated effective as of August 7, 2006. The initial term of the management agreement is through December 31, 2008, with automatic, one-year renewals at the end of each year. Pursuant to the management agreement, our Manager implements our business strategy on a day-to-day basis and performs certain services for us, subject to oversight by our board of directors. Our Manager is responsible for, among other duties, performing all of our day-to-day functions, determining investment criteria in conjunction with our board of directors, sourcing, analyzing and executing investments, asset sales and financings, performing asset management duties and providing finance, accounting and administrative services.

Under the management agreement, our Manager is entitled to receive a base management fee, incentive compensation and reimbursement of certain expenses as described in the management agreement. Such fees and expenses do not have fixed and determinable payments. The base management fee is payable quarterly in arrears in an amount equal to one quarter (1/4) of our equity times 1.75% provided that the foregoing calculation is subject to adjustment to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and our independent directors and approval by a majority if the independent directors in the case of our non-cash charges. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

In addition to the base management fee, our Manager shall receive quarterly incentive compensation in an amount equal to the product of: (i) twenty-five percent (25%) of the dollar amount by which (A) our net income per share (determined in accordance with GAAP), which includes realized and unrealized gains and losses, and before non-cash equity compensation expense and before incentive compensation plus interest expense related to the notes and, to the extent not included in interest related to the notes, amortization of debt discount and issuance costs with respect to the notes, for the quarter per share (assuming full conversion of all outstanding notes into common shares at the beginning of the quarter at the then applicable conversion rate) exceeds (B) an amount equal to (1) the weighted average of the price per share of the common shares in the initial offering and any subsequent offerings of our common stock, including common shares issuable upon conversion of the notes assuming a conversion price of $25 per share, and the prices per common shares in any subsequent offerings by us, in each case at the time of issuance thereof, multiplied by (2) the greater of (a) 2.25% and (b) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of common shares outstanding during the quarter, further assuming full conversion of the notes into common shares at the beginning of the quarter at the then applicable conversion rate; provided, that for the purpose of determining the incentive compensation fee, the notes will include those issued in connection with the exercise of the option granted to the initial purchasers in the July 2005 private offering and provided, further, that the foregoing calculation of incentive compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP and any unrealized gains or losses from derivative securities and hedging activities, as well as non-cash charges after discussion between our Manager and our independent directors and approval by our majority of our independent directors in the case of non-cash charges.

During the first quarter of 2006, we entered into a letter agreement with our Manager under which the management fee due will be reduced on a dollar-for-dollar basis by the amount of fees received by the Manager from investments which we invest in CDOs managed by our Manager. The credit is limited to the quarterly amount due for management fees, with no additional credit carried forward for future fees. This agreement goes beyond what is required by the terms of the management agreement and our Manager has reserved the right to change this policy at any time. Our Manager has also agreed to waive charging us for certain occupancy costs on a temporary basis.

The following table sets forth information about our contractual obligations as of December 31, 2005:

	Payments Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Debt Obligations
Repurchase Agreements	1,286,616	1,286,616	—	—	—
ABS Warehouse Facility (1)	194,962	194,962	—	—	—
CLO Warehouse Facility (1)	154,370	154,370	—	—	—
7.25% Convertible Senior Notes	97,900	—	—	97,900	—
Base Management Fee (2)	—	—	—	—	—

Total	1,733,848	1,635,948	—	97,900	—

(1)	The warehouse facilities have been or will be repaid through the issuance of bonds through a CDO which will not require any additional funding by us.

(2)	Pursuant to a letter agreement with our Manager under which the management fee due will be reduced on a dollar-for-dollar basis by the amount of fees received by the Manager from investments which we invest in and CDOs managed by our Manager, the credits were sufficient to reduce the management fee to zero beginning in the first quarter of 2006. Future equity raises may result in additional fees that may not be covered by these arrangements, which we cannot estimate at this time.

Off-Balance Sheet Arrangements

As of September 30, 2006 we did not maintain any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, or special purpose or variable interest entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, as of September 30, 2006 we had not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Liquidity and Capital Resources

We held cash and cash equivalents of $1.7 million at September 30, 2006.

Our operating activities provided cash flows of $3.1 million during the nine months ended September 30, 2006.

Our investing activities used cash flows of $1.6 billion during the nine months ended September 30, 2006 primarily for the purchase of available-for-sale securities and loans held-for-investment. We made purchases of available-for-sale securities and loans held for investment during the nine months ended September 30, 2006 of $409.6 million and $1.2 billion, respectively.

Our financing activities provided cash flows of $1.6 billion during the nine months ended September 30, 2006 primarily from net borrowings on margin and under repurchase agreements and the issuance of debt on our securitization transactions.

We expect to continue to borrow funds on margin and in the form of repurchase agreements and under our new margin agreement with our prime broker and issue more securitized debt. As of September 30, 2006, we had established seven borrowing arrangements with various investment banking firms and other lenders, five of which were in use on September 30, 2006. Increases in short-term interest rates could negatively impact the valuation of our mortgage-related assets, which could limit our borrowing ability or cause our lenders to initiate margin calls. Amounts due upon maturity of our repurchase agreements will be funded primarily through the margin account established with Morgan Stanley and other repurchase agreements.

The following table presents certain information regarding our risk exposure on our margin account and repurchase agreements as of September 30, 2006:

		Weighted-Average
		Maturity of
	Amount	Repurchase
	at Risk (1)	Agreement in Days
	(In thousands)

Borrowings on margin:
Morgan Stanley	$57,580	N/A
Repurchase Agreements:
Bear, Stearns & Co. Inc.	$5,773	18
Lehman Brothers Inc.	835	44
Greenwich Capital Markets	(1,107)	383
Morgan Stanley	26,510	6
Liquid Funding, Ltd.	2,067	22

Total	$91,658

(1)	Equal to the fair value of securities sold or pledged, plus accrued interest income, minus repurchase agreement liabilities or borrowings on margin and accrued interest expense.

The repurchase agreements for our repurchase facilities generally include covenants or other customary provisions contained in the standard master repurchase agreement as published by industry groups and generally require us to transfer additional securities to the counterparty in the event the value of the securities then held by the counterparty in the margin account falls below specified levels and contain events of default in cases where we breach our obligations under the agreement. The repurchase agreement for one repurchase facility includes provisions that (i) would require us to pay an exit fee upon any election to terminate a transaction prior to the termination date set forth in the relevant confirmation and (ii) would cause us to be in default under the repurchase agreement upon any acceleration, liquidation, disaffirmation or repudiation of certain other agreements with the same counterparty and/or another financial institution. An event of default or termination event under the standard master repurchase agreement or additional provisions explained above would give our counterparty the option to terminate all repurchase transactions existing with us and make any amount due by us to the counterparty to be payable immediately.

We intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. In order to maintain our qualification as a REIT and to avoid corporate-level income tax on the income we distribute to our stockholders, we are required to distribute at least 90% of our REIT taxable income and short-term capital gains on an annual basis. This requirement can impact our liquidity and capital resources.

For our short-term (one year or less) and long-term liquidity, we also rely on the cash flow from operations, primarily monthly principal and interest payments to be received on our mortgage-backed securities, as well as any primary securities offerings authorized by our board of directors and through our match-funded CDO strategy. Our CDO strategy is dependent upon our ability to place the match-funded debt we intend to create in the market at spreads that provide a positive arbitrage. If spreads for CDO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute the CDO strategy will be restricted.

Based on our current portfolio, leverage rate and available borrowing arrangements, we believe that existing equity capital, combined with the cash flow from operations and the utilization of borrowings, will be sufficient to enable us to meet anticipated short-term (one year or less) liquidity requirements such as to fund our investment activities, pay fees under our management agreement, fund our distributions to stockholders and for general corporate expenses. We believe that the agency ARMs that we hold are liquid and can be sold at short notice if we have a need for liquidity that cannot be met with our equity capital, cash flow or operating and borrowing capacity. We may recognize losses as a result of such sale as all of our current agency ARM investments show a loss when marked to market as of September 30, 2006. Prior to our entering into our new prime brokerage agreement, an increase in prepayment rates substantially above our expectations could have caused a temporary liquidity shortfall due to the timing of the necessary margin calls on the financing arrangements and the actual receipt of the cash related to principal paydowns. Our new prime brokerage agreement provides for the financing of principal and interest receivables on the margined ARM portfolio, which mitigates the exposure for higher prepayment rates. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may have to sell debt or additional equity securities. If required, the sale of MBS at prices lower than their carrying value would result in losses and reduced income. At September 30, 2006, we had over $39.6 million of additional capacity, which we will utilize to make additional investments, including mezzanine loans and B-notes during the fourth quarter of 2006 and reserve for short-term liquidity needs. We may, from time to time, raise additional funds through repurchase agreements.

Our ability to meet our long-term (greater than one year) liquidity and capital resource requirements will be subject to obtaining additional debt financing and equity capital and the repayment of the investments securing the related debt. This offering will increase our long term capital resources; however, we currently anticipate needing to obtain additional debt financing and equity capital. We may increase our capital resources by making public offerings of equity securities, possibly including classes of preferred stock, common stock, commercial paper, medium-term notes, CDOs, collateralized mortgage obligations and senior or subordinated notes. Such financing will depend on market conditions for capital raises and for the investment of any proceeds. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock.

We generally seek to borrow (on a recourse basis) between eight and twelve times the sum of the amount of our equity plus the amount of proceeds received from the issuance of our 7.25% notes. The ratio of our total debt, excluding the amount of our convertible senior notes and securitized debt, to the sum of the amount of our equity plus the amount of proceeds received from the issuance of our notes is referred to in the following discussion as the “leverage ratio.” At September 30, 2006, our total debt was $1.7 billion (excluding debt relating to the notes and non-recourse securitized debt), which represented a leverage ratio of approximately 9.8 to one. If our leverage ratio at September 30, 2006 were 12 to one, our total debt would have been $2.1 billion, which represents an additional $382 million in borrowing.

REIT Taxable Income

REIT taxable income is calculated according to the requirements of the Internal Revenue Code, rather than GAAP. The following table reconciles GAAP net income to REIT taxable income for the nine months ended September 30, 2006:

GAAP net income	$1,307

Adjustments to GAAP net income:
Earnings of TRS, net of taxes	(3,368)
Amortization of organization costs for tax	(39)
Unrealized gains on derivatives	3,164
Net tax adjustments related to grant of restricted stock and options	637
Provision for loan losses not currently deductible for tax	1,020
Impairment loss	177
Utilization of capital loss carryforward from 2005	(1,047)
Other	4

Net adjustments to GAAP net income	548

Estimated REIT taxable income	$1,855

We believe that the presentation of our REIT taxable income is useful to investors because it demonstrates to investors the minimum amount of distributions we must make in order to maintain our qualification as a REIT and not be obligated to pay federal and state income taxes. However, beyond our intent to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification, we do not expect that the amount of distributions we make will necessarily correlate to our REIT taxable income. Rather, we expect to determine the amount of distributions we make based on our cash flow and what we believe to be an appropriate and competitive dividend yield relative to other specialty finance companies and mortgage REITs. REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, we do not consider REIT taxable loss to be a reliable measure of our liquidity although the related distribution requirement can impact our liquidity and capital resources. Moreover, there are limitations associated with REIT taxable income as a measure of our financial performance over any period. REIT taxable income does not include any net income or losses that are generated by our TRSs (as earnings from our TRS are not REIT taxable income unless dividends are declared from the TRS to the REIT) and includes adjustments for non-taxable/non-deductible items which are included in our GAAP net income. As cash is available from the operations of the TRS, our TRS may declare dividends which would further increase our required distributions. As a result, REIT taxable income should not be considered as a substitute for our GAAP net income and GAAP net income as adjusted for unrealized gains and losses as a measure of our financial performance.

Inflation

A large proportion of our assets and liabilities are interest rate sensitive. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors based primarily by our net income as calculated for tax purposes; in each case, our activities and balance sheet are measured with reference to historical cost and or fair market value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risk

As of September 30, 2006, the primary components of our market risk are described below. While we do not seek to avoid risk completely, we do believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Interest Rate Risk

We are subject to interest rate risk in connection with our investments in hybrid adjustable rate RMBS and residential whole loans and our related debt obligations, which are generally repurchase agreements of limited duration or borrowing with our prime broker under a margin account that are periodically refinanced at current market rates. We mitigate this risk through utilization of derivative contracts, primarily interest rate swap agreements.

Yield Spread Risk

Most of our investments are also subject to yield spread risk. The majority of our fixed rate securities are valued based on a market credit spread over the rate payable on fixed rate U.S. Treasuries of like maturity. In other words, their value is dependent on the yield demanded on such securities by the market, as based on their credit relative to U.S. Treasuries. Our variable rate investments generally trade at a spread over a reference rate, typically LIBOR. An excessive supply of these securities combined with reduced demand will generally cause the market to require a higher yield on these securities, resulting in the use of a higher or “wider” spread over the benchmark rate (usually the applicable U.S. Treasury security yield) to value these securities. Under these conditions, the value of our real estate securities portfolio would tend to decrease. Conversely, if the spread used to value these securities were to decrease or “tighten,” the value of our real estate securities would tend to increase. Such changes in the market value of our real estate securities portfolio may affect our net equity or cash flow either directly through their impact on unrealized gains or losses on available-for-sale securities by diminishing our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow and access capital.

Credit Default Swap Risk

We have and may continue to use credit default swap transactions to mitigate credit risk exposure to certain assets, or the referenced asset, held by us, or to increase credit risk exposure to the referenced asset by creating a notional investment position for us. Under a credit default swap arrangement, the protection buyer, whose intention is to reduce its credit risk exposure to the referenced asset, pays a premium to the protection seller, who assumes the credit risk of the referenced asset. This premium is paid at regular intervals (usually quarterly) over the term of the swap arrangement. In return for the premium paid, the protection buyer is entitled to receive from the protection seller full payment for a loss arising from a credit default event of the referenced asset. A credit default event may be triggered by bankruptcy, failure to pay or restructuring of the issuer of the referenced asset. If a credit default event occurs, the swap may be settled by either the physical delivery of the referenced asset for proceeds equal to par value, or a cash payment equal to the loss amount. If there is no credit default event, no contingent amount is payable.

As a protection seller, losses may arise due to a credit default event. As a protection buyer, losses may arise if the counterparty does not perform under the arrangement. For both the protection buyer and protection seller, such loss is limited to the intrinsic value of the credit default swap, which is calculated as the difference between the par value of the referenced asset and its prevailing market price immediately after default.

Credit default swap transactions involve greater risks than if we had invested in the referenced asset directly. In addition, the use of credit default swap transactions is a highly specialized activity that involves investment techniques and risks that are different from those associated with ordinary portfolio securities transactions. If we are incorrect in our forecasts of the interest rates, currency exchange rates or market values or our assessments of the credit risks, relevant to these transactions that we enter, the investment performance of our investment portfolio may be less favorable than it would have been if we had not entered into them. Because these arrangements are bilateral agreements between the counterparty and us, each party is exposed to the risk of default by the other. In addition, they may involve a small investment of cash compared to the risk assumed with the result that small changes may produce disproportionate and substantial gains or losses to our investment portfolio. However, our obligations under swap agreements generally are collateralized by cash or government securities based on the amount by which the value of the payments that we are required to pay exceed the value of the payments that its counterparty is required to make. We segregate liquid assets equal to any difference between that excess and the amount of collateral that we are required to provide. Conversely, we require our counterparties to provide collateral on a comparable basis except in those instances in which we are satisfied with the claims paying ability of the counterparty without such collateral.

Prepayment Risk

Prepayments are the full or partial repayment of principal prior to the original term to maturity of a mortgage loan and typically occur due to refinancing of mortgage loans. Prepayment rates for existing RMBS and residential whole loans generally increase when prevailing interest rates fall below the market rate existing when the underlying mortgages were originated. In addition, prepayment rates on adjustable rate and hybrid adjustable rate RMBS and residential whole loans generally increase when the difference between long-term and short-term interest rates declines or becomes negative. Prepayments of RMBS and residential whole loans could harm our results of operations in several ways. Some adjustable rate mortgages underlying our adjustable rate RMBS may bear initial “teaser” interest rates that are lower than their “fully-indexed” rates, which refers to the applicable index rates plus a margin. In the event that such an adjustable rate mortgage is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the holder of the related residential mortgage-backed security would have held such security while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the expected life of the adjustable rate residential mortgage-backed security. Although we currently do not own any adjustable rate RMBS with “teaser” rates, we may obtain some in the future which would expose us to this prepayment risk. Additionally, we currently own RMBS and residential whole loans that were purchased at a premium. The prepayment of such RMBS and residential whole loans at a rate faster than anticipated would result in a write-off of any remaining capitalized premium amount and a consequent reduction of our net interest income by such amount. Finally, in the event that we are unable to acquire new RMBS or residential whole loans to replace the prepaid RMBS and residential whole loans, our financial condition, cash flow and results of operations could be negatively impacted.

Extension Risk

We invest in hybrid adjustable rate RMBS and residential whole loans, which have interest rates that are fixed for the first few years of the loan (typically three, five or seven years) and thereafter reset periodically on the same basis as adjustable rate RMBS or residential whole loans. We compute the projected weighted-average life of our hybrid adjustable rate RMBS and residential whole loans based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when a fixed-rate or hybrid adjustable rate residential mortgage-backed security is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related RMBS. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related residential mortgage-backed security. Generally, for residential whole loan securitizations, interest rate swaps are required to mitigate the risks of rising interest rates.

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related RMBS and residential whole loans could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid adjustable rate RMBS would remain fixed. This situation may also cause the market value of our hybrid adjustable rate RMBS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Hybrid adjustable rate RMBS and Residential Whole Loans Interest Rate Cap Risk

We also invest in hybrid adjustable rate RMBS and residential whole loans which are based on mortgages that are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the security’s interest yield may change during any given period. However, our borrowing costs pursuant to our repurchase agreements will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our hybrid adjustable rate RMBS would effectively be limited by caps as low as 9.8%, 9.4% and 9.9% for our 3/1, 5/1 and 7/1 ARMs, respectively. Similarly, our and residential whole loans also have caps which could limit the rates that can be charged to the individual borrowers. This problem will be magnified to the extent we acquire hybrid adjustable—rate RMBS and residential whole loans that are not based on mortgages which are fully indexed. In addition, the underlying mortgages may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our hybrid adjustable rate RMBS than we need in order to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

We intend to fund a substantial portion of our acquisitions of hybrid adjustable rate RMBS with borrowings that, after the effect of hedging, have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of the RMBS. Thus, we anticipate that in most cases the interest rate indices and repricing terms of our mortgage assets and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. Therefore, our cost of funds would likely rise or fall more quickly than would our earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact our financial condition, cash flows and results of operations. To mitigate interest rate mismatches, we may utilize hedging strategies discussed above.

Our analysis of risks is based on management’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Effect on Net Interest Income

We fund our investments in long-term, hybrid adjustable rate RMBS and whole loan mortgages with short-term borrowings under repurchase agreements and securitized debt. During periods of rising interest rates, the borrowing costs associated with those hybrid-adjustable rate RMBS and whole loan mortgages tend to increase while the income earned on such hybrid adjustable rate RMBS (during the fixed-rate component of such securities) may remain substantially unchanged. This results in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses.

Through September 30, 2006, we entered into six contracts of interest rate swaps and one swaption. The $200 million swaption was cash settled in September 2006 and we received a cash payment of $1.45 million. The following table summarizes the estimated net fair value of the interest rate sensitive derivative instruments held at September 30, 2006 (amounts in thousands):

	Notional	Fair Value

Interest rate swaps:
Assets	$863,949	$4,889
Liabilities	269,411	(2,147)

Net fair value		$2,742

During the fourth quarter of 2006, we replaced the swaption by entering into an additional $200 million of interest rate swaps.

Hedging techniques are partly based on assumed levels of prepayments of our fixed-rate and hybrid adjustable rate RMBS. If prepayments are slower or faster than assumed, the life of the RMBS will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Effect on Fair Value

Another component of interest rate risk is the effect changes in interest rates will have on the market value of our assets. We face the risk that the market value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.

The following sensitivity analysis table shows the estimated impact on the fair value of our interest rate-sensitive investments, borrowings on margin and repurchase agreement liabilities and derivatives, at September 30, 2006, assuming rates instantaneously fall 50 basis points and rise 50 basis points:

	Interest Rates		Interest Rates
	Fall	Interest Rates	Rise of
	50 Basis Points	Unchanged	50 Basis Points
	(In thousands)

Hybrid adjustable rate RMBS
Fair value	$1,169,842	$1,154,674	$1,140,158
Change in fair value	15,168		(14,516)
Change as a percent of fair value	1.3%		(1.3)%
Residential Whole Loans
Fair value	$905,870	$895,550	$885,231
Change in fair value	10,320		(10,320)
Change as a percent of fair value	1.2%		(1.2)%
Borrowings on Margin and Repurchase Agreements
Fair value	$1,160,685	$1,160,685	$1,160,685
Change in fair value	n/m		n/m
Change as a percent of fair value	n/m		n/m
Designated and undesignated derivatives
Fair value	$(2,942)	$8,704	$20,132
Change in fair value	(11,646)		11,428
Change as a percent of fair value	(133.8)%		131.3%

It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 50 basis points from current levels. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change beyond 50 basis points. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the fair value of our assets would likely differ from that shown above and such difference might be material and adverse to our stockholders.

Risk Management

To the extent consistent with maintaining our REIT status, we seek to manage our interest rate risk exposure to protect our portfolio of RMBS and other mortgage securities and related debt against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our MBS and our borrowings;

•	attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using derivatives, financial futures, swaps, options, caps, floors and forward sales, to adjust the interest rate sensitivity of our MBS and our borrowings; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our MBS and the interest rate indices and adjustment periods of our borrowings.

BUSINESS

Our Company

We are a specialty finance company formed in May 2005 to invest in real estate-related securities, real estate loans and instruments and various other asset classes. We have elected and qualified to be taxed as a REIT for federal income tax purposes under the federal income tax laws for the taxable year ended December 31, 2005 and expect to qualify as a REIT in subsequent tax years. Our objective is to provide competitive risk-adjusted returns to our investors through a combination of dividends and capital appreciation by constructing an investment portfolio that is diversified and leveraged where appropriate. To achieve this objective, we are currently investing primarily in prime and sub-prime RMBS, whole mortgage loans, middle market loans, corporate bonds and residual equity positions in CDOs and a CLO. We also began to invest in bridge loans and junior interests in commercial mortgage loans, known as mezzanine loans and B Notes, in the fourth quarter of 2006. Overall, our investment portfolio is and will likely continue to be highly leveraged. Future dividends and capital appreciation are not guaranteed, and we may not be able to achieve our performance objectives as our operating history and our REIT experience are limited. We are externally managed and advised by GSCP (NJ), L.P., a Securities and Exchange Commission-registered investment advisor.

Our investment portfolio is structured to comply with the various federal income tax requirements for REIT status and the requirements for exclusion from regulation under the 1940 Act. Currently, we invest and intend to continue to invest primarily in the following asset classes:

•	Real estate-related securities, principally agency backed, or agency, and non-agency backed, or private label RMBS, as well as other real estate-related securities, including CMBS, either directly or indirectly through CDS;

•	Whole loan residential mortgages sourced through primary originators, mortgage conduits and the secondary market;

•	Senior secured loans to middle market companies, or middle market loans, and senior secured loans to larger companies that are more broadly syndicated senior secured loans;

•	Tranches of ABS, including CDOs or CLOs, collateralized by residential or commercial mortgage loans or home equity loans, either directly or indirectly through CDS; and

•	Leveraged finance instruments, including, but not limited to, high yield corporate bonds, distressed debt securities and corporate mezzanine loans and other investments, including private and public equity investments.

We refer to senior secured bank loans to middle market companies as middle market loans. The term “middle market” generally refers to companies with annual EBITDA between $5 million and $50 million. Substantially all middle market loans are issued by below investment grade issuers that have more conservative capital structures, due in part to limited access to capital markets, have more competitive security packages, which typically include a blanket first lien on all of the respective borrowers’ unencumbered assets and have more attractive yield spreads than senior secured bank loans to larger companies subscribed to by institutional lenders, also referred to as broadly syndicated loans. All of our existing middle market loans are made to below investment grade and unrated companies. Distressed debt securities are generally debt securities that are under performing and trade at a discount to par and a significant discount to underlying asset value, a low multiple of actual and expected cash flow, or a high yield to maturity.

We currently, and intend to continue to, invest in the asset classes described above primarily in three ways. First, we purchase certain asset classes directly, including agency RMBS, REIT common stock, certain corporate bonds, which were $8.1 million at September 30, 2006, tranches of CDOs and, in the fourth quarter of 2006, mezzanine loans and B Notes. Second, we acquire certain assets for future securitizations. For example, the non-agency backed RMBS we acquired in 2005 and early 2006, which had a fair market value of $495.0 million at September 30, 2006, were subsequently sold to a warehouse provider in October 2006 and are intended be issued in a CDO in the first quarter of 2007. Finally, we acquire the remainder of our assets by purchasing certain tranches or classes of CDOs, a CLO and whole loan securitizations, which were VIEs for which we were the primary beneficiary. While, in the case of the securitizations, our exposure to loss is limited to our investment in the particular securitization vehicle, we are required to consolidate all of the assets and non-recourse debt on our balance sheet. Accordingly, as of September 30, 2006 we had consolidated cash and investments totaling $1.67 billion, including $493.4 million of restricted cash, and non-recourse debt totaling $1.57 billion. We also consolidate interest receivable and debt issuance costs on such investments. While we hold $1.04 billion of individual CDS on which we could incur a loss equal to the notional value of each CDS, our total exposure to loss is limited to our investments in each of the securitization vehicles, which amounted to $125.2 million as of September 30, 2006.

As of September 30, 2006, we had implemented two CDO transactions in which we formed and retained all of the equity interests in two securitization vehicles, or CDOs, that issued notes to other investors. These CDOs entered into CDS, in which they sold protection on certain securities and generated income from the collection of premiums and from the interest on the invested cash generated from the issuance of the notes and equity in the securitization.

We believe our CDO transactions and CLO provide us with a number of significant benefits, including:

•	creating non-recourse financing at an all-in borrowing cost to us that is significantly lower than the cost of our existing sources of debt capital, while limiting our maximum loss to our investment in the CDO or CLO and enhancing our returns on such investments; and

•	obtaining long-term, floating rate financing that matches both the interest rate index and duration of the assets being financed.

As of September 30, 2006, our consolidated CDO investments had sold protection on $1.04 billion notional amount of CDS that had a net fair value of $1.5 million, which were recorded as derivative assets and liabilities in our consolidated financial statements.

In September 2006, we entered into a total return swap agreement. Under the terms of the agreement, we have posted $3.5 million of cash collateral as security for a $7.0 million interest in approximately 13% of the equity of a $1.0 billion synthetic mezzanine CDO, backed by a pool of pay-as-you-go CDS referencing BBB-rated RMBS and CMBS and single A-rated ABS CDOs. We receive all of the proceeds from the distributions to the equity owners of the CDO and are responsible for any shortfalls and losses of the equity investment in the CDO. We are also paid interest at LIBOR on the $3.5 million of cash collateral. In return, we pay LIBOR plus 0.30% on the $7.0 million notional amount which is adjusted as the equity balance of the CDO changes. This transaction has the same economics as if we had purchased the equity of the CDO and financed 50% of the purchase price at LIBOR plus 0.60%.

We can terminate the total return swap at any time by purchasing the equity interest in the CDO at par and the counterparty is prohibited from selling the equity interests in the CDO without first giving us 10 days notice to exercise our purchase option.

The total return swap is treated as a non-hedge derivative for accounting purposes and therefore changes in fair value are recorded through the income statement. At September 30, 2006, the total return swap had a fair value of $3.5 million.

At September 30, 2006, the remainder of our investment portfolio was comprised as follows:

		Weighted Average			Constant
	Estimated		Months to	Yield to	Prepayment
Security Description	Fair Value	Coupon	Reset (1)	Maturity (2)	Rate (3)
	(In thousands)

Agency RMBS:
3/1 hybrid adjustable rate RMBS	$291,353	4.4%	20.7	4.4%	21.1%
5/1 hybrid adjustable rate RMBS	504,636	4.8	44.7	4.7	13.6
7/1 hybrid adjustable rate RMBS	358,685	5.0	69.0	4.8	12.0
Non-Agency RMBS(4)	495,024	5.9		5.9	23.9
Residential Whole Loans	895,550	6.6
Middle Market Loans	251,930	8.6
Corporate Bonds	43,230	9.4		10.7
Equity Securities(5)	7,984

Total	$2,848,392

(1)	Represents number of months before conversion to floating rate.

(2)	Represents the yield to date of conversion to floating rate.

(3)	Represents the estimated percentage of principal that will prepay over the next 12 months based on historical principal paydowns.

(4)	The non-agency RMBS are comprised of $153.7 million, or 31.1%, of prime and $341.3 million, or 68.9%, of sub-prime RMBS.

(5)	Includes REIT common stock, at fair value, and equity investment in mortgage loan originator, at cost.

As of September 30, 2006, we had total borrowings of $3.35 billion, including $97.9 million from the issuance of our 7.25% convertible senior notes due 2010, which we refer to as the notes, in our July 2005 private offering. We currently utilize or intend to utilize a variety of financing techniques to finance our investments, including repurchase agreements, warehouse facilities, and term financing in the form of CDOs and securitizations.

Following our private offering in July 2005, we had invested all $183.3 million of the net proceeds, together with the proceeds of repurchase agreement financings, in U.S. government agency and AAA-rated hybrid adjustable rate RMBS. During the quarter ended December 31, 2005, we sold certain of the RMBS to allow us to invest in the two CDOs and the CLO, which we believe are more diversified and higher yielding investments than the RMBS. These sales resulted in losses of $2.2 million being recognized in the quarter ended December 31, 2005. We have not sold any additional RMBS during the first nine months of 2006 and intend to continue to hold a significant number of our RMBS assets, but we may sell additional investments in the future as more higher-yielding investments, such as whole loan residential mortgages financed through securitizations, are identified and become available.

Although we intend to continue to focus on the investments described above, our investment decisions will depend on prevailing market conditions as well as maintaining our REIT status and exclusion from regulation under the 1940 Act. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes of investments. We may change our investment strategy and policies without a vote of our stockholders.

Our investment process benefits from the resources and professional staff of our Manager and GSC Group. The investment process is managed by an investment committee consisting of five senior members of GSC Group and includes our chairman, chief executive officer, chief investment officer and GSC Group’s chairman and chief executive officer and GSC Group’s head of collateralized corporate debt. All of our executive officers, including the members of the investment committee, are employees of our Manager or one or more of its affiliates, and not us. The investment committee operates under investment guidelines and consults periodically to develop a set of preferences for sectors and sub-sectors, with a strong emphasis on credit performance characteristics. The primary focus of the investment committee is the review and approval of our investment policies and the review and approval of our investment portfolio purchases and holdings and related compliance with our investment policies. The chairman of the investment committee is required to be consulted on, and has the right, but not the obligation, to approve or disapprove, all proposed actions or determinations of the investment committee. We do not have specified or target criteria for our investment portfolio. We invest in the broad classes of financial assets listed above based on the pricing of specific assets as measured against their underlying and composite attributes, such as the average FICO score, loan-to-value ratio and prepayment rate in the case of RMBS.

We generate income by investing in income producing securities and loans. We use substantial leverage in order to increase potential returns to our stockholders and are subject to additional risk as a result. As interest rates rise, the costs of financing our investments generally increase faster than the income from our investments, which reduces the net returns on our investments. As interest rates fall, prepayment rates on our investments generally increase, resulting in return of invested capital, thereby forcing us to redeploy our capital into lower yielding assets at prevailing market rates. We seek to match our hedging strategy with anticipated prepayments of our investments, and because prepayment rates generally increase as interest rates fall and generally decrease as interest rates rise, unanticipated changes in interest rates could cause our hedging instruments be mismatched with our underlying investments. In addition, defaults on our underlying investments reduce the net returns on our investments. Reduced net investment returns in any particular period do not result in a reduction in the base management fees payable to our Manager for such period, which are based on our stockholders’ equity for such period and are not tied to our investment performance.

To manage the interest rate risk associated with the financing of our fixed rate assets with variable rate debt, we utilize derivative financial instruments from time to time, including interest rate swaps to convert variable rate debt to fixed rate. Entering into interest rate swaps generally will reduce returns on our investments due to the cost of such hedging transactions, which include commissions paid to brokers to enter into such transactions, upfront payments required by counterparties and the difference between the rate at which swaps are available from time to time and the prevailing interest rate. We regularly evaluate the number of interest rate swaps that we enter into in light of the costs and benefits associated with these investments.

As of September 30, 2006, we had hedged approximately $1.13 billion of our liabilities by entering into six interest rate swaps. A $200 million option to enter into a swap, or swaption, was cash settled in September 2006 and, as a result, we received a cash payment of $1.45 million. During the fourth quarter, we replaced the swaption by entering into an additional $200 million of interest rate swaps to reduce our exposure to changes in interest rates.

Because we have elected and qualified to be taxed as a REIT and expect to qualify as a REIT in subsequent tax years and we expect to operate our business so as to be exempt from regulation under the 1940 Act, we are required to invest a substantial majority of our assets in qualifying real estate assets, such as agency RMBS, mortgage loans and other liens on and interests in real estate. Therefore, the percentage of our assets we may invest in other MBS, ABS, alternative assets and other types of instruments is limited, unless those investments comply with various federal income tax regulations for REIT qualification and the requirements for exclusion from 1940 Act regulation. See “—Operating and Regulatory Structure.”

Our Formation and Structure

We were formed by GSC Group, who may be deemed to be our promoter, as a Maryland corporation in May 2005. We completed a private offering of our common stock and the notes in July 2005, in which we raised aggregate proceeds of approximately $183.3 million, net of purchase and placement fees, legal costs and organizational costs. GSC Secondary Interest Fund, LLC, an affiliate of our Manager, purchased 340,000 shares of our common stock and $8,500,000 in aggregate principal amount of the notes in our July 2005 private offering. In addition, in connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock (68,000 shares in July 2005 and 10,522 shares in January 2006) and options to purchase 117,783 shares of our common stock with an exercise price of $25.00 per share (options to purchase 102,000 shares were granted in July 2005 and options to purchase 15,783 shares were granted in January 2006), representing in the aggregate approximately     % of the outstanding shares of our common stock following completion of this offering, or     % if the notes are fully converted into an additional 3,916,000 shares of common stock, assuming in each case all outstanding options have fully vested and are exercised. Following completion of this offering, our Manager and its affiliates, including our independent directors, will collectively own 429,022 shares of our common stock, representing     % of our outstanding shares of common stock, and will have options to purchase an additional 117,783 shares of our common stock representing an additional     % of our outstanding shares of common stock, or representing     % and     % of our common stock, respectively, if the notes are fully converted, and in each case, assuming all outstanding options have vested and are exercised.

We presently have the following direct qualified REIT subsidiaries, or QRS entities: GSC Capital Corp. QRS Delaware Loan Holdings, Inc., which was formed to invest in residential mortgage loans; GSC Capital Corp. QRS Delaware Real Estate Holdings, Inc., which was formed to invest in other real estate and non-real estate assets, including securities held upon securitization of residential mortgage loans; GSC Capital Corp. QRS Cayman Holdings, Inc., which was formed for the purpose of investing in non-real estate assets; and GSC Capital Corp. ABS Funding 2005-1, which was formed to accumulate assets for our future securitizations. In addition, we have a taxable REIT subsidiary, GSC Capital Corp. TRS Delaware Holdings, Inc., which holds our investments in CDOs and other non-real estate assets.

The following chart illustrates the organizational structure of our company after giving effect to this offering.

*	Each of GSCP (NJ), L.P. and GSC Secondary Interest Fund, LLC is substantially owned by GSC Group, Inc., which is approximately 61% beneficially owned on a fully diluted basis by the following senior executives of GSC Group: Alfred C. Eckert III, Richard M. Hayden, Keith W. Abell, Robert A. Hamwee, Christine K. Vanden Beukel, Thomas V. Inglesby, Matthew C. Kaufman, Andrew J. Wagner and Frederick H. Horton, approximately 28% beneficially owned by other employees of GSC Group, and the remaining approximately 11% is owned by outside investors, including members of the Board of Advisors of GSC Group.

(1)	Assuming full conversion of the notes and exercise of the options, this figure would be %.

(2)	Assuming full conversion of the notes and exercise of the options, this figure would be %.

(3)	Assuming full conversion of the notes and exercise of the options, this figure would be %.

Our Manager

We are externally managed and advised by GSCP (NJ), L.P., a Securities and Exchange Commission-registered investment advisor, which we refer to as our Manager. Our Manager was formed in 1999. Our Manager, together with certain of its affiliates, including GSCP, LLC, GSC Group Limited, GSCP (NJ), Inc. and GSCP (NJ) Holdings, Inc., does business as GSC Group and was formerly known as GSC Partners. GSC Group started active investment management operations in 1999, and as of September 30, 2006, managed approximately $18.3 billion of assets, including our assets. Through our relationship with GSC Group, we believe we benefit from GSC Group’s investment and operational expertise across all of our targeted asset classes, mature infrastructure and financial and capital structuring skills. In particular, these resources provide us with a wide variety of investment opportunities and access to information that assist us in making investment decisions across our targeted asset classes, which we believe provide us with a competitive advantage. However, our Manager and GSC Group have limited prior experience managing a REIT. Our Manager also acts as an investment manager to other entities sponsored by GSC Group.

Our Manager is responsible for administering our business activities and day-to-day operations and uses the resources of GSC Group to support our operations. GSC Group has well-respected and established portfolio management resources for each of our targeted asset classes with a mature infrastructure supporting those resources. GSC Group’s 14 most senior investment professionals have between 12 and 35 years of experience, with an average of 23 years.

GSC Group has senior management and investment advisory teams with extensive experience in identifying, financing, hedging and managing RMBS, ABS, CMBS, mezzanine financing and other alternative investments. Joseph H. Wender, our chairman, is also a senior managing director, head of the real estate group and a member of GSC Group’s Management Committee. Frederick H. Horton, our chief executive officer, is a senior managing director and the head of the structured finance group at GSC Group, Thomas V. Inglesby, a member of our investment committee, is a senior managing director and the head of collateralized corporate debt at GSC Group, Daniel I. Castro, Jr., our chief investment officer, is a managing director in the structured finance group at GSC Group, Edward S. Steffelin, our president, is a managing director and chief operating officer of the structured finance group at GSC Group and Brian H. Oswald, our chief financial officer, is a managing director in the structured finance group at GSC Group. Mr. Wender has 34 years; Messrs. Horton, Castro and Oswald have over 22 years each; Mr. Inglesby has over 18 years; and Mr. Steffelin has over 10 years of related investment experience.

Pursuant to our management agreement, our Manager has formed an investment committee to advise and consult with our Manager’s senior management team with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines. The investment committee does not review investments for our Manager’s affiliates or other entities; however, individual members of the investment committee serve on investment committees of other funds managed by GSC Group. The members of the investment committee are Alfred C. Eckert III, chairman and chief executive officer of GSC Group and chairman of our investment committee, and Messrs. Wender, Horton, Inglesby and Castro. Messrs. Wender, Horton, Inglesby and Castro each have additional roles and responsibilities with our Manager and are expected to devote approximately 25%, 50%, 10% and 25% of their time to our business, respectively.

Our Investment Strategy

Our objective is to provide competitive returns to our investors through a combination of dividends and capital appreciation. We seek to achieve this objective by investing in a diversified investment portfolio of real estate-related securities and real estate loans, as well as various other asset classes, subject to maintaining our REIT status and exclusion from regulation under the 1940 Act. We believe this strategy, combined with our Manager’s experience, will assist us in creating a diversified portfolio that will provide competitive returns to investors. Additionally, we utilize GSC Group’s structuring expertise to create custom-tailored securities designed to enhance our returns.

We rely on our Manager’s expertise in identifying assets within our target asset classes that we believe will have relatively limited price volatility and provide consistent stable margins over the long term. We have not adopted policies that require us to establish or maintain any specific asset allocations. Our Manager makes investment decisions based on various factors, including modeled cash flows and expected yields over a range of scenarios, relative value, modeled prepayments, defaults and loss severities, current and modeled credit fundamentals and statistics, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, current and projected liquidity, available financing terms, as well as requirements for maintaining our REIT qualification and exclusion from regulation under the 1940 Act.

Our targeted asset classes and the principal investments we have made or expect to make in each asset class, either directly or through derivatives which reference the following underlying assets, are as follows:

Asset Class	Principal Investments

Real Estate-Related Securities and Whole Loans	• RMBS
• Real Estate Whole Loans
• CMBS
• CMBS Mezzanine Loans
Bank Loans	• Middle Market Senior Secured Loans
• Broadly Syndicated Senior Secured Loans
ABS	• CDOs—debt and equity
• Consumer and non-Consumer ABS
• Credit Default Swaps of ABS
Leveraged Finance Instruments and Other Instruments	• High Yield Corporate Bonds
• Distressed Debt Securities
• Corporate Mezzanine Loans
• Private and Public Equity Investments

Following our private offering in July 2005, we invested a substantial portion of the net proceeds in U.S. government agency and AAA-rated hybrid adjustable rate RMBS pending the full implementation of our diversified investment strategy. We have reallocated a portion of the net proceeds from those offerings into different investments creating a more diversified, less correlated portfolio of investments. We may sell additional RMBS as appropriate investment opportunities arise.

Because we have elected and qualified to be taxed as a REIT and expect to qualify as a REIT in subsequent tax years and we expect to operate our business so as to be exempt from regulation under the Investment Company Act, we are required to invest a substantial majority of our assets in qualifying real estate assets, such as agency RMBS, mortgage loans and other liens on and interests in real estate. See “—Operating and Regulatory Structure.”

Although we intend to continue to focus on the investments described above, our investment decisions will depend on prevailing market conditions. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes of investments. We may change our investment strategy and policies without a vote of our stockholders.

The following briefly discusses the principal types of investments that we have made or expect to make.

Real Estate-Related Securities and Whole Loans

Pass-through RMBS, which are securities representing interests in mortgage loans secured by residential real property, are investments in which payments of both principal and interest are generally made monthly, net of any fees paid to the issuer, servicer or guarantor of the securities. Those securities represent the entire ownership interest in pools of residential mortgage loans made by lenders such as savings and loan institutions, mortgage bankers and commercial banks. A significant amount of the RMBS we hold will, at times, consist of agency and private label AAA-rated hybrid adjustable rate RMBS. Private label RMBS include jumbo, Alt-A, residential B/C and high loan-to-value, or LTV, loans. Agency RMBS are backed by residential real property, and their principal and interest is guaranteed by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, the U.S. Government. Private label RMBS are also backed by residential real property, but their principal and interest is not guaranteed by any federally chartered entity or the U.S. Government.

Adjustable rate RMBS and loans, or ARMs, have interest rates that reset periodically, typically every six or 12 months after the initial fixed term. Because the interest rates on ARMs adjust periodically based on market conditions, ARMs tend to have interest rates that do not significantly deviate from current market rates after the initial fixed term. This in turn can cause ARMs to have less price sensitivity to interest rates than other fixed rate securities.

Hybrid ARMs have interest rates that have an initial fixed period (typically three, five or seven) and thereafter reset at regular intervals in a manner similar to traditional ARMs. Prior to the first interest rate reset date, hybrid ARMs have a price sensitivity to interest rates similar to that of a fixed-rate mortgage with a maturity equal to the period prior to the first reset date. After the first interest rate reset date occurs, the price sensitivity of a hybrid ARM resembles that of a non-hybrid ARM. However, because many hybrid ARMs are structured with a relatively short initial fixed interest rate period, during that limited fixed rate period, the hybrid ARMs, price sensitivity may be low.

The investment characteristics of pass-through RMBS differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the RMBS, as described above, and the possibility that principal may be prepaid on the RMBS at any time due to prepayments on the underlying mortgage loans. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities. On the other hand, the guarantees on agency RMBS from Fannie Mae, Freddie Mac and, in the case of Ginnie Mae, the U.S. government, provide reasonable assurance that the investor will be ultimately repaid the principal face amount of the security.

Mortgage prepayments are affected by factors including the level of interest rates, general economic conditions, the location and age of the mortgage, and other social and demographic conditions. Generally, prepayments on pass-through RMBS increase during periods of falling mortgage interest rates and decrease during periods of stable or rising mortgage interest rates. Reinvestment of prepayments may occur at higher or lower interest rates than the original investment, thus affecting the overall yield on our portfolio.

Real estate-related whole loans (mortgage loans secured by residential real property) are acquired through direct purchases from originators or banks and in the secondary market with whom we have relationships. The loans must meet our customized criteria and have third party servicing. We believe that the resulting customized whole loan pools provide competitive risk-adjusted returns relative to currently available RMBS.

Other real estate related entities include pass-through CMBS, which evidence ownership interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties, and RMBS and CMBS that are secured by a pool of real property mortgage loans, but which are not pass-through interests. Such interests may consist of either equity or debt tranches in a vehicle that holds a pool of mortgage loans. These securities may be senior, subordinated, investment grade or non-investment grade. These types of securities provide current income and the return of principal is likely.

The yields on RMBS and CMBS depends on the timely payment of interest and principal due on the underlying mortgage loans and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the RMBS or CMBS. In the event of a default, the trustee for the benefit of the holders of RMBS or CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of relatively senior classes of RMBS or CMBS will be protected to a certain degree by the structural features of the securitization transaction within which such securities were issued, such as the subordination of the relatively more junior classes of the RMBS or CMBS.

In some cases, a debt interest in a non-pass-through pool of mortgage loans may not constitute a “real estate asset” for the purposes of certain REIT qualification tests under the Internal Revenue Code.

Bank Loans

We believe that lending to middle market companies through senior secured bank loans provides competitive risk-adjusted returns because these companies generally have more limited access to capital markets than larger, more liquid issuers that borrow under broadly syndicated loans. All of our existing middle market bank loans are made to below-investment grade and unrated companies. Bank loans generally have a floating rate of interest tied to either the prime rate or LIBOR, and middle market loans generally have higher yield spreads than broadly syndicated loans, are part of more conservative capital structures, due in part to limited access to capital markets, and have more comprehensive security packages, which typically include a blanket first lien on all of the respective borrowers’ unencumbered assets. These loans may also include revolving credit facilities. The loans generally have maturities of five to eight years with limited amortization of principal. These loans generally include restrictive financial and operating covenants.

More broadly syndicated, larger leveraged loans are typically publicly rated and have greater liquidity than middle market loans. These loans may also include revolving credit facilities. A significant number of these loans are secured by mortgages or liens on assets. The loans generally have maturities of five to eight years and have limited amortization of principal. These loans generally include certain restrictive financial and operating covenants. The loans generally have a floating rate of interest tied to either the prime rate or LIBOR.

Collateralized Debt Obligations

Debt and/or equity tranches of CDOs are utilized to increase our exposure to bank loans, corporate bonds, ABS, ABS derivatives and other instruments and/or to secure better financing terms for us. Because of GSC Group’s experience in structuring and managing CDOs, we believe we have a competitive advantage in analyzing investment opportunities in CDOs and developing new and innovative structures tailored to our objectives and constraints. To avoid any actual or perceived conflicts of interest with our Manager or GSC Group, an investment in any CDO structured or managed by our Manager or GSC Group must be approved by a majority of our outside board members in accordance with our conflict of interest policy.

In general, CDO issuers are special purpose vehicles that hold a portfolio of income-producing assets financed through the issuance of rated debt securities of different seniority, and equity. The debt tranches are typically rated based on cash flow structure, portfolio quality, diversification and credit enhancement. The equity securities issued by the CDO vehicle are the “first loss” piece of the CDO vehicle’s capital structure, but they are also generally entitled to all residual amounts available for payment after the CDO vehicle’s senior obligations have been satisfied. Some CDO vehicles are “synthetic,” in which the financial characteristics of the collateral pool are transferred to the CDO vehicle by means of a credit derivative such as a CDS. CDOs generally represent competitive non-recourse financing to the holder of the residual tranche. CDO structures may create leverage that is higher than other financing techniques such as repurchase agreements or warehouse facilities, but the debt is typically non-recourse and does not have mark-to-market triggers for posting of additional collateral.

ABS

Asset backed securities, or ABS, are generally securities for which the underlying collateral consists of assets such as home equity loans, credit card receivables and auto loans. Non-consumer ABS are generally secured by loans to businesses and consist of assets such as equipment loans, truck loans and agricultural equipment loans. Issuers of consumer and non-consumer ABS generally are special purpose entities owned or sponsored by banks and finance companies, captive finance subsidiaries of non-financial corporations or specialized originators such as credit card lenders.

Credit Default Swaps

CDS are derivative securities that attempt to replicate the credit risk involved with owning a particular third party security, which we refer to as a Reference Obligation. We and our CDOs enter into CDS on three types of securities: home equity securities, CDOs and CMBS.

CDS are derivative transactions that obligate one party to the transaction (the “Seller”) to pay an amount to the other party to the transaction (the “Buyer”) should one of a specified group of events (“Credit Events”) be incurred on a separate reference security or obligation issued by a third party (the “Reference Obligation”) that is specified in the contract. The amount to be paid by the Seller will either be (i) the notional amount of the transaction, in exchange for which the Seller must be delivered the Reference Obligation (called physical settlement), or (ii) the difference between the current market value of the Reference Obligation and the notional amount of the transaction (called cash settlement). In exchange for incurring the potential of a Credit Event-generated loss, the Seller will receive a fixed premium for the term of the contract (or until the occurrence of a Credit Event). The fixed premium is generally paid quarterly in arrears over the term of the transaction.

CDS will be held through a TRS as the premiums received thereon are not qualifying REIT income. As a result, income from such securities will be subject to United States corporate income tax.

Investing in assets through CDS subjects us or the CDO to additional risks. When we or the CDO enter into a CDS with respect to an asset, we or the CDO do not have any legal or beneficial interest in the Reference Obligation but have only a contractual relationship with the counterparty, typically a broker-dealer or other financial institution, and do not have the benefit of any collateral or other security or remedies that would be available to holders of the Reference Obligation or the right to receive information regarding the underlying obligors or issuers of the Reference Obligation. In addition, in the event of insolvency of a CDS counterparty, we or the CDO would be treated as a general creditor of the counterparty to the extent the counterparty does not post collateral and, therefore, may be subject to significant counterparty credit risk. The counterparties to the CDS in our current CDO investments are UBS AG and Citigroup Global Markets Limited, both of which served as underwriters for our two wholly-owned CDO investments. CDS are relatively new instruments, the terms of which may contain ambiguous provisions that are subject to interpretation, with consequences that could be adverse to us or the CDO.

Typically, we or our CDO are the seller of the protection. The risks to being a seller of protection through CDS are similar to those risks associated with owning the underlying Reference Obligation. The seller does not receive periodic interest payments; instead, it receives periodic premium payments for assuming the risk of the Reference Obligation. These risks are called “credit events” and generally consist of the following:

•	Failure to Pay Principal. Occurs when the Reference Obligation fails to make the full amount of any mandatory principal payments to bondholders.

•	Failure to Pay Interest. Occurs when the Reference Obligation fails to pay the full amount of interest due to bondholders.

•	Write-Down. Occurs when a loss is applied to a Reference Obligation by the trustee.

•	Implied Write-Down. Occurs when the aggregate face value of the assets securing the Reference Obligation is less than the aggregate face value of the Reference Obligation and all obligations senior to it.

•	Distressed Ratings Downgrade. Occurs when a rating agency (Moody’s, Standard & Poor’s or Fitch) assigns a rating to the Reference Obligation of Caa2/CCC/CCC or below.

Upon the occurrence of a credit event with respect to a Reference Obligation, the buyer of protection will have the option to deliver the Reference Obligation to the seller of protection in part or in whole at par or to elect cash settlement. Should the buyer of protection elect cash settlement for a credit event that has occurred, it will trigger a payment, the amount of which is based on the following:

•	Failure to Pay Principal. The seller of protection will be required to pay the proportional amount of the principal payment due.

•	Failure to Pay Interest. The seller of protection will be required to pay the proportional amount of the interest shortfall.

•	Write-Down. The seller of protection will be required to pay the proportional amount of the write-down.

•	Implied Write-Down. The seller of protection will be required to pay the proportional amount of the collateral shortfall.

•	Distressed Ratings Downgrade. The buyer of protection must deliver the Reference Obligation to the seller of protection. There is no cash settlement option.

Under any of these scenarios the seller of protection will be forced to make payments to the buyer of protection as discussed above. In most instances, it will create a loss for the protection seller, which is generally us or the CDO. If the seller of protection in the CDS transaction is a CDO in which we have an equity position, our exposure to the loss is limited to the value of our equity investment in the CDO.

In our consolidated CDOs, our Manager identifies a security on which it would sell protection through a CDS and negotiates a premium for entering into the CDS with a third party. A master counterparty, typically the placement agent or underwriter of the CDO transaction or an affiliate thereof, then enters into the individual CDS with a third party and simultaneously enters into a CDS with the CDO vehicle whereby the credit risk is transferred to the CDO vehicle. UBS AG, as underwriter of ABS  2005-1, serves as the CDO’s master counterparty for all the CDS entered into by ABS 2005-1. Citigroup Global Markets Limited, as underwriter of ABS 2006-1c, serves as the CDO’s master counterparty for all the CDS entered into by ABS 2006-1c. The master counterparty, through these back-to-back CDS transactions effectively acts as an intermediary between the CDO and the third parties purchasing the protection and, accordingly, takes the credit default risk of the third parties purchasing the protection. In return for this service, the master counterparty receives an intermediation fee, which is generally 3 to 5 basis points. We believe the use of a master counterparty lowers the credit default risk to the CDO and is necessary because each of the CDO vehicles do not have ISDA master agreements, which are industry-standard agreements prepared by the International Swaps and Derivatives Association, Inc., set up with all the third parties purchasing protection due to administrative cost and impracticality. ISDA master agreements are necessary to trade default swaps, including CDS, with counterparties.

The following chart illustrates the mechanics and nature of our involvement in CDS:

Synthetic CDO Consolidated by Us

Total Return Swaps

Total return swaps are derivative contracts in which one party agrees to make payments that replicate the total return of a defined underlying asset, typically in return for another party agreeing to bear the risk of performance of the defined underlying asset. Under our current total return swaps, we bear the risk of performance of the underlying asset and receive payments from our counterparty as compensation. In effect, these total return swaps allow us to receive the leveraged economic benefits of asset ownership without our acquiring, or our counterparty selling, the actual underlying asset.

Total return swaps are a form of financing we utilize to finance our CDO equity positions. In a total return swap of CDO equity, the subordinated notes, or CDO equity, are purchased by a financing party, which we refer to as the TRRS Lender, who simultaneously enters into a total return swap with us. The total return swap obligates the TRRS Lender to pay all payments received on the CDO equity to us. We agree to pay set payments to the TRRS Lender for the financing of the CDO equity and agree to make any payments of principal if the CDO equity is written down or up on an event of default. These payments are the cost of financing the CDO equity. Total return swaps are treated as a non-hedge derivatives for accounting purposes and therefore changes in fair value are recorded through the income statement.

High Yield Corporate Bonds

High yield corporate bonds are below investment grade debt obligations of corporations and other non-governmental entities. These bonds are generally not secured by mortgages or liens on assets. A substantial portion may have an interest-only payment schedule, with the principal amount remaining outstanding until the bond’s maturity. High yield bonds are typically issued by companies with significant financial leverage.

Distressed Debt Securities

Debt securities and other obligations of distressed companies generally trade at substantial discounts to par. These securities may be performing or non-performing, and may have one or more of the following characteristics:

•	instruments that trade at a significant discount to the underlying asset value;

•	instruments that trade at a low multiple of the average and expected cash flow generated by the issuer;

•	instruments that trade at a high yield-to-maturity based on the expected events facing the issuer; and/or

•	instruments that provide a significant amount of current income based on the coupon rate and expected continuation of interest payments, as well as other characteristics.

In making investment decisions, we focus on credit fundamentals of the instrument rather than short-term trading characteristics. Certain of these securities may be converted to equity holdings through a balance sheet restructuring.

Distressed debt securities may be held through a TRS. As a result, income from such securities likely will be subject to United States corporate income tax, if the TRS is a domestic corporation.

Corporate Mezzanine Loans

Corporate mezzanine loans usually rank subordinate in priority of payment to senior debt, such as senior bank debt, and are often unsecured. However, corporate mezzanine loans rank senior to common and preferred equity in a borrower’s capital structure. Corporate mezzanine loans often have elements of both debt and equity instruments, offering the fixed returns in the form of interest payments and principal payments associated with senior debt, while providing lenders an opportunity to participate in the capital appreciation of a borrower, if any, through an equity interest. This equity interest typically takes the form of warrants. Due to their higher risk profile, and often less restrictive covenants, as compared to senior loans, corporate mezzanine loans generally earn a higher return than senior secured loans.

Other Investments

Other types of investments within our Manager’s core competencies are discussed below.

Private and Public Equity Investments.  Subject to maintaining our qualification as a REIT, we also may invest from time to time in equity securities, which may or may not be related to real estate. We will follow a value-oriented investment approach and focus on the anticipated future cash flows generated by the underlying business, discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. We will also consider other factors such as the strength of management, the liquidity of the investment, the underlying value of the assets owned by the issuer and prices of similar or comparable securities.

We may hold all or a portion of our private and public equity investments through a TRS. To the extent that we do so, the income from such investments will be subject to corporate income tax if the TRS is a domestic corporation.

Investment Grade Corporate Bonds and Related Derivatives.  Investment grade corporate bonds are debt obligations of corporations and other non-governmental entities rated Baa3 and BBB, or higher. These investments generally will not be secured by mortgages or liens on assets may have an interest-only payment schedule, with the principal amount staying outstanding and at risk until the bond’s maturity.

Government Bonds and Related Derivatives.  These investments include bonds issued or guaranteed by the U.S. government or any instrumentality thereof, as well as bonds of major non-U.S. governments and their instrumentalities. These bonds may be used for cash management purposes and as part of hedging and arbitrage strategies that involve the use of interest rate derivatives, such as swaps, options, caps, floors and futures.

European Leveraged Securities.  Bank loans and mezzanine securities of Western European issuers may be purchased. A significant amount of these loans may be secured by mortgages or liens on assets. Certain of these loans have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. These securities include restrictive financial and operating covenants.

Some of the foregoing investments may be held through a TRS. To the extent that we do so through a domestic TRS, the income from such investments will be subject to corporate income tax.

Our Investments

As of September 30, 2006, we held the following investments in our portfolio:

Restricted Cash.  As of September 30, 2006, we had $506.2 million on deposit at various financial institutions generally as collateral for our CDO and CLO transactions which earn interest at floating rates approximating LIBOR.

Real Estate-Related Securities.  As of September 30, 2006, we had invested $1.6 billion in real estate-related securities. Following is a summary of our investments in real estate-related securities as of September 30, 2006:

		Weighted Average
		S&P				Constant
	Estimated	Equivalent		Months to	Yield to	Prepayment
Security Description	Fair Value	Rating	Coupon	Reset (1)	Maturity (2)	Rate (3)
	(In thousands)

3/1 hybrid adjustable rate RMBS	$291,353	AAA	4.4%	20.7	4.4%	21.1%
5/1 hybrid adjustable rate RMBS	504,636	AAA	4.8	44.7	4.7	13.6
7/1 hybrid adjustable rate RMBS	358,685	AAA	5.0	69.0	4.8	12.0
Non-Agency RMBS	495,024	AA	5.9	n/a	5.9	23.9

Total	$1,649,698

(1)	Represents number of months before conversion to floating rate.

(2)	Represents the yield to date of conversion to floating rate.

(3)	Represents the estimated percentage of principal that will prepay over the next 12 months based on historical principal paydowns.

Middle Market Senior Secured Loans.  As of September 30, 2006, we had invested approximately $252.5 million in middle market senior secured loans with a weighted average coupon rate of approximately 8.6%.

Residential Whole Loans.  As of September 30, 2006, we had invested approximately $886.4 million in residential whole loans with a weighted average coupon rate of approximately 6.6%. These loans are generally hybrid adjustable rate loans with an average of 29.3 months to reset. We have recorded an allowance for loan losses of $1.0 million as of September 30, 2006.

Collateralized Debt Obligations.  We invested approximately $50.0 million in the equity of two CDOs which are consolidated for financial statement purposes and the underlying assets, liabilities and operations are consolidated in our financial position and operating results for these investments.

Collateralized Loan Obligations.  We invested $21.3 million in investment grade securities of a CLO transaction, which were subsequently sold in 2006, and a total of $40.2 million in below investment grade and unrated securities of a CLO transaction for which we are the primary beneficiary of the VIE that is consolidated for financial statement purposes and the underlying assets, liabilities and operations are consolidated in our financial position and operating results for this investment.

Total Return Swap.  We entered into a total return swap agreement by posting $3.5 million of cash collateral as security for a $7.0 million interest in approximately 13% of the equity of a $1.0 billion synthetic mezzanine CDO, backed by a pool of pay-as-you-go CDS referencing BBB-rated RMBS and CMBS and single A-rated ABS CDOs. We receive all of the proceeds from the distributions to the equity owners of the CDO and are responsible for any shortfalls and losses of the equity investment in the CDO. We are also paid interest at LIBOR on the $3.5 million of cash collateral. In return, we pay LIBOR plus 0.30% on the $7.0 million notional amount which is adjusted as the equity balance of the CDO changes. This transaction has the same economics as if we had purchased the equity of the CDO and financed 50% of the purchase price at LIBOR plus 0.60%. The total return swap is treated as a non-hedge derivative for accounting purposes and therefore changes in fair value are recorded through the income statement. At September 30, 2006, the total return swap has a fair value of $3.5 million.

Other ABS.  As of September 30, 2006, we had not invested in any consumer and non-consumer ABS.

High Yield Corporate Bonds.  As of September 30, 2006, we had invested in high yield corporate bonds with a fair market value of $35.2 million with a weighted average coupon rate of 8.1%.

Distressed Debt Securities.  As of September 30, 2006, we had invested in five distressed debt securities with a fair market value of $8.0 million with a weighted average coupon of 10.5%.

Corporate Mezzanine Loans.  As of September 30, 2006, we had we had not invested in any corporate mezzanine loans.

Private and Public Equity Investments.  As of September 30, 2006, we had invested approximately $4.8 million in the equity securities of another REIT.

Credit Default Swaps.  In connection with our two privately placed CDO offerings, as of September 30, 2006, the CDO vehicles had sold protection on $1.04 billion (notional value) of consumer and non-consumer ABS through credit default swaps which have a fair value of $1.5 million. See “—Our Financing Strategy.”

Our Secured Debt.  In order to finance our investment activity, we utilize leverage. Virtually all of our assets are pledged as collateral for our borrowings. The details of our secured borrowings at September 30, 2006 are as follows (dollars in thousands):

			Weighted-
		Weighted-	Average
	Outstanding	Average	Expected	Fair Value of
	Borrowings	Borrowing Rate	Maturity	Collateral

Borrowings in margin	$904,813	5.33%	90 days	$961,071
Repurchase agreements	255,872	5.07	312 Days	289,144
ABS warehouse facility	494,029	5.62	110 Days	495,024
Collateralized debt obligations	429,848	6.29	7.1 Years	484,697
Collateralized loan obligations	259,740	5.78	7.4 Years	297,316
Securitized notes from whole loan transactions	862,488	5.55	13.6 Years	895,550
Loan payable	25,000	5.60	6.6 Years	37,775
CDO closing expenses financed	16,809	5.26	4.3 Years	—

Total	$3,248,599	5.58%		$3,460,577

The repurchase agreements generally mature on a monthly basis and rolled over by the same counterparty or a new counterparty if more favorable terms can be secured, for an additional one month term or through the new margin agreement with our prime broker. All other secured debt is non-recourse to us and will be repaid from the proceeds of the repayment of the underlying assets.

Our Business Strengths

Access to a Leading Investment Advisor

Our Manager has a long history of strong performance across a broad range of asset classes and sectors. The collective experience of the 14 most senior investment professionals of GSC Group, which ranges from 12 to 35 years, includes investing in corporate credit and distressed debt, mezzanine financing and private equity, structuring and marketing ABS, MBS, CDOs and other securitized assets. Because many of these investment strategies are used by us, we benefit from this varied expertise. GSC Group leverages its expertise in CDO structures by customizing securities for us as well as by financing certain portions of the portfolio on a basis that attempts to match liabilities with assets. We believe that GSC Group’s expertise across a broad array of asset classes differentiates it from its peers. We believe that its credit-based investment process, extensive experience in a broad array of asset classes, experience in structured finance and access to diverse origination and sourcing channels give it competitive advantages in the market from which we may benefit.

Diversified Credit-Oriented Investment Strategy

Through the use of GSC Group’s credit based investment approach which is based on rigorous quantitative and qualitative analysis, we seek to minimize principal loss while maximizing risk-adjusted returns. We believe that our affiliation with GSC Group offers us a competitive opportunity to invest in these alternative assets and leverage its credit analysis expertise for the benefit of our stockholders. Our MBS portfolio is comprised of private label as well as agency RMBS and home equity securities diversified across rating tranches. Additionally, we will source customized pools of whole residential mortgage loans that are screened through our proprietary analytical models and then securitized to enable more efficient financing. We also seek to add further diversification and enhance the return of our core portfolio of real estate-related securities and loans by investing in alternative assets, including

ABS, middle market leveraged loans, high yield bonds, distressed debt, mezzanine financing and private equity.

Experienced Management Team

We believe that the extensive experience of our management and GSC Group’s asset management professionals provides us with investment opportunities and experience across all of our targeted asset classes. The structured finance group at GSC Group is headed by Mr. Horton, our chief executive officer. He has over 22 years of experience as an innovator and leader in the MBS, ABS, CDO and other securitized financial asset markets, having structured and marketed multiple CDO transactions over the past 13 years. Mr. Inglesby, a member of our investment committee, is a senior managing director and the head of collateralized corporate debt at GSC Group. He has over 18 years of related experience. Mr. Castro, our chief investment officer, has over 22 years of experience in structured finance products and was, until 2004, on the Institutional Investor All-American Fixed Income Research Team every year since inception in 1992. Mr. Oswald, our chief financial officer, secretary and treasurer, has over 22 years of fixed income products experience and prior to joining us, was the chief financial officer of a REIT. Mr. Steffelin, our president, has 10 years of structured finance experience and, since 2005, has managed GSC Group’s structured credit hedge fund. GSC Group has a very strong record of employee retention. Since early 1999, GSC Group has had only two senior investment professionals depart the firm who completed their 90-day evaluation period (one vice president and one partner). This continuity of professionals has allowed for efficiency of operations and retention of valuable knowledge. GSC Group has over 70 investment professionals who are available to support our investments.

Experienced Investment Committee and Board of Directors

Our Manager has formed an investment committee to advise and consult with our Manager’s senior management team with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines. The current members of the investment committee are Mr. Eckert, chairman and chief executive officer of GSC Group, who also serves as chairman of the investment committee, Mr. Wender, our chairman, Mr. Horton, our chief executive officer, Mr. Inglesby, senior managing director and the head of collateralized corporate debt and Mr. Castro, our chief investment officer. Mr. Eckert founded GSC Group in 1999 and has over 30 years of related experience, including experience as the co-head of the merchant bank and founding the leveraged buyout department at Goldman Sachs. Mr. Wender has 34 years of related experience, including over 10 years as the head of the financial institutions group at Goldman, Sachs & Co. The investment committee, with their diverse backgrounds, has experience in investing in corporate credit, structuring and marketing ABS, MBS, CDO and other securitized assets as well as investing in distressed debt, mezzanine loans and private equity. The primary focus of the investment committee is to review and approve our investment policies and to review and approve our investment portfolio holdings and related compliance with investment policies. The chairman of the investment committee is required to be consulted on, and has the right, but not the obligation, to approve or disapprove all proposed actions or determinations of the investment committee.

Our board of directors currently consists of our chairman, Mr. Wender, our chief executive officer, Mr. Horton, Robert F. Cummings, Jr., a senior managing director of GSC Group, and our independent directors, Stacy Cooper, William K. Komperda, Richard T. Millard and Barry L. Zubrow. We believe our management team and our board of directors provide us with a competitive advantage through their experience, network of financial and real estate industry contacts and investment ideas.

Access to GSC Group’s Infrastructure

We have access to GSC Group’s finance and administration function which addresses legal, compliance and operational matters and promulgates and administers comprehensive policies and procedures regarding important investment advisor matters, including portfolio management, trading allocation and execution, securities valuation, risk management and information technologies in connection with the performance of our Manager’s duties. We believe that the finance and administrative infrastructure established by GSC Group is an important component of a complex investment vehicle such as a REIT. These systems support and are integrated with our portfolio management functions. GSC Group has over 170 employees, including over 70 investment professionals, who are available to support our operations.

We also have the benefit of the experience of GSC Group’s senior professionals and members of its advisory board, many of whom have served on public and private company boards of directors and/or served in other senior management roles. We believe that this experience is also valuable to our Manager and to us.

Alignment of Interests between GSC Group and Our Investors

An affiliate of our Manager invested a total of $17 million in shares of our common stock and notes in our July 2005 private offering. In addition, our Manager has agreed to receive at least 10% of its incentive management fee under our management agreement in shares of our common stock, provided that our Manager may not receive payment of its incentive management fee in shares of our common stock if such payment would result in our Manager and its affiliates owning directly or indirectly more than 20% of our outstanding common stock. Our Manager and its affiliates have also generally agreed not to transfer those shares prior to one year after the date they are acquired. In addition, in connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock and an option to purchase 117,783 shares of our common stock, with an exercise price of $25 per share, representing in the aggregate approximately 4.7% of the shares that are currently outstanding assuming all outstanding options have fully vested and are exercised. These shares and this option will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of our July 2005 private offering. In addition, we will automatically grant to our Manager, subject to certain exceptions, at the end of each fiscal quarter additional restricted stock and options in the same proportion as the initial grant to our Manager in an aggregate amount equal to 5% of any shares of common stock issued during that quarter in connection with the conversion of the notes. Our Manager does not currently intend to, but reserves the right in its discretion to, allocate these shares and these options or interests therein to its officers, employees and other individuals who provide services to us. We believe this investment and these arrangements provide an incentive for our Manager and GSC Group to maximize returns to our stockholders and focus on the interests of our investors. However, see “Risk Factors” with respect to conflicts of interest with respect to our relationship with our Manager.

GSC Group

GSCP (NJ), L.P. is a Securities and Exchange Commission-registered investment adviser with approximately $18.3 billion of assets under management as of September 30, 2006. GSC Group specializes in credit-driven investing including corporate credit, equity and distressed investing and real estate. GSC Group is privately owned and has over 170 employees with headquarters in New Jersey, and offices in New York, London and Los Angeles. GSC Group completed an internal reorganization on October 1, 2006 which included changing its name from GSC Partners to GSC Group.

GSC Group was founded in 1999 by Alfred C. Eckert III, its chairman and chief executive officer. Its senior officers and advisors are in many cases long-time colleagues who have worked together extensively at other institutions, including Goldman, Sachs & Co., Greenwich Street Capital Partners and The Blackstone Group. Through the combined experience of these individuals, GSC Group identifies sectors of the credit markets that it believes to be attractive. GSC Group generally invests its own capital alongside the capital of its clients.

Structured Finance

Structured finance is part of GSC Group’s real estate group and was formed in March 2005 to invest in a full range of ABS, CMBS and RMBS securities. These investments may be made directly or through CDOs. GSC Group seeks to add value through detailed fundamental and quantitative credit and prepayment analysis and modeling, issuer and servicer due diligence and comprehensive credit surveillance. The members of the structured finance team have extensive experience with CDO structures and their broad relationships with CDO bankers, rating agencies and investors globally enable them to obtain competitive term financing for the CDOs. GSC Group’s absolute return strategies focus on investments in CDO equity and debt, using carefully targeted short positions to reduce idiosyncratic risks, exploit mispricing and preserve capital. GSC Group believes that CDOs are a relatively young, complex and rapidly evolving sector that offer access to unique, professionally sourced and monitored pools of assets, financed at competitive rates through the issuance of rated term debt. CDOs are designed to take advantage of the difference between the CDO’s investment grade borrowing costs and the higher yields on the underlying investments.

Corporate Credit Group

GSC Group’s Corporate Credit Group is comprised of 29 investment professionals who manage collateralized debt obligation funds in both the United States and Europe and two corporate mezzanine lending funds in Europe.

Collateralized Corporate Debt

GSC Group’s collateralized corporate debt team manages assets within collateralized debt obligation funds, or CDO funds. These CDOs invest primarily in middle market loans, broadly syndicated U.S. and European loans, high-yield bonds and U.S. mezzanine debt. GSC Group manages these assets within CDO funds to take advantage of the difference between the investment grade borrowing costs of the CDO funds and the higher yielding returns on the underlying investments in corporate debt securities.

GSC Group’s selective investment process is characterized by detailed business and financial analysis with an emphasis on investing in securities which are attractively priced, hold relatively senior positions in the issuer’s capital structure, and have low leverage through the purchased debt tranche. GSC Group seeks to invest in securities issued by industry leaders with sustainable market shares in attractive sectors.

The collateralized corporate debt team is comprised of 20 investment professionals and has grown from $715 million of assets under management in 2000 to $5.7 billion of assets under management as of September 30, 2006.

Corporate Mezzanine Lending

GSC Group’s corporate mezzanine lending group provides mezzanine lending in the form of subordinated debt and preferred equity. Due to the significant increase in capital committed to provide equity, the resulting growth of sponsored buyouts in Western Europe and the lack of a fully developed high yield bond market, mezzanine funds have become an attractive source of capital for leveraged buyouts, strategic acquisitions and recapitalizations in Western

Europe. This group, which includes 8 investment professionals, manages two funds with over $1.2 billion of assets as of September 30, 2006. GSC European Mezzanine Fund I, which closed in July 2000, has made 45 investments across 14 jurisdictions, 17 industries and 26 sponsors. GSC European Mezzanine Fund II had its first close in April 2005 and had its final close in April 2006. This fund has made six investments as of September 30, 2006.

Equity and Distressed Investing Group

GSC Group’s Equity and Distressed Investing Group is comprised of 21 investment professionals who manage three control distressed debt funds and a credit strategies hedge fund.

Control Distressed Debt

GSC Group’s control distressed debt investment strategy targets companies which GSC Group believes are operationally sound, but are overburdened with high levels of debt. This group is comprised of 17 investment professionals and manages approximately $1.1 billion of assets as of September 30, 2006. GSC Group’s control distressed investment team seeks to restore the companies’ balance sheets to health through bankruptcy or consensual financial restructuring. The acquired debt securities often are converted into new “restructured” equity at a cost basis that GSC Group’s control distressed investment team believes represents attractive acquisition valuations. Post-restructuring, GSC Group’s control distressed investment team seeks to further enhance value through direct investment and strategic and financial value optimization initiatives. The control distressed debt team has invested over $2 billion in 90 distressed debt opportunities.

Credit Strategies Hedge Fund

GSC Group’s credit strategies hedge fund invests in distressed, stressed, capital arbitrage, industry arbitrage, and quality assets. The fund utilizes GSC Group’s investment platform to capitalize on opportunities within and beyond the investment mandate of other GSC Group investment vehicles. The fund manages approximately $95 million as of September 30, 2006.

Real Estate Group

The Real Estate Group is comprised of 16 investment professionals who manage collateralized mortgage obligations, a REIT, a mortgage-related hedge fund and high yield real estate.

Structured Finance

Described above, Structured Finance is a part of GSC Group’s Real Estate Group.

High Yield Real Estate

The High Yield Real Estate group was formed in 2006 to focus on investments in high yield debt and preferred equity backed primarily by commercial real estate or real estate companies located in North America. The group will seek to leverage GSC Group’s complex credit focus and expertise to support the strategy. The GSC Group high yield real estate team seeks to achieve attractive income-oriented, risk adjusted returns by employing a disciplined, tactical investment framework to assemble a diversified portfolio of first mortgage bridge loans, subordinate interests in first mortgage loans, second liens, mezzanine loans and preferred equity. The High Yield Real Estate group also expects to provide GSC Group with potential co-investment opportunities that exceed or otherwise fall outside of the group’s existing guidelines or mandates.

GSC Group Portfolio Management

GSC Group has over seven years of operational experience as an investment advisor, including over five years as a registered investment advisor. Over this time frame, GSC Group has built significant portfolio management and infrastructure resources to support its investment funds. GSC Group’s portfolio management resources and infrastructure are scalable to service our activities.

Each area of specialization at GSC Group employs a team of portfolio managers, analysts, traders and support staff to implement and execute its strategy. GSC Group traditionally makes its buy, sell and hold decisions for each asset type by developing a consensus among the members of the relevant team. Team recommendations for acquisitions of securities by any GSC Group investment group are typically presented to the relevant investment committee for approval. In the case of GSC Capital Corp., we have formed an investment committee to advise and consult with respect to our investment policies, investment portfolio holdings, financing and leveraging strategies and investment guidelines. Each team consults regularly to review trends and developments in its asset classes and make specific portfolio decisions. GSC Group believes that this approach promotes decision-making discipline, reduces the reliance on any one individual and brings more information flow to bear on particular securities and industries. Additionally, monthly and quarterly status reports documenting recent development and performance of the various business units, are disseminated to members of GSC Group’s senior management in order to promote information flow and access the expertise and experience of the various subject matter experts throughout the firm.

Portfolio Management Infrastructure

We benefit from GSC Group’s portfolio management infrastructure and experience in managing investment vehicles. We believe that successful portfolio management, particularly of complex vehicles such as a REIT, requires a robust infrastructure, and GSC Group has built an administrative and operating infrastructure and resources that directly support its portfolio teams. GSC Group currently employs more than 170 individuals, many of them professional level employees, in the following areas:

•	Accounting and finance;

•	Operations; and

•	Technology systems.

Legal and Compliance

GSC Group’s compliance function is headed by our Manager’s chief compliance officer, who along with the associate general counsel-compliance and a senior managing director comprise the compliance committee. Our Manager’s Risk and Conflicts Committee was formed to address, among other things, conflicts of interest, and is comprised of our Manager’s chief financial officer, outside legal counsel, the vice chairman and a senior managing director (who serves as chairman of the Risk and Conflicts Committee) work with legal and compliance personnel in connection with the identification and monitoring of operating risks and conflicts of interests and the formulation and implementation of policies and procedures designed to mitigate such risks and conflicts of interest.

Investment Sourcing

A key to our success is in sourcing competitively priced assets that are consistent with the applicable REIT tax rules and exemption from the 1940 Act. With GSC Group’s over seven years of operating history and a diversified alternative investment expertise, we believe we have access to competitive investment opportunities. Our board has four professionals, each of whom has more than 20 years of experience in the financial markets, and they can leverage their extensive relationships to our benefit. Moreover, as GSC Group has experience in many asset classes, the investment concentrations can shift proportionally to those areas where we believe value exists in assets that we can source.

Investment Process

Our investment process benefits from the resources and professionals of our Manager and GSC Group. The investment process is managed by an investment committee consisting of five senior members of GSC Group and includes our chairman, chief executive officer and chief investment officer. The investment committee operates under investment guidelines and consults periodically to develop a set of preferences for sectors and sub-sectors, with a strong emphasis on credit performance characteristics. The primary focus of the investment committee is to review and approve our investment policies and to review and approve our investment portfolio holdings and related compliance with investment policies. The chairman of the investment committee is required to be consulted on, and has the right, but not the obligation, to approve or disapprove all proposed actions or determinations of the Investment Committee.

Our Manager has a focused investment team for each of our targeted asset classes. Each investment team performs a qualitative and quantitative analysis to evaluate suitable opportunities based on the guidelines developed and maintained by the investment committee. Our investment process is tailored by sector and includes sourcing and screening of investment opportunities, credit and prepayment analysis, due diligence, legal structure review, servicer/originator review and investment structuring, as appropriate, to seek a competitive return commensurate with the risk we are bearing. Upon identification of an investment opportunity, the investment is screened and monitored to determine its impact on maintaining our REIT qualification and our exclusion from regulation under the 1940 Act. Finally, the members of the investment committee generally review and approve investments before commitment of capital, as in those cases where such approvals are required by the investment guidelines. We seek to make investments in sectors where our Manager has strong core competencies and where we believe credit risk and expected performance can be reasonably quantified. Our investment process generally includes several levels of review prior to approval of an investment as well as some or all of the following processes and tasks:

Process	Tasks

Initial investment screening	• Determine investment sector preferences
• Form macroeconomic view
• Assess risk tolerance
Investment suitability	• Issuer analysis
• Evaluation of structure
• Consider relative value
• Assess REIT status and 1940 Act exclusion suitability
Investment review	• Review investment offering materials
• Rating review of single and split ratings

Process	Tasks

Deal analysis	• Evaluate expected cash flows under a range of base case and stress scenarios
• Analyze collateral performance triggers and related collateral protections
• Review historical collateral performance and prepayment dynamics
• Review idiosyncratic collateral risk factors
• Review originator and servicer ratings and financial strength
• Perform breakeven analysis and stress testing under a range of scenarios
• Assess adequacy of credit enhancement
Compliance	• Ensure REIT compliance
• Ensure exclusion from regulation under 1940 Act
Investment approval	• Discuss investment’s creditworthiness
• Perform relative value analysis
• Determine commitment amount
Legal review	• Review of legal agreements by counsel
• Consider ability to pledge investment
• Consider tax issues
Investment monitoring	• Monitor investment performance
• Provide real feedback to investment committee and investment teams

Credit Analysis

We benefit from GSC Group’s experience in credit analysis. The credit analysis process is driven by extensive research that focuses on the following key areas:

Collateral Analysis	Default probability, loss severity, prepayment and refinancing dynamics.

Servicer Analysis	Track record, balance sheet support and access to capital.

Structural Analysis	Position in capital structure, covenant protection and board representation, triggers and related collateral protections.

Sector Analysis	Cyclicality and macro trends, market conditions, demographics, value chain and ratings stability.

Borrower/Company/Management Evaluation	Industry position, competitive analysis, size, diversification, cost structure and financial condition.

Resolution of Potential Conflicts of Interest; Equitable Allocation of Investment Opportunities

There are conflicts of interest in our relationship with our Manager and/or GSC Group, including those relating to the structure of the management agreement with our Manager. We do not have any employees. All of our executive officers are employees of our Manager or one or more of its affiliates and participate in the ongoing management of other vehicles. In addition, under the management agreement with our Manager, our Manager is entitled to receive a base management fee, which is not tied to the performance of our portfolio and may reduce its incentive to devote its time and effort to seek investments with effective risk-adjusted returns, and incentive compensation based on our portfolio’s performance, which may lead it to place emphasis on the short-term maximization of net income. This could result in increased risk to the value of our investment portfolio and decreased cash available for distributions to our stockholders.

There may be a conflict of interest in the allocation of investment opportunities among us and other investment vehicles managed by our Manager or other GSC Group affiliates. Our Manager historically has managed investment vehicles that may invest in investments similar to those in which we invest and has a conflict-resolution policy in place so that we may generally share equitably with other GSC Group investment vehicles in investment opportunities, particularly those involving a security with limited supply, that may be suitable for us and such other investment vehicles. Our Manager has designed a compliance program to monitor its conflict-resolution policies and procedures and regularly evaluates the effectiveness of such policies and procedures.

Our Manager has agreed to offer us the right to participate in all investment opportunities that it determines are appropriate for us in view of our investment objectives, policies and strategies and other relevant factors, subject to the exception that, in accordance with GSC Group’s conflict of interest policy, we might not participate in each such opportunity, but will on an overall basis equitably participate with GSC Group’s other clients. Additionally, in the area of European mezzanine lending, our ability to make investments of this type is limited by the governing documents of these investment vehicles. However, our Manager has agreed that any other investment vehicle created or managed by it or by its affiliates shall not have any contractual right to receive priority in allocation of investments in ABS, MBS, CDO equity and non-distressed middle market loans. The policy permits departure from such equitable allocation if the allocation would result in an inefficiently small amount of the security being purchased for an account. Our Manager’s allocation procedures seek to allocate investment opportunities among the investment vehicles of GSC Group in the fairest possible way. If two or more investment vehicles with overlapping investment strategies are still in their investment periods, an available investment opportunity will generally be allocated based on the provisions governing allocations of investment opportunities in the relevant organizational documents. In the absence of such provisions, the portfolio manager will determine the allocation by considering, among other things, the following factors and the weight that should be given with respect thereto: (i) the investment guidelines and/or restrictions set forth in the applicable organizational documents; (ii) the risk and return profile of the investment vehicle; (iii) the suitability/priority of a particular investment for the investment vehicle; (iv) if applicable, the target position size of the investment for the investment vehicle; and (v) the level of availability for each investment with respect to the particular investment vehicle.

Our Manager has designed a compliance program to monitor its conflict-resolution policies and procedures and regularly evaluates the effectiveness of such policies and procedures.

The policies of our Manager that apply to the management of our portfolio include controls for:

•	Order-Aggregation. Orders for the same security entered on behalf of more than one investment vehicle are generally aggregated (i.e., blocked or bunched), subject to the aggregation being in the best interests of all participating investment vehicles. As a rule, all funds participating in each aggregated order receive the average price and pay a pro-rata portion of commissions.

•	Best-Execution. GSC Group evaluates the quality and cost of services received from broker-dealers on a periodic and systematic basis. As part of the evaluations, our Manager considers the quality and cost of services available from alternative broker-dealers, market makers and/or market centers, as applicable.

•	Cross-Trades. In limited cases, our Manager may utilize cross-trades to address account funding issues and when it specifically deems the practice to be advantageous for each participating investment vehicle. In such cases, the portfolio manager responsible for the cross-trade will notify the chief compliance officer of GSC Group in advance of the trade and will follow procedures set forth in the GSC Group’s compliance manual.

•	Principal Trades. GSC Group has a policy which generally prohibits transactions between client accounts and any proprietary account of GSC Group or its principals or affiliates.

To avoid any actual or perceived conflicts of interest with our Manager or GSC Group, an investment in any CDO managed by our Manager or GSC Group is approved by a majority of independent board members consistent with our conflict of interest policy.

Our Manager has engaged external legal counsel, and such counsel has engaged an external consultant, to assist with the formulation, implementation, monitoring and periodic testing of its compliance policies and procedures.

In addition, there may be conflicts of interest that arise by our sharing legal counsel with GSC Group and other entities managed by GSC Group and if we and such other enties managed by GSC Group have invested in the securities of a company that becomes distressed. Our Manager may also have conflicts due to larger capital commitments to, and larger fees from, its other investment vehicles or if its other investments have senior or different rights than our investments. Similarly, our Manager may have an interest in our investing in CDOs managed by it that conflicts with our interest, particularly if there is a deterioration in value of such CDOs prior to closing. For more information regarding our potential conflicts of interest with our Manager and/or GSC Group, see “Risk Factors—Risks Related To Our Business.”

Contingency and Disaster Recovery Plan

Our Manager has developed a Contingency and Disaster Recovery Plan, which we refer to as the CDRP, in order to provide uninterrupted service and to minimize the downtime should a system or vendor failure occur. The CDRP has been developed to meet the following objectives:

•	Provide for immediate, accurate and measured response to emergency situations;

•	Protect against the loss or damage to data and records; and

•	Provide alternative site processing with a minimum amount of inconvenience.

The CDRP should help to ensure that all data processing systems, data communication facilities, information, data and business functions can be restored in a secure manner in the event of a disaster.

Our Financing Strategy

We use substantial leverage in order to increase potential returns to our stockholders. Our leverage ratio was 45.7 to 1 at September 30, 2006. This calculation is based upon the 7.25% convertible senior notes and debt securities issued to third parties in conjunction with our CDO, CLO and whole loan transactions being included as debt. If the convertible senior notes are considered equity, as our credit providers consider them, and the debt issued in conjunction with our CDO, CLO and whole loan transactions is eliminated since this debt is non-recourse to us and we are not at risk for loss in excess of our equity investment, the ratio was 9.8 to 1 at September 30, 2006. One of our swap counterparties has limited our leverage ratio to 16 to 1 based on the revised calculation with the convertible senior notes considered equity and our CDO, CLO and whole loan transactions eliminated. No other agreements in place limit our leverage ratio. As of September 30, 2006, we had total indebtedness of $3.35 billion, including $97.9 million from the issuance of the notes in our July 2005 private offering. We utilize or intend to utilize a variety of financing techniques to finance our investments, including the following:

•	Borrowings on Margin. We finance certain of our RMBS which are held by our prime broker by borrowing on margin. We believe this borrowing is very efficient as our prime broker allows us to borrow against both the fair value of the bond and the accrued interest and principal receivable on a highly leveraged basis. We have borrowed $904.8 million on margin as of September 30, 2006 and had additional borrowing capacity of $39.6 million against the $961.1 million of RMBS on deposit with our prime broker.

•	Repurchase Agreements. We finance certain of our RMBS and our retained positions in securitizations through the use of repurchase agreements. Repurchase agreements are one of the primary vehicles we use to achieve our desired amount of leverage for our residential real estate assets. As of September 30, 2006, outstanding borrowings under repurchase agreements totaled approximately $255.9 million.

•	Warehouse Facilities. In addition to repurchase agreements, we rely on credit facilities for capital needed to fund our other investments. As of September 30, 2006, borrowings under the warehouse facility totaled approximately $494.0 million.

•	Term Financing CDOs and CLOs. We finance certain of our assets using term financing CDOs and CLOs. CDOs and CLOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage-backed securities and corporate debt. Like typical securitization structures, in a CDO or CLO:

•	the assets are pledged to a trustee for the benefit of the holders of the bonds;

•	one or more classes of the bonds are rated by one or more rating agencies; and

•	one or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CDO sponsor to achieve a relatively low cost of long-term financing.

Unlike typical securitization structures, the underlying assets may be sold, subject to certain limitations, without a corresponding pay-down of the CDO or CLO, provided the proceeds are reinvested in qualifying assets. As a result, CDOs and CLOs enable the sponsor to actively manage, subject to certain limitations, the pool of assets. We believe CDO and CLO financing structures are an appropriate financing vehicle for our target asset classes because they enable us to obtain relatively low, long-term cost of funds and minimize the risk that we may have to refinance our liabilities prior to the maturities of our investments, while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

On January 12, 2006, we closed a $290.0 million private placement of CDOs. The following related transactions occurred in connection with the private placement, which collectively we refer to as ABS 2005-1:

•	we entered into credit default swaps referencing up to $500 million of mezzanine asset-backed obligations, with ABS, RMBS, CMBS and other CDO securities as reference obligations through GSC ABS CDO 2005-1, Ltd. and GSC ABS CDO 2005-1, Corp., our consolidated wholly-owned subsidiaries which together we refer to as the 2005-1 Co-issuers;

•	the 2005-1 Co-issuers issued $290 million of floating rate CDOs and sold the investment grade securities to a group of institutional investors;

•	the 2005-1 Co-issuers entered into a confirmation with a third party pursuant to which the third party assumed the credit risk for the last $185 million of credit exposure on the credit default swaps, which we refer to as the unfunded senior swap agreement;

•	we retained all $25 million of subordinated notes issued by the 2005-1 Co-issuers, which we financed through a total return swap with respect to which we deposited $12.5 million of cash collateral;

•	the 2005-1 Co-issuers entered into an agreement to finance the $7.2 million of issuance costs with the GIC provider;

•	we invested the net proceeds from the financing along with our $25 million investment in subordinated notes in a GIC that pays interest at a variable rate which corresponds with the variable rate paid on the CDOs; and

•	GSC Group was appointed the collateral manager for ABS 2005-1 and will receive collateral management fees for which we will receive a credit against our management fees due to them.

The $315 million GIC and the unfunded senior swap agreement serve as collateral for the credit default swaps.

On January 18, 2006, we closed a $276.0 million private placement of CLOs. The following related transactions occurred in connection with the private placement, which collectively we refer to as CLO 2006-1:

•	we accumulated a $300 million pool of asset-backed loans and bonds utilizing a warehouse facility and sold these assets to GSC Capital Corp. Loan Funding 2005-1 and GSC Capital Corp. Loan Funding 2005-1 Corp., our consolidated wholly-owned subsidiaries which together we refer to as the CLO Co-issuers;

•	the CLO Co-issuers issued $276.0 million of floating rate CLOs and sold $238.5 million of the investment grade securities to a group of institutional investors;

•	we acquired and retained the remaining $21.3 million of the CLOs that were rated investment grade and all $16.2 million of the below investment grade class CLOs in addition to all the Co-issuers’ $24 million of preferred shares;

•	GSC Group serves as the collateral manager for ABS 2005-1 and will receive collateral management fees for which we will receive a credit against our management fees due to them.

In June 2006, we sold the $21.3 million of investment grade CLOs that we had initially retained to a third party at par reducing our total investment to $40.2 million of below investment grade and unrated securities in this CLO transaction.

On March 31, 2006, we closed another $140.0 million private placement of CDOs. The following related transactions occurred in connection with the private placement, which together we refer to as ABS 2006-1c:

•	we entered into credit default swaps referencing up to $550 million of mezzanine asset-backed obligations, with RMBS and CMBS securities as reference obligations through GSC ABS CDO 2006-1c, Ltd. and GSC ABS CDO 2006-1c, Corp., our consolidated wholly-owned subsidiaries which together we refer to as the 2006-1c Co-issuers;

•	the 2006-1c Co-issuers issued $140 million of floating rate CDOs and sold the investment grade securities to a group of institutional investors;

•	the 2006-1c Co-issuers entered into a confirmation with a third party pursuant to which the third party assumed the credit risk for the last $385 million of credit exposure on the credit default swaps, which we refer to as the unfunded credit default swap agreement;

•	we invest in $25 million of subordinated notes issued by the 2006-1c Co-issuers through a total return swap;

•	the 2006-1c Co-issuers entered into a senior loan swap agreement to finance the $10.7 million of issuance costs;

•	we invested the net proceeds from the financing along with our $25 million investment in subordinated notes in a MVS account that pays interest at a variable rate which corresponds with the variable rate paid on the CDOs; and

•	GSC Group was appointed the collateral manager for ABS 2006-1c and will receive collateral management fees for which we will receive a credit against our management fees due to them.

The $165 million MVS account along with the unfunded credit default swap agreement serve as collateral for credit default swaps.

At September 30, 2006, we invested through CDS in an aggregate notional amount of $492.9 million in ABS 2005-1 together with $549.9 million aggregate notional amount in ABS 2006-1c for a total aggregate notional amount of $1.04 billion with a fair value of $1,533,000.

•	Term Financing Utilizing Securitized Notes from Whole Loan Transactions. We purchase pools of whole loans, generally hybrid ARMS, from third parties and finance these assets by issuing securitized notes.

On March 22, 2006, we purchased $433.6 million of residential ARM whole loans at a premium of $1.9 million from Countrywide Home Loans, Inc. In conjunction with the transaction, we issued $421.9 million of floating rate notes securitized by the loans. We also incurred $1.6 million of expenses in conjunction with the issuance of the notes. To minimize the effects of changes in short term interest rates on interest payments on the notes, we entered into a balance guarantee interest rate swap for which we paid $1.23 million for the balance guarantee portion of the swap.

On June 23, 2006, we purchased $541.9 million of residential ARM whole loans at a premium of $6.7 million from Countrywide Home Loans, Inc. In conjunction with the transaction, we issued $536.5 million of floating rate notes securitized by the loans. We also incurred $2.0 million of expenses in conjunction with the issuance of the notes. To minimize the effects of changes in short term interest rates on interest payments on the notes, we entered into a balance guarantee interest rate swap for which we paid $1.0 million for the balance guarantee portion of the swap.

GSC Group has broad experience in using leverage to enhance portfolio returns, including through the use of leveraged vehicles to manage CDOs, investment in highly-leveraged instruments utilizing established credit lines with major broker dealers, investing in inherently leveraged instruments (such as non-investment grade bank loans) and the use of control distressed debt investment strategies that often involve complex capital restructurings.

Our Interest Rate Hedging and Risk Management Strategy

We utilize derivative financial instruments from time to time to hedge all or a portion of the interest rate risk associated with our borrowings. Under the federal income tax laws applicable to REITs, we generally are able to enter into certain transactions to hedge indebtedness that we incur, or plan to incur, to acquire or carry real estate assets, although our total gross income from such hedges and other non-qualifying sources must not exceed 25% of our gross income.

We engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets. For example, we finance certain of our bank loan assets using total return swaps, which are not qualifying assets and do not produce qualifying income for purposes of the REIT asset and income tests. See “Material Federal Income Tax Considerations.” Because of the federal income tax rules applicable to REITs, we may be required to implement certain of these techniques through a taxable REIT subsidiary, or TRS, which would be subject to corporate income tax if established as a domestic corporation. Our interest rate management techniques may include:

•	puts and calls on securities or indices of securities;

•	Eurodollar futures contracts and options on such contracts;

•	interest rate caps, swaps and/or swaptions;

•	treasuries and options on treasuries; and

•	other similar transactions.

These techniques may also be used in an attempt to protect us against declines in the market value of our assets that result from general trends in debt markets.

We enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. The interest rate swap agreements have historically been structured such that we receive payments based on a variable interest rate and make payments based on a fixed interest rate. The cost of such swap agreements is de minimis as these swaps often trade in a very liquid market and are based on the yield curve, and as the yield curve flattens, the swap agreements become accretive to our net income. The variable interest rate on which payments are received is calculated based on various reset mechanisms for LIBOR. The repurchase agreements generally have maturities of one to 90 days and carry interest rates that correspond to LIBOR rates for those same periods. The swap agreements effectively fix our borrowing cost and are not held for speculative or trading purposes.

Interest rate management techniques do not eliminate risk but seek to mitigate interest rate risk. For example, if both long-term and short-term interest rates were to increase significantly, it could be expected that:

•	the weighted average life of the RMBS would be extended because prepayments of the underlying mortgage loans would decrease; and

•	the market value of any fixed rate RMBS would decline as long-term interest rates increased.

As of September 30, 2006, we had hedged $1.1 billion of our liabilities related to our investment portfolio by entering into six interest rate swaps. The total notional value of the interest rate swaps was approximately $1.1 billion.

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We have not in the past but may in the future offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

In addition, we have in the past and may in the future borrow money to finance the acquisition of investments. We intend to use traditional forms of financing, such as repurchase agreements, warehouse facilities and margin borrowings. We also intend to utilize structured financing techniques, such as CDOs, to create attractively priced non-recourse financing at an all-in borrowing cost that is lower than that provided by traditional sources of financing and that provide long-term, floating rate financing. Our investment guidelines and our portfolio and leverage are periodically reviewed by our board of directors as part of their oversight of our Manager.

We have in the past and may in the future, subject to gross income and asset tests necessary for REIT qualification, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, for the purpose of exercising control over such entities.

We engage in the purchase and sale of investments. We have in the past and may in the future make loans to third parties in the ordinary course of business for investment purposes. We will not underwrite the securities of other issuers.

We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Operating and Regulatory Structure

REIT Qualification

We have elected and qualified to be taxed as a real estate investment trust, or REIT, for federal income tax purposes under the federal income tax laws for the taxable year ended December 31, 2005 and expect to qualify as a REIT in subsequent tax years. Our qualification as a REIT will depend upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity and distribution of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

Because we have elected to be taxed as a REIT for the taxable year ended December 31, 2005 and we expect to qualify as a REIT in subsequent tax years and we expect to operate our business so as to be excluded from regulation under the 1940 Act, we are required to invest a substantial majority of our assets in real estate-related assets, such as certain types of MBS and loans secured by mortgages on real estate. Therefore, the percentage of our assets we may invest in ABS, bank loans, leveraged finance instruments and other types of instruments may be limited.

As a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property.

We generally make and hold our investments and conduct our other operations directly or through a qualified REIT subsidiary, or QRS, although certain of our investments and activities may be conducted through a TRS, which will be subject to federal, state and local income tax on its income because such TRS is a taxable domestic corporation.

Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter, among other limitations, generally prohibits any stockholder from beneficially or constructively owning more than 9.5% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock, determined both by disregarding the notes and by treating the notes as stock on a fully converted basis, subject to an exception for GSC Group and for two other investors who each own approximately 10% of our common stock. Our board of directors has discretion to grant exemptions from this ownership limit, subject to terms and conditions as it deems appropriate.

Exclusion from Regulation under the 1940 Act

In order to maximize our flexibility under the 1940 Act, we changed our corporate structure in 2006 by reorganizing GSC Capital Corp. as a holding company and conducting our business through wholly-owned subsidiaries of GSC Capital Corp., which are organized as qualified REIT subsidiaries, or QRSs, and a taxable REIT subsidiary, or TRS. We do not fall within the definition of investment company in Section 3(a)(1)(C) of the 1940 Act, because we do not hold more than 40% of the value of our holding company’s assets (exclusive of cash items and Government securities) on an unconsolidated basis in the form of investment securities. For this purpose, we treat our investments in our QRS, which comprise at least 60% of the value of our adjusted total assets, as non-investment securities, and our investments in our TRS and other subsidiaries that are relying on the exclusion from Section 3(c)(7) of the 1940 Act as investment securities. In addition, we do not fall within the definition of investment company in Section 3(a)(1)(A) of the 1940 Act because we are, and hold ourselves out as being, primarily engaged in the real estate business.

Our QRS relies on the exclusion from registration provided by Section 3(c)(5)(C) of the 1940 Act, a provision designed for companies that are primarily engaged in the business of purchasing or otherwise acquiring real property or mortgages or other liens on an interests in real estate, as administered by the Securities and Exchange Commission and the Division. We monitor the QRS’s portfolio periodically and prior to each acquisition to confirm that it continues to qualify for this exclusion. In compliance with Section 3(c)(5)(C), our QRS invests at least 55% of its assets in mortgage loans, MBS that represent the entire ownership in a pool of whole mortgage loans and other qualifying real estate assets, and at least 80% of its assets in qualifying real estate assets and other types of mortgages, MBS, securities of REITs and other real estate-related assets. As a result, our QRS is limited in its ability to make certain investments.

Based on no action positions of the Division, we treat our QRS’s investments in RMBS that represent the entire ownership in a pool of whole mortgage loans as qualifying real estate assets under Section 3(c)(5)(C) of the 1940 Act. In addition, we expect that certain of our QRS’s other investments in RMBS, real estate loans and CMBS will be considered qualifying real estate assets or real estate-related assets under Section 3(c)(5)(C) of the 1940 Act based on the characteristics of the underlying collateral and the particular type of loan, including whether in certain cases we have foreclosure rights with respect to the underlying real estate collateral, consistent with Securities and Exchange Commission or Division guidance. At present, we do not generally expect that our investments in middle market loans, CDOs, consumer and non-

consumer ABS, high yield corporate bonds, distressed debt securities, corporate mezzanine financing or private equity will constitute qualifying real estate assets or real estate-related assets.

The Securities and Exchange Commission has not promulgated rules to address what assets constitute qualifying real estate assets or real estate-related assets for purposes of the 55% test and the 80% test. Accordingly, to determine what assets constitute qualifying real estate assets for purposes of the 55% test under the 1940 Act, we have looked to the guidance provided in letters issued by the Division. If the Division were to change its position, we might be required to change our investment strategy to comply with any new guidance provided by the Division. We cannot predict whether such a change would be adverse to us.

Based on no-action letters issued by the Division, we classify our investment in whole mortgage loans as qualifying real estate assets as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets for the 55% test, but only real estate-related assets for the 80% test. We also consider our ownership interest in pools of whole loan RMBS, in cases in which we acquire beneficial interests in a particular pool, to be qualifying real estate assets.

We do not consider our investments in other types of RMBS, CMBS and other mortgage loans to be qualifying real estate assets for purposes of Section 3(c)(5)(C) unless such treatment is consistent with guidance of the Securities and Exchange Commission or the Division. We have not requested no-action or other interpretive guidance or applied for an exemptive order with respect to the treatment of such assets. In the absence of guidance of the Securities and Exchange Commission or the Division that otherwise supports the treatment of these assets as qualifying real estate assets, we will treat them for purposes of Section 3(c)(5)(C) as real estate-related assets or miscellaneous assets as appropriate. Any additional guidance from the Division could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Competition

Our net income depends, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring real estate-related assets, we compete with other mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. In addition, there are numerous mortgage REITs with similar asset acquisition objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs increase competition for the available supply of mortgage assets suitable for purchase. Many of our anticipated competitors are significantly larger than us, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. The increase in such companies may increase the competition for equity capital and thereby adversely affect the market price of our common stock.

In the face of this competition, we have had and expect to continue to have access to our Manager’s and GSC Group’s professionals and their industry expertise, which we believe provides us with a competitive advantage and helps us assess investment risks and determine appropriate pricing for certain potential investments. In addition, we believe these relationships enable us to compete more effectively for competitive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related To Our Business—We operate in a highly competitive market for investment opportunities.”

Staffing

We are managed by our Manager pursuant to the management agreement between our Manager and us. All of our executive officers are employees of our Manager or one or more of its affiliates. Our Manager has additional investment professionals who are dedicated full time to its operations. See “Management—Management Agreement.”

Legal Proceedings

Neither we nor GSC Group is currently subject to any legal proceedings which we or it considers to be material.

Our Properties

Our Manager’s leased offices are located at 12 East 49th Street, Suite 3200, New York, NY 10017 and 500 Campus Drive, Suite 220, Florham Park, NJ 07932. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted. We maintain an internet site at http://www.gsccapitalcorp.com, which contains information concerning us and our subsidiaries. Information included or referred to on our website is not incorporated by reference or otherwise a part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

MANAGEMENT

Directors and Executive Officers

Our board of directors currently consists of seven directors, four of whom have been determined by our board of directors to be independent in accordance with the general independence standards of the New York Stock Exchange.

Each member of our board of directors will serve for a one-year term expiring at the annual meeting of stockholders to be held in 2007.

All of our executive officers are employees of our Manager or one or more of its affiliates. Our Manager has provided us with a chief financial officer who is primarily dedicated to the operations of our company.

Our directors and executive officers, their ages and titles, as well as their positions with our Manager or GSC Group, as of September 30, 2006, are as follows:

			Position with our
			Manager or
Name	Age	Title	GSC Group

Joseph H. Wender	62	Chairman of the Board of Directors	Senior Managing Director, Head of Real Estate Group and Member of Management Committee
Frederick H. Horton	48	Chief Executive Officer and Director	Senior Managing Director, Structured Finance Group
Daniel I. Castro, Jr.	48	Chief Investment Officer	Managing Director, Structured Finance Group
Brian H. Oswald	45	Chief Financial Officer, Secretary and Treasurer	Managing Director, Structured Finance Group
Edward S. Steffelin	37	President	Managing Director and Chief Operating Officer, Structured Finance Group
David L. Goret	43	General Counsel	Managing Director, General Counsel and Chief Compliance Officer
Thomas V. Inglesby	49	Investment Committee Member	Senior Managing Director, Collateralized Corporate Debt Group
Stacy Cooper	47	Director	—
Robert F. Cummings, Jr.	57	Director	Senior Managing Director and Chairman of the Risk and Conflicts Committee
William K. Komperda	47	Director	—
Richard T. Millard	54	Director	—
Barry L. Zubrow	53	Director	—

Biographical Information

Information for each of our independent directors and Messrs. Cummings, Oswald, Steffelin and Goret is set forth below. For biographical information on Messrs. Wender, Horton, Inglesby and Castro, see “—Investment Committee” below.

Stacy Cooper.  Ms. Cooper has been a member of our board of directors since 2005. Ms. Cooper was a managing director and co-head of Global Syndicated Finance at Bank of America in New York until 2001. In this role, she managed over 200 people and had responsibility for over $400 billion in underwritings annually. She was also responsible for secondary loan sales and trading. Ms. Cooper was with Bank of America (NationsBank) from 1991 to 2001. Prior to Bank of America, Ms. Cooper worked in the syndicate desk at CIBC from 1990-1991. Prior to that she was with the Bank of New York as a loan officer from 1983 to 1990. She holds an M.B.A. from New York University and a B.S. in Economics from the University of Pennsylvania.

Robert F. Cummings, Jr.  Mr. Cummings has been a member of our board of directors since 2005. Mr. Cummings joined GSC Group in 2002 and is currently a senior managing director, chairman of the Risk and Conflicts Committee and the Valuation Committee and a member of the Management Committee. Mr. Cummings is a former member of the GSC Advisory Board. For the prior 28 years, Mr. Cummings was with Goldman, Sachs & Co., where he was a member of the Corporate Finance Department, advising corporate clients on financing, mergers and acquisitions and strategic financial issues. Mr. Cummings was named a partner of Goldman, Sachs & Co. in 1986. Mr. Cummings retired in 1998 and was retained as an Advisory Director by Goldman, Sachs & Co. to work with certain clients on a variety of banking matters. Mr. Cummings is a director of ATSI Holdings, GSC Capital Corp., Precision Partners Inc., RR Donnelley and Sons Co. and Viasystems Group Inc., and a member of the board of trustees of Union College. Mr. Cummings graduated from Union College with a B.A. and from the University of Chicago with a M.B.A.

William K. Komperda.  Mr. Komperda has been a member of our board of directors since 2005. Mr. Komperda has over 20 years of experience in the mortgage-and-asset-backed securitization market and is currently the chairman and chief executive officer, as well as a founding member of CBA Commercial, LLC, a small balance commercial mortgage conduit, which he helped form in 2001. In addition, Mr. Komperda is a partner with Cheslock, Bakker & Associates, LLC, a real estate merchant banking firm, as well as a founding member and board member of ResMAE Financial Corporation, a residential subprime mortgage banking company. From May 1997 through May 2000, Mr. Komperda was executive vice president and managing director of capital markets and strategic planning for Long Beach Financial Corporation, a publicly traded company, and for its wholly-owned operating subsidiary, Long Beach Mortgage Company, a residential subprime mortgage banking company. Prior to joining Long Beach in 1997, Mr. Komperda spent over 10 years with Greenwich Capital Markets, Inc., where he was senior vice president and co-founder of the mortgage- and asset-backed finance/securitization group. Mr. Komperda also managed Greenwich’s structured finance group. Mr. Komperda is a graduate of Southern Illinois University at Edwardsville where he received his B.S. in Accounting in 1982. Mr. Komperda is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the Institute of Management Accountants.

Richard T. Millard.  Mr. Millard has been a member of our board of directors since 2005. Mr. Millard served as senior vice president of UBS Wealth Management from 2000 to 2004 where he was director of structured finance, specializing in the structuring of CDOs and their distribution to high net worth private individuals. Prior responsibilities at UBS Wealth Management included director of money markets with a primary focus on structured transactions funded in the commercial paper market, director of syndicate, director of the transaction management group and membership on the Commitment Committee. Mr. Millard served as a board member of the Westways I-V CDO transactions. From 1991 to 1999, Mr. Millard was senior vice president of PaineWebber Inc., directing money market origination and trading within the taxable fixed income group. Mr. Millard’s 25 years of experience in investment banking and the money markets include working at Kidder, Peabody & Co., Drexel Burnham

Lambert and Chemical Bank. Mr. Millard holds an B.A. from Brown University and a M.B.A. in Finance from The Wharton School, University of Pennsylvania.

Barry L. Zubrow.  Mr. Zubrow has been a member of our board of directors since 2006. Mr. Zubrow has over 30 years of corporate finance experience. From 1977 to 2003, Mr. Zubrow held a variety of positions at Goldman, Sachs & Co., including chief administrative officer and head of the operations and administration division. As the Goldman, Sachs & Co.’s first chief administrative officer, he was responsible for overseeing a 4,500 plus person group of departments in charge of financial reporting, credit and risk functions, operations and trade processing, facilities, security and corporate services. Prior to that, Mr. Zubrow was elected the Goldman, Sachs & Co.’s first chief credit officer, with responsibility for overseeing its global credit exposures. Throughout his career Mr. Zubrow has provided corporate finance and strategic advice for a wide range of investment banking clients including major Fortune 100 companies. He is currently president of ITB LLC, a private investment management company. He also serves as chairman of the New Jersey Schools Construction Corporation, as well as vice chairman of the Nuvelo, Inc. board of directors and chairman of the audit committee, and is an active board member for a number of non-profit organizations. Mr. Zubrow has been designated by our board of directors as an audit committee “financial expert.” Mr. Zubrow received his B.A. from Haverford College, and his J.D. and M.B.A. from the University of Chicago.

Brian H. Oswald.  Mr. Oswald joined GSC Group and became our chief financial officer, secretary and treasurer in 2006. Prior to this, Mr. Oswald was the chief financial officer of Capital Trust, Inc., a self-managed finance and investment management REIT that specializes in credit-sensitive structured financial products, where he acted as its chief financial officer since 2003, and its chief accounting officer since 1997. Mr. Oswald began his career in 1982 at KPMG Peat Marwick where for the next 10 years he held various positions, including senior manager in the financial institutions group. After leaving KPMG, he was employed as the president of Gloversville Federal Savings and Loan Association, director of financial reporting and subsidiary accounting for River Bank America and corporate controller for Magic Solutions International, an international computer software company. Mr. Oswald graduated from Moravian College with a B.A. in Accounting and is a licensed certified public accountant in the States of New York and Pennsylvania and is a certified management accountant.

Edward S. Steffelin.  Mr. Steffelin joined GSC Group in 2005 and became our president in 2005. He was previously with the Trust Company of the West creating and managing CDO equity funds as a senior vice president from 2004 to 2005. From 2001 to 2004, he was a principal at Allianz Risk Transfer, Inc. (New York), a wholly-owned subsidiary of Allianz AG. Mr. Steffelin has also held positions at XL Financial Solutions, CGA Investment Management and CapMAC. Mr. Steffelin graduated Phi Beta Kappa and with Honors from Occidental College with a B.A. in Economics and graduated from Dartmouth College with a M.B.A.

David L. Goret.  Mr. Goret joined GSC Group in 2004 as managing director, general counsel and chief compliance officer and manages legal, human resources and certain administrative functions at GSC Group. From 2000 to 2002, Mr. Goret served as managing director and general counsel of Hawk Holdings, LLC, which focused on creating, financing and operating emerging technology infrastructure and service businesses. From 2002 to 2003, he served as senior vice president and general counsel of Mercator Software, Inc., a Nasdaq-listed software company, and has significant expertise in a wide range of legal matters. Mr. Goret graduated magna cum laude from Duke University with a B.A. in Religion and Political Science and from the University of Michigan with a J.D.

Investment Committee

The role of our investment committee is to review and approve our investment policies and review and approve our investment portfolio holdings and related compliance with our investment policies. The investment committee meets as frequently as necessary in order for us to achieve our investment objectives.

Our investment committee consists of Messrs. Eckert, who also serves as the chairman of our investment committee, Wender, Horton, Inglesby and Castro. Each investment committee member’s positions with our Manager or GSC Group is summarized in the following table.

Name	Positions with our Manager or GSC Group

Alfred C. Eckert III	Founder, Chairman and CEO
Joseph H. Wender	Senior Managing Director, Head of Real Estate and a Member of the Management Committee
Frederick H. Horton	Senior Managing Director, Structured Finance
Thomas V. Inglesby	Senior Managing Director, Collateralized Corporate Debt
Daniel I. Castro, Jr.	Managing Director, Structured Finance

Biographical information regarding members of our investment committee is as follows:

Alfred C. Eckert III.  Mr. Eckert founded GSC Group in 1999. Prior to that, Mr. Eckert was chairman and chief executive officer of Greenwich Street Capital Partners, which he co-founded in 1994. Mr. Eckert was previously with Goldman, Sachs & Co. from 1973 to 1991, where he was elected as a partner in 1984. Mr. Eckert founded the firm’s Leveraged Buyout Department in 1983 and had senior management responsibility for it until 1991. Mr. Eckert was chairman of the Commitments and Credit Committees from 1990 to 1991 and co-head of the Merchant Bank from 1989 to 1991. Mr. Eckert was also the co-chairman of the firm’s Investment Committee from its inception in 1986 until 1991. Mr. Eckert is a director of The Willow School, and is vice chairman of the Kennedy Center Corporate Fund Board. Mr. Eckert graduated from Northwestern University with a B.S. in Engineering and with highest distinction as a Baker Scholar from the Harvard Graduate School of Business Administration with a M.B.A.

Joseph H. Wender.  Mr. Wender joined GSC Group in 2005 as a managing director and became senior managing director and member of the Management Committee in 2006. Prior to this, Mr. Wender began with Goldman, Sachs & Co. in 1971 and became a general partner in 1982, where he headed the Financial Institutions Group for over a decade. Mr. Wender is chairman of the board of GSC Capital Corp., Isis Pharmaceuticals, First Coastal Bancshares and Affinity Financial. Mr. Wender is also a director of a number of not-for-profit institutions, including COPIA, the St. Helena Hospital, The Joffrey Ballet and the Actors’ Fund. Mr. Wender graduated from Northwestern University with a B.S.B.A. and with highest distinction as a Baker Scholar from the Harvard Graduate School of Business Administration with a M.B.A.

Frederick H. Horton.  Mr. Horton is a senior managing director, Structured Finance, at GSC Group and joined GSC Group in 2005 to create and head its structured finance business. Prior to joining GSC, Mr. Horton was a senior member of the mortgage backed securities group at the Trust Company of the West from 1993 to 2005. At Trust Company of the West, Mr. Horton managed and co-managed MBS and ABS portfolios and from 1994 to 1995 served as deputy chief investment officer for fixed income. In 1996, Mr. Horton arranged, structured and closed Trust Company of the West’s first structured finance CDO. From 1996 to 2005 Mr. Horton headed Trust Company of the West’s structured finance CDO business ultimately closing multiple CDOs including several innovative first to market structures. Prior to joining Trust Company of the West, Mr. Horton was a senior portfolio manager of MBS and ABS at Dewey Square Investors from 1990 to 1993 and The Putnam

Companies from 1987 to 1990. From 1985 to 1986, Mr. Horton headed the portfolio strategies area within the Mortgage-Backed Securities Research Group at Drexel Burnham Lambert in New York. Mr Horton started his career in 1983 at State Street Bank as portfolio manager for agency MBS portfolios. Mr Horton serves on the board of directors of LownHome Financial. He holds a B.A. from Brown University in Environmental Studies and an M.B.A. in Finance from Boston University.

Thomas V. Inglesby.  Mr. Inglesby is a senior managing director, Collateralized Corporate Debt, at GSC Group and joined GSC Group at its inception in 1999. From 1997 to 1999, Mr. Inglesby was a managing director at Greenwich Street Capital Partners. Prior to that, Mr. Inglesby was a managing director with Harbour Group in St. Louis, Missouri, an investment firm specializing in the acquisition of manufacturing companies in fragmented industries. In 1986, Mr. Inglesby joined PaineWebber and was a vice president in the Merchant Banking department from 1989 to 1990. Mr. Inglesby graduated with honors from the University of Maryland with a B.S. in Accounting, from the University of Virginia School of Law with a J.D. and from the Darden Graduate School of Business Administration with a M.B.A.

Daniel I. Castro, Jr.  Mr. Castro is a managing director and member of Structured Finance, at GSC Group and joined GSC Group in 2005. Mr. Castro has over 23 years experience in structured finance products. From 1991 to 2004, Mr. Castro was employed by Merrill Lynch in various capacities, most recently as managing director of Structured Finance Research. Prior to Merrill Lynch, Mr. Castro was a senior analyst, Structured Transactions at Moody’s Investor’s Service. Mr. Castro also spent four years with Citigroup in various capacities. Mr. Castro was a member every year, since its inception in 1992 until he left Merrill Lynch in 2004, of the Institutional Investor All-American Fixed Income Research Team. Mr. Castro also ranked on the first team for ASB Strategy twice. Mr. Castro graduated from University of Notre Dame with a B.A. in Government International Relations and from Washington University with a M.B.A.

GSC Management and Advisory Board

We have access to the following senior executives and advisory board members of GSC Group through our management relationship with our Manager.

GSC Management

Richard M. Hayden, Vice Chairman, GSC Group.  Mr. Hayden joined GSC Group in 2000 and is head of the Corporate Credit Group and member of the Management Committee. Mr. Hayden was previously with Goldman, Sachs & Co. from 1969 until 1999 and was elected a partner in 1980. Mr. Hayden transferred to London in 1992, where he was a managing director and the deputy chairman of Goldman, Sachs & Co. International Ltd., responsible for all European investment banking activities. Mr. Hayden was also chairman of the Credit Committee from 1991 to 1996, a member of the firm’s Commitment Committee from 1990 to 1995, a member of the firm’s Partnership Committee from 1997 to 1998 and a member of the Goldman, Sachs & Co. International Executive Committee from 1995 to 1998. In 1998, Mr. Hayden retired from Goldman, Sachs & Co. and was retained as an advisory director to consult in the Principal Investment Area. Mr. Hayden is a non-executive director of COFRA Holdings, AG and Deutsche Boerse AG. Mr. Hayden is also a member of The Wharton Business School International Advisory Board. Mr. Hayden graduated magna cum laude and Phi Beta Kappa from Georgetown University with a B.A. in Economics and from The Wharton School with a M.B.A.

Peter R. Frank, Senior Managing Director and Senior Operating Executive, Control Distressed Debt.  Mr. Frank joined GSC Group in 2001, has served as a senior operating executive since 2005 and is a former member of the GSC Advisory Board. Mr. Frank was appointed chairman of Atlantic Express, Inc. in 2003 and served as their chief restructuring officer from 2002 to 2003. Prior to that, Mr. Frank was the chief executive officer of Ten Hoeve Bros., Inc. and was an investment banker at Goldman, Sachs & Co. Mr. Frank is chairman of the board of Atlantic Express Transportation Group, Scovill Fasteners, Inc. and Worldtex, Inc., and a director of K-R Automation and North Star Media. Mr. Frank graduated from the University of Michigan with a B.S.E.E. and from the Harvard Graduate School of Business Administration with a M.B.A.

Robert A. Hamwee, Senior Managing Director, Equity and Distressed Debt Investing.  Mr. Hamwee joined GSC Group at its inception in 1999. Mr. Hamwee heads the Equity and Distressed Investing Group and is a member of GSC Group’s Management Committee. Mr. Hamwee was a managing director at Greenwich Street Capital Partners from 1994 to 1998. Prior to that, Mr. Hamwee was with The Blackstone Group from 1992 to 1994, where he worked on a wide range of assignments in the Restructuring and Merchant Banking Departments. Mr. Hamwee is chairman of the board of APW Ltd. and ATSI Holdings, and a director of International Wire Group, Inc., Precision Partners and Viasystems Group, Inc. He graduated Phi Beta Kappa from the University of Michigan with a B.B.A. in Finance and Accounting.

Matthew C. Kaufman, Senior Managing Director, Equity Portfolio.  Mr. Kaufman joined GSC Group at its inception in 1999. Mr. Kaufman currently has day-to-day responsibility for the management of GSC’s portfolio of controlled companies and selected equity investments. Additionally, Mr. Kaufman structures and oversees the provision of cross portfolio initiatives and services. Prior to that, Mr. Kaufman was a managing director at Greenwich Street Capital Partners from 1997 to 1999. Mr. Kaufman was previously director of corporate finance with NextWave Telecom, Inc. From 1994 to 1996, Mr. Kaufman was with The Blackstone Group, in the Merchant Banking and Mergers and Acquisitions Departments, and from 1993 to 1994 was with Bear, Stearns & Co. Inc. working primarily in the Mergers & Acquisitions department. Mr. Kaufman is chairman of the board of Pacific Aerospace & Electronics, Inc. and a director of Atlantic Express Transportation Group, Burke Industries, Inc., Day International Group, Inc., Dukes Place Holdings Limited, Safety-Kleen Corp. and Worldtex, Inc. Mr. Kaufman graduated from the University of Michigan with a B.B.A. and a M.A.C.C.

Thomas J. Libassi, Senior Managing Director, Control Distressed Debt.  Mr. Libassi joined GSC Group in 2000 and is currently a senior managing director. Mr. Libassi specializes in the sourcing, evaluating and execution of distressed debt transactions. Prior to that, Mr. Libassi was senior vice president and portfolio manager at Mitchell Hutchins, a subsidiary of PaineWebber Inc., where he was responsible for managing approximately $1.2 billion of high-yield assets for the Paine Webber Mutual Funds. In 1998, Mr. Libassi developed and launched the approximate $550 million Managed High Yield Plus Fund, a leveraged closed-end fund that was ranked number one by Lipper in its category in 1999. From 1986 to 1994, Mr. Libassi was a vice president and portfolio manager at Keystone Custodian Funds, Inc., with portfolio management responsibilities for three diverse institutional high-yield accounts with $250 million in assets. Mr. Libassi is a director of DTN Holding Company, LLC, Outsourcing Services Group and Scovill Fasteners, Inc. Mr. Libassi graduated from Connecticut College with a B.A. in Economics and Government and from The Wharton School with a M.B.A.

Michael R. Lynch, Senior Managing Director and Chairman of the Strategic Initiatives Committee.  Mr. Lynch joined GSC Group’s board of advisors in 2005 and became a Senior Managing Director in 2006. He is a member of the investment committee for GSC European Mezzanine Funds and serves as Chairman of the Strategic Initiatives Committee. Prior to 2005, he was a managing director of Goldman, Sachs & Co. and a member of that firm’s Investment Banking Division. Mr. Lynch joined Goldman, Sachs & Co. in 1976 and became a Partner in 1986. He is a member of the board of directors of Williams-Sonoma, Inc. and is also a trustee of Rice University in Houston, the Clark Art Institute in Williamstown, Massachusetts and the Glyndebourne Arts Trust in Lewes, East Sussex, England. Mr. Lynch is

also a member of the board of directors of Good Shepherd Services, a New York-based social services agency. Mr. Lynch graduated from Rice University with a B.A. in Chemical Engineering and Behavioral Science and from the University of Texas with a M.B.A.

Robert M. Paine, Senior Managing Director, Credit Strategies.  Mr. Paine joined GSC Group in 2006 as a senior managing director. Prior to his current position with GSC, Mr. Paine was the portfolio manager for a distressed debt portfolio that included leveraged loans, high-yield bonds and emerging equities at Stanfield Capital Partners from 2002 to 2005. Prior to joining Stanfield, Mr. Paine was at Putnam Investments for 15 years. At Putnam, Mr. Paine was responsible for managing over $1 billion of distressed assets. From 1995 to 1999, Mr. Paine served as a Portfolio Manager within Putnam’s High Yield Group, overseeing more than $5 billion of assets. Mr. Paine began his finance career at Putnam Investments as an analyst in the firm’s High Yield Group. Mr. Paine graduated from Boston University with a B.S. in Business Administration and a M.B.A.

Christine K. Vanden Beukel, Senior Managing Director, Corporate Mezzanine.  Ms. Vanden Beukel joined GSC Group at its inception in 1999. Ms. Vanden Beukel manages the day-to-day operations of GSC’s European investment activities. Prior to that, Ms. Vanden Beukel was a managing director with Greenwich Street Capital Partners from 1994 to 1999. Ms. Vanden Beukel was with Smith Barney Inc. from 1992 to 1994 as an analyst in the Restructuring and Mergers and Acquisitions Groups, where she worked on a variety of advisory and financing transactions. Ms. Vanden Beukel graduated cum laude from Dartmouth College with an A.B. in Government and Economics.

Andrew J. Wagner, Senior Managing Director, Finance and Administration.  Mr. Wagner joined GSC Group in 2000 and oversees the Finance and Administration departments and is a member of GSC Group’s Management Committee. From 1995 to 2000, Mr. Wagner was a general partner and chief financial officer of RFE Investment Partners, a private equity investment firm located in Connecticut. In addition to being responsible for the financial reporting of the RFE funds, Mr. Wagner was a director of several RFE portfolio companies. Before joining RFE, Mr. Wagner was the partner in charge of the Arthur Andersen LLP tax practice in Stamford, Connecticut. Mr. Wagner graduated from the University of Connecticut with a B.S. in Accounting.

Alexander K. Zabik, Senior Managing Director, High Yield Real Estate.  Mr. Zabik joined GSC Group in 2006. Prior to GSC Group, Mr. Zabik served as a managing director and senior member of the BlackRock, Inc. Real Estate Debt Group, as a member of the Investment Committee and as a member of the Investment Strategy Group. Mr. Zabik also served as an officer of Anthracite Inc., a BlackRock-sponsored mortgage real estate investment trust. Mr. Zabik was responsible for the development and growth of the high-yield commercial real estate debt business at BlackRock, including acting as head of originations for all high-yield commercial debt, including bridge loans, mezzanine loans, B-notes and preferred equity. Mr. Zabik also acted as a portfolio manager in the successful capital raise and investment of Carbon Capital I, its first mezzanine fund, a $265 million privately managed REIT and Carbon Capital II, a $385 million follow-on fund. Mr. Zabik is a member of the Urban Land Institute, Commercial Mortgage Securities Association and the Real Estate Lenders Association. Mr. Zabik graduated from Boston University with a B.A. and from Babson College with a M.B.A. in Finance.

GSC Advisory Board

H. Frederick Krimendahl II.  Mr. Krimendahl is the chairman of GSC Group’s advisory board. He is also chairman of the investment firm Petrus Partners Ltd., which he founded in 1992, and a senior director of Goldman, Sachs & Co. He was previously a partner and member of the Management Committee at Goldman, Sachs & Co., and was successively head of the corporate finance department, co-head of the investment banking division and chief administrative partner. In addition he held directorships at 10 public corporations.

Derek C. Bonham.  Mr. Bonham is a member of GSC Group’s advisory board. He is also the chairman of CamAxys Group plc and Imperial Tobacco Group plc and former chairman of Cadbury Schweppes plc. He held the position of chief and deputy chairman at Hanson and on the demerger became chairman of Imperial Tobacco Group plc in 1996 and The Energy Group plc in 1997. Following this Mr. Bonham was elected a director of TXU. In addition, he is a past member of the Financial Accounting Standards Advisory Council (US) and The Accounting Standards Committee (UK).

John D. Bryan.  Mr. Bryan is a member of GSC Group’s advisory board. He recently retired as a director of Georgia Gulf Corporation, a position that he held since the company was founded in 1985. Mr. Bryan has held positions at Conoco and Georgia Pacific before joining Georgia Gulf Corporation, from which he retired in 1989.

William C. Ferguson.  Mr. Ferguson is a member of GSC Group’s advisory board. His 40 years of telecommunications experience included serving as president and chief executive officer of New York Telephone and executive vice president and chief operating officer of Michigan Bell Telephone. Mr. Ferguson retired as chairman and chief executive officer of the NYNEX Corp. in April 1995, after holding that post for six years. Recent past corporate directorships include Best Foods, Eircom, Corn Products, General Re and Viacom. He is chairman of the board of Day International, a GSC Group’s portfolio company.

Lawton Fitt.  Ms. Fitt is a member of GSC Group’s board of advisors and is also a senior advisor. Ms. Fitt worked at Goldman, Sachs & Co. for 23 years and became a partner in 1994. She was a senior member of Goldman Sachs’ High Technology investment banking team in New York and later served as the team’s European head before retiring in 2002. Until March 2005, Ms. Fitt was secretary of the Royal Academy of Arts in London with responsibility for managing the 236-year old organization. She is a non-executive director at Reuters Group PLC, CIENA Corporation and Citizens Communications, and is a trustee of several cultural and educational organizations.

Clarence Vaughn Nalley III.  Mr. Nalley is a member of GSC Group’s Advisory Board. He is the chairman of Asbury Automotive Atlanta, a division of the publicly-traded automotive retailer Asbury Automotive. Mr. Nalley is also a member of the board of directors of Russell Corporation.

Fred A.R. Packard.  Mr. Packard is a member of GSC Group’s Advisory Board. He was a partner of Garantia Bank, a leading Brazilian investment bank, from 1974 until its sale to the Credit Suisse Group in 1998. He is currently a director of Sun Interbrew Limited and the Latin American Investment Trust plc. Mr. Packard also sits on the Advisory Boards of Spencer Stuart and Blakeney Investments.

Richard M. Sharfman.  Mr. Sharfman is a member of GSC Group’s board of advisors. He is a partner in Stroock & Stroock & Lavan LLP and a member of its Senior Executive Committee and co-chairs the firm’s litigation practice. Mr. Sharfman was a member of the board of trustees of Riverside Research Institute from 1976 to 2001 and vice chairman of the board from 1988 to 2001.

David Svendsen II.  Mr. Svendsen is a member of GSC Group’s advisory board. He retired as chairman of Microsoft Ltd (UK) and vice president of Microsoft EMIA in February 2000, after 16 years with the company. Mr. Svendsen is currently chairman of Triyoga UK Ltd, Sveno Media Ltd and ElementX Ltd and non-executive director with eTechnology VCT plc. He was previously advisor to West Private Equity and eTEC Ventures Ltd and trustee to eLearning Foundation.

Board Committees

Our board of directors has established three committees consisting solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written or electronic consent of the directors on that committee.

Audit Committee

Our board of directors has established an audit committee, which is composed of three independent directors, Messrs. Komperda, Millard and Zubrow and one non-independent director, Mr. Wender. Mr. Zubrow chairs our audit committee and has been determined by our board of directors to be an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. The committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our registered independent auditors; and

•	the performance of our registered independent auditors and any internal auditors.

The committee will also be responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Our board of directors has established a compensation committee, which is composed of three independent directors, Ms. Cooper and Messrs. Komperda and Millard. Mr. Komperda chairs the compensation committee, whose principal functions are to:

•	evaluate the performance of our officers;

•	review the compensation payable to our officers;

•	evaluate the performance of our manager;

•	review the compensation and fees payable to our manager under our management agreement; and

•	administer the issuance of any stock issued to our employees or the employees of our manager who provide services to us.

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, which is composed of three independent directors, Ms. Cooper and Messrs. Millard and Zubrow. Ms. Cooper chairs the committee, which is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It will also periodically prepare and submit to the board for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance, and will annually recommend to the board nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager’s officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our Securities and Exchange Commission reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines that comply with the requirements of the New York Stock Exchange and the regulations of the Securities and Exchange Commission.

Director Compensation

Any member of our board of directors who is also an employee of our Manager or GSC Group or is an excluded director, will not receive additional compensation for serving on our board of directors. Each non-excluded director will receive an annual retainer of $40,000 and a fee of $1,000 for each full board meeting attended in person or telephonically. We will also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our non-excluded directors will also be eligible to receive restricted stock, option and other stock-based awards under our stock incentive plan. Our non-excluded directors each received an award of 1,500 shares of restricted stock on January 3, 2006 and an additional 1,500 shares on January 23, 2006, which shares vested on the date of grant, and will receive subsequent awards of 1,500 shares on an annual basis, subject to formal grant by the compensation committee of our board of directors.

Executive Compensation

We have not paid, and we do not intend to pay, any annual cash compensation to our executive officers for their services as executive officers. We pay fees, based on hourly rates, to GSC Group for services rendered to us by Mr. Goret, and we reimburse our Manager for a portion of the annual compensation it pays to Mr. Oswald, our chief financial officer, and other legal, tax, information technology and accounting professionals. For the nine months ended September 30, 2006, such reimbursement totaled $767,000. In addition, our other executive officers are compensated by our Manager from the income our Manager receives under the management agreement between our Manager and us.

Equity Compensation

We believe it is important that our Manager, as well as our executive officers and the other employees of our Manager who provide services to us indirectly in their capacity as employees of our Manager, be appropriately compensated and incentivized to enhance value for our stockholders. As described below, our 2005 Stock Incentive Plan enables us to issue various equity based awards for this purpose.

In connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock (68,000 shares in July 2005 and 10,522 shares in January 2006) and options to purchase 117,783 shares of our common stock with an exercise price of $25.00 per share (options to purchase 102,000 shares were granted in July 2005 and options to purchase 15,783 shares were granted in January 2006) under the Stock Incentive Plan, as described more fully below. Our Manager has retained these shares and options, but intends to pass the economic benefits of these awards to its employees who provide services to us, including our executive officers, through appropriately designed compensation programs of our Manager. In addition, our Manager is permitted to transfer the awards to its employees; however, it does not currently intend to do so.

2005 Stock Incentive Plan

In connection with our formation as a REIT, we established the 2005 Stock Incentive Plan for the purpose of rewarding and incentivizing those who provide services to us, including our directors, our Manager and our Manager’s executive officers, employees, directors and other persons and entities that provide services to us through our Manager. The stock incentive plan authorizes the issuance of options to purchase common stock and the grant of stock awards, restricted stock, restricted stock units, performance shares and stock appreciation rights and performance-based awards.

Administration of the stock incentive plan is carried out by the compensation committee of the board of directors. The compensation committee may delegate its authority under the stock incentive plan to one or more officers but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term “administrator” means the compensation committee and its delegate.

Our officers and employees and those of our affiliates are eligible to participate in the stock incentive plan. Our directors and other persons and entities that provide services to us are also eligible to participate in the stock incentive plan. At the present time, however, as noted above, we intend to make awards only to our Manager and to our directors.

The stock incentive plan provided for the issuance in the 2005 calendar year of up to 10% of the number of shares of our common stock outstanding after the completion of our July 2005 private offering, or approximately 400,000 shares (subject to automatic quarterly and annual adjustment, subject to certain limitations, in 2005 and subsequent calendar years in the event that any of the notes, including the notes issued in connection with the exercise of the option granted to the initial purchaser in the July 2005 private offering, are converted into shares of our common stock). In subsequent calendar years, the maximum limit on the number of shares shall increase by an amount equal to 10% of the difference, if any (but not less than zero and after subtracting any increase in the number of shares as a result of the automatic quarterly adjustments described in the preceding sentence) between the number of shares of our common stock that were outstanding as of the last day of the immediately preceding calendar year and the number of shares of our common stock that were outstanding as of the last day of the calendar year preceding such year, except that for purposes of the foregoing calculation, the last day of the calendar year preceding the calendar year ended December 31, 2005, shall be July 11, 2005, the closing date of the July 2005 private offering. In no event shall the number of shares of our common stock issued pursuant to the stock incentive plan exceed 10,000,000. In connection with the July 2005 offering, 170,000 shares were issued or reserved for issuance in connection with restricted stock awards and options granted to our Manager. The shares of our common stock subject to any award that expires, or is forfeited, cancelled or otherwise terminates without the issuance of shares, will again be available for subsequent awards, except as prohibited by law. In addition, shares that we withhold in satisfaction of the holder’s obligation to remit exercise price or withholding taxes will be available for future awards.

The stock incentive plan authorizes the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that are not intended to so qualify. The principal difference between incentive stock options and other options, which we refer to as non-qualified options, is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares acquired under the incentive stock option. In contrast, the exercise of a non-qualified option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the shares’ fair market value and the option price. The employer will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain dispositions of shares acquired under the options. The employer may claim a federal income tax deduction on account of the exercise of a non-qualified option equal to the amount of ordinary income recognized by the participant.

The administrator selects the participants who are granted options and, consistent with the terms of the stock incentive plan, prescribes the terms of each option. The option price cannot be less than the shares’ fair market value on the date the option is granted. Except for adjustments on account of stock dividends, stock splits and other similar events, the option price of an outstanding option cannot be reduced without the approval of our stockholders. The option price may be paid in cash or, with the administrator’s consent, by surrendering shares of common stock, or a combination of cash and common stock. The maximum period in which an option may be exercised is fixed by the administrator but cannot exceed ten years. Options generally are nontransferable except in the event of the participant’s death but the administrator may allow the transfer of options to members of the participant’s immediate family, a family trust or a family partnership. No participant may be granted incentive stock options that are first exercisable in a calendar year for common stock having a total fair market value (determined as of the option grant), exceeding $100,000. Also, neither the directors nor our Manager are eligible to receive incentive stock options.

The administrator also selects the participants who are granted stock awards and, consistent with the terms of the stock incentive plan, establishes the terms of each stock award. A stock award may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to funds from operations or funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer stockholder returns or other financial or operational measures that the administrator may designate. Holders of stock awards generally receive dividends declared and paid on the shares we award.

The stock incentive plan also authorizes the grant of restricted stock units, or RSUs, and performance shares awards. Each of these types of award represents the right to receive a future payment, based on the value of the common stock, if certain conditions are met. The administrator will select the participants who are granted RSUs or performance share awards and will establish the terms of each award. The conditions established for earning an RSU or performance share award may include, for example, a requirement that the participant complete a specified period of service (typical for RSU awards) or that certain objectives be achieved (typical for performance share awards). The objectives may be based on performance goals that are stated with reference to funds from operations or funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer stockholder returns or other financial or operational measures that the administrator may designate. To the extent that an RSU or performance share award is earned, it may be settled in cash, by the issuance of common stock or a combination of cash and common stock. Unless otherwise provided in an award agreement, recipients of performance share awards and RSUs will be entitled to cash payments equal to the amount of the dividends that would be payable if the shares underlying the awards were outstanding.

The administrator also selects the participants who receive stock appreciation rights under the stock incentive plan. A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the fair market value of a share of common stock on the date the stock appreciation right was granted. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common stock or a combination of cash and common stock.

If an award agreement does not provide for earlier payment of dividends, whenever shares of our common stock are released pursuant to these awards, the participant will be entitled to receive additional shares of our common stock that reflect any stock dividends that our stockholders received between the date of the award and issuance or release of the shares of our common stock. Likewise, a participant will be entitled to receive a cash payment reflecting cash dividends paid to our stockholders during the same period. Such cash dividends will accrue interest, at 5% per annum, from their payment date to our stockholders until paid in cash when the shares of our common stock to which they relate are either released from restrictions in the case of restricted stock or issued in the case of restricted stock units.

The stock incentive plan provides that all outstanding awards will be exercisable, vested and earned, as applicable, upon a change in control (as defined in the stock incentive plan). The stock incentive plan also provides that the benefits or amounts payable under awards will be reduced to avoid the parachute payment excise tax unless the participant will receive greater after-tax benefits by receiving all of his awards and paying the excise tax. The preceding limitation will not apply, however, if the award agreement or other agreement provides that we will indemnify the participant from any excise tax liability.

No awards may be granted under the stock incentive plan after the 10th anniversary of the closing of the July 2005 private offering, which occurred on July 11, 2005. The board of directors may amend or terminate the stock incentive plan at any time, but an amendment will not become effective without the approval of our stockholders if it increases the number of shares of common stock that may be issued under the stock incentive plan (other than changes to reflect certain corporate transactions and changes in capitalization as described above). No amendment or termination of the stock incentive plan will affect a participant’s rights under outstanding awards without the participant’s consent.

In connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock (68,000 shares in July 2005 and 10,522 shares in January 2006) and options to purchase 117,783 shares of our common stock with an exercise price of $25.00 per share (options to purchase 102,000 shares were granted in July 2005 and options to purchase 15,783 shares were granted in January 2006), representing in the aggregate approximately 4.8% of the shares that are currently outstanding after giving effect to the exercise of our Manager’s option in full and 2.4% if the convertible senior notes are converted. These shares and options will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of the July 2005 private offering, which occurred on July 11, 2005. In addition, we will automatically grant to our Manager, subject to certain exceptions, at the end of each fiscal quarter additional restricted stock and options under the plan in the same proportion as the initial grant to our Manager in an aggregate amount equal to 5% of any shares of common stock issued during that quarter in connection with the conversion of notes.

Equity Compensation Plan Information

The following table presents information as of September 30, 2006 with respect to compensation plans under which shares of our common stock are authorized for issuance.

	Number of		Number of
	Securities to be		Securities
	Issued upon	Weighted Average	Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding	Outstanding	under Equity
	Options, Warrants	Options, Warrants	Compensation
Plan Category	and Rights	and Rights	Plans (1)

Equity Compensation Plans Approved by Stockholders	—	—	—
Equity Compensation Plans Not Approved by Stockholders (2)	117,783	$25.00	184,305
Total	117,783	$25.00	184,305

(1)	The amount gives effect to the 117,783 shares to be issued upon exercise of options outstanding as of September 30, 2006, the 78,522 shares issued to our Manager and restricted stock issued to our independent directors under our stock incentive plan of an aggregate of 6,000 shares on January 3, 2006 and an aggregate of 6,000 shares on January 23, 2006.

(2)	Equity Compensation Plans approved by the Board of Directors.

Indemnification and Limitation on Liability; Insurance

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have also entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by

Maryland law. In addition, officers and directors of GSC Group are indemnified by GSC Group pursuant to GSC Group’s organizational documents and directors and officers liability insurance relating thereto. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Management Agreement

In connection with our July 2005 private offering, we entered into a management agreement with GSCP (NJ), L.P., our Manager, which was amended and restated effective as of August 7, 2006. The management agreement provides for the day-to-day management of our operations.

The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our Manager’s role as manager is under the supervision and direction of our board of directors. Our Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing activities and (iii) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i) serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations for the approval of our board of directors;

(ii) investigating, analyzing and selecting possible investment opportunities and originating, acquiring, financing, retaining, selling, negotiation for prepayment, restructuring or disposing of company Investments consistent with the Investment Guidelines;

(iii) with respect to any prospective investment by us and any sale, exchange or other disposition of any investment by us, conducting negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers;

(iv) engaging and supervising, on our behalf and at our expense, independent contractors who provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

(v) coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

(vi) providing executive and administrative personnel, office space and office services required in rendering services to us;

(vii) administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(viii) communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(ix) counseling us in connection with policy decisions to be made by our board of directors;

(x) evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with the investment guidelines;

(xi) counseling us regarding our qualification as a REIT and the maintenance of such status, monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

(xii) counseling us regarding the maintenance of our exclusion from status as an investment company under the 1940 Act, monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause us to maintain such exclusion from status as an investment company under the 1940 Act;

(xiii) assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate related assets;

(xiv) furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xv) monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvi) investing or reinvesting any money or securities of ours (including investing in short term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

(xvii) causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and non taxable REIT subsidiaries and causing us to conduct quarterly compliance reviews with respect thereto;

(xviii) causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xix) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

(xx) taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code and Treasury Regulations applicable to REITs;

(xxi) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

(xxii) using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

(xxiii) advising us with respect to obtaining appropriate warehouse or other financings for its assets;

(xxiv) advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxv) performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxvi) using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its members, officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its members and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager. For the avoidance of doubt, our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment-decision making process (e.g., a transaction was effected in violation of our investment guidelines) or in the trade process (e.g., a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of the offering.

Pursuant to the terms of the management agreement, our Manager is required to provide us with a management team, including, without limitation, a chief executive officer, president, chief investment officer and chief financial officer to provide the management services to us, with the members of such management team devoting such of their time to providing management services to us as our Manager deems reasonably necessary and appropriate for the proper performance of all of our Manager’s duties under the management agreement. However, as required pursuant to the terms of the management agreement, we reimburse our Manager for the prorated portion of the compensation of our chief financial officer determined on the basis of the relative time devoted to our business and affairs on the one hand, and the business and affairs of our Manager and its affiliates and ventures and accounts managed by them on the other hand.

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on December 31, 2008 and will be automatically renewed for a one year term each anniversary date thereafter. The management agreement may be terminated at any time for any reason after the affirmative vote of the holders of at least 75% of our then outstanding common stock (other than those shares held by our Manager or its affiliates) and the authorization of a majority of our independent directors. We will also have to provide 180 days’ prior notice of any such termination.

We may also terminate the management agreement with 30 days’ prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence of duties under the management agreement;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	the dissolution of our Manager; and

•	change of control of our Manager.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of an assignment to another REIT or other organization which is our successor, in which case such organization shall be bound by the terms of such assignment in the same manner as we are bound under the management agreement. Our Manager may generally only assign the management agreement with the written approval of a majority of our independent directors. However, our Manager may assign the management agreement to any of its affiliates without the approval of our independent directors if such assignment does not require our approval under the Investment Advisers Act of 1940.

The management agreement shall terminate at the option of our Manager in the event we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately prior to such event.

Management Fees and Incentive Compensation

We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Manager to conduct our operations. Expense reimbursements to our Manager are made in cash within 75 days after each fiscal quarter. At September 30, 2006, we owed our Manager $443,000 as reimbursement of expenses paid by the Manager on our behalf.

Base Management Fee.  We pay our Manager a base management fee quarterly in arrears in cash in an amount equal to one quarter (1/4) of our equity times 1.75% subject to adjustment to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approved by a majority of the independent directors in the case of non-cash charges. The base management fee is payable independent of the performance of our investment portfolio. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

For purposes of calculating the base management fee, our equity means, for any quarter, the sum of the net proceeds from any issuance of our equity securities and the notes issued in the July 2005 private offering, but excluding the issuance of securities upon conversion of the notes, after deducting any underwriting discount placement fee, commissions and other expenses and costs relating to the issuance, plus or minus our retained earnings (or deficit) at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for repurchases of our common stock and repurchases, redemption or payment of principal of the notes issued in the July 2005 private offering, including the notes issued upon the exercise of the option related to the offering of the notes. In the event that we invest in any collateralized debt obligation or investment fund managed by our Manager or any of its affiliates then the annual base management fee payable by us to our Manager will be reduced by an amount equal to the base management fee allocable to the equity supporting our investment in such collateralized debt obligation or investment fund except in cases where our Manager or any of its affiliates do not receive a fee in connection with the management of such collateralized debt obligation or investment fund.

Our Manager’s base management fee shall be calculated by our Manager within 30 days after the end of each quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of our Manager’s written statement setting forth the computation of the base management fee for such quarter.

For the nine months ended September 30, 2006, our Manager has received or accrued $4,477,000 of fees from CDOs and CLOs in which we have invested. The base management fees for this period would have been $2,397,000. Because the payments for the CDOs and CLOs managed by our Manager exceeded the calculated base management fees, our base management fee was reduced to zero. For the period beginning July 11, 2005 (commencement of operations) to December 31, 2005, no such fees were collected and we expensed $1.5 million of base management fees.

Reimbursement of Expenses.  Because our Manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. Our Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager’s investment and finance support staff. The expenses required to be paid by us include, but are not limited to:

•	a pro rata portion of the expenses incurred for the wages, salary and benefits of our chief financial officer and accounting operations and other support staff determined on the basis of the relative time devoted to our business and affairs on the one hand and the business and affairs of our Manager and its affiliates and venturer and accounts managed by them on the other hand.

•	issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

•	legal, tax, accounting, consulting, auditing and administrative fees and expenses;

•	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

•	the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing costs, etc.);

•	expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the Securities and Exchange Commission and other governmental bodies;

•	costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us;

•	costs incurred by employees of our Manager for travel on our behalf and other out-of-pocket expenses;

•	the costs and expenses incurred with respect to market information systems and publications, research publications and materials;

•	settlement, clearing, and custodial fees and expenses;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred on our behalf;

•	expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for us or separate from offices of our Manager; and

•	rent incurred by our Manager.

In addition, we are required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. Reimbursement of expenses incurred by our manager is not subject to any specific limitation.

For the period beginning July 11, 2005 (commencement of operations) to December 31, 2005 and for the nine months ended September 30, 2006, expense reimbursements totaled $1.1 million and $1.0 million, respectively.

Incentive Compensation.  In addition to the base management fee, our Manager shall receive quarterly incentive compensation in an amount equal to the product of: (i) 25% of the dollar amount by which (A) our net income per share (determined in accordance with GAAP), which includes realized and unrealized gains and losses, and before non-cash equity compensation expense and before incentive compensation plus interest expense related to the notes and, to the extent not included in interest related to the notes, amortization of debt discount and issuance costs with respect to the notes, for the quarter (assuming full conversion of all outstanding notes into common shares at the beginning of the quarter at the then applicable conversion rate) exceeds (B) an amount equal to (1) the weighted average of the price per share of the common shares in the initial offering and any subsequent offerings of our common stock, including common shares issuable upon conversion of the notes assuming a conversion price of $25 per share, and the prices per common shares in any subsequent offerings by us, in each case at the time of issuance thereof, multiplied by (2) the greater of (a) 2.25% and (b) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of common shares outstanding during the quarter, further assuming full conversion of the notes into common shares at the beginning of the quarter at the then applicable conversion rate; provided, that for the purpose of determining the incentive compensation fee, the notes will include those issued in connection with the exercise of the option granted to the initial purchasers in the July 2005 private offering and provided, further, that the foregoing calculation of incentive compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP and any unrealized gains or losses from derivative securities and hedging activities, as well as non-cash charges after discussion between our Manager and our independent directors and approval by our majority of our independent directors in the case of non-cash charges.

Our ability to achieve returns in excess of the thresholds noted above in order for our Manager to earn the incentive compensation described in the proceeding paragraph is dependent upon the level and volatility of interest rates, our ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within our control.

Our Manager computes the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our Manager’s written statement setting forth the computation of the incentive fee for such quarter. The management agreement provides that 10% of our Manager’s incentive compensation is to be paid in shares of our common stock (provided that under our management agreement, our Manager may not receive payment of its incentive fee in shares of our common stock if such payment would result in our Manager owning directly or indirectly through one or more subsidiaries more than 20% of our common stock) and the balance in cash. Our Manager may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in the form of our common stock. Under our management agreement, our Manager agrees that it may not elect to receive shares of our common stock as payment of its incentive compensation, except in accordance with all applicable securities exchange rules and securities laws (including prohibitions on insider trading).

The number of shares to be received by our Manager will be based on the fair market value of these shares. Shares of our common stock delivered as payment of the incentive fee will be immediately vested or exercisable, provided that our Manager has agreed not to sell the shares prior to one year after the date they are paid. Our Manager’s transfer restriction will lapse if the management agreement is terminated. Our Manager has the right in its discretion to allocate these shares to its officers, employees and other individuals who provide services to us; however it does not currently intend to do so.

We believe this incentive compensation scheme is structured in a way to incentivize our Manager to increase returns to stockholders. An incentive to increase the value of our portfolio aligns the interests of our Manager more closely with those of our stockholders, and we believe this alignment of interests will help us to achieve our objectives.

Our Manager has not earned any incentive compensation for the period from the date of our private offering on July 11, 2005 to September 30, 2006.

Fee reduction for certain CDOs.  With respect to investments made by us in the equity of CDOs managed by our Manager, which we refer to as Manager CDOs, the aggregate fees we pay on an annual basis to the Manager will be reduced on a dollar-for-dollar basis by the amount of the fees paid by such Manager CDOs to the Manager during such period in an amount up to the amount of the aggregate management fee otherwise payable by us to our Manager for such period. The fees of all such Manager CDOs in which we hold all or a portion of the equity pay to the Manager may exceed the aggregate amount of the management fee we pay to the Manager, in which case the management fees we pay to the Manager would be reduced to zero, however, the Manager CDO would continue to pay the full management fee payable under their respective separate agreements with our Manager. This arrangement goes beyond what is required by the terms of the management agreement and our Manager reserves the right to change this policy at any time. The management agreement provides that, with respect to Manager CDOs, the base management fee (as described above) we pay to our

Manager will be reduced by an amount equal to the base management fee allocable to the equity supporting our investment in the Manager CDO except where our Manager does not receive a fee in connection with the management of the Manager CDO.

For the period beginning July 11, 2005 (commencement of operations) to December 31, 2005, no such fees were collected and there was no reduction in base management fees. For the nine months ended September 30, 2006, the base management fees were reduced by $2,397,000 for this credit.

For the period from July 11, 2005 (commencement of operations) to December 31, 2005, the following expenses have been paid, accrued or reimbursed to our manager (in thousands):

Base management fee	$1,516
Compensation of finance and accounting staff	158
Legal services provided by manager	35
Tax services provided by manager	21
Information technology services provided by manager	27
Occupancy expenses	292
Travel and entertainment	155
Information systems and hardware	327
Other	122

Total	$2,551

For the nine months ended September 30, 2006, the following expenses have been paid, accrued or reimbursed to our manager (in thousands):

Collateral management fees	$3,249
Finance and accounting staff provided by manager	581
Legal services provided by manager	91
Tax services provided by manager	51
Information technology services provided by manager	44
Occupancy expense	—
Travel and entertainment	97
Information systems and hardware	55
Other	100

Total	$4,268

Restricted Stock and Option Grant

In connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock and options to purchase 117,783 shares of our common stock under the 2005 Stock Incentive Plan with an exercise price of $25 per share, representing in the aggregate approximately 4.7% of the shares currently outstanding after giving effect to the exercise of our Manager’s option in full. These shares and these options will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of the July 2005 private offering, which occurred on July 11, 2005. In addition, we will automatically grant to our Manager, subject to certain exceptions, at the end of each fiscal quarter, additional restricted stock and options under the plan in the same proportion as the initial grant to our Manager in an aggregate amount equal to 5% of any shares of common stock issued during that quarter in connection with the conversion of notes. Our Manager does not currently intend to, but has the right in its discretion to, allocate these shares and these options to its officers, employees and other individuals who provide services to us.

Conflicts of Interest in Our Relationship with Our Manager

Our chairman, chief executive officer, president and chief investment officer and other officers also serve as officers of our Manager. In addition, Robert F. Cummings, Jr., one of our directors serves as a senior managing director, member of the Management Committee and chairman of the Risk and Conflicts Committee of GSC Group. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not reflect market terms and conditions.

Our Manager engages in additional management or investment opportunities that have overlapping objectives with us, and has developed a conflict-resolution system so that our company may share equitably with other client accounts of our Manager in all investment opportunities—particularly those involving a security with limited supply—that may be suitable for our account and such other accounts. This system also includes other controls designed to prevent any client account from receiving favorable treatment over any other client account and past performance of an account is not permitted to be a factor in determining investment allocations. See “Business—Resolution of Potential Conflicts of Interest; Equitable Allocation of Investment Opportunities.”

The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

Pursuant to our management agreement, we are not permitted to enter into any investment opportunity in which our Manager or GSC Group has an interest other than those approved by our board of directors and a majority of our independent directors. In the event that any such investment opportunity is made available to us in the future, the transaction will require the approval of a majority of our independent directors.

The management compensation structure that we have agreed to with our Manager may cause our Manager to invest in high risk investments. In addition to its management fee, our Manager may receive incentive compensation based in part upon our achievement of targeted levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive return. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

Termination of the management agreement with our Manager without cause is difficult. The management agreement provides that it may only be terminated without cause after an affirmative vote of 75% of our then outstanding common stock (other than those shares held by our Manager or its affiliates) and the authorization of a majority of our independent directors. We will also be required to provide our Manager with 180 days’ prior notice of any such termination. These provisions may adversely affect our ability to terminate our Manager without cause.

Our Manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. However, our board of directors does not review all of our proposed investments. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies and transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our Manager has great latitude within the broad guidelines of the investment guidelines in determining the types of assets it may decide are proper investments for us.

At the discretion of our Manager and us, our Manager may enter into a separate management agreement with the TRS for the purpose of providing management services with respect to our different lines of business, so long as the overall economic terms of the management arrangements described herein do not change. Our Manager will receive no additional compensation (other than the existing management fees) even if it performs additional work for our TRS. The current arrangements between us and our TRS apportion the expenses attributable to our activities, and those attributable to the TRS.

License Agreement

We have entered into a license agreement with our Manager, pursuant to which our Manager has granted us a non-exclusive, non-transferable, royalty-free license to use the name “GSC.” Under this agreement, we have a right to use the “GSC” name, for so long as our Manager or one of its affiliates remains our manager and our Manager remains an affiliate of GSC Group. Other than with respect to this limited license, we have no legal right to the “GSC” name. Our Manager has the right to terminate the license agreement if it or its affiliate is no longer acting as our manager. In the event the management agreement is terminated, we would be required to change our name to eliminate the use of the acronym “GSC.”

PRINCIPAL STOCKHOLDERS AND NOTEHOLDERS

The following table sets forth, as of September 30, 2006, certain ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote, 5% or more of our common stock, and all executive officers and directors, individually and as a group. The calculations in the table reflect (i) the number of shares currently outstanding and (ii) the number of shares that would be outstanding if the notes were fully converted into 3,916,000 shares of common stock. In accordance with Securities and Exchange Commission rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

				Percentage of		Percentage of
			Percentage	Total		Total
		Aggregate	of Total	Outstanding	Shares	Outstanding
	Shares of	Principal	Outstanding	Common	to be	Common
	Common	Amount	Common	Stock	Sold	Stock
	Stock	of Notes	Stock (no	(assuming full	in This	After This
Name and Address†(3)	Owned	Owned	conversion) (1)	conversion) (2)	Offering	Offering

GSC Secondary Interest Fund, LLC (4)	340,000	$8,500,000	8.5%	8.6%
GSCP (NJ), L.P. (5)	78,522	—	2.0	1.0
Glenview Capital Management, LLC (6)	400,000	10,000,000	10.0	10.1
Tetral SA (7)	400,000	—	10.0	5.0
Moore Capital Management, LLC (8)	320,000	—	8.0	4.0
TIAA-CREF Investment Management, LLC (9)	226,180	—	5.6	2.9
Hall Phoenix/Inwood, Ltd. (10)	200,000	—	5.0	2.5
Deutsche Bank Securities Inc. (11)	—	25,400,000	—	12.8
Dimaio Ahmad Capital LLC (12)	—	10,000,000	—	5.0
Basso Asset Management, L.P. (AKA DKR Oasis)(13)	—	10,000,000	—	5.0
J.D. Capital Management LLC (14)	—	10,000,000	—	5.0
D.E. Shaw & Co., L.P. (15)	—	10,000,000	—	5.0
Joseph H. Wender	—	—	—	—
Frederick H. Horton	—	—	—	—
Thomas V. Inglesby	—	—	—	—
Daniel I. Castro, Jr.	—	—	—	—
Brian H. Oswald	—	—	—	—
Edward S. Steffelin	—	—	—	—
Stacy Cooper	3,000	—	*	*
Robert F. Cummings, Jr.	—	—	—	—
William K. Komperda	3,000	—	*	*
Richard T. Millard	3,000	—	*	*
Barry L. Zubrow	1,500	—	*	*
All executive officers and directors as a group(2) (10 persons)	10,500	—	*	*

†	Unless indicated otherwise, the information reported herein is based solely upon public filings made with the Securities and Exchange Commission.

*	Less than 1%

(1)	Based on 4,016,622 shares of our common stock outstanding as of November 9, 2006. Does not reflect 117,783 options reserved for issuance upon exercise of options granted to our Manager upon the completion of our July 2005 private offering or 184,305 shares of common stock (subject to automatic quarterly and annual adjustment, subject to certain limitations, in 2005 and subsequent calendar years in the event that any of the notes are converted into shares of our common stock) available for future grant under our stock incentive plan.

(2)	As in (1), above, but gives effect to an additional 3,916,000 shares issuable on conversion of the notes.

(3)	The address for all executive officers and directors is c/o GSC Capital Corp., 12 East 49th Street, Suite 3200, New York, NY 10017.

(4)	The address for GSC Secondary Interest Fund, LLC is 12 East 49th Street, Suite 3200, New York, NY 10017. GSC Secondary Interest Fund, LLC (“GSC Fund”) is an affiliate of GSCP (NJ), L.P., our Manager, and advises us of the following: The sole member of GSC Secondary Interest Fund, LLC is GSCP (NJ), Holdings L.P., and the general partner of GSCP (NJ), Holdings L.P. is GSCP (NJ), Inc. which is wholly owned by GSC Group, Inc. The management committee of GSC Group, Inc. exercises the voting and dispositive power over the shares owned by GSC Fund and may be deemed to beneficially own the shares owned by GSC Fund. GSC Group, Inc., GSCP (NJ), Holdings L.P. and GSCP (NJ), Inc. disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. GSC Secondary Interest Fund is not a registered broker-dealer and does not currently own our securities, other than those being registered hereby.

(5)	Represents restricted stock granted to our Manager upon the completion of the July 2005 private offering under the 2005 Stock Incentive Plan. Does not include an option to purchase 117,783 shares of our common stock be granted to our Manager upon the completion of the July 2005 private offering. The address for GSCP (NJ), L.P. is 500 Campus Drive, Suite 220, Florham Park, NJ 07932. GSCP (NJ), L.P. advises us of the following: The general partner of GSCP (NJ), L.P. is GSCP (NJ), Inc. which is wholly owned by GSC Group, Inc. The management committee of GSC Group, Inc. exercises the voting and dispositive power over the shares owned by GSC Fund and may be deemed to beneficially own the shares owned by GSCP (NJ), L.P. GSC Group, Inc., GSCP (NJ), Holdings L.P. and GSCP (NJ), Inc. disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Our Manager is not a registered broker-dealer and does not currently own or have rights to receive our securities, other than the restricted stock granted to it an stock underlying options granted to it.

(6)	The address for Glenview Capital Management, LLC is 767 Fifth Avenue, New York, NY 10153, and has advised us that Glenview Capital Management, LLC (“GCM”) is the investment adviser to each of Glenview Institutional Partners, L.P., Glenview Capital Partners, L.P., Glenview Capital Master Fund, Ltd., GCM Little Arbor Partners, L.P., GCM Little Arbor Institutional Partners, L.P. and GCM Little Arbor Master Fund, Ltd. (collectively, the “GCM Funds”). GCM has investment and voting discretion over the securities beneficially owned by the GCM Funds. Larry Robbins, senior managing member of Glenview Capital GP, LLC (“GC-GP”) and GCM, through his ownership of GC-GP and GCM, may be deemed to be the beneficial owner of the shares held by the GCM Funds. Each of the GCM Funds is considered to be a separate entity for tax and accounting purposes. Each of the GCM Funds is not a registered broker-dealer and that each of the GCM Funds does not currently own our securities, other than those being registered hereby.

(7)	The address for Tetral SA is Rte de Lavaux 36, PO Box 266, CH-1095 Putry, Switzerland.

(8)	The address of Moore Capital Management, LLC (“Moore”) is 1251 Avenue of the Americas, New York, NY 10020. Louis M. Bacon is the chairman, chief executive officer and director of Moore and may be deemed to beneficially own the shares held by Moore, and has investment and voting discretion over the securities beneficially owned by Moore.

(9)	The address of TIAA-CREF Investment Management, LLC (“TIAA”) is 730 Third Avenue, New York, NY 10017, and has advised us that TIAA, the investment adviser to TIAA-CREF Asset Management Commingled Funds Trust I, Mid Cap Value Fund, is an Securities and Exchange Commission registered investment adviser and a subsidiary of Teachers Insurance and Annuity Association of America. Drew Collins and Hans Erickson are both managing directors of the investment manager and are authorized to sign on behalf of this fund. TIAA-CREF Individual & Institutional Services, LLC, and Teachers Personal Investors Service, Incorporated, both Securities and Exchange Commission registered broker-dealers, are also subsidiaries of Teachers Insurance and Annuity Association of America. TIAA purchased the shares in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. Accordingly, TIAA is not deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.

(10)	The address of Hall Phoenix/Inwood, Ltd. is 6801 Gaylord Parkway, Suite 100, Frisco, TX 75034.

(11)	The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, NY 10005.

(12)	The address of Dimaio Ahmad Capital LLC is 245 Park Ave, New York, NY 10167.

(13)	The address of Basso Asset Management, L.P. (AKA DKR Oasis) (“Basso”) is 1266 East Main Street, Stamford, CT 06902.

(14)	The address of J.D. Capital Management LLC is Two Greenwich Plaza Greenwich, CT 06830.

(15)	The address of D.E. Shaw & Co., L.P. is 120 West 45th Street, 39th Floor Tower 45, New York, NY 10036.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the completion of the July 2005 private offering, we entered into a management agreement with our Manager, pursuant to which our Manager provides for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Most of our executive officers and directors also hold positions at our Manager or GSC Group. Joseph H. Wender, our chairman, is also a senior managing director, head of the Real Estate Group and member of the Management Committee at GSC Group; Frederick H. Horton, our chief executive officer, is also a senior managing director and head of the Structured Finance Group at GSC Group; Thomas V. Inglesby, a member of our investment committee, is also a senior managing director and head of the Collateralized Corporate Debt Group at GSC Group; Daniel I. Castro, Jr., our chief investment officer, is also a managing director of the Structured Finance Group at GSC Group; Edward S. Steffelin, our president, is also a managing director and chief operating officer of Structured Finance Group at GSC Group; David L. Goret, our general counsel, is also a managing director and general counsel and chief compliance officer at GSC Group; and Robert F. Cummings, Jr., our director, is also a senior managing director and chairman of the Risk and Conflicts Committee at GSC Group. In addition, certain of our other directors are directors and/or officers of our Manager or GSC Group. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Management—Conflicts of Interest in Our Relationship with our Manager,” “Risk Factors—Risks Related To Our Business—The management agreement with our Manager was not negotiated on an arm’s length basis and may be difficult to terminate.”

We have entered into a license agreement with GSC Group, pursuant to which GSC Group has granted us a non-exclusive, royalty-free license to use the “GSC” name. See “Management—License Agreement.”

The members of our board of directors are covered under our $50 million director and officer insurance policy that also covers employees of GSC Group that serve as officers or otherwise perform duties or provide services to us and senior management of GSC Group.

GSC Secondary Interest Fund, LLC, an affiliate of our Manager, purchased 340,000 shares of our common stock and $8,500,000 aggregate principal amount of the notes in our July 2005 private offering. Our Manager has also agreed to receive at least 10% of its incentive fee under our management agreement in shares of our common stock, subject to certain limitations in our management agreement, and generally not to transfer those shares prior to one year after the date they are paid. In addition, in connection with the completion of our July 2005 private offering, we granted to our Manager 78,522 shares of restricted stock (68,000 shares in July 2005 and 10,522 shares in January 2006) and options to purchase 117,783 shares of our common stock with an exercise price of $25.00 per share (options to purchase 102,000 shares were granted in July 2005 and options to purchase 15,783 shares were granted in January 2006). Each of GSCP (NJ), L.P. and GSC Secondary Interest Fund, LLC is substantially owned by GSC Group, Inc., which is approximately 61% beneficially owned on a fully diluted basis by the following senior executives of GSC Group: Alfred C. Eckert III, Richard M. Hayden, Keith W. Abell, Robert A. Hamwee, Christine K. Vanden Beukel, Thomas V. Inglesby, Matthew C. Kaufman, Andrew J. Wagner and Frederick H. Horton, approximately 28% beneficially owned by employees of GSC Group, and the remaining approximately 11% is owned by outside investors, including members of the board of advisors of GSC Group. These shares and this option will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of our July 2005 private offering. In addition, we will automatically grant to our Manager at the end of each fiscal quarter additional restricted stock and options in the same proportion as the initial grant to our Manager in an aggregate amount equal to 5% of any shares of common stock issued during that quarter in connection with the conversion of notes; provided that a total of at least $1,000,000 in aggregate principal amount of convertible notes was converted in such fiscal quarter and any immediately preceding fiscal quarters since the most recent quarterly grant. Our Manager is entitled to continue to receive shares quarterly so that it always holds at least 5% of any shares of common stock issued during that quarter in connection with the conversion of notes. Our Manager has not allocated and does not currently intend to allocate, but reserves the right in its discretion to allocate, these shares and these options or interests therein to its officers, employees and other individuals who provide services to us.

The base management fee for the period for July 11, 2005 to December 31, 2005 was approximately $1.5 million. Amortization for the period of approximately $344,000 related to the restricted stock and option granted to our Manager was included in deferred compensation in our consolidated statement of operations. See Note 13 to our Consolidated Financial Statements for additional information regarding the grant to our Manager. No incentive fee had been earned by our Manager through December 31, 2005.

GSC Secondary Interest Fund, LLC, an affiliate of our Manager, purchased 340,000 shares of our common stock and $8,500,000 aggregate principal amount of the notes in our July 2005 private offering for an aggregate cost of $17,000,000, representing a current ownership interest of 8.6% in the Company, assuming full conversion of all convertible senior notes.

On January 12, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25.0 million in aggregate principal amount, or 100%, of the Subordinated Notes Due 2045 issued by GSC ABS CDO 2005-1, Ltd. and GSC ABS CDO 2005-1, Corp., as co-issuers. These notes are the lowest-ranking securities of a CDO transaction secured by a pool of synthetic mezzanine asset-backed obligations, including ABS, RMBS, CMBS and other CDO securities as reference obligations, managed by GSC Group.

On January 18, 2006, GSC Capital Corp. purchased $21.3 million in aggregate principal amount, or 100%, of the Class E Deferrable Floating Rate Notes Due 2020, and $16.2 million in aggregate principal amount, or 100%, of the Class F Deferrable Floating Rate Notes Due 2020, issued by GSC Capital Corp. Loan Funding 2005-1 and GSC Loan Funding 2005-1, Corp., as co-issuers. The Class E and Class F notes are the two lowest-ranking classes of notes of a CLO transaction secured by a pool of asset-backed loans and bonds, managed by GSC Group. Simultaneously with GSC Capital Corp.’s purchase of the notes, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $24.0 million in aggregate amount, or 100%, of the Preferred Shares issued by GSC Capital Corp. Loan Funding 2005-1. This preferred share interest is subordinate to the debt securities and is only entitled to income generated by the CLO after the CLO pays all of the interest due on the debt securities and its expenses.

On March 31, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25.0 million in aggregate principal amount, or 100%, of the Subordinated Notes Due 2046 issued by GSC ABS CDO 2006-1c, Ltd. and GSC ABS CDO 2006-1c, Corp. The rates are the lowest-ranking securities of a CDO transaction secured by a pool of synthetic mezzanine asset-backed obligations, including RMBS and CMBS, managed by GSC Group.

SELLING STOCKHOLDERS

The following table sets forth information, as of       , 2006, with respect to the selling stockholders and shares of our common stock beneficially owned by the selling stockholders that selling stockholders propose to offer pursuant to this prospectus. In accordance with Securities and Exchange Commission rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

The shares of common stock offered by the selling stockholders pursuant to this prospectus were originally issued and sold by us in our July 2005 private offering. The term selling stockholders includes the holders of our common stock listed below and the beneficial owners of the common stock and their transferees, pledgees, donees or other successors.

If the lead underwriters advise us that the number of shares requested to be included in our offering exceeds the number which can be sold, we will include in our offering all of the common stock we proposed to sell and then the common stock held by those stockholders requesting to include their shares in our offering, pro rata among such stockholders in accordance with the number of shares requested to be registered by such stockholders. In accordance with notices that we received from these stockholders, we expect to include          shares of common stock to be sold by selling stockholders in this offering.

Any selling stockholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-6 under the Exchange Act.

No selling stockholders have been identified as broker-dealers in the selling stockholder table below. In addition, none of the selling stockholders has been identified as an affiliate of a broker-dealer in the selling stockholder table below.

	Shares of		Shares of
	Common	Shares of	Common	Percentage of
	Stock	Common	Stock	Class
	Beneficially	Stock	Beneficially	Beneficially
	Owned	Offered by	Owned	Owned
Selling Stockholders	Before Resale	this Prospectus	After Resale	After Resale (1)

*	Holdings represent less than 1% of all shares outstanding.

(1)	Assumes that each named selling stockholder sells all of the shares of our common stock it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings.

Except as indicated above, the selling stockholders do not have, and have not had since our inception, any position, office or other material relationship with us or any of our predecessors or affiliates. The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities, in transactions exempt from the regulation requirements of the Securities Act.

The holders of our common stock and notes that are beneficiaries of the registration rights agreements and that are not our affiliates have agreed, for a period of at least 60 days after the completion date of this offering, that they will not, without the prior written consent of Deutsche Bank Securities Inc., directly or indirectly offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock or our other capital stock, other than the shares of our common stock (including shares issuable upon conversion of the notes) sold by such holders in this offering.

DESCRIPTION OF CAPITAL STOCK

The following summary presents the material provisions of our charter and bylaws, filed as exhibits to the registration statement of which this prospectus forms a part, and the MGCL.

General

Our charter provides that we may issue up to 250,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. Upon the completion of this offering, shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to reclassify any unissued shares of common stock, classify any unissued shares of preferred stock or reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2005, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2005, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.5% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. For this purpose, the value and number of our outstanding shares of capital stock is determined both by disregarding the notes and treating the notes as stock on a fully converted basis. GSC Group is subject to an ownership limit that provides that it may not own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 20% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock, determined by disregarding the notes and by treating the notes as stock on a fully converted basis. Our board of directors has the discretion to decrease the ownership limits for GSC Group and to increase the ownership limits for our other stockholders if GSC Group owns less than 20% (calculated in accordance with the attribution provisions of the Internal Revenue Code) of our common stock at any time. The ownership of GSC Group is such that no one individual owns greater than 25% of the entity which would have the effect of reducing individual ownership below 5%. Our board of directors has increased the ownership limit for each of Tetral SA and Glenview Capital Management, LLC, each of whom owns approximately 10% of our common stock.

Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our securities which, if effective, would result in a violation of the foregoing restrictions will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such securities. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any securities held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that the securities have been transferred to the trust, the trustee will sell the securities to a person designated by the trustee, whose ownership of the securities will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the securities or, if the proposed transferee did not give value for the securities in connection with the event causing the securities to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the securities on the day of the event causing the securities to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the securities. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that the securities have been transferred to the trust, the securities are sold by the proposed transferee, then (i) the securities shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the securities that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the securities held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the securities. Upon a sale to us, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing the securities will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

Registration Rights

Pursuant to (i) a registration rights agreement between us and Deutsche Bank Securities Inc. and the other initial purchasers/placement agents for the benefit of the initial purchasers/placement agents and certain holders of our common stock, and (ii) a registration rights agreement between us and Deutsche Bank Securities Inc., as initial purchaser, for the benefit of the initial purchaser and certain holders of our notes, each entered into on July 11, 2005 in connection with our July 2005 private offering, which we refer to collectively as the registration rights agreements, we are required, among other things, to (A) file with the Securities and Exchange Commission (1) by February 6, 2006, a registration statement providing for the resale of the registrable shares and (2) concurrently with the filing of any registration statement relating to an initial public offering, a registration statement providing for the resale of the registrable securities, (B) use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act as soon as practicable after the filing and (C) to maintain the registration statement’s effectiveness under the Securities Act until there are no “registrable shares” or “registrable securities” outstanding. The registration rights agreements define “registrable shares” as all shares of our common stock sold in the July 2005 private offering and shares issued pursuant to our management agreement and “registrable securities”

as all notes sold in the July 2005 private offering and the shares of common stock underlying such notes, until, in the case of each such share or note, the earliest to occur of:

(i) the date on which such shares or notes have been sold pursuant to a registration statement or distributed to the public pursuant to Rule 144;

(ii) the date on which, in the opinion of our counsel, such shares or notes not held by our affiliates are sellable pursuant to subparagraph (k) of Rule 144; or

(iii) the date on which such shares or notes are sold to us or any of our subsidiaries.

All holders of (i) our common stock sold in the July 2005 private offering and (ii) our notes sold in the July 2005 private offering who elect to convert their notes into shares of common stock, and each of their respective direct and indirect transferees may elect to participate in this offering in order to resell their shares in this offering, subject to compliance with the registration rights agreements, full cutback rights on the part of the underwriters and other conditions and limitations that may be imposed by the underwriters. We are including           shares of our common stock in this offering to be sold by selling stockholders and noteholders. The holders of our common stock and notes that are beneficiaries of the registration rights agreements and that do not sell all their shares, including shares issuable upon conversion of the notes, in this offering will not be able to sell any remaining securities not included in this offering for a lock-up period of up to 60 days (and in the case of any subsequent underwritten offering in which a holder’s shares are included, any remaining shares not included in the underwritten offering for a lock-up period of up to 60 days) as determined between us and the underwriters. Notwithstanding the foregoing, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if:

•	the lead underwriter in any underwritten public offering by us of our common stock advises us that an offer or sale of shares or notes covered by the registration statement would have a material adverse effect on our offering;

•	our board of directors determines in good faith that the sale of registrable shares or registrable securities covered by the registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

•	our board of directors determines in good faith that it is in our best interests or it is required by law that we supplement the registration statement or file a post-effective amendment to the registration statement in order to ensure that the prospectus included in the registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in the registration statement or any material change to that information, and we provide the stockholders and noteholders notice of the suspension. The cumulative blackout periods in any 12-month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 45 consecutive days, except as a result of a refusal by the Securities and Exchange Commission to declare any post-effective amendment to the registration statement as effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

We filed a resale shelf registration statement on Form S-11 (File number 333-131308) with respect to all registrable shares and registrable securities on January 27, 2006.

The registration rights agreement provides that, prior to our becoming subject to the reporting requirements of the Exchange Act, we will provide to each holder of our common stock and notes audited annual financial statements within 90 days of the end of our fiscal year and unaudited quarterly financial statements within 45 days of the end of each of our first three fiscal quarters.

A holder that sells our common stock or notes pursuant to a registration statement or as a selling stockholder pursuant to an underwritten public offering generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreements that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock or notes may be required to deliver information to be used in connection with the registration statement in order to have such holder’s common stock or notes included in the registration statement and to benefit from the provisions of the next paragraph.

Each common stock certificate or note issued to existing holders of our common stock or notes may contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the applicable registration rights agreements. In that regard, each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is part of the registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the applicable registration rights agreement, such holder will suspend the sale of our common stock or notes, as the case may be, pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock or notes may be resumed.

The summary herein of certain provisions of the registration rights agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreements filed with Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus forms a part.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Prior to this offering, we had 4,016,622 shares of our common stock outstanding, or 7,932,622 shares assuming full conversion of the notes. Upon the completion of this offering, we will have outstanding an aggregate of approximately           shares of our common stock. The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of common stock issued in connection with our July 2005 private offering and not sold in this offering and all shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, under Rule 144, a person who owns shares of our common stock that are restricted securities and that were acquired from us or any of our affiliates at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which will require us to file periodic reports under the Exchange Act). If two years have elapsed since the date of acquisition of restricted stock from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

No assurance can be given as to (i) the likelihood that an active market for our common stock will develop, (ii) the liquidity of any such market, (iii) the ability of the stockholders to sell the securities or (iv) the prices that stockholders may obtain for any of the securities. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the common stock. See “Risk Factors—Risks Related To Our Common Stock.”

Lock-up Agreements

We, each of our executive officers and directors, members of our Investment Committee, our Manager, GSC Secondary Interest Fund, LLC and GSC Group will agree with the underwriters, subject to certain exceptions, not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. In addition, the holders of our common stock and notes that are beneficiaries of the registration rights agreements and that are not our affiliates will agree, for a period of at least 60 days after the completion date of this offering, that they will not, without the prior written consent of Deutsche Bank Securities Inc., directly or indirectly offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock or our other capital stock, other than the shares of our common stock (including shares issuable upon conversion of the notes) sold by such holders in this offering.

Notwithstanding the foregoing, if (1) during the last 17 days of the lock-up periods described above, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up periods, we announce that we will release earnings results during the 16-day period following the last day of the lock-up periods, then in each case the lock-up periods will be extended until the expiration of the lock-up periods beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to us, as the case may be, unless the representative of the underwriters waives, in writing, such extension.

Registration Rights

In connection with our July 2005 private offering, we entered into two registration rights agreements with Deutsche Bank Securities Inc. on behalf of the holders of common stock and notes issued in such private offering. Pursuant to those agreements, we have included in the registration statement of which this prospectus is a part           shares of common stock, including shares to be issued upon conversion of the notes, proposed to be offered by certain selling stockholders and noteholders who purchased securities originally issued and sold in the July 2005 private offering. Pursuant to the registration rights agreements, on January 27, 2006 we filed a shelf registration statement for the benefit of the holders of the shares of our common stock, including shares to be issued upon conversion of the notes, issued in the private offering and not being registered in this offering (includes 78,522 shares of restricted stock and 117,783 shares of common stock underlying options issued to our Manager in connection with the completion of our July 2005 private offering). We agreed to cause this shelf registration statement to remain effective until the first to occur of (a) the disposition of all registrable shares and registrable securities sold in the private offering under a registration statement or pursuant to Rule 144, (b) the date on which, in the opinion of our counsel, the registrable shares and registrable securities sold in the private offering are saleable pursuant to subparagraph (k) of Rule 144 or (c) the date on which such securities are sold to us or any of our subsidiaries. We have also agreed to register shares of common stock issued to our Manager as incentive compensation under our management agreement.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS;
INDEMNIFICATION AND ADVANCE OF EXPENSES

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MCGL, our charter and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Board of Directors

Pursuant to our charter, our directors will be elected for one-year terms upon the expiration of their current terms and every year all of our directors will be elected by our stockholders. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of the successors of the directors whose terms expire at the meeting.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL, nor more than 15. Except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that such rights will apply.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Certain Restrictions on Ownership and Transfer of Our Capital Stock

To attempt to prevent our assets from being treated as plan assets under ERISA, our charter generally limits equity participation in any class of our capital stock by benefit plan investors to less than 25% in the aggregate, disregarding for such purposes any stock held by persons or their affiliates who have discretionary authority or control over our assets or who provide investment advice for a fee with respect to our assets. In this regard, our charter provides that we will have the power, in our sole discretion, to take certain actions to avoid having our assets characterized as “plan assets” under the Plan Assets Regulation, including the right, without limitation, to cause an investor that is a benefit plan investor to withdraw a portion or all of their investment in our stock. In addition, our charter also contains other restrictions, including a restriction on the transfer or assignment of any interest in our common stock to any “benefit plan investor” or “controlling person” (each term as described under the Plan Assets Regulation). This restriction will lapse if and when this Registration Statement with respect to our common stock becomes effective. In addition, our charter contains various other restrictions on the ownership and transfer of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require a two-thirds stockholder vote for the removal of any director from the board, as well as require such removal be for cause (as defined in our charter), (ii) unless called by our chairman of the board, our president, our chief executive officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (iii) vest in the board of exclusive power to fix the number of directorships. Pursuant to Subtitle 8, our charter provides that our board will have the exclusive power to fill vacancies on the board, by a vote of the remaining directors, and that such vacancies will be filled for the remainder of the full term of the directorship in which the vacancy occurred.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following summary of the material United States federal income tax consequences relating to the ownership and disposition of our common stock is for general information only and is not tax advice. For purposes of this section, the terms “GSC Capital Corp.,” “we,” “us” and “our” refer only to GSC Capital Corp. and not to its subsidiaries, except as otherwise indicated. This discussion does not describe all of the tax consequences that may be relevant to a holder of our common stock in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	broker-dealers;

•	persons that hold our common stock as part of a straddle, hedge or other integrated transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	and, except to the extent discussed below,

•	tax-exempt organizations; and

•	foreign corporations and persons who are not citizens or residents of the United States.

This summary assumes that investors will hold their common stock as capital assets (generally property held for investment) and is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein.

THIS SUMMARY IS LIMITED TO THE FEDERAL TAX ISSUES ADDRESSED BELOW. ADDITIONAL ISSUES MAY EXIST THAT ARE NOT ADDRESSED IN THIS DISCUSSION AND THAT COULD AFFECT THE FEDERAL TAX TREATMENT OF US OR OUR STOCKHOLDERS. PROSPECTIVE INVESTORS ARE URGED TO SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of GSC Capital Corp.

The REIT provisions of the Code are highly technical and complex. The following discussion sets forth the material aspects of the provisions of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change and which changes may apply retroactively.

We have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes under the federal income tax laws for the taxable year ended December 31, 2005 and expect to qualify as a REIT in subsequent tax years. We believe that we have been organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. However, no assurance can be given that we will qualify or remain qualified as a REIT.

In connection with this offering, Paul, Hastings, Janofsky & Walker LLP has rendered an opinion to the effect that, commencing with our short taxable year ended December 31, 2005, we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current and proposed method of operation has enabled us and will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by us as to factual matters, including the factual representations made by us in this prospectus concerning our business, investments, organization and structure. This opinion is expressed as of the date issued, and Paul, Hastings, Janofsky & Walker LLP has no obligation to advise holders of our common stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual operating results, distribution levels and diversity and distribution of stock ownership, the various qualification tests imposed upon REITs under the Code as discussed below, the results of which will not be reviewed by Paul, Hastings, Janofsky & Walker LLP. Qualification as a REIT also requires the satisfaction of certain asset tests, some of which depend upon the fair market value of assets we directly or indirectly own. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that our actual results of operations for any one taxable year will satisfy such tests. See “—Failure to Qualify” below. An opinion of counsel is not binding on the Internal Revenue Service (the “IRS”), and no assurance can be given that the IRS will not challenge GSC Capital Corp.’s eligibility for taxation as a REIT.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation. However, if we qualify as a REIT, we will nevertheless be subject to federal tax as follows:

•	We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Under certain circumstances, we may be subject to the “alternative minimum tax” on items of tax preference.

•	If we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below. If we elect, however, to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “—Gross Income Tests”), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which corporate income tax has been paid.

•	In the event of a more than de minimis failure of the asset tests, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file with the IRS a schedule describing the assets that caused the failure, and we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the relevant quarter, we may elect to pay a penalty tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification.”

•	We will be subject to a 100% tax on transactions between us and a taxable REIT subsidiary (“TRS”) that are not conducted on an arm’s-length basis.

•	If we acquire assets from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we may be subject to tax at the highest regular corporate rate applicable (currently 35%) if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset (assuming that the C corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired).

•	If we own a residual interest in a real estate mortgage investment conduit (“REMIC”), we could be taxable at the highest corporate federal income tax rate on the portion of any excess inclusion income that we derive from the REMIC residual interest equal to the percentage of our stock that is held by certain “disqualified organizations.” Under recently-issued IRS guidance, similar rules apply if we own an equity interest in a taxable mortgage pool (“TMP”). To the extent that we own a REMIC residual interest or a TMP through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Taxable Mortgage Pools.”

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. As further described below, any domestic TRS in which we own an interest will be subject to federal corporate income tax on its taxable income. We could also be subject to tax in certain situations and on transactions not presently contemplated.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT and we must meet the organizational requirements described below as well as certain (i) annual gross income requirements, (ii) quarterly asset tests and (iii) annual distribution requirements.

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and

(7) which meets certain other tests described below (including with respect to the nature of its income and assets).

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will apply to us beginning with our 2006 taxable year.

We believe that we are issuing sufficient common stock with sufficient diversity and distribution of ownership to satisfy the share ownership requirements described in conditions (5) and (6). Our charter restricts the ownership and transfer of our common stock in a manner designed to assure our continued satisfaction of these requirements. These transfer restrictions are described in “Description of Common Stock—Restrictions on Ownership and Transfer.”

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

We must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.

Ownership of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income based on its capital interest in the partnership. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of the assets, liabilities and items of income, gain, deduction and credit of any partnership, entity or other arrangement that is treated as a partnership for federal income tax purposes, in which we acquire an interest, will be treated as our assets, liabilities and items of income, deduction and credit for purposes of applying the various REIT qualification requirements.

Qualified REIT Subsidiaries and Other Disregarded Entities.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary generally is disregarded for federal income tax purposes and all assets, liabilities and items of income, gain, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities wholly-owned by us, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the gross income and asset tests.

Taxable REIT Subsidiaries.  A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A TRS is a fully taxable corporation that may earn income that would not qualify for purposes of the gross income tests if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. However, a TRS may engage an eligible independent contractor to manage such a facility that the TRS leases from its parent REIT. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

We may establish one or more TRSs. We have elected to treat GSC Capital Corp. TRS Delaware Holdings, Inc. as a TRS as of January 1, 2006. Any domestic TRS that we establish will be subject to federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that a TRS is required to pay taxes, it will have less cash available for distribution to us. If we receive dividends from a domestic TRS, then a corresponding amount of the dividends we pay to our stockholders that are taxed as individuals, will generally be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders.”

We may be required to include in our income, on an annual basis, the earnings of any TRS not incorporated in the United States (including CDO issuers), regardless of whether those earnings are actually distributed to us. In addition, any such inclusions will not constitute qualifying income for purposes of the 75% gross income test described below and may not constitute qualifying income for the purposes of the 95% gross income test described below. See “—Gross Income Tests.”

We may elect in the future to treat one or more of the REIT’s investments in CDO issuers as TRSs. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that any of the CDO issuers that are non-U.S. TRSs will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the IRS were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CDO issuers would have available to distribute to us and to pay to their creditors.

Gross Income Tests

We must satisfy two gross income tests annually to maintain qualification as a REIT. First, in general, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgages on real property, or from qualified temporary investments. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•	income derived from certain temporary investments.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (provided that such stock or securities are not inventory property, i.e., property held primarily for sale to customers in the ordinary course of business) or any combination of these.

We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests.

Interest.  The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales, and (ii) an amount that is based on the income or profits of a borrower, where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

The interest income that we receive from our real estate related investments generally will be qualifying income for purposes of both gross income tests. However, many of our investments will not be secured by mortgages on real property or interests in real property. Our interest income from those investments will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our investments is less than the principal amount of the underlying loan, a portion of the income from that investment will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

Fee Income.  We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% gross income and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests.

Dividends.  Our share of any dividends received from any corporation (including any TRS, but excluding any REIT and any qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Rents from Real Property.  We currently do not intend to acquire real property but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rental income that we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several requirements are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Also, rental income will qualify as rents from real property only to the extent that we do not, directly or constructively, hold a 10% or greater interest at any time during the taxable year, as measured by vote or value, in the lessee’s equity. Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. However, we are permitted to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.

Hedging Transactions.  We may, from time to time, enter into hedging transactions with respect to the interest rate risk associated with our borrowings. To the extent that we enter into a contract to hedge interest rate risk on indebtedness incurred to acquire or carry real estate assets and property designate the contract as such in accordance with IRS regulations any income and gain from such hedging transaction will be excluded from gross income for purposes of the 95% gross income test but will be treated as nonqualifying income for purposes of the 75% gross income test. To the extent that we hedge for other purposes, the resultant income or gain will be treated as income that does not qualify under the 95% gross income or 75% gross income test unless certain requirements are met. We intend to structure any hedging transaction in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS, the income from which may be subject to federal income tax if such TRS is established as a domestic corporation, rather than participating in the arrangements directly or through a partnership, qualified REIT subsidiary or other disregarded subsidiary. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Other Transactions.  We may, from time to time, enter into derivative, swap, repurchase or other transactions in connection with out investment activities. We intend to structure such transactions in a way that does not jeopardize our status as a REIT. The character of some such transactions for federal income tax purposes may be subject to uncertainty, however. No assurances can be given that such transactions will not give rise to income or assets that do not qualify for purposes of one or more of the REIT qualification requirements.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, and (ii) we file with the IRS a schedule describing the sources of our gross income in accordance with Treasury regulations. We cannot predict, however, whether in all circumstances, we would qualify for the benefit of these relief provisions. In addition, as discussed above under “—Taxation of GSC Capital Corp.,” even if the relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of some combination of “real estate assets,” cash, cash items, government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property (including leaseholds and options to acquire real property and leaseholds), stock of other corporations that qualify as REITs and interests in mortgage loans secured by real property (including certain types of mortgage backed securities). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer’s outstanding securities. Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. For purposes of the second and third asset tests, the term “securities” does not include securities of TRSs, and, for purposes of the 10% value test, does not include certain “straight debt” securities.

Notwithstanding the general rule that, for purposes of the gross income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a partnership in which it holds a partnership interest, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt.” Similarly, although stock of another REIT qualifies as a real estate asset for purposes of the REIT asset tests, non-mortgage debt issued by another REIT may not so qualify.

Any interests that we hold in a REMIC will generally qualify as real estate assets and the income derived from such interests will generally be treated as qualifying income for purposes of the gross income tests. However, if less than 95% of the assets of a REMIC consist of assets that qualify as real estate assets, then we will be treated as holding directly our proportionate share of the assets of such REMIC, and its income derived from such interest, for purposes of the asset and income tests.

If a REIT holds a “residual interest” in a REMIC from which it derives “excess inclusion income,” the REIT is generally required either to distribute the excess inclusion income or to pay tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income received by a REIT that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in the REIT’s hands, whether or not it is distributed. See “—Taxable Mortgage Pools.”

We expect to hold certain participation interests in mortgage loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of the participants’ investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participants typically have no recourse against the originator of the loan. The originator often retains a senior positioning on the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that the participation interests that we expect to hold will qualify as real estate assets for purposes of the REIT asset tests described above, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of these participation interests. In the event of a determination that such participation interests do not to qualify as real estate assets, or that income therefrom does not qualify as mortgage interest, for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of GSC Capital Corp.,” “—Gross Income Tests,”—Asset Tests,” and “—Failure to Qualify.”

We believe that most of the real estate-related securities that we expect to hold will be qualifying assets for purposes of the 75% asset test. However, our investment in other asset-backed securities, bank loans and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of our assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and would fail to qualify as a REIT.

Failure to Satisfy Asset Tests.  If we fail to satisfy the asset tests as the end of a quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million), and (ii) we dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a penalty tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

To avoid an inadvertent violation of the second or third asset tests described above, we have formed a trust the sole beneficiary of which will be a wholly-owned TRS. Upon an uncured violation of the second or third asset tests described above, the asset or assets causing the violation will be deemed automatically to have been transferred to the trust prior to the occurrence of the violation. Once a deemed transfer occurs, we would have no further ownership interest in the assets transferred, and all income subsequently accruing with respect to the transferred assets would be reported on the TRS’s tax returns. Similar trusts are currently under review by the IRS and there can be no assurances that the IRS would respect the deemed transfer of assets to the trust.

We believe that the real estate-related securities and other investments that we hold satisfy the foregoing asset test requirements. We will monitor our future acquisitions of assets in order to comply with the asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

(A) the sum of

(i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gains), and

(ii) 90% of the net income (after tax), if any, from foreclosure property (as described below), minus

(B) the sum of certain items of non-cash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration, or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax at corporate tax rates on our taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We generally intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

We may elect to retain, rather than distribute, our net capital gain and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed capital gains in income and to receive a corresponding credit or refund as the case may be, for their share of the tax paid by us. Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “—Taxation of Stockholders,—Taxation of Taxable Domestic Stockholders.”

It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between (i) the actual receipt of income (including the receipt of distributions from our subsidiaries) and actual payment of deductible expenses, and (ii) the inclusion of such income and deduction of such expenses in arriving at our REIT taxable income. See, for example, the discussion below of excess inclusion income under “—Taxable Mortgage Pools.” In addition, we may recognize non-cash taxable income or “phantom” income from investments in (i) REMICs, (ii) mortgage or other asset-backed securities issued with original issue discount and which require the accrual of taxable economic interest in advance of its receipt in cash and (iii) distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the annual REIT distribution requirements, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends or in-kind distributions of property.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty to the IRS based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate stockholders may be eligible for the dividends received deduction, and individual stockholders and other non-corporate stockholders may be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income (through 2010). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held “primarily for sale to customers in the ordinary course of a trade or business.” Although we do not expect that our assets will be held primarily for sale to customers or that a sale of any of our assets will be in the ordinary course of our business, these terms are dependent upon the particular facts and circumstances, and we cannot assure you that we will never be subject to this tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

A REIT is subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, including gain from the disposition of such foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not expect to receive income from foreclosure property that is not qualifying income for purposes of the 75% gross income test. However, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a TMP under the Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in REMICs as of specified testing dates, (iii) the entity has issued debt obligations that have two or more maturities and (iv) the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

We expect to make investments or enter into financing and securitization transactions that will give rise to our being considered to own an interest in one or more TMPs. Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a TMP. The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary that qualifies as a TMP is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the TMP classification does not affect the tax status of the REIT. Instead, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s stockholders.

A portion of our income from a TMP arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of the TMP interest (or REMIC residual interest), over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the TMP interest (or REMIC residual interest) at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Annual Distribution Requirements.”

Any excess inclusion income that we derive will be allocated among our stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income (“UBTI”) in the hands of most types of stockholders that are otherwise generally exempt from federal income tax and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “—Taxation of Stockholders.” As required by recently-issued IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income. The manner in which such income is to be reported to stockholders is not clear under current law. Prospective tax- exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult with their tax advisors.

If we own a residual interest in a REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interest equal to the percentage of our stock that is held by disqualified organizations. “Disqualified organizations” include domestic and foreign governments and governmental agencies, as well as other organizations that are exempt from the federal income tax and not subject to the UBTI rules. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, may bear a portion of such tax cost. Under recently-issued IRS guidance, similar rules apply if we own an equity interest in a TMP. To the extent that we own a REMIC residual interest or an equity interest in a TMP through a TRS, we will not be subject to this tax.

If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply. Rather the entity would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. This could adversely affect our compliance with the REIT gross income and asset tests described above. We currently do not have, and currently do not intend to acquire, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become TMPs, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions.  As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. A corporate stockholder will not be eligible for the dividends received deduction with respect to such distributions. In addition, distributions made to individual stockholders and other non-corporate stockholders generally will not be eligible for the 15% reduced rate of tax currently in effect for “qualified dividend income.” However, provided certain holding period and other requirements are met, an individual stockholder and other non-corporate stockholders will be eligible for the 15% reduced rate with respect to (i) distributions attributable to dividends received by us from certain non-REIT corporations, such from any TRS we may establish, and (ii) distributions attributable to income upon which we have paid corporate income tax.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders who are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted tax basis of the stockholder’s shares, but rather will reduce the adjusted tax basis of such shares. To the extent that such distributions exceed the adjusted tax basis of a stockholder’s shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less). In addition, any distribution declared by us in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “Taxation of GSC Capital Corp.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that a REIT has current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable to the stockholder, including tax-exempt stockholders, as ordinary income and will not be offset by any operating losses of the stockholder that would otherwise be available. A tax-exempt stockholder’s allocable share of any excess inclusion income that we recognize also will be subject to tax as UBTI. See “—Taxable Mortgage Pools.”

Dispositions of Our Stock.  Gain or loss realized by a stockholder upon the sale or other disposition of shares of our common stock will generally be capital gain or loss for federal income tax purposes, and will be long-term capital gain or loss if the stockholder held the common stock for more than one year. In addition, any loss realized upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by such stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

Information Reporting and Backup Withholding.  We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. For a discussion of the backup withholding rules as applied to foreign stockholders, see “—Taxation of Foreign Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their UBTI. Provided that (i) a tax-exempt stockholder has not held its shares of our common stock as “debt financed property” within the meaning of the Code, and (ii) our common stock is not otherwise used by the tax-exempt entity in an unrelated trade or business, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, a tax-exempt stockholder’s allocable share of any excess inclusion income that we recognize will be subject to tax as UBTI. See “—Taxable Mortgage Pools.”

To the extent, however, that we (or a part of us, or one of our disregarded subsidiaries) are a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. If, however, excess inclusion income is allocable to a stockholder that is a “disqualified organization,” we may be subject to corporate level tax on such income. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, may bear a portion of such tax cost. As required by recently-issued IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income. See “—Taxable Mortgage Pools.”

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans, exempt from taxation under special provisions of the federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of our stock, or (b) a group of pension trusts individually holding more than 10% of our stock collectively owns more than 50% of the value of our stock. However, the restrictions on ownership and transfer of our stock, as described under “Description of Capital Stock—Restrictions on Ownership and Transfer” are designed among other things to prevent a tax-exempt entity from owning more than 10% of the value of our stock thus making unlikely that we will become a pension-held REIT.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to Non-U.S. Holders of such stock. A “Non-U.S. Holder” is any person other than:

•	a citizen or resident of the United States,

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership having Non-U.S. Holders as partners should consult its tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

Ordinary Dividend Distributions.  The portion of dividends received by Non-U.S. Holders payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable tax treaty). In general, a Non-U.S. Holder will not be considered engaged in a U.S. trade or business solely as a result of its ownership of our common stock. In cases where the dividend income from a Non-U.S. Holder’s investment in our common stock is (or is treated as) effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Non-U.S. Holder unless:

•	a lower treaty rate applies and the Non-U.S. Holder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the Non-U.S. Holder provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

Reduced treaty rates are not available to the extent that income is excess inclusion income allocated to a Non-U.S. Holder. As required by recently-issued IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income. See “—Taxable Mortgage Pools.”

Non-Dividend Distributions.  Distributions made by us that are not dividends out of our earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of current and accumulated earnings and profits. Notwithstanding the foregoing, if our stock constitutes a USRPI, as described below, distributions in excess of our current and accumulated earnings and profits will be subject to 10% withholding and may also be subject to tax under the FIRPTA.

Capital Gain Dividends.  Under FIRPTA, a distribution made by us to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs beneficially owned by us (“USRPI Disposition Gains”), will be considered effectively connected with a U.S. trade or business of the Non-U.S. holder and subject to U.S. income tax at the rate applicable to U.S. individuals and corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of such USRPI Disposition Gains to the extent they constitute capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a foreign corporation. A “USRPI” includes interests in real property located in the United States and stock of domestic corporations at least 50% of whose assets consist of interests in real property located in the United States. USRPIs generally do not include mortgage loans and mortgage-backed securities. As a result, we do not expect to generate material amounts of gain that would be subject to tax under FIRPTA. Moreover, a distribution made by us to a Non-U.S. Holder that is attributable to USRPI Disposition Gains, will not be subject to tax under FIRPTA if (i) our stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market, and (ii) during the taxable year in which the distribution is received, the Non-U.S. Holder held (actually or constructively) no more than 5% of our outstanding stock. We anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering. Instead, the distribution will be taxed as described above under “—Ordinary Dividend Distributions.”

Dispositions of Our Stock.  Unless our stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. We do not expect that our stock will constitute a USRPI. Our stock will not constitute a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in the capacity as a creditor. Even if the foregoing test is not met, our stock will not constitute a USRPI if we are a domestically controlled REIT. A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders.

Even if we do not constitute a domestically controlled REIT, a Non-U.S. Holder’s sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) our stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market, and (ii) the selling Non-U.S. Holder held (actually or constructively) 5% or less of our outstanding stock at all times during a specified testing period. We anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering.

If gain on the sale of our stock were subject to taxation under FIRPTA, the Non-U.S. Holder would generally be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases. First, if the Non-U.S. Holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will generally be subject to the same treatment as a U.S. stockholder with respect to such gain. Second, if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a Non-U.S. Holder may be treated as having gain from the sale or exchange of a USRPI if the Non-U.S. Holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax.  Shares of our stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

Other Tax Consequences

Possible Legislative or Other Actions Affecting Tax Consequences.  Prospective investors should recognize that the present federal income tax treatment of an investment in our common stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our common stock.

State and Local Taxes.  We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative Deutsche Bank Securities Inc., have severally agreed to purchase from us and the selling stockholders the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Number
Underwriters	of Shares

Deutsche Bank Securities Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representative of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $      per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $      per share to other dealers. After the initial public offering, the representative of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to           additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We and the selling stockholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the          shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are     % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
		Without Exercise of	With Full Exercise
	Fee per	Over-Allotment	of Over-Allotment
	Share	Option	Option

Discounts and commissions paid by us	$	$	$
Discounts and commissions paid by the selling stockholders

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $      million.

We and the selling stockholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our executive officers and directors, members of our Investment Committee, our Manager, GSC Secondary Interest Fund, LLC and GSC Group will agree with the underwriters, subject to certain exceptions, not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. The holders of our common stock and notes that are beneficiaries of the registration rights agreements and that are not our affiliates will agree, for a period of at least 60 days after the completion date of this offering, that they will not, without the prior written consent of Deutsche Bank Securities Inc., directly or indirectly offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock or our other capital stock, other than the shares of our common stock (including shares issuable upon conversion of the notes) sold by such holders in this offering. In addition, pursuant to the registration rights agreement we entered into in connection with our July 2005 private offering, the stockholders who own common stock sold in that private offering and do not sell those shares in this offering, who in the aggregate will own approximately          shares of our common stock immediately after this offering, have agreed, to the extent requested by us or an underwriter of our securities, not to sell any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock owned by them for a period ending 60 days following the date of any underwritten offering pursuant to the resale shelf registration statement filed on January 27, 2006. Transfers or dispositions may be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement.

We have entered into a similar agreement for a 180-day period with the representative of the underwriters except that without such consent we may grant options and issue shares pursuant to our 2005 Stock Incentive Plan.

There are no agreements between the representative of the underwriters and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the lock-up periods, except those permitting sale of shares in this offering. The stockholders who purchased in our July 2005 private offering will be allowed any concession or proportionate release from these lock-up agreements allowed to any executive officer or director that entered into similar agreements.

Notwithstanding the foregoing, if (1) during the last 17 days of the lock-up periods described above, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up periods, we announce that we will release earnings results during the 16-day period following the last day of the lock-up periods, then in each case the lock-up periods will be extended until the expiration of the lock-up periods beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to us, as the case may be, unless the representative of the underwriters waives, in writing, such extension.

The representative of the underwriters has advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of our common stock being sold in this offering for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for the sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Deutsche Bank Securities Inc., The Seidler Companies Incorporated and Stifel, Nicolaus & Company, Incorporated served as the initial purchasers/placement agents in connection with our July 2005 private offering, for which they received customary fees. Such initial purchasers/placement agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, including acting as agent or principal in connection with our investments in targeted assets. Deutsche Bank Securities bought $25,400,000 aggregate principal amount of the notes offered in our July 2005 private offering. Concurrently with our July 2005 private offering, an affiliate of Deutsche Bank Securities Inc. purchased $7 million of Series A redeemable limited partnership interests of GSCP (NJ) Holdings, L.P., an affiliate of our Manager, which were redeemed in the first quarter of 2006. The proceeds from this purchase was used by GSC Group to enhance its capital base in order to assist it to undertake various business initiatives, including its investment in us.

As of September 30, 2006, we had no obligations under repurchase agreements outstanding with Deutsche Bank Securities Inc.

Pricing of this Offering

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us, the selling stockholders and the representative of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

•	prevailing market conditions;

•	our results of operations in recent periods;

•	the present stage of our development;

•	the market capitalizations and stages of development of other companies that we and the representative of the underwriters believe to be comparable to our business; and

•	estimates of our business potential.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Venable LLP will pass upon the validity of the shares of common stock sold in this offering and certain other matters under Maryland law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2005 and for the period from July 11, 2005 (commencement of operations) to December 31, 2005 included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you, free of charge, on the Securities and Exchange Commission’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GSC Capital Corp. and Subsidiaries

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2005	F-3
Consolidated Statement of Operations for the period July 11, 2005 (commencement of operations) to December 31, 2005	F-4
Consolidated Statement of Changes in Stockholders’ Equity for the period July 11, 2005 (commencement of operations) to December 31, 2005	F-5
Consolidated Statement of Cash Flows for the period July 11, 2005 (commencement of operations) to December 31, 2005	F-6
Notes to Consolidated Financial Statements	F-7

Consolidated Financial Statements:
Consolidated Balance Sheets as of September 30, 2006 (unaudited) and December 31, 2005 (audited)	F-27
Consolidated Statement of Operations for the three and nine months ended September 30, 2006 and for the period July 11, 2005 (commencement of operations) to September 30, 2005 (unaudited)	F-28
Consolidated Statement of Changes in Stockholders’ Equity for the nine months ended September 30, 2006 and for the period July 11, 2005 (commencement of operations) to September 30, 2005 (unaudited)	F-29
Consolidated Statement of Cash Flows for the nine months ended September 30, 2006 and for the period July 11, 2005 (commencement of operations) to September 30, 2005 (unaudited)	F-30
Notes to Consolidated Financial Statements (unaudited)	F-31

Report of Independent Registered Public Accounting Firm

To the Board of Directors of GSC Capital Corp.:

We have audited the accompanying consolidated balance sheet of GSC Capital Corp. and Subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statement of income, changes in stockholders’ equity, and cash flows for the period from July 11, 2005 (commencement of operations) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GSC Capital Corp. and Subsidiaries at December 31, 2005, and the consolidated results of their operations and their cash flows for the period from July 11, 2005 (commencement of operations) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
New York, New York
February 13, 2006
Except for Note 14 as to which the date is March 31, 2006

GSC Capital Corp. and Subsidiaries

Consolidated Balance Sheet
December 31, 2005
(U.S. Dollars in thousands, except share and per share information)

ASSETS
Cash and cash equivalents	$1,442
Restricted cash and cash equivalents	10,264
Securities available-for-sale, at fair value:
Residential mortgage backed securities—agency backed	1,321,900
Residential mortgage backed securities—non-agency backed	235,272
Corporate bonds	39,222
REIT common stock	10,275
Loans held for investment, at amortized cost	172,480
Derivative assets, at fair value	4,515
Principal receivable	23,814
Interest receivable	9,539
Dividend receivable	263
Deferred bond issuance costs, net	5,173
Other assets	434
Receivable from related party	91

Total assets	$1,834,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Secured borrowings:
Repurchase agreements	$1,286,616
ABS warehouse facility	194,962
CLO warehouse facility	154,370
7.25% convertible senior notes due 2010	97,900

Total borrowings	$1,733,848
Derivative liabilities, at fair value	412
Due to broker	15,435
Interest payable	7,162
Payable to manager	1,389
Dividend payable	1,118
Accounts payable, accrued expenses and other liabilities	882

Total liabilities	$1,760,246

Stockholders’ equity
Common stock, $.001 par value, 250,000,000 shares authorized and 3,994,100 shares issued and outstanding at December 31, 2005	4
Additional paid-in capital	89,488
Accumulated other comprehensive loss	(13,380)
Accumulated deficit	(1,674)

Total stockholders’ equity	74,438

Total liabilities and stockholders’ equity	$1,834,684

The accompanying notes are an integral part of these consolidated financial statements.

GSC Capital Corp. and Subsidiaries

Consolidated Statement of Operations
Period from July 11, 2005
(commencement of operations) to December 31, 2005
(U.S. Dollars in thousands, except share and per share information)

Net investment income
Securities interest income	$34,823
Loan interest income	3,046
Dividend income	650

Total investment income	38,519
Interest expense	32,404
Other investment expenses	857

Net investment income	5,258
Other income (loss)
Net realized loss on investments	(2,184)
Net unrealized gain on derivatives	366

Total other loss	(1,818)
Non-investment expenses
Management fee	1,516
Deferred management fee	344
Organization costs	560
Professional fees	1,304
Insurance expense	316
Directors expense	80
Other general and administrative expenses	994

Total non-investment expenses	5,114

Net loss	$(1,674)

Net loss per common share:
Basic and diluted	$(0.42)

Weighted-average number of common shares outstanding:
Basic and diluted	3,994,100

The accompanying notes are an integral part of these consolidated financial statements.

GSC Capital Corp. and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity
Period from July 11, 2005
(commencement of operations) to December 31, 2005
(U.S. Dollars in thousands, except share and per share information)

				Accumulated
		Common		Other
	Shares of	Stock	Additional	Comprehensive		Total
	Common	at Par	Paid-In	Income	Accumulated	Stockholders’	Comprehensive
	Stock	Value	Capital	(Loss)	Loss	Equity	Loss

Balance at July 11, 2005		$—	$—	$—	$—	$—	$—
Net loss					(1,674)	(1,674)	(1,674)
Net change in unrealized gain on cash flow hedges	—	—	—	2,997	—	2,997	2,997
Net change in unrealized loss on securities available-for-sale	—	—	—	(16,377)	—	(16,377)	(16,377)

Comprehensive loss	—	—	—	—	—	—	$(15,054)

Issuance of common stock, net of expenses	3,994,100	4	91,380		—	91,384
Amortization of restricted stock options	—	—	76	—	—	76
Amortization of restricted common stock	—	—	268	—	—	268
Dividends declared	—	—	(2,236)	—	—	(2,236)

Balance at December 31, 2005	3,994,100	$4	$89,488	$(13,380)	$(1,674)	$74,438

The accompanying notes are an integral part of these consolidated financial statements.

GSC Capital Corp. and Subsidiaries

Consolidated Statement of Changes in Cash Flows
Period from July 11, 2005
(commencement of operations) to December 31, 2005
(U.S. Dollars in thousands, except share and per share information)

Cash Flows from operating activities
Net loss	$(1,674)
Adjustments to reconcile net loss to cash provided by operating activities:
Unrealized gain on derivatives	(366)
Deferred management fee	344
Amortization of premium on loans and securities, net	506
Amortization of deferred bond issuance costs	516
Loss on sale of securities available for sale, net	2,161
Gain on sale of loans, net	(3)
Loss on principal payments on loans, net	26
Changes in assets and liabilities:
Interest receivable	(9,539)
Dividend receivable	(263)
Other assets	(434)
Receivable from related party	(91)
Interest payable	7,162
Payable to manager	1,389
Accounts payable, accrued expenses and other liabilities	882

Net cash provided by operating activities	616
Cash Flows from investing activities
Due to broker	15,435
Purchase of securities available-for-sale	(1,911,986)
Principal payments on securities available-for-sale	92,478
Proceeds from securities available-for-sale	169,981
Purchase of loans	(185,035)
Principal payments on loans	9,929
Proceeds from sale of loans	2,603
Net additions to restricted cash and cash equivalents	(10,264)

Net cash used in investing activities	(1,816,859)
Cash Flows from financing activities
Net proceeds from issuance of common shares	91,384
Dividends paid	(1,118)
Proceeds from borrowings:
Repurchase agreements	7,472,567
ABS credit facility	194,962
CLO credit facility	164,480
Convertible debt	97,900
Repayments of borrowings:
Repurchase agreements	(6,185,951)
CLO credit facility	(10,110)
Payment of deferred bond issuance costs	(5,689)
Purchase of derivatives	(740)

Net cash provided by financing activities	1,817,685

Net increase in cash and cash equivalents	1,442
Cash and cash equivalents, beginning of the period	—

Cash and cash equivalents, end of the period	$1,442

Supplemental cash flow information
Cash paid for interest	$24,726

The accompanying notes are an integral part of these consolidated financial statements.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2005
(U.S. Dollars in thousands, except share and per share information)

Note 1.  Organization

References herein to “we,” “us” or “our” refer to GSC Capital Corp. and its subsidiaries unless the context specifically requires otherwise.

We are a Maryland corporation that was formed on May 19, 2005 as a specialty finance company that invests in multiple asset classes and uses leverage to generate competitive leveraged risk-adjusted returns. We commenced operations on July 11, 2005, which we refer to as inception, when we completed a private offering of 3,926,100 shares of common stock and $97,900 aggregate principal of 7.25% convertible senior notes due 2010, the notes. We are advised by GSCP (NJ), L.P., which we refer to as our Manager and is more fully explained in Note 13.

We currently invest in the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate middle market loans and debt securities; (iii) asset-backed securities; and (iv) equity securities. We will also make investments in other asset classes from time to time.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, and to comply with the provisions of the Internal Revenue Code of 1986, or the Code, as amended with respect thereto. As a REIT, we generally will not be subject to federal income tax on that portion of income that is distributed to stockholders if at least 90% of our REIT taxable income is distributed to our stockholders.

Note 2.  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, or GAAP. The consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries: GSC Capital Corp. TRS Holdings, Inc., which we refer to as GSCCC TRS, GSC Capital Corp. TRS Delaware Holdings, Inc., GSC Capital Corp. ABS Funding 2005-1, which we refer to as ABS 2005-1, and GSC Capital Corp. Loan Funding 2005-1, which we refer to as CLO 2005-1.

As of December 31, 2005, GSCCC TRS and GSC Capital Corp. TRS Delaware Holdings, Inc. were qualified REIT subsidiaries.

ABS 2005-1 is an entity established to complete collateralized debt obligation, or CDO, secured financing transactions. As of December 31, 2005, ABS 2005-1 was in the warehousing stage.

CLO 2005-1 is an entity established to complete collateralized loan obligation, or CLO secured financing transactions. As of December 31, 2005, CLO 2005-1 was in the warehousing stage.

The entities consolidated by us are either wholly-owned subsidiaries or entities established to complete secured financing transactions that are considered to be variable interest entities and for which we are the primary beneficiary. For additional information, see “Consolidation” below.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

Consolidation

We consolidate all entities in which we hold a greater than 50 percent voting interest or ownership and have control over significant operating, financial and investing decisions of the entity. We also consolidate all variable interest entities, or VIEs, for which we are considered to be the primary beneficiary pursuant to Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities-an interpretation of ARB No. 51, as revised, which we will refer to as FIN 46R. In general, FIN 46R requires an enterprise to consolidate a VIE when the enterprise holds a variable interest in the VIE and is deemed to be the primary beneficiary of the VIE. An enterprise is the primary beneficiary if it absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both.

ABS 2005-1 and CLO 2005-1 were wholly-owned subsidiaries at December 31, 2005. When securitization was completed in January 2006, ABS 2005-1 and CLO 2005-1 became VIEs and were not considered to be qualifying special-purpose entities as defined by Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. We have determined that we are the primary beneficiary of these entities and will continue to include these entities in our consolidated financial statements.

All inter-company balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. These include cash on hand, cash held in banks and highly liquid investments. Interest income earned on cash and cash equivalents is recorded in interest and dividend income based on the money market instrument in which the cash in invested.

Cash equivalents consisting of money market instruments are held with three major financial institutions to which we are exposed to credit risk.

Cash equivalents are carried at cost, which approximates market value.

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents represent amounts that are held by third parties under certain of our debt obligations and derivative transactions.

Cash equivalents consisting of money market instruments are held with two major financial institutions to which we are exposed to credit risk. Restricted cash equivalents are carried at cost, which approximates market value.

Securities and Real Estate Loans

We invest in U.S. Agency and Non-Agency residential mortgage backed securities, or RMBS, and other debt and equity instruments in the United States. We have classified our securities as available-for-sale as we may dispose of them prior to maturity in response to changes in the market, liquidity needs or other events, even though we do not hold the securities for the purpose of selling them in the near future. We account for these securities as available-for-sale securities in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

Available-for-sale securities are carried at estimated fair value, based on quoted market prices provided by independent pricing sources, when available, or from quotes provided by dealers who make markets in certain securities, or from management’s estimates in cases where investments are illiquid. In making these estimates, management utilizes pricing information obtained from dealers who make markets in these securities, but may, under certain circumstances, adjust these valuations based on management’s knowledge of the securities and the underlying collateral. Unrealized gains and losses recorded as a component of accumulated other comprehensive income/(loss) in stockholders’ equity. Upon the sale of a security, the realized net gain or loss is included in income on a specific identification basis.

Periodically, all available-for-sale securities are evaluated for other than temporary impairment in accordance with Statement of Financial Accounting Standards No. 115 and Emerging Issues Task Force No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. Other than temporary impairment is a decline in the fair value of an investment below its amortized cost attributable to factors that indicate the decline will not be recovered over the investment’s remaining life. Other than temporary impairments result in reducing the security’s carrying value to its fair value through the statement of income, which also creates a new carrying value for the investment. A revised yield is computed based on the future estimated cash flows as described in “Revenue Recognition” below. Significant judgments are required in determining impairment, which include making assumptions regarding the estimated prepayments, loss assumptions and the changes in interest rates.

Loans Held for Investment

We purchase participations in corporate leveraged loans in the secondary market. We account for these loans in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases”.

Loans are held for investment and we initially record loans at their purchase prices. We subsequently account for loans at purchase price plus or minus accreted discount or amortized premiums, respectively. In certain instances, where the credit fundamentals underlying a particular loan have materially changed in such a manner that our expected return on the investment may decrease, the Company may elect to sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by us that we will no longer hold the loan for investment, we account for the loan at the lower of amortized cost or estimated fair value.

Allowance and Provision for Loan Losses

Loans held for investment are evaluated for possible impairment on a periodic basis in accordance with Statement of Financial Accounting Standards No. 114 “Accounting by Creditors for Impairment of a Loan an Amendment of FASB Statement No. 5 and 15”.

We maintain our allowance for loan losses at a level that our management considers adequate based on an evaluation of known and inherent risks in the loan portfolio, including historical and industry loss experience, economic conditions and trends, collateral estimated fair values and quality, estimated fair values of our loans and other relevant factors.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

To estimate the allowance for loan losses, we first identify impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics may be evaluated collectively for impairment. We consider a loan to be impaired when, based on current information and events, our management believes it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its estimated fair value and a corresponding charge to the income statement is recorded through a provision for loan losses. Significant judgments are required in determining impairment, which include making assumptions regarding the value of the loan and the value of the real estate, partnership interest or other collateral that secure the loans. Estimated fair value may be determined based on (i) observable market quotes, if available; (ii) the estimated sales price of the collateral less estimated disposition costs; or (iii) the present value of projected future cash flows. Increases in the allowance for loan losses are recognized in the statements of operations as a provision for loan losses. A charge-off or write-down of a loan is recorded, and the allowance for loan losses is reduced, when the loan or a portion thereof is considered uncollectible and of such little value that further pursuit of collection is not warranted.

An impaired loan may be left on accrual status during the period we are pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as: (i) management believes that scheduled debt service payments will not be met within the coming 12 months; (ii) the loan becomes 90 days delinquent; (iii) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan approximates our carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt.

Revenue Recognition

Interest income on available-for-sale securities and loans held for investment is recognized over the life of the investment using the effective interest method. Interest income on mortgage-backed securities is recognized using the effective interest method as described by Statement of Financial Accounting Standards No. 91 for securities of high credit quality and Emerging Issues. Task Force No. 99-20 for all other securities. Interest income on loans held for investment is recognized based on the contractual terms of the loan instruments. Any loan fees or acquisition costs on originated loans or securities are capitalized and recognized as a component of interest income over the life of the investment using the effective interest method.

Under Statement of Financials Accounting Standards No. 91 and Emerging Issues Task Force No. 99-20, management estimates, at the time of purchase, the future expected cash flows and determines the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows are updated and a revised yield is computed based on the current amortized cost of the investment. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans,

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

and the timing of the magnitude of credit losses on the mortgage loans underlying the securities have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact management’s estimates and our interest income.

Security transactions are recorded on the trade date. Realized gains and losses from security transactions are determined based upon the specific identification method and recorded as gain (loss) on sale of available for sale securities and loans held for investment in the statement of income.

The Company accounts for accretion of discounts or premiums on available-for-sale securities and real estate loans using the effective interest yield method. Such amounts have been included as a component of interest income in the income statement.

Derivative Financial Instruments

We account for derivative and hedging activities in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. Statement of Financial Accounting Standards No. 133 requires recognizing all derivative instruments as either assets or liabilities on the balance sheet at fair value. The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, we must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. We have no fair value hedges and no hedges of a net investment in foreign operations.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings (for example, in “interest expense” when the hedged transactions are interest cash flows associated with floating-rate debt). The remaining gain or loss on the derivative instrument in excess of the cumulative changes in the present value of future cash flows of the hedged item, if any, is recognized in the unrealized gain (loss) on derivatives in current earnings during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in realized and unrealized gain (loss) on derivatives in the current earnings during the period of change. Income and/or expense from interest rate swaps are recognized as an adjustment to interest expense. We account for income and expense from interest swaps on an accrual basis over the period to which the payments and/or receipts relate.

Borrowings

We finance the acquisition of our investments, including loans and securities available-for-sale, primarily through the use of secured borrowings in the form of repurchase agreements, securitization transactions structured as secured financings, warehouse facilities, and other secured and unsecured borrowings, and these borrowings are carried at their

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

contractual amounts. Accrued interest payable is recorded as a separate line item on the consolidated balance sheet.

We may, from time to time, purchase securities and simultaneously finance the acquisition of the securities through repurchase agreements (collateralized with the same securities purchased) with the selling broker. We currently record the acquisition of these securities as assets (at fair value) and the related repurchase agreements as liabilities (at contract value) on the statement of assets and liabilities. Interest income earned on the securities and interest expense incurred on the repurchase obligations are reported on a gross basis on the statement of operations.

Presently, the accounting for these transactions is being discussed among the standard setters which may be resolved through a FASB Staff Position (FSP) or other guidance addressing an alternative view that under SFAS 140 such transactions, as described above, may not qualify as purchases because the securities purchased may not be deemed legally isolated from the counterparty after they are transferred under the repurchase agreement. Under this view, we would present the net investment in these transactions as derivatives on the statement of assets and liabilities, with the corresponding change in fair value being recorded in the statement of operations. The fair value of the derivative would reflect not only any changes in the value of the underlying securities, but also changes in the value of the underlying credit provided by the counterparty.

This alternate view would not have a material impact on our total capital or net income. However, it may materially reduce balances in securities owned and repurchase agreements, and may materially reduce interest income and interest expense.

Dividends to Stockholders

We record our dividends to stockholders on the declaration date. The actual dividend and its timing are at the discretion of our board of directors. We intend to pay sufficient dividends to avoid incurring any income or excise tax.

Manager Compensation

Our Management Agreement provides for the payment of a base management fee to the Manager, as well as an incentive fee if our financial performance exceeds certain benchmarks. See Note 13 for further discussion of the specific terms of the computation and payment of the incentive fee. The base management fee and the incentive fee are accrued and expensed during the period for which they are earned by our Manager.

Share-Based Payments

We account for share-based compensation issued to our Manager using the fair value based methodology prescribed by Emerging Issues Task Force Issue 96-18, “Accounting for equity instruments that are issued to other than employees for acquiring, or in conjunction with selling, goods or services”. Compensation cost related to restricted common stock and common stock options issued to our Manager is initially measured at estimated fair value at the grant date, and is re-measured quarterly to the extent the awards are unvested. We are amortizing the total compensation expense for the restricted common shares and common stock options granted to our Manager on a straight line basis, pursuant to Emerging Issues

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

Task Force Issue 96-18. We classify the share based compensation cost as deferred management fee in the financial statements as it is issued to the Manager.

Income Taxes

We intend to elect and qualify to be taxed as a REIT and to comply with the relevant federal income tax provisions. Accordingly, we will generally not be subject to federal or state income tax to the extent that we make qualifying distributions to our stockholders, and provided we satisfy the REIT requirements including certain asset, income, distribution and stock ownership tests. If we were to fail to meet these requirements, we would be subject to federal, state and local income taxes which could have a material adverse impact on its results of operations and amounts available for distribution to the stockholders.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles. Some of the significant differences in 2005 between taxable income and net income reported on the financial statements included the inability to deduct capital losses in excess of capital gains for tax purposes and differences in timing of deductions related to the grant of restricted stock.

Earnings per Share

In accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share,” we present both basic and diluted earnings (loss) per share, or EPS in its consolidated financial statements and footnotes thereto. Basic earnings (loss) per share, or Basic EPS, excludes dilution and is computed, pursuant to Emerging Issues Task Force No. 03-06, by dividing net income or loss allocable to common stockholders by the weighted average number of shares, including restricted common shares, outstanding for the period. Diluted earnings per share, or Diluted EPS, reflects the potential dilution of common stock options, if they are not anti-dilutive. See Note 8 for earnings per share computation.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and revenues and expenses for the periods presented in the statement of operations. Actual results could differ from these estimates and assumptions and could be material. Significant estimates in the consolidated financial statements include interest income recognition from investments in securities and loans, valuation of securities and loans, derivative instruments, share-based payments, and prepayment rates for certain securities and loans.

Recent Accounting Pronouncements

In June 2004, the Financial Accounting Standards Board, or FASB, issued Emerging Issues Task Force Abstract 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. Emerging Issues Task Force Abstract 03-1 provides authoritative guidance regarding determining when an investment is considered impaired and the impairment is other-than-temporary. Emerging Issues Task Force Abstract 03-1 requires that we

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

evaluate whether an impairment is other-than-temporary, and, if the impairment is other-than-temporary, recognize an impairment loss equal to the excess of the amortized cost over the estimated fair value of the investment. Emerging Issues Task Force Abstract 03-1 also provides guidance regarding accounting considerations subsequent to the recognition of an other-than-temporary impairment and guidance on the disclosure regarding unrealized losses that have not been recognized as other-than-temporary impairments. Emerging Issues Task Force Abstract 03-1 was originally effective for reporting periods beginning after June 15, 2004. In September 2004, the FASB proposed additional guidance related to debt securities that are impaired because of interest rate and/or credit spread increases and delayed the effective date for the implementation of certain provisions of Emerging Issues Task Force Abstract 03-1. On July 5, 2005, the FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment and stated that the proposed FASB Staff Position on Emerging Issues Task Force Abstract Issue No. 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of Emerging Issues Task Force Abstract Issue No. 03-1,” will be issued as final. The final FSP will supersede Emerging Issues Task Force Abstract 03-1. We do not expect the adoption of the FASB Staff Position, as contained in its current draft form, to have a material effect on our consolidated financial condition, consolidated results of operations, or liquidity because our current method of accounting for impairments is in accordance with Emerging Issues Task Force Abstract 03-1 and the FSP.

Note 3.  Securities Available-for-Sale

The following table summarizes our securities classified as available-for-sale as of December 31, 2005, which are carried at estimated fair value:

						Weighted Average
	Current	Amortized	Gross				Actual
	Face	Cost	Unrealized		Estimated		Maturity
Asset Type	Amount	Basis	Gains	Losses	Fair Value	Coupon	(Years)

Agency 3/1 hybrid adjustable rate RMBS	$355,591	$355,910	$—	$(4,120)	$351,790	4.4%	29.5
Agency 5/1 hybrid adjustable rate RMBS	575,237	577,143	—	(6,377)	570,766	4.8	29.4
Agency 7/1 hybrid adjustable rate RMBS	402,118	404,699	—	(5,355)	399,344	5.0	29.5
Non-Agency RMBS	235,170	234,913	472	(113)	235,272	4.9	30.3
Corporate Bonds	42,250	40,162	467	(1,407)	39,222	8.9	5.8
REIT common stock	N/A	10,219	56	—	10,275	N/A	N/A

Total	$1,610,366	$1,623,046	$995	$(17,372)	$1,606,669

Residential Mortgage Backed Securities

Investments include residential mortgage backed securities, or RMBS. Agency Adjustable Rate RMBS, or Agency ARMs, are securities that represent participations in, and are secured by or payable from, mortgage loans secured by residential property. They include Agency mortgage pass-through certificates which are securities issued or guaranteed by the Federal National Mortgage Association, or Fannie Mae, and Federal Home Loan Mortgage Corporation, or Freddie Mac and Non-Agency pass-through certificates which are rated classes in senior/subordinated structures.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 3.  Securities Available-for-Sale (continued)

The following is a summary of our agency RMBS as of December 31, 2005:

Weighted Average
Actual
	Amortized	Gross Unrealized		Estimated			Maturity
Rating	Cost Basis	Gains	Losses	Fair Value	Yield	Coupon	(Years)

AAA	$1,337,752	$—	$(15,852)	$1,321,900	4.8%	4.8%	29.4
AA	—	—	—	—	—	—	—
A	—	—	—	—	—	—	—
BBB	—	—	—	—	—	—	—
BB	—	—	—	—	—	—	—
B	—	—	—	—	—	—	—
Not rated	—	—	—	—	—	—	—

Total	$1,337,752	$—	$(15,852)	$1,321,900	4.8%	4.8%	29.4

The following is a summary of our Non-Agency RMBS as of December 31, 2005:

						Weighted Average
							Actual
	Amortized	Gross Unrealized		Estimated			Maturity
Rating	Cost Basis	Gains	Losses	Fair Value	Yield	Coupon	(Years)

AAA	$79,744	$—	$(87)	$79,657	5.2%	4.8%	29.9
AA	92,643	277	—	92,920	5.2	5.0	31.1
A	62,526	195	(26)	62,695	5.3	5.1	29.8
BBB	—	—	—	—	—	—	—
BB	—	—	—	—	—	—	—
B	—	—	—	—	—	—	—
Not rated	—	—	—	—	—	—	—

Total	$234,913	$472	$(113)	$235,272	5.2%	4.9%	30.3

Actual maturities of RMBS are generally shorter than stated contractual maturities, as they are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal. The stated contractual final maturity of the mortgage loans underlying our portfolio of RMBS ranges up to 30 years, but the expected maturity is subject to change based on the prepayments of the underlying loans. As of December 31, 2005, the average final contractual maturity of the mortgage portfolio is 2035.

Corporate Bonds

Investments include corporate bonds. Corporate bonds are debt obligations of corporations and non-governmental entities. A significant portion of such investments is generally not secured by mortgages or liens on assets. A substantial portion may have an interest-only payment schedule, with the principal amount remaining outstanding until the bond’s maturity. The coupon on these bonds may be fixed or floating at a spread above the underlying reference rate, usually LIBOR, the London Inter Bank Offer Rate.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 3.  Securities Available-for-Sale (continued)

The following is a summary of our corporate bonds as of December 31, 2005:

						Weighted Average
							Actual
	Amortized	Gross Unrealized		Estimated			Maturity
Rating	Cost Basis	Gains	Losses	Fair Value	Yield	Coupon	(Years)

AAA	$—	$—	$—	$—	—%	—%	—
AA	—	—	—	—	—	—	—
A	—	—	—	—	—	—	—
BBB	—	—	—	—	—	—	—
BB	3,698	20	—	3,718	8.6	8.0	7.4
B	18,638	223	(217)	18,644	9.6	8.6	6.6
CCC	11,829	—	(749)	11,080	10.1	9.3	4.3
CC	3,241	—	(441)	2,800	15.9	10.5	7.2
Not rated	N/A	224	—	2,980	16.7	8.8	3.1

Total	$40,162	$467	$(1,407)	$39,222	10.8%	8.9%	5.8

REIT Common Stock

As of December 31, 2005, we held 750,000 shares of common stock of Deerfield Triarc Capital Corp., a real estate investment trust.

Unrealized Losses

As we commenced operations in July 2005, all of our securities in an unrealized loss position at December 31, 2005 have been in an unrealized loss position for less than one year. Our review of such securities indicates that the decrease in estimated fair value was not due to permanent changes in the underlying credit fundamentals or in the amount of principal and interest expected to be received. In addition, we have the financial capacity and the intention to hold the securities for a period of time sufficient for a recovery in the estimated fair value. Therefore, management does not believe any of the securities held at December 31, 2005 are other-than-temporarily impaired.

Note 4.  Loans Held for Investment

The following is a summary of our loans held for investment as of December 31, 2005:

Weighted Average
	Current		Gross				Actual
	Principal	Amortized	Unrealized		Estimated		Maturity
Asset Type	Amount	Cost Basis	Gains	Losses	Fair Value	Coupon	(Years)

Corporate Loans	$172,499	$172,480	$658	$(90)	$173,048	7.1%	5.7

We invest in senior secured bank loans to middle market companies. Middle market loans generally have wider credit spreads than those on larger institutional loans, are part of more conservative capital structures and have more competitive security packages. These loans may also include revolving credit facilities. The loans generally have maturities of five to eight years and have limited amortization of principal. These loans usually include restrictive financial and operating covenants and have a floating rate of interest tied to either the prime rate or LIBOR.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 4.  Loans Held for Investment (continued)

We also invest in more broadly syndicated, larger leverage loans. These loans are typically publicly rated and have greater liquidity than middle market loans. These loans may also include revolving credit facilities. A significant number of these loans are secured by liens on assets. The loans generally have maturities of five to eight years and have limited amortization of principal. These loans usually include restrictive financial and operating covenants and have a floating rate of interest tied to either the prime rate or LIBOR.

At December 31, 2005, corporate loans with an estimated fair value of $173,048 (amortized cost of $172,480) were owned by CLO 2005-1.

As of December 31, 2005 we had not recorded an allowance for loan losses. In reviewing our portfolio of loans and the observable secondary market prices, we did not identify any loans that exhibit characteristics indicating that impairment had occurred.

Note 5.  Secured Borrowings

We leverage our portfolio of securities and loans through the use of repurchase agreements and warehouse facilities. Each of the borrowing vehicles used by us bears interest at floating rates based on a spread above LIBOR.

Certain information with respect to our secured borrowings as of December 31, 2005 is summarized in the following table:

		ABS 2005-1	CLO 2005-1
	Repurchase	Warehouse	Warehouse
	Agreements (1)	Facility (1)	Facility (1)	Total

Outstanding borrowings	$1,286,616	$194,962	$154,370	$1,635,948
Weighted-average borrowing rate	4.46%	4.37%	4.76%
Weighted-average remaining maturity	87 days	153 days	18 days
Fair value of collateral	$1,315,773	$205,366	$192,627	$1,713,766

(1)	Each of the borrowings listed is contractually due in one year or less.

As of December 31, 2005, we had repurchase agreements outstanding in the amounts of $1,286,616 as summarized below:

				Weighted	Maturity
		Fair Value	Principal	Average	Range
Asset Type	Counterparty	of Collateral	Balance	Interest Rate	(in days)

RMBS	Deutsche Bank	$478,569	$469,851	4.42%	37-75
RMBS	Lehman Brothers	310,332	301,678	4.40	38-80
RMBS	Greenwich Capital	300,744	295,000	4.65	13-306
RMBS	Bear Stearns	226,128	220,087	4.36	3-37

	Total	$1,315,773	$1,286,616	4.46%	3-306

During July 2005 the Company formed CLO 2005-1 and began borrowing from a warehouse facility, in the form of a repurchase agreement, to purchase middle market senior secured loans and certain other loans and securities. The warehouse facility bears interest at a

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 5.  Secured Borrowings (continued)

spread of 45 basis points over 30-day LIBOR and had an outstanding balance of $154,370 as of December 31, 2005.

During August 2005 the Company formed ABS 2005-1, which entered into a warehousing agreement with Goldman Sachs Mortgage Company in October 2005. ABS 2005-1 began borrowing from the warehousing facility, in the form of a repurchase agreement, to accumulate a portfolio of eligible residential and commercial mortgage backed securities. The repurchase facility bears interest at a spread of 37 basis points over the Federal Funds Rate and had an outstanding balance of $194,962 as of December 31, 2005.

Note 6.  Convertible Notes

On July 11, 2005, we issued $97,900 aggregate principal of 7.25% Convertible Senior Notes due 2010, which we refer to as the Convertible Notes. The Convertible Notes pay interest on a semiannual basis (each January 15th and July 15th) at a coupon rate of 7.25% and are due July 15, 2010. In connection with the issuance of the Convertible Notes, we incurred $5,689 of issuance costs, including placement fees, legal, accounting and other costs, which were capitalized and are reported on the balance sheet as deferred convertible note issuance costs. These costs are being amortized over the life of the Convertible Notes.

Holders of the notes have the right to require that we repurchase their notes, in whole or in part, at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest up to but not including the date of repurchase, if no qualifying IPO is consummated prior to January 15, 2008, by giving us a revocable notice no later than twenty (20) business days following such date. We will repurchase any notes tendered and not withdrawn prior to the end of such 20 business-day period on the 23rd business day following January 15, 2008.

In addition, if we do not consummate a qualifying IPO on or prior to January 15, 2008, we will pay, on January 17, 2008, to holders of record of the notes on January 15, 2008 (including holders that elected to require us to repurchase their notes) a cash payment equal to 4% of the principal amount of the notes.

Upon the occurrence of the circumstances described below, holders may convert any outstanding Convertible Notes into shares of our common stock at an initial “Conversion Price” per share of $25.00, which represents an initial “Conversion Rate” of 40 shares of common stock per $1,000 principal amount of Convertible Notes. Holders of the Convertible Notes may surrender their notes for conversion into shares of our common stock prior to the maturity date:

•	Immediately prior to the consummation of our initial public offering (“IPO”), provided that any shares issued upon such conversion are offered in the IPO;

•	At any time following the date which is sixty (60) days after consummation of an IPO;

•	If we give notice of redemption, at any time prior to redemption; or

•	Upon the occurrence of specified corporate transactions including certain mergers, consolidations and sale of substantially all of our assets.

We have incurred interest expense on the convertible notes of $3,323 for the period from July 11, 2005 to December 31, 2005 and have amortized deferred convertible note issuance costs of $516 during the same period.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 7.  Derivative Financial Instruments

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by Statement of Financial Accounting Standards No. 133, we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings.

Our policies permit us to enter into derivative contracts. Our objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps and options to enter into swaps, or swaptions, as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2005, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt, or existing lines of credit, or forecasted issuances of debt.

As of December 31, 2005, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, we do not use derivatives for trading or speculative purposes. Derivatives not designated as hedges or “free standing derivatives” are not speculative and are used to manage our exposure to interest rate movements and other identified risks. As of December 31, 2005 we had one swaption designated as a “free standing derivative” which did not meet the strict hedge accounting requirements of Statement of Financial Accounting Standards No. 133.

At December 31, 2005, derivatives with a net fair value of $4,103 were included in derivative assets and derivative liabilities. The change in net unrealized gains of $2,997 in 2005 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in stockholders’ equity and included in other comprehensive income. The increase in fair value of derivatives not designated as hedges of $312 is included in unrealized gain on derivatives in 2005. Hedge ineffectiveness of $54 on cash flow hedges due to reset mismatch was recognized in unrealized gain on derivatives during 2005.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 7.  Derivative Financial Instruments (continued)

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. The change in net unrealized gains/losses on cash flow hedges reflects a reclassification of $621 of net unrealized gains/losses from accumulated other comprehensive income to interest expense during 2005. During the next 12 months, we estimate that an additional $1,810 will be reclassified, $1,931 as interest expense and $121 as interest income. We are hedging our exposure to the variability in future cash flows for forecasted transactions over a maximum period of 12 months (excluding forecasted transactions related to the payment of variable interest on existing financial instruments).

The following table summarizes the estimated net fair value of the derivative instruments held at December 31, 2005:

			Interest		Fair
Hedge	Type	Notional	Rate	Maturity	Value

Interest Rate Swap	Cash Flow Hedges	$300,000	4.10%	Jul 2007	$2,884
Interest Rate Swap	Cash Flow Hedges	125,000	4.64	Aug 2010	579
Interest Rate Swap	Cash Flow Hedges	100,000	4.85	Jan 2011	(412)
Interest Rate Swaption	Free-Standing Derivative	200,000			1,052

	Net fair value				$4,103

Note 8.  Earnings per Share (“EPS”)

We calculate basic net income per share, pursuant to Emerging Issues Task Force No. 03-06, by dividing net income for the period by the weighted-average shares of its common stock outstanding, including restricted common stock, for the period. Diluted net income per share takes into account the effect of dilutive instruments, such as convertible notes, common stock options and unvested restricted common stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. For the period from inception through December 31, 2005, we reported a basic and diluted net loss per share of $0.42. Inclusion of the shares to which the convertible notes can be converted, unvested common stock options and unvested restricted common stock in the diluted loss per share calculation would reduce the net loss per share amount and, is therefore, considered anti-dilutive. As a result, our diluted loss per share is equivalent to its basic loss per share for such period.

	For the Period from
	July 11, 2005
	(commencement of
	operations)
	to December 31, 2005
	Basic	Diluted

Net loss	$(1,674)	$(1,674)
Weighted-average number of shares outstanding	3,994,100	3,994,100

Basic net loss per share	$(0.42)	$(0.42)

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 9.  Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive loss were:

As of
December 31,
2005

Net unrealized losses on available-for-sale securities	$(16,377)
Net unrealized gains on cash flow hedges	2,997
Accumulated other comprehensive loss	$(13,380)

Note 10.  Stockholders Equity

On July 11, 2005, we completed the private offering of 3,926,100 shares of common stock, $0.001 par value. We received proceeds from the transaction of $91,384, net of underwriting commissions, placement agent fees and other offering costs totaling $6,768. We have the authority to issue up to 250,000,000 shares of common stock.

All shares of our common stock have equal rights as to earnings, assets, dividends and voting. Shares of common stock have no preemptive, appraisal, preferential exchange, conversion, or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in the company’s charter. Subject to charter restrictions on the transfer and ownership of our stock, each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of our common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

We have the authority to issue 100,000,000 shares of preferred stock. As of December 31, 2005, there were no shares of preferred stock issued and outstanding.

Note 11.  Stock Options and Restricted Stock

We have adopted a stock incentive plan (the “2005 Stock Incentive Plan”). The Board of Directors administers the plan. Stock options may be granted to our Manager, directors, and any key employees of our Manager and to any other individual or entity performing services for us.

The exercise price for any stock option granted under the 2005 Stock Incentive Plan may not be less than 100% of the fair market value of the shares of common stock at the time the common stock option is granted. Each option must terminate no more than ten years from the date it is granted. The 2005 Stock Incentive Plan authorizes that a total of 10,000,000 shares may be used to satisfy awards under the plan. We made initial grants under the 2005 Stock Incentive Plan on July 11, 2005, the date that we closed our initial private placement of common stock.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 11.  Stock Options and Restricted Stock (continued)

The following table summarizes restricted common stock transactions:

Manager

Unvested shares as of July 11, 2005	—
Issued	68,000
Vested	—
Forfeited	—

Unvested shares as of December 31, 2005	68,000

The shares of restricted common stock granted to our Manager were valued using the fair market value at the time of grant, $25.00 per share, and are re-valued quarterly to determine the expense for the following quarter. Pursuant to Emerging Issues Task Force Issue 96-18, we are required to value any unvested shares of restricted common stock granted to our Manager at the current market price. We valued the unvested restricted common stock at $25.00 per share at December 31, 2005 or $1,700. For the period from July 11, 2005 to December 31, 2005, we have expensed $268 of the cost through the income statement and the remaining amount (as adjusted for future changes in value) will be amortized over the remaining 30.33 months. None of the restricted shares issued to our Manager have vested as of December 31, 2005.

The following table summarizes common stock option transactions:

Weighted
Average
	Number of	Exercise
	Options	Price

Outstanding as of July 11, 2005	—	—
Granted	102,000	25.00
Exercised	—	—
Forfeited	—	—

Outstanding as of December 31, 2005	102,000	25.00

None of the common stock options outstanding were exercisable at December 31, 2005. The common stock options were valued using the Black-Scholes model utilizing the following assumptions as of December 31, 2005: risk free interest rate of 4.39%; expected life of 9.53 years; expected volatility of 25%; and expected dividends at 4.5%. The common stock options had an estimated fair value of $4.83 each at December 31, 2005. The stock options are also re-valued quarterly to determine the expense for the following quarter. For the period from July 11, 2005 to December 31, 2005, we have expensed $76 of the cost through the income statement and the remaining amount (as adjusted for future changes in value) will be amortized over the remaining 30.33 months to final vesting.

Note 12.  Fair Value of Financial Instruments

For certain financial instruments that we own, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated for these instruments using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. It should be noted that

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 12.  Fair Value of Financial Instruments (continued)

minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and credit spread environments as of December 31, 2005 and do not take into consideration the effects of subsequent interest rate or credit spread fluctuations.

The carrying values and estimated fair values of our financial instruments at December 31, 2005 were as follows:

		Principal
		Balance
	Carrying	or Notional		Estimated
	Value	Amount		Fair Value
	December 31,	December 31,		December 31,
	2005	2005		2005

Assets
Real Estate Securities, available for sale	$1,557,172	$1,568,116		$1,557,172
Other securities, available for sale	49,497	42,250	(1)	49,497
Interest rate swap, treated as a hedge	3,463	425,000		3,470
Interest rate swaption, treated as a free-standing derivative	1,052	200,000		1,052
Middle Market senior secured loans	172,480	172,499		173,048
Liabilities
Repurchase agreements	1,286,616	1,286,616		1,286,616
ABS 2005-1 warehouse facility	194,962	194,962		194,962
CLO 2005-1 warehouse facility	154,370	154,370		154,370
7.25% Convertible Senior notes due 2010	97,900	97,900		97,900
Interest rate swap, treated as hedges	412	100,000		412

(1)	Excludes 750,000 shares of REIT common stock held as investment.

Note 13.  Management Agreement and Related Party Transactions

Our Manager manages our day-to-day operations, subject to the direction and oversight of our Board of Directors. The Management Agreement was entered into on July 11, 2005. The initial term expires on December 31, 2008 and shall be automatically renewed for a one-year term through each anniversary date thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock.

The Management Agreement provides, among other things, that we pay to our Manager, in exchange for managing our day-to-day operations, certain fees and reimbursements, consisting of a base management fee, an incentive compensation fee, and reimbursement for out-of-pocket and certain other costs incurred by our Manager and related directly to us. All rent incurred by our Manager is paid by us as a component of the reimbursement of expenses.

The Management Agreement contains certain provisions requiring us to indemnify our Manager with respect to all losses or damages arising from acts not constituting bad faith,

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 13.  Management Agreement and Related Party Transactions (continued)

willful misconduct, or gross negligence. We have evaluated the impact of these guarantees on our consolidated financial statements and determined that they are immaterial.

For the period from July 11, 2005 (commencement of operations) to December 31, 2005, we incurred $1,516 in base management fees and recognized share-based compensation expense, related to common stock options and restricted common stock granted to our Manager, of $344 (see Note 11). A payable to our Manager in the amount of $1,389 was outstanding on December 31, 2005. This is comprised of $799 in management fees, and $590 in expense reimbursement for our portion of the overhead expenses paid by our Manager. A base management fee calculated in an amount equal to 1/4 of the equity multiplied by 1.75% is paid quarterly in arrears. We established a stock incentive plan for the purpose of rewarding and incentivizing those who provide services to the company, including the directors, our Manager, and our Manager’s executive officers. Base management fees incurred and share-based compensation expense relating to common stock options and restricted common stock granted to our Manager are included in ’Management fee’ and ’Deferred management fee’, respectively, on the consolidated statement of operations. Expenses incurred by our Manager and reimbursed by us are reflected in the respective consolidated statement of operations non-investment expense category based on the nature of the expense.

No incentive compensation was earned or paid to our Manager during the period from July 11, 2005 to December 31, 2005. Our Manager shall receive quarterly incentive compensation in an amount equal to the product of: (i) twenty-five percent (25%) of the dollar amount by which (A) our net income (determined in accordance with GAAP), which includes realized and unrealized gains and losses, and before non-cash equity compensation expense and before incentive compensation plus interest expense related to the notes and, to the extent not included in interest related to the notes, amortization of debt discount and issuance costs with respect to the notes, for the quarter per share (assuming full conversion of all outstanding notes into common shares at the beginning of the quarter at the then applicable conversion rate) exceeds (B) an amount equal to (1) the weighted average of the price per share of the common shares in the initial offering and any subsequent offerings of our common stock, including common shares issuable upon conversion of the notes assuming a conversion price of $25 per share, and the prices per common share in any subsequent offerings by us, in each case at the time of issuance thereof, multiplied by (2) the greater of (a) 2.25% and (b) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of common shares outstanding during the quarter, further assuming full conversion of the notes into common shares at the beginning of the quarter at the then applicable conversion rate; provided, that for the purpose of determining the incentive compensation fee, the notes will include those issued in connection with the exercise of the option granted to the initial purchasers in the July 2005 private offering and provided, that the foregoing calculation of incentive compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by our majority of our independent directors in the case of non-cash charges.

Each independent director will receive an annual retainer of $40. We will also reimburse the directors for their travel expenses incurred in connection with their attendance at full board and committee meetings. For the period from July 11, 2005 (commencement of operations) to December 31, 2005, we paid a total of $80 in annual retainers to independent directors.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 13.  Management Agreement and Related Party Transactions (continued)

In the ordinary course of our business, we may enter into contract or agreements that contain indemnification warranties. Future events could occur that lead to the execution of these provisions against us. Based on its history and experience, management feels that the likelihood of such an event is remote.

Note 14.  Subsequent Events

TRS Election.  On January 1, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc., which was formed on December 22, 2005, made the election to be treated as a taxable REIT subsidiary or TRS.

GSC ABS CDO 2005-1.  On January 12, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25,000 in aggregate principal amount, or 100%, of the Subordinated Notes Due 2045 issued by GSC ABS CDO 2005-1, Ltd. and GSC ABS CDO 2005-1, Corp., as co-issuers. These notes are the lowest-ranking securities of a CDO transaction secured by $315,000 of deposits in a guaranteed investment contract, representing all the proceeds from the sale of the securities and subordinated notes. The trust has entered or will enter into up to $500,000 of credit default swaps on mezzanine asset-backed obligations, with ABS, RMBS, CMBS and other CDO securities as reference obligations. GSC Group serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

GSC Capital Corp. Loan Funding 2005-1.  On January 18, 2006, we purchased $21,300 and $16,200 in aggregate principal amount, or 100%, of Class E and Class F Deferrable Floating Rate Notes, issued by GSC Capital Corp. Loan Funding 2005-1 and GSC Loan Funding 2005-1, Corp., as co-issuers. The Class E and Class F notes are the two lowest-ranking classes of notes of a CLO transaction secured by a pool of asset-backed loans and bonds. Simultaneously with our purchase of the notes, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $24,000 in aggregate amount, or 100%, of the Preferred Shares issued by the trust. GSC Group serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

GSC Capital Corp. Mortgage Trust 2006-1.  On March 22, 2006, we purchased 100% of the four lowest classes of notes issued by GSC Capital Corp. Mortgage Trust 2006-1 representing $9,756 in aggregate principal amount. We also made an additional investment of $8,083 to acquire the residual interest in the trust. We sponsored the trust and purchased a pool of residential whole loans with a par value of $433,625 from affiliates of Countrywide Home Loans, Inc. and issued notes totaling $421,917 to third parties. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

GSC ABS CDO 2006-1c.  On March 31, 2006, GSC Capital Corp. TRS Delaware Holdings, Inc. purchased $25,000 in aggregate principal amount, or 100%, of the Subordinated Notes issued by GSC ABS CDO 2006-1c. These notes are the lowest-ranking securities of a CDO transaction secured by $165,000 of deposits in a Market Value Swap Account with Citigroup, representing all the proceeds from the sale of the securities and subordinated notes. The trust has entered or will enter into up to $550,000 of credit default swaps on mezzanine asset-backed obligations, with midprime and subprime RMBS and CMBS as reference obligations. GSC

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 14.  Subsequent Events (continued)

Group serves as the collateral manager for the trust and will receive collateral management fees for which we will receive a credit against our management fees due to them. This entity is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R.

On January 3, 2006, the Board approved and we granted 6,000 shares of common stock to the independent directors.

On January 10, 2006, we granted to our Manager 10,522 shares and options to purchase 15,783 shares of common stock at $25.00 per share in connection with the exercise of the option granted to the initial purchasers/placement agents in the July 2005 private offering.

On January 23, 2006, the Board approved and we granted 6,000 shares of common stock to the independent directors.

GSC Capital Corp. and Subsidiaries

Consolidated Balance Sheets
September 30, 2006 and December 31, 2005
(U.S. Dollars in thousands, except share and per share information)

	September 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS
Cash and cash equivalents	$1,657	$1,442
Restricted cash and cash equivalents	506,164	10,264
Securities available-for-sale, at fair value:
Residential mortgage backed securities — agency backed	1,154,674	1,321,900
Residential mortgage backed securities — non-agency backed	495,024	235,272
Corporate bonds	43,230	39,222
REIT common stock	4,843	10,275
Loans held for investment, at amortized cost
Residential whole loans, net of $1,020 reserve for loan losses at September 30, 2006	886,389	—
Middle market loans	252,480	172,480
Total return swap	3,500	—
Unrealized gain on credit default swaps, at fair value	5,475	—
Derivative assets, at fair value	10,851	4,515
Equity investment in loan originator	3,141	—
Principal receivable	24,919	23,814
Interest, dividends and premiums receivable	22,098	9,802
Deferred bond issuance costs, net	27,488	5,173
Due from broker	529	—
Other assets	1,613	434
Receivable from related party	176	91

Total assets	$3,444,251	$1,834,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Secured borrowings:
Borrowings on margin	$904,813	$—
Repurchase agreements	255,872	1,286,616
ABS warehouse facility	494,029	194,962
CLO warehouse facility	—	154,370
Collateralized debt obligations	429,848	—
Collateralized loan obligations	259,740	—
Securitized notes from whole loan transactions	862,488	—
Loan payable	25,000	—
CDO closing expenses financed	16,809	—
7.25% convertible senior notes due 2010	97,900	97,900

Total borrowings	3,346,499	1,733,848
Unrealized loss on credit default swaps, at fair value	3,942	—
Derivative liabilities, at fair value	2,147	412
Due to broker	492	15,435
Interest payable	13,822	7,162
Deferred taxes payable	707	—
Deferred Revenue	165	—
Payable to manager	1,232	1,389
Dividend payable	—	1,118
Accounts payable, accrued expenses and other liabilities	2,065	882

Total liabilities	3,371,071	1,760,246

Stockholders’ equity
Common stock, $.001 par value, 250,000,000 shares authorized and 4,016,622 and 3,994,100 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	4	4
Additional paid-in capital	90,425	89,488
Accumulated other comprehensive loss	(14,392)	(13,380)
Dividends declared in excess of earnings/accumulated deficit	(2,857)	(1,674)

Total stockholders’ equity	73,180	74,438

Total liabilities and stockholders’ equity	$3,444,251	$1,834,684

The accompanying notes are an integral part of these consolidated financial statements.

GSC Capital Corp. and Subsidiaries
Consolidated Statements of Operations
For the Three Months and Nine Months Ended September 30, 2006 and for the
period July 11, 2005 (commencement of operations) to September 30, 2005
(Unaudited)
(U.S. Dollars in thousands, except share and per share information)

			July 11, 2005
			(commencement
	Three Months	Nine Months	of operations) to
	Ended	Ended	September 30,
	September 30, 2006	September 30, 2006	2005

Net investment income
Securities interest income	$29,204	$82,337	$14,558
Loan interest income	19,336	35,425	624
Net credit default swap revenue	(697)	13,555	—
Dividend income	643	1,936	108
Other investment income	453	557	—

Total investment income	48,939	133,810	15,290
Interest expense	48,602	116,516	12,587
Premiums paid on senior credit default swaps	204	464	—

Net investment income	133	16,830	2,703

Other revenues (losses)
Net realized gain on sales of investments	260	283	—
Net realized gain on settlement of derivatives	710	710	—
Net unrealized gain/(loss) on other derivatives	(4,161)	(3,164)	302
Impairment loss	(177)	(177)	—

Total other gains/(losses)	(3,368)	(2,348)	302

Other expenses
Amortization of deferred management fee	215	637	354
Management Fee	—	—	717
Collateral management fees	1,286	3,249	—
Organization costs	—	—	559
Professional fees	317	1,606	752
Insurance expense	146	480	149
Directors expense	44	434	40
Servicing fees for whole loans	713	1,056	—
Other general and administrative expenses	499	1,811	838
Provision for loan losses	810	1,020	—

Total non-investment expenses	4,030	10,293	3,409

Income (loss) before income taxes	(7,265)	4,189	(404)

Income taxes
Current	1,027	2,175	—
Deferred	(2,625)	707	—

Total income tax expense/(benefit)	(1,598)	2,882	—

Net income (loss)	$(5,667)	$1,307	$(404)

Net income (loss) per common share:
Basic	$(1.41)	$0.33	$(0.10)

Diluted	$(1.41)	$0.33	$(0.10)

Weighted-average number of common shares outstanding:
Basic	4,016,622	4,015,748	3,926,100

Diluted	4,016,622	4,015,748	3,926,100

The accompanying notes are an integral part of these consolidated financial Statements.

GSC Capital Corp. and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity
For the Nine Months Ended September 30, 2006 and for the period July 11, 2005
(commencement of operations) to September 30, 2005
(Unaudited)
(U.S. Dollars in thousands, except share and per share information)

				Accumulated	Dividends Declared
	Shares of	Common	Additional	Other	in Excess of Earnings/	Total
	Common	Stock at	Paid-In	Comprehensive	Accumulated	Stockholders’	Comprehensive
	Stock	Par Value	Capital	Income (Loss)	Deficit	Equity	Earnings

Balance at July 11, 2005		$—	$—	$—	$—	$—	$—
Net loss					(404)	(404)	$(404)
Net change in unrealized gain on cash flow hedges	—	—	—	1,073	—	1,073	1,073
Net change in unrealized loss on securities available-for-sale	—	—	—	(9,548)	—	(9,548)	(9,548)

Comprehensive loss							$(8,879)

Issuance of common stock to directors	—	—	—	—	—	—
Issuance of restricted common stock	3,994,100	4	91,627	—	—	91,632
Amortization of restricted stock options	—	—	212	—	—	212
Amortization of restricted common stock	—	—	142	—	—	142
Dividend declared	—	—	—	—	—	—

Balance at September 30, 2005	3,994,100	$4	$91,981	$(8,475)	$(404)	$83,107

Balance at January 1, 2006	3,994,100	$4	$89,488	$(13,380)	$(1,674)	$74,438	$—
Net income					1,307	1,307	1,307
Net change in unrealized gain on cash flow hedges	—	—	—	(712)	—	(712)	(712)
Net change in unrealized loss on securities available-for-sale	—	—	—	(300)	—	(300)	(300)

Comprehensive income							$295

Issuance of common stock to directors	12,000	—	300	—	—	300
Issuance of restricted common stock	10,522	—	—	—	—	—
Amortization of restricted stock options	—	—	149	—	—	149
Amortization of restricted common stock	—	—	488	—	—	488
Dividend declared	—	—	—	—	(2,490)	(2,490)

Balance at September 30, 2006	4,016,622	$4	$90,425	$(14,392)	$(2,857)	$73,180

GSC Capital Corp. and Subsidiaries

Consolidated Statement of Cash Flows
For the Nine Months Ended September 30, 2006 and for the period July 11, 2005
(commencement of operations) to September 30, 2005
(Unaudited)
(U.S. Dollars in thousands, except share and per share information)

		July 11, 2005
	Nine Months	(commencement
	Ended	of operations) to
	September 30,	September 30,
	2006	2005

Cash flows from operating activities:
Net income	$1,307	$(404)
Adjustments to reconcile net income to cash used in operating activities:
Unrealized gain on credit default swaps	(1,533)	—
Unrealized gain on other derivatives	3,164	(302)
Impairment loss	177	—
Deferred taxes payable	707	—
Common stock awarded to directors	300	—
Amortization of deferred management fee	637	354
Amortization of premium on loans and securities, net	1,159	208
Amortization of discount on collateralized loan obligations	5	—
Amortization of deferred bond issuance costs	2,785	233
Provision for loan losses on residential whole loans	1,020	—
Gain on sale of securities available for sale, net	(270)	—
Gain on sale of loans held for investment, at amortized cost, net	(13)	—
Gain on sale of derivatives	(710)	—
Changes in assets and liabilities:
Interest, dividend and premiums receivable	(12,296)	(9,314)
Due from broker	(38)	(250)
Other assets	(1,179)	(651)
Receivable from related party	(85)	(52)
Interest payable	6,660	6,732
Due to broker	134	22,041
Payable to manager	(157)	1,023
Deferred Revenue	165	—
Accounts payable, accrued expenses and other liabilities	1,183	1,130

Net cash provided by operating activities	3,122	20,748

Cash flows from investing activities:
Purchase of securities available-for-sale	(409,622)	(1,733,085)
Principal payments on securities available-for-sale	164,259	27,590
Proceeds from sale of securities available-for-sale	152,799	—
Purchase of middle market loans	(167,446)	(107,939)
Principal payments on middle market loans	56,910	298
Proceeds from sale of middle market loans	14,736	—
Purchase of residential whole loans	(984,130)	—
Principal payments on residential whole loans	95,941	—
Purchase of equity interest in loan originator	(3,141)	—
Net additions to restricted cash and cash equivalents	(495,900)	(2,124)

Net cash used in investing activities	(1,575,594)	(1,815,260)

Cash flows from financing activities:
Net proceeds from issuance of common shares	—	91,631
Proceeds from borrowings:
Borrowings on margin	$1,611,891	$—
Repurchase agreements	7,884,999	4,112,310
ABS warehouse facility	299,725	—
CLO warehouse facility	6,364	84,333
Collateralized debt obligations	430,000	—
Collateralized loan obligations	259,735	—
Securitized notes from whole loan transaction	958,429	—
Loan payable	25,000	97,900
CDO closing expenses financed	17,880	—
Repayments of borrowings:
Borrowings on margin	(707,078)	—
Repurchase agreements	(8,915,743)	(2,577,612)
ABS warehouse facility	(658)	—
CLO warehouse facility	(160,735)	(305)
Collateralized Debt Obligations	(152)	—
Collateralized Loan Obligations	—	—
Securitized notes from whole loan transaction	(95,941)	—
CDO closing expenses financed	(1,071)	—
Payment of deferred bond issuance costs	(25,083)	(5,644)
Purchase of derivatives	(12,717)	(740)
Sale of derivatives	1,450	—
Dividends paid	(3,608)	—

Net cash provided by financing activities	1,572,687	1,801,873

Net increase in cash and cash equivalents	215	7,361
Cash and cash equivalents, beginning of the period	1,442	—

Cash and cash equivalents, end of the period	$1,657	$7,361

Supplemental cash flow information
Cash paid for interest	$110,304	$5,622

Cash paid for income taxes	$1,729	$—

The accompanying notes are an integral part of these consolidated financial statements.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements
September 30, 2006
(Unaudited)
(U.S. Dollars in thousands, except share and per share information)

Note 1.	Organization

References herein to “we,” “us” or “our” refer to GSC Capital Corp. and its subsidiaries unless the context specifically requires otherwise.

We are a Maryland corporation that was formed on May 19, 2005 as a specialty finance company that invests in multiple asset classes and uses leverage to generate competitive leveraged risk-adjusted returns. We commenced operations on July 11, 2005, which we refer to as inception or commencement of operations, when we completed a private offering of 3,926,100 shares of common stock and $97,900 aggregate principal of 7.25% convertible senior notes due 2010, the notes. We are advised by GSCP (NJ), L.P., which we refer to as our Manager and is more fully explained in Note 16.

We currently invest or have invested in the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate middle market loans and debt securities; (iii) asset-backed securities; and (iv) equity securities. We will also make investments in other asset classes from time to time.

We elected and qualify to be taxed as a real estate investment trust, or REIT, and to comply with the provisions of the Internal Revenue Code of 1986, or the Code, as amended with respect thereto. As a REIT, we generally will not be subject to federal income tax on that portion of income that is distributed to stockholders if at least 90% of our REIT taxable income is distributed to our stockholders. We are subject to taxes on taxable income that is generated by our taxable REIT subsidiaries.

Note 2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, or GAAP for interim financial statements. Accordingly, they do not include all of the information and footnotes required by accounting principals generally accepted in the United States for complete financial statements. The accompanying unaudited consolidated interim financial statements should be read in conjunction with the financial statements for the period from July 11, 2005 to December 31, 2005. In our opinion, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the three months and nine months ended September 30, 2006, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2006.

The consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries: GSC Capital Corp. QRS Delaware Real Estate Holdings, Inc., which we refer to as GSCCC QRS, GSC Capital Corp. ABS Funding 2005-1, which we refer to as ABS Funding, GSC Capital Corp. QRS Cayman Holdings (formerly GSC Capital Corp. TRS Holdings, Inc.), which we refer to as GSCCC QRS2, GSC Capital Corp. TRS Delaware Holdings, Inc., which we refer to as GSCCC TRS, GSC ABS CDO 2005-1, Ltd. which we refer to as ABS 2005-1, GSC Capital Corp. Loan Funding 2005-1, which we refer to as CLO 2005-1, GSC ABS CDO 2006-1c, Ltd. which we refer to as ABS 2006-1c, GSC Capital Corp. Mortgage Trust 2006-1, which we

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

refer to as MT 2006-1 and GSC Capital Corp. Mortgage Trust 2006-2, which we refer to as MT 2006-2.

As of September 30, 2006, GSCCC QRS and GSCCC QRS2 were qualified REIT subsidiaries.

On January 1, 2006, GSCCC TRS made the election to be treated as a taxable REIT subsidiary or TRS.

ABS Funding is an entity established to complete a collateralized debt obligation, or CDO, secured financing transaction which has not yet been issued.

ABS 2005-1 is an entity established to complete a collateralized debt obligation, or CDO, secured financing transactions which was issued on January 10, 2006.

CLO 2005-1 is an entity established to complete collateralized loan obligation, or CLO secured financing transactions which was issued on January 17, 2006.

ABS 2006-1c is an entity established to complete a collateralized debt obligation, or CDO, secured financing transactions which was issued on March 31, 2006.

MT 2006-1 and MT 2006-2 are entities established to complete two securitizations of whole loans purchased from a third party in an owner trust form which were issued on March 20, 2006 and June 22, 2006, respectively.

The entities consolidated by us are either wholly owned subsidiaries or entities established to complete secured financing transactions that are considered to be variable interest entities and for which we are the primary beneficiary. For additional information, see “Consolidation” below.

Consolidation

We consolidate all entities in which we hold a greater than 50 percent voting interest or ownership and have control over significant operating, financial and investing decisions of the entity. We also consolidate all variable interest entities, or VIEs, for which we are considered to be the primary beneficiary pursuant to Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities- an interpretation of ARB No. 51, as revised, which we will refer to as FIN 46R. In general, FIN 46R requires an enterprise to consolidate a VIE when the enterprise holds a variable interest in the VIE and is deemed to be the primary beneficiary of the VIE. An enterprise is the primary beneficiary if it absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both.

ABS 2005-1, CLO 2005-1, ABS 2006-1c, MT 2006-1 and MT 2006-2 are VIEs and are not considered to be qualifying special-purpose entities as defined by Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. We have determined that we are the primary beneficiary of these entities and include these entities in our consolidated financial statements.

All inter-company balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. These include cash on hand, cash held in banks and highly liquid

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

investments. Interest income earned on cash and cash equivalents is recorded in interest and dividend income based on the money market instrument in which the cash in invested.

Cash equivalents consisting of money market instruments are held with two major financial institutions to which we are exposed to credit risk.

Cash equivalents are carried at cost, which approximates market value.

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents represent amounts that are held by third parties under certain of our debt obligations and derivative transactions.

In connection with ABS 2005-1, the trust deposited the proceeds of the note issuance or $315,000 in a guaranteed investment contract, or GIC, with Rabobank. The GIC serves as collateral for the underlying credit default swaps and is classified as a restricted cash equivalent. On May 12, 2006 and additional $282 was transferred into the GIC increasing the balance to $315,282 at September 30, 2006.

In connection with ABS 2006-1c, the trust deposited the proceeds of the note issuance or $165,000 in a market value swap account, or MVS, which serves as collateral for the underlying credit default swaps. The MVS is invested in AAA-rated securities selected, guaranteed and controlled by Citigroup and held by the trust and is classified as a restricted cash equivalent.

In connection with ABS CDO 2006-1c, we posted $12,500 as collateral against a borrowing of $25,000 from Citigroup Global Markets Limited to finance the acquisition of the subordinated notes with a PAR value of $25,000. Interest on the collateral is not settled in cash but is added to the cash collateral balance at the beginning of each month. We have received a total of $275 as interest increasing the collateral balance to $12,775 which is included in restricted cash as of September 30, 2006.

In addition to the above, all the cash balances held by CLO 2005-1, ABS 2005-1 and ABS 2006-1c are classified as restricted cash as these balances are not available for operating purposes and are to be utilized by the investment manager for investment activities in the respective entities. As of September 30, 2006, we held a total of $13,107 of restricted cash in the entities mentioned above.

Securities and Real Estate Loans

We invest in U.S. Agency and Non-Agency residential mortgage backed securities, or RMBS, and other debt and equity instruments in the United States. We have classified our securities as available-for-sale as we may dispose of them prior to maturity in response to changes in the market, liquidity needs or other events, even though we do not hold the securities for the purpose of selling them in the near future. We account for these securities as available-for-sale securities in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Available-for-sale securities are carried at estimated fair value, based on quoted market prices provided by independent pricing sources, when available, or from quotes provided by dealers who make markets in certain securities, or from management’s estimates in cases where investments are illiquid. In making these estimates, management utilizes pricing information obtained from dealers who make markets in these securities, but may, under

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

certain circumstances, adjust these valuations based on management’s knowledge of the securities and the underlying collateral. Unrealized gains and losses are recorded as a component of accumulated other comprehensive income/(loss) in stockholders’ equity. Upon the sale of a security, the realized net gain or loss is included in income on a specific identification basis.

Periodically, all available-for-sale securities are evaluated for other than temporary impairment in accordance with Statement of Financial Accounting Standards No. 115 and Emerging Issues Task Force No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”, as appropriate. Other than temporary impairment is a decline in the fair value of an investment below its amortized cost attributable to factors that indicate the decline will not be recovered over the investment’s remaining life. Other than temporary impairments result in reducing the security’s carrying value to its fair value through the statement of income, which also creates a new carrying value for the investment. A revised yield is computed based on the future estimated cash flows as described in “Revenue Recognition” below. Significant judgments are required in determining impairment, which include making assumptions regarding the estimated prepayments, loss assumptions and the changes in interest rates.

Loans Held for Investment

We purchase participations in corporate leveraged loans in the secondary market and residential mortgage loans from loan originators. We account for these loans in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases”.

Loans are held for investment and we initially record loans at their purchase prices. We subsequently account for loans at purchase price plus or minus accreted discount or amortized premiums, respectively. In certain instances, where the credit fundamentals underlying a particular loan have materially changed in such a manner that our expected return on the investment may decrease, we may elect to sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by us that we will no longer hold the loan for investment, we account for the loan at the lower of amortized cost or estimated fair value.

Allowance and Provision for Loan Losses

Loans held for investment are evaluated for impairment on a periodic basis in accordance with Statement of Financial Accounting Standards No. 114 “Accounting by Creditors for Impairment of a Loan- an Amendment of FASB Statement No. 5 and 15”.

To estimate the allowance for loan losses, we first identify impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics, such as residential mortgage loans, may be evaluated collectively for impairment. We consider a loan to be impaired when, based on current information and events, our management believes it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its estimated fair value and a corresponding charge to the income statement is recorded through a provision for loan losses.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

Significant judgments are required in determining impairment, which include making assumptions regarding the value of the loan and the value of the real estate, partnership interest or other collateral that secure the loans. Estimated fair value may be determined based on (i) observable market quotes, if available; (ii) the estimated sales price of the collateral less estimated disposition costs; or (iii) the present value of projected future cash flows.

Increases in the allowance for loan losses are recognized in the statements of operations as a provision for loan losses. A charge-off or write-down of a loan is recorded, and the allowance for loan losses is reduced, when the loan or a portion thereof is considered uncollectible and of such little value that further pursuit of collection is not warranted.

An impaired loan may be left on accrual status during the period we are pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as: (i) management believes that scheduled debt service payments will not be met within the coming 12 months; (ii) the loan becomes 90 days delinquent; (iii) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan approximates our carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt.

We maintain our allowance for loan losses on residential whole loans at a level that our management considers adequate based on an evaluation of known and inherent risks in the loan portfolio, including historical and industry loss experience, economic conditions and trends, collateral estimated fair values and quality, estimated fair values of our loans and other relevant factors.

Revenue Recognition

Interest income on available-for-sale securities and loans held for investment is recognized over the life of the investment using the effective interest method. Interest income on mortgage-backed securities is recognized using the effective interest method as described by Statement of Financial Accounting Standards No. 91 for securities of high credit quality and Emerging Issues. Task Force No. 99-20 for all other securities. Interest income on loans held for investment is recognized based on the contractual terms of the loan instruments. Any loan fees or acquisition costs on originated loans or securities are capitalized and recognized as a component of interest income over the life of the investment using the effective interest method.

Under Statement of Financials Accounting Standards No. 91 and Emerging Issues Task Force No. 99-20, management estimates, at the time of purchase, the future expected cash flows and determines the effective interest rate based on these estimated cash flows and our purchase price. As needed, these estimated cash flows are updated and a revised yield is computed based on the current amortized cost of the investment. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans, and the timing of the magnitude of credit losses on the mortgage loans underlying the securities have to be judgmentally estimated. These uncertainties and contingencies are

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

difficult to predict and are subject to future events that may impact management’s estimates and our interest income.

Sales of securities available for sale and loans held for investment are recorded on the trade date. Realized gains and losses from those transactions are determined based upon the specific identification method and recorded as gain (loss) on sale of available for sale securities and loans held for investment in the statement of income.

We account for accretion of discounts or premiums on available-for-sale securities held for investment and residential whole loans using the effective interest yield method. Such amounts have been included as a component of interest income in the income statement.

Derivative Financial Instruments

We account for derivative and hedging activities in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. Statement of Financial Accounting Standards No. 133 requires recognizing all derivative instruments as either assets or liabilities on the balance sheet at fair value. The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, we must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. We have no hedges of a net investment in foreign operations and fair value hedges as of September 30, 2006.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings (for example, in “interest expense” when the hedged transactions are interest cash flows associated with floating-rate debt). The remaining gain or loss on the derivative instrument in excess of the cumulative changes in the present value of future cash flows of the hedged item, if any, is recognized in the unrealized gain (loss) on derivatives in current earnings during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in realized and unrealized gain (loss) on derivatives in the current earnings during the period of change. Income and/or expense from interest rate swaps designated as cash flow hedges are recognized as an adjustment to interest expense. We account for income and expense from such interest rate swaps on an accrual basis over the period to which the payments and/or receipts relate.

Credit Default Swaps

Credit default swaps, or CDS, are over-the-counter counter (“OTC”) derivative financial instruments and are recorded at fair value in accordance with Statement of Financial Accounting Standards No. 133. The CDS are carried at estimated fair value, based on quotes provided by dealers who make markets in certain securities or from management’s estimates in cases where investments are illiquid. The fair value of the instruments appears on our consolidated balance sheets as unrealized gains or losses on credit default swaps. The Company does not

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

believe that its credit swaps fall outside the scope of the guidance of Statement of Financial Accounting Standards No. 133 paragraph 10d, as amended by Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, because there is no contractual requirement that the protection purchaser be exposed to the underlying risk.

Two of the CDOs we issued in 2006 are partially secured by CDS. The reference obligations for the CDS are residential mortgage-backed securities, or RMBS, commercial mortgage-backed securities, or CMBS, REIT debt securities and other asset-backed securities.

Net credit default swap revenue includes realized and unrealized gains and losses on credit swaps and net premiums earned.

Premiums are taken into income as they are earned on an accrual basis over the life of the transaction.

Borrowings

We finance the acquisition of our investments, including loans and securities available-for-sale, primarily through the use of secured borrowings in the form of borrowings on margin, repurchase agreements, securitization transactions structured as secured financings, warehouse facilities, and other secured and unsecured borrowings, and these borrowings are carried at their contractual amounts. Accrued interest payable is recorded as a separate line item on the consolidated balance sheet.

We may, from time to time, purchase securities and simultaneously finance the acquisition of the securities through repurchase agreements (collateralized with the same securities purchased) with the selling broker. We currently record the acquisition of these securities as assets (at fair value) and the related repurchase agreements as liabilities (at contract value) on the statement of assets and liabilities. Interest income earned on the securities and interest expense incurred on the repurchase obligations are reported on a gross basis on the statement of operations.

Presently, the accounting for these transactions is being discussed among the standard setters which may be resolved through a FASB Staff Position (FSP) or other guidance addressing an alternative view that under SFAS 140 such transactions, as described above, may not qualify as purchases because the securities purchased may not be deemed legally isolated from the counterparty after they are transferred under the repurchase agreement. Under this view, we would present the net investment in these transactions as derivatives on the statement of assets and liabilities, with the corresponding change in fair value being recorded in the statement of operations. The fair value of the derivative would reflect not only any changes in the value of the underlying securities, but also changes in the value of the underlying credit provided by the counterparty.

This alternate view would not have a material impact on our total capital or net income. However, it may materially reduce balances in securities owned and repurchase agreements, and may materially reduce interest income and interest expense.

Manager Compensation

Our Management Agreement provides for the payment of a base management fee to the Manager, as well as an incentive fee if our financial performance exceeds certain benchmarks.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

See Note 16 for further discussion of the specific terms of the computation and payment of the incentive fee. The base management fee and the incentive fee are accrued and expensed during the period for which they are earned by our Manager.

Share-Based Payments

We account for share-based compensation issued to our Manager using the fair value based methodology prescribed by Emerging Issues Task Force Issue 96-18, “Accounting for equity instruments that are issued to other than employees for acquiring, or in conjunction with selling, goods or services”. Compensation cost related to restricted common stock and common stock options issued to our Manager is initially measured at estimated fair value at the grant date, and is re-measured quarterly to the extent the awards are unvested. We are amortizing the total compensation expense for the restricted common shares and common stock options granted to our Manager on a straight line basis, pursuant to Emerging Issues Task Force Issue 96-18. We classify the share based compensation cost as deferred management fee in the financial statements as it is issued to the Manager.

Income Taxes

We have elected and qualified to be taxed as a REIT and to comply with the relevant federal income tax provisions. Accordingly, we will generally not be subject to federal or state income tax to the extent that we make qualifying distributions to our stockholders, and provided we satisfy the REIT requirements including certain asset, income, distribution and stock ownership tests. If we were to fail to meet these requirements, we would be subject to federal, state and local income taxes which could have a material adverse impact on its results of operations and amounts available for distribution to the stockholders.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles. Some of the significant differences in 2006 between taxable income and net income reported on the financial statements are expected to include unrealized gains on derivatives, differences in timing of deductions related to the grant of restricted stock, impairment losses and additions to the reserve for loan losses.

We have elected to treat certain of our subsidiaries as taxable REIT subsidiaries (“TRS”). In general, a TRS of ours may hold assets that we cannot hold directly and generally may engage in any real estate or non-real estate related business. A TRS is subject to corporate federal, state and local income taxes. Our TRS paid approximately $1,729 in federal, state and local taxes during the nine months ended September 30, 2006.

Dividends to Stockholders

We record our dividends to stockholders on the declaration date. The actual dividend and its timing are at the discretion of our board of directors. We intend to pay sufficient dividends to avoid incurring any income or excise tax.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 2.  Summary of Significant Accounting Policies (continued)

Earnings per Share

In accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share”, we present both basic and diluted earnings (loss) per share, or EPS in our consolidated financial statements and footnotes thereto. Basic earnings (loss) per share, or Basic EPS, excludes dilution and is computed, pursuant to Emerging Issues Task Force No. 03-06, by dividing net income or loss allocable to common stockholders by the weighted average number of shares, including restricted common shares, outstanding for the period. Diluted earnings per share, or Diluted EPS, reflects the potential dilution of common stock options, if they are not anti-dilutive. See Note 10 for earnings per share computation.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and revenues and expenses for the periods presented in the statement of operations. Actual results could differ from these estimates and assumptions and could be material. Significant estimates in the consolidated financial statements include interest income recognition from investments in securities and loans, valuation of securities and loans, derivative instruments, share-based payments, and prepayment and default rates for certain securities and loans in order to estimate their amortization terms.

Recent Accounting Pronouncements

On July 13, 2006, the FASB released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”. FASB Interpretation No. 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FASB Interpretation No. 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the fund’s (series’, trust’s) tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Adoption of FASB Interpretation No. 48 is required for fiscal years beginning after December 15, 2006 and is to be applied to all open tax years as of the effective date. At this time, we are evaluating the implications of FASB Interpretation No. 48 and its impact on our financial statements has not yet been determined.

Reclassifications

Certain reclassifications have been made in the presentation of the prior periods consolidated financial statements to conform to the presentation as of September 30, 2006.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 3.	Securities Available-for-Sale

The following table summarizes our securities classified as available-for-sale as of September 30, 2006, which are carried at estimated fair value:

						Weighted Average
	Current	Amortized	Gross		Estimated		Actual
	Face	Cost	Unrealized		Fair		Maturity
Asset Type	Amount	Basis	Gains	Losses	Value	Coupon	(Years)

Agency 3/1 hybrid adjustable rate RMBS	$294,429	$294,635	$—	$(3,282)	$291,353	4.4%	28.7
Agency 5/1 hybrid adjustable rate RMBS	510,962	512,442	—	(7,806)	504,636	4.8	28.7
Agency 7/1 hybrid adjustable rate RMBS	364,060	366,196	—	(7,511)	358,685	5.0	28.7
Non-agency RMBS	492,084	492,395	2,789	(160)	495,024	5.9	30.6
Corporate Bonds	45,465	43,823	443	(1,036)	43,230	9.4	5.2
REIT common stock	N/A	4,957	—	(114)	4,843	N/A	N/A

Total	$1,707,000	$1,714,448	$3,232	$(19,909)	$1,697,771

Residential Mortgage Backed Securities

Investments include residential mortgage backed securities, or RMBS. Agency Adjustable Rate RMBS, or Agency ARMs, are securities that represent participations in, and are secured by or payable from, mortgage loans secured by residential property. They include Agency mortgage pass-through certificates which are securities issued or guaranteed by the Federal National Mortgage Association, or Fannie Mae, and Federal Home Loan Mortgage Corporation, or Freddie Mac and Non-Agency pass-through certificates which are rated classes in senior/subordinated structures.

The following is a summary of our agency RMBS as of September 30, 2006:

Weighted Average
Actual
	Amortized Cost	Gross Unrealized		Estimated Fair			Maturity
Rating	Basis	Gains	Losses	Value	Yield	Coupon	(Years)

AAA	$1,173,273	$—	$(18,599)	$1,154,674	4.7%	4.8%	28.7
AA	—	—	—	—	—	—	—
A	—	—	—	—	—	—	—
BBB	—	—	—	—	—	—	—
BB	—	—	—	—	—	—	—
B	—	—	—	—	—	—	—
Not rated	—	—	—	—	—	—	—

Total	$1,173,273	$—	$(18,599)	$1,154,674	4.7%	4.8%	28.7

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 3.  Securities Available-for-Sale (continued)

The following is a summary of our non-agency RMBS as of September 30, 2006:

					Weighted Average
							Actual
	Amortized	Gross Unrealized		Estimated			Maturity
Rating	Cost Basis	Gains	Losses	Fair Value	Yield	Coupon	(Years)

AAA	$103,517	$574	$—	$104,091	5.7%	5.6%	31.7
AA	132,272	652	(86)	132,838	5.9	5.9	31.0
A	256,606	1,563	(74)	258,095	6.0	6.0	29.9
BBB	—	—	—	—	—	—	—
BB	—	—	—	—	—	—	—
B	—	—	—	—	—	—	—
Not rated	—	—	—	—	—	—	—

Total	$492,395	$2,789	$(160)	$495,024	5.9%	5.9%	30.6

Actual maturities of RMBS are generally shorter than stated contractual maturities, as they are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal. The stated contractual final maturity of the mortgage loans underlying our portfolio of RMBS ranges up to 41 years, but the expected maturity is subject to change based on the prepayments of the underlying loans. As of September 30, 2006, the weighted average final contractual maturity of the mortgage portfolio is 2035.

Corporate Bonds

Investments include corporate bonds. Corporate bonds are debt obligations of corporations and non-governmental entities. A significant portion of such investments is generally not secured by mortgages or liens on assets. A substantial portion may have an interest-only payment schedule, with the principal amount remaining outstanding until the bond’s maturity. The coupon on these bonds may be fixed or floating at a spread above the underlying reference rate, usually the London Inter Bank Offer Rate, which is referred to as LIBOR.

The following is a summary of our corporate bonds as of September 30, 2006:

					Weighted Average
	Amortized	Gross Unrealized		Estimated			Actual Maturity
Rating	Cost Basis	Gains	Losses	Fair Value	Yield	Coupon	(Years)

AAA	$—	$—	$—	$—	—%	—%	—
AA	—	—	—	—	—	—	—
A	—	—	—	—	—	—	—
BBB	—	—	—	—	—	—	—
BB	3,704	15	—	3,719	8.4	8.0	6.6
B	23,290	188	(792)	22,686	9.8	9.2	6.1
CCC	8,414	33	(110)	8,337	10.3	8.8	3.3
CC	3,293	207	—	3,500	15.0	10.5	6.5
Not rated	5,122	—	(134)	4,988	14.5	11.7	2.4

Total	$43,823	$443	$(1,036)	$43,230	10.7%	9.4%	5.2

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 3.  Securities Available-for-Sale (continued)

A corporate bond which was held at September 30, 2006 was determined to be other-than-temporarily impaired. At September 30, 2006, we recorded a write-down on the bond of $177 reducing its book balance to its fair market value of $938. The write-down is reported in the statement of operations as an impairment loss under the other revenues (losses) caption.

REIT Common Stock

As of September 30, 2006, we held 369,400 shares of common stock of Deerfield Triarc Capital Corp., a real estate investment trust.

During the nine months ended September 30, 2006, we sold 380,600 shares of Deerfield Triarc Capital Corp. with a book value of $5,262 for $5,119 realizing a loss of $143 on the sale. The remaining shares of Deerfield Triarc Capital Corp. were sold during the fourth quarter of 2006.

Unrealized Losses

At September 30, 2006, all of our agency RMBS totaling $1,154,674 have been in an unrealized loss position for more than one year. Our review of such securities indicates that the decrease in estimated fair value was not due to permanent changes in the underlying credit fundamentals or in the amount of principal and interest expected to be received , but rather, due to changes in general interest rates for securities with similar maturities. In addition, we have the financial capacity and the intention to hold the securities for a period of time sufficient for a recovery in the estimated fair value. As a result, none of these securities were determined by management to be other-than-temporarily impaired as of September 30, 2006.

Note 4.	Loans Held for Investment

The following is a summary of our loans held for investment as of September 30, 2006:

	Current		Gross			Weighted Average
	Principal	Amortized	Unrealized		Estimated		Actual Maturity
Asset Type	Amount	Cost Basis	Gains	Losses	Fair Value	Coupon	(Years)

Residential mortgage loans	$879,614	$887,409
Allowance on residential mortgage loans		(1,020)

Net residential mortgage loans		886,389	$9,161	$—	$895,550	6.6%	29.3
Middle market loans	252,435	252,480	436	(986)	251,930	8.6	5.3

We purchased two pools of residential mortgage loans in connection with MT 2006-1 and MT 2006-2. All of the residential mortgage loans are secured by first lien deeds of trust, security deeds or mortgages on one- to four-family residential properties. The residential mortgage loans are either floating or adjustable rate with initial fixed rate terms ranging from one month to seven years. The rates are reset based upon 1-month LIBOR, 6-month LIBOR, 12-month LIBOR or the weekly average yield on U.S. Treasury securities adjusted to a maturity of one year.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 4.  Loans Held for Investment (continued)

Increases in the allowance for loan losses are recognized in the statements of operations as a provision for loan losses. A charge-off or write-down of a loan is recorded, and the allowance for loan losses is reduced, when the loan or a portion thereof is considered uncollectible and of such little value that further pursuit of collection is not warranted. We have established a reserve for possible credit losses on such loans as follows:

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2006	2006

Beginning balance	$210	$—
Provision for loan losses	810	1,020
Amounts charged against provision for loan losses	—	—

Ending balance	$1,020	$1,020

At September 30, 2006, thirteen loans with a principal balance of $5,746 from MT 2006-1 and MT 2006-2 are greater than 90 days delinquent and these loans have been placed on non accrual status. In accordance with our policy for revenue recognition, income recognition was suspended on these loans and during the three months ended September 30, 2006, $166 of potential interest income was not recorded.

We also invest in senior secured bank loans to middle market companies. Middle market loans generally have wider credit spreads than those on larger institutional loans, are part of more conservative capital structures and have more attractive security packages. These loans may also include revolving credit facilities. The loans generally have maturities of five to eight years and have limited amortization of principal. These loans usually include restrictive financial and operating covenants and have a floating rate of interest tied to either the prime rate or LIBOR.

We also invest in more broadly syndicated, larger leverage loans. These loans are typically publicly rated and have greater liquidity than middle market loans. These loans may also include revolving credit facilities. A significant number of these loans are secured by liens on assets. The loans generally have maturities of five to eight years and have limited amortization of principal. These loans usually include restrictive financial and operating covenants and have a floating rate of interest tied to either the prime rate or LIBOR.

At September 30, 2006, corporate loans with amortized cost of $252,480 and an estimated fair value of $251,930 were owned by CLO 2005-1.

In reviewing our portfolio of corporate loans and the observable secondary market prices, we did not identify any loans that exhibit characteristics indicating that impairment had occurred and no allowance for loan losses has been recorded for corporate loans.

Note 5.  Total Return Swap

In September 2006, we entered into a total return swap agreement. Under the terms of the agreement, we have posted $3,500 of cash collateral as security for a $7,000 interest in approximately 13% of the equity of a $1,000,000 synthetic mezzanine CDO, backed by a pool of pay-as-you-go credit default swaps referencing BBB-rated Residential and Commercial Mortgage Backed Securities and single A-rated ABS CDOs. This CDO is managed by our Manager. We receive all of the proceeds from the distributions to the equity owners of the CDO and are responsible for any shortfalls and losses of the equity investment in the CDO. We are also paid

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 5.  Total Return Swap (continued)

interest at LIBOR on the $3,500 of cash collateral. In return, we pay LIBOR plus 0.30% on the $7,000 notional amount which is adjusted as the equity balance of the CDO changes.

We can terminate the total rate of return swap at any time by purchasing the equity interest in the CDO at par and the counterparty is prohibited from selling the equity interests in the CDO without first giving us 10 days notice to exercise our option to purchase.

The total return swap is treated as a non-hedge derivative for accounting purposes and therefore changes in fair value are recorded through the income statement. At September 30, 2006, the total return swap has a fair value of $3,500.

Note 6.  Credit Default Swaps

Credit default swaps are derivative transactions that obligate one party to the transaction (the “Seller”) to pay an amount to the other party to the transaction (the “Buyer”) should one of a specified group of events (“Credit Events”) be incurred by an unrelated third party or portfolio of third parties (the “Reference Entity”) specified in the contract. The amount to be paid by the Seller will either be (a) the notional amount of the transaction, in exchange for which the Seller must be delivered a defined obligation of the Reference Entity (called physical settlement), or (b) the difference between the current market value of a defined obligation of the Reference Entity and the notional amount of the transaction (called cash settlement). In exchange for incurring the potential of a Credit Event-generated loss, the Seller will receive a fixed premium for the term of the contract (or until the occurrence of a Credit Event). The fixed premium is generally paid quarterly in arrears over the term of the transaction. Premiums are taken into income as they are earned over the life of the transaction. Premiums receivable on credit default swaps represents premiums that are earned but not yet paid.

All transactions entered into between the Buyer and the Seller are subject to an ISDA Master Agreement executed by both parties. The Master Agreement allows for the consolidation of the market exposures and termination of all transactions between the Buyer and Seller in the event a Default (as defined by the Master Agreement) is incurred by either party.

We selected a portfolio of credit default swaps, or CDS, and a securities dealer entered into the CDS in anticipation of completing a CDO. On January 10, 2006, we issued five classes of investment grade collateralized debt obligations, commonly known as CDOs, to third party investors through our wholly-owned subsidiaries GSC ABS CDO 2005-1, Ltd. and GSC ABS CDO 2005-1, Corp., which we refer to as ABS 2005-1. In the transaction, ABS 2005-1 issued secured investment grade rated CDOs with a principal amount of $290,000 to third parties, and we purchased, through another wholly-owned subsidiary, the equity interests of $25,000 issued by ABS 2005-1. The proceeds from the issuance of $315,000 were deposited in a guaranteed investment contract, or GIC, and the accumulated CDS were transferred to ABS 2005-1. ABS 2005-1 can maintain a portfolio of up to $500,000 of CDS in the trust. The GIC serves as collateral for the first $315,000 of writedowns and shortfalls on CDS. To securitize the remainder of the exposure on the CDS, ABS 2005-1 bought credit protection by entering into a $185,000 Senior CDS, for which ABS 2005-1 pays a 14bps per annum premium. For accounting purposes, ABS 2005-1 is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade classes are treated as a secured financing, and are non-recourse to us. Our maximum loss on this securitization is limited to $25,000, which is the amount we paid to acquire the residual interest in this entity.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 6.  Credit Default Swaps (continued)

We selected a second portfolio of CDS and another securities dealer entered into the CDS in anticipation of completing our second CDO. On March 31, 2006, we issued four classes of investment grade CDOs to third party investors through our wholly-owned subsidiaries GSC ABS CDO 2006-1c, Ltd. and GSC ABS CDO 2006-1c, Corp., which we refer to as ABS 2006-1c. In the transaction, ABS 2006-1c issued secured investment grade rated CDOs with a principal amount of $140,000, and we purchased, through another wholly-owned subsidiary, the $25,000 of equity interests issued by ABS 2006-1c. The proceeds from the issuance of $165,000 was deposited in a market value swap account, or MVS. The MVS invests in AAA- rated securities which are selected and maintained by Citigroup with any gain or loss being passed on to Citibank and the trust receiving three month LIBOR. ABS 2006-1c can maintain a portfolio of up to $550,000 of CDS in the trust. The MVS serves as collateral for the first $165,000 of writedowns and shortfalls on CDS. To securitize the remainder of the exposure on the CDS, ABS 2006-1c bought credit protection by entering into a $385,000 Super Senior CDS, for which ABS 2006-1c pays a 14bps per annum premium. For accounting purposes, ABS 2006-1c is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade classes are treated as a secured financing, and are non-recourse to us. Our maximum loss on this securitization is limited to $25,000, which is the amount we paid to acquire the residual interest in this entity.

The table below shows the components of net credit default swap revenue for the three and nine months ended September 30, 2006:

	Three Months	Nine Months
	Ended	Ended
	September 30, 2006	September 30, 2006

Net premiums earned	$5,021	$12,022
Net unrealized gains on credit default swaps	(5,718)	1,533

Total credit default swap revenue	$(697)	$13,555

We terminate a credit default swap in one of two ways. We may negotiate an agreed termination through the original counterparty (an unwind). We may negotiate an assignment and novation of our rights and obligations under the credit swap to a third party (an assignment). As an alternative to terminating a transaction, in order to reduce its exposure, we may enter into an equal and opposite transaction with a third party under which we purchase credit default protection on terms that match the terms of the original transaction (an offset). In this last case, both sides of the position may subsequently be unwound or assigned. We may also purchase credit protection from counterparties on positions which we have sold credit protection at terms more favorable to us to lock in a cash flow while eliminating the credit risk. When we purchase credit protection on more favorable terms, we pay premiums as a series of fixed cash flows which are recorded as an offset to any premiums we are receiving on the sold credit protection. We have unwound positions with a notional value of $22,000 in this manner through September 30, 2006.

In the event of an unwind or assignment, we pay or receive a cash settlement negotiated with the counterparty or assignee, based on the fair value of the credit swap contract and the accrued premium on the swap contract at the time of negotiation. The amount we pay or receive is recorded as a realization of fair value and as a realization of accrued premiums in the period in which the termination occurs.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 6.  Credit Default Swaps (continued)

We carry our credit default swaps on our consolidated balance sheets at their fair value. Changes in the fair value of the credit default swap portfolio are recorded as unrealized gains or losses on credit default swaps in our consolidated statements of operations. If a credit default swap has increased in fair value during a period, a gain will be recorded. Conversely, if a credit default swap has a decline in fair value during the period, a loss will be recorded. Changes in the fair value of the credit swap portfolio are a function of the notional amount and composition of the portfolio and prevailing market credit swap premiums for comparable credit default swaps. We generally intend to hold credit default swaps we sell to maturity, at which point, assuming no credit event has occurred, the cumulative unrealized gains and losses on each credit swap would equal zero.

We are primarily a Seller of credit default swaps, although we may also buy credit default swaps to off-set the risks we have incurred as a Seller. Credit default swaps purchased to off-set risks do not qualify as hedges in accordance with SFAS No. 133. As a general rule, when we sell credit protection, we intend to maintain the transaction until maturity. However, there are two sets of circumstances in which the Company could elect to terminate transactions prior to maturity, and we monitor our portfolio on a continuing basis to assess whether those circumstances are present.

First, whenever we receive new information suggesting that the credit quality of the underlying risk has deteriorated to a material degree, we consider the possibility of terminating the transaction, usually at a loss, to avoid the larger loss that could result if the credit swap were to remain in place until a credit event occurs.

Second, we may elect to terminate a transaction for which we have an unrealized gain or loss based on one or more of the following considerations: the likelihood of further gains or losses arising from the position, our view as to whether the capital dedicated to the position would be profitably reallocated, our total exposure to a particular Reference Entity, the total size of our portfolio in relation to our capital and the total size of our swap positions and exposures with a particular counterparty which might be reduced so that the counterparty may enter into additional swaps with us.

Our consolidated notional amount of open credit default swap transactions entered into with third parties at September 30, 2006 is as follows (excluding senior CDS and super senior CDS, previously discussed):

Credit default swaps sold	$1,064,862
Credit default swaps purchased	(22,000)

Net notional amount	$1,042,862

The fair value of open credit default swap transactions entered into with third parties at September 30, 2006 is as follows:

Assets	$5,475
Liabilities	(3,942)

Net fair value	$1,533

“Asset” in the table above represents unrealized gains on credit default swaps while “Liability” represents unrealized losses on credit default swaps. All credit default swaps are subject to netting arrangements that have been contractually established under an ISDA Master

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 6.  Credit Default Swaps (continued)

Agreement independently with each counterparty. The notional amounts and fair values of the credit swap contracts in the preceding table are presented on a gross basis.

All CDS transactions entered into by ABS 2005-1 have UBS AG as the counterparty and those entered into by ABS 2006-1c have Citigroup Global Markets Limited as the counterparty. These entities also served as the underwriters of the respective CDO. The counterparties can assign their exposure to another entity but the ultimate responsibility to execute their end of the CDS transactions still lies with the respective counterparties. As such, the counterparty risk for ABS 2005-1 and ABS 2006-1c is limited to the credit risk associated with the UBS AG and Citigroup Global Markets Limited. The short term, unsecured and un-guaranteed debt obligations of the UBS AG are currently rated A-1+ and similar long term obligations are rated AA+ by Standard & Poor’s. The short term, unsecured and un-guaranteed debt obligations of the Citigroup Global Markets Limited are currently rated A-1+ and similar long term obligations are rated AA− by Standard & Poor’s.

The table that follows summarizes by credit rating of Reference Entities the net notional amounts and fair values of credit default swap transactions outstanding as of September 30, 2006 (excluding senior CDS and super senior CDS, previously discussed):

	Notional	Fair
	Amount	Value

Reference Entities
Credit default swaps (net exposure)
Baa1	$175,000	$1,088
Baa2	439,875	17
Baa3	427,987	428

Total credit default swaps sold	$1,042,862	$1,533

The table that follows summarizes by Counterparties, the net notional amounts and fair values of credit default swap transactions outstanding as of September 30, 2006 (excluding senior CDS and super senior CDS, previously discussed):

	Notional	Fair
	Amount	Value

Credit default swaps sold (net exposure)
UBS AG	$492,948	$1,643
Citigroup Global Markets Limited	549,914	(110)

Total credit default swaps sold	$1,042,862	$1,533

Generally, the contractual maturity of all the credit default swaps is in excess of 30 years.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 7.	Equity Investment in Mortgage Loan Originator

We made a $3,141 investment in LownHome Financial Holdings, LLC, a start-up mortgage loan originator. We own approximately 16% of the company and account for the investment on the cost method. We have not received any dividends or distributions from the Company through September 30, 2006.

Note 8.	Secured Borrowings

We leverage our portfolio of securities and loans through the use of borrowings on margin, repurchase agreements, warehouse facilities, collateralized debt obligations, collateralized loan obligations and securitized notes from whole loan transactions. Each of the borrowing vehicles used by us bears interest at floating rates based on a spread above LIBOR.

Borrowings on Margin

In July 2006 we entered into a prime brokerage agreement with a securities dealer who allows us to borrow on margin against our portfolio of securities that are held in our prime brokerage account. We are charged interest on a monthly basis based on a floating rate of one month LIBOR plus a spread with LIBOR being reset monthly. We held securities with a fair market value of $961,071 in the margin account against which we had borrowed $904,813 at 5.33% on September 30, 2006. We had $39,604 of additional borrowing capacity available on the arrangement at September 30, 2006.

Repurchase Agreements

As of September 30, 2006, we had repurchase agreements outstanding in the amounts totaling $255,872 as summarized below:

	Asset			Weighted	Maturity
	Types	Fair Value	Principal	Average	Range
Counterparty	Financed	of collateral	Balance	Interest Rate	(in days)

Bear Stearns	CLO	$16,200	$10,605	6.03%	18
Greenwich Capital	CMO/RMBS	204,776	206,536	4.84	18 - 398
Lehman Brothers	Bonds	3,519	2,749	5.82	38 - 51
Liquid Funding	Bonds/CMO	15,649	13,582	5.84	5 - 25
Morgan Stanley	CDO / CLO	49,000	22,400	6.23	6

Total		$289,144	$255,872	5.07%	5 - 398

Warehouse Facility

In August 2005 the Company formed ABS Funding, which entered into a warehousing agreement with Goldman Sachs Mortgage Company in October 2005. ABS Funding began borrowing from the warehousing facility, in the form of a repurchase agreement, to accumulate a portfolio of eligible residential and commercial mortgage backed securities.

In May 2005, ABS Funding terminated the initial warehousing agreement and we entered into an amended agreement engagement letter with Goldman, Sachs & Co. (GS). The termination resulted in repayment of borrowings under the initial agreement ($493,854) and sale of assets held by ABS Funding to Goldman, Sachs & Co. (GS). ABS Funding also received $10,000 of cash collateral posted under the initial agreement. The transaction did not qualify as

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 8.  Secured Borrowings (continued)

a sale in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”.

In connection with the amended engagement letter, we posted $7,000 with GS as collateral to cover any losses that may be incurred if the securitization of the assets being acquired fails to occur by December 31, 2006 and the assets need to be liquidated. We also engaged GS as the sole underwriter for the securitization of the assets held in the warehouse, which would also include the assets sold by ABS Funding to GS on termination of the initial agreement. The warehouse credit facility bears interest at a spread of 30 basis points over LIBOR. Interest income generated on the underlying assets would be allocated equally between GS and us after interest costs. If the agreement is terminated or the securitization does not occur before December 31, 2006, all the assets will be sold and the gain or loss on such sale would be equally allocated between GS and ABS Funding, subject to a maximum loss allocation of $50,000 to us.

As the transaction did not qualify as a sale at this time, the assets that were sold to GS are reported on our balance sheet as non-agency backed RMBS with a corresponding liability for the ABS warehouse facility with the corresponding components of income and expense reported in the statement of operations. The deposit along with the estimated earnings of the assets acquired directly by GS, the change in value of the assets since the sale to GS and the potential gain or loss from the transaction not closing prior to December 31, 2006 are reported as a derivative investment valued at $5,962 at September 30, 2006.

In October 2006, we entered into an amended purchase agreement and obtained a true sale opinion which will allow us to report a sale for GAAP and tax purposes at that time. As a result, we will report a realized gain of $1,633 from the sale in the fourth quarter of 2006. In connection with the amended purchase agreement, we also extended the date by which securitization needs to occur from December 31, 2006 to January 31, 2007.

Collateralized Debt Obligations

On January 10, 2006, we issued five classes of investment grade collateralized debt obligations, commonly known as CDOs, to third party investors through our wholly-owned subsidiaries GSC ABS CDO 2005-1, Ltd. and GSC ABS CDO 2005-1, Corp., which we refer to as ABS 2005-1. In the transaction, ABS 2005-1 issued secured investment grade rated CDOs with a principal amount of $290,000, and we purchased through another wholly-owned subsidiary the equity interests issued by ABS 2005-1. ABS 2005-1 is primarily secured by a $315,282 GIC and up to $500,000 notional value of CDS on mezzanine asset-backed obligations, with ABS, RMBS, CMBS and other CDO securities as reference obligations, which were entered into by ABS 2005-1. The five investment grade classes were issued with floating rate coupons with a combined weighted average rate of LIBOR plus 0.72% (6.13% at September 30, 2006) and have a remaining expected average maturity of 7.4 years as of September 30, 2006. The Company incurred $6,918 of issuance costs which will be amortized on a level yield basis over the average life of ABS 2005-1 raising the all-in effective borrowing cost to LIBOR plus 0.99%. For accounting purposes, ABS 2005-1 is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade classes are treated as a secured financing, and are non-recourse to us. Our maximum loss on this securitization is limited to $25,000, which is the amount we paid to acquire the residual interest in this entity.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 8.  Secured Borrowings (continued)

On March 31, 2006, we issued four classes of investment grade CDOs to third party investors through our wholly-owned subsidiaries GSC ABS CDO 2006-1c, Ltd. and GSC ABS CDO 2006-1c, Corp., which we refer to as ABS 2006-1c. In the transaction, ABS 2006-1c issued secured investment grade rated CDOs with a principal amount of $140,000, and we purchased through another wholly-owned subsidiary the equity interests issued by ABS 2006-1c. ABS 2006-1c is primarily secured by a $165,000 MVS and up to $550,000 notional value of CDS on mezzanine asset-backed obligations, with midprime and subprime RMBS and CMBS as reference obligations, which were entered into by ABS 2006-1c. The investment grade classes were issued with floating rate coupons with a combined weighted average rate of LIBOR plus 1.12% (6.62% at September 30, 2006) and have a remaining expected average maturity of 6.6 years as of September 30, 2006. The Company incurred $10,681 of issuance costs which will be amortized on a level yield basis over the average life of ABS 2006 1c raising the all in effective borrowing cost to LIBOR plus 2.10%. For accounting purposes, ABS 2006-1c is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade classes are treated as a secured financing, and are non-recourse to us. Our maximum loss on this securitization is limited to $25,000, which is the amount we paid to acquire the residual interest in this entity.

Collateralized Loan Obligation

On January 17, 2006, we issued five classes of investment grade CLOs to third party investors through our wholly-owned subsidiaries GSC Capital Corp. Loan Funding 2005-1 and GSC Loan Funding 2005-1 Corp., which we refer to as CLO 2005-1. In the transaction, CLO 2005-1 issued secured investment grade rated CLOs with a principal amount of $238,500, of which $208,500 was funded at closing, to third party investors and we purchased through another wholly-owned subsidiary the two remaining classes of investment grade and below investment grade rated CLOs with a principal balance of $21,300 and $16,200 respectively. We also purchased preferred shares with a PAR value of $24,000 issued by CLO 2005-1. In May 2006 and August 2006, we borrowed an additional $25,000 and $5,000, respectively, increasing the amount outstanding on the highest class of debt issued and reducing the unfunded portion to zero. On June 30, 2006, we sold to a third party investor, the investment grade debt with a principal amount of $21,300 that we had purchased at closing increasing the total debt held by third parties to $259,800 which is outstanding at September 30, 2006.

CLO 2005-1 is primarily secured by up to $300,000 of middle market loans and corporate notes which were accumulated by us under a warehouse facility. The classes sold to third parties were issued with floating rate coupons with a combined weighted average rate of LIBOR plus 0.48% (5.78% at September 30, 2006) and have a remaining expected average maturity of 7.4 years as of September 30, 2006. The Company incurred $3,795 of issuance costs which will be amortized on a level yield basis over the average life of CLO 2005-1 raising the all-in effective borrowing cost to LIBOR plus 0.65%. For accounting purposes, CLO 2005-1 is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade classes are treated as a secured financing, and are non-recourse to us. Our maximum exposure for loss on this securitization is limited to $40,200, which is the amount we paid to acquire the lowest class of debt and the preferred shares issued by this entity.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 8.  Secured Borrowings (continued)

Securitized Notes from Whole Loan Transaction

On March 20, 2006, we issued four classes of investment grade notes to third party investors through our wholly-owned subsidiaries GSC Capital Corp. Mortgage Trust 2006-1, which we refer to as MT 2006-1. In the transaction, MT 2006-1 issued secured investment grade rated notes with a principal amount of $421,917, and we purchased through another wholly-owned subsidiary the equity interests issued by MT 2006-1. Principal repayments of $59,698 on underlying loans in pool were utilized to reduce the outstanding balance on the notes to $362,219 at September 30, 2006. MT 2006-1 is primarily secured by a portfolio of residential adjustable rate whole loans with a face value of $373,926. The investment grade classes were issued with floating rate coupons with a combined weighted average rate of LIBOR plus 0.21% (5.58% at September 30, 2006) and have a remaining expected average maturity of 10.8 years as of September 30, 2006. The Company incurred $1,620 of issuance costs which will be amortized on a level yield basis over the average life of MT 2006-1 raising the all-in effective borrowing cost to LIBOR plus 0.32%. For accounting purposes, MT 2006-1 is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade tranches are treated as a secured financing, and are non-recourse to us. Our maximum loss on this securitization is $17,839, which is the amount we paid to acquire the bottom four classes of debt and residual interest in this entity.

On June 23, 2006, we issued ten tranches of investment grade notes to third party investors through our wholly-owned subsidiaries GSC Capital Corp. Mortgage Trust 2006-2, which we refer to as MT 2006-2. In the transaction, MT 2006-2 issued secured investment grade rated notes with a principal amount of $536,512, and we purchased through another wholly-owned subsidiary one class of debt with a principal balance of $2,710 and the equity interests issued by MT 2006-2. Principal repayments of $36,242 on underlying loans in pool were utilized to reduce the outstanding balance on the notes to $500,269 at September 30, 2006. MT 2006-2 is primarily secured by a portfolio of residential adjustable rate whole loans with a face value of $505,688. The investment grade tranches were issued at floating rates with a combined weighted average rate of LIBOR plus 0.20% (5.53% at September 30, 2006) and have a remaining expected average maturity of 15.6 years as of September 30, 2006. The Company incurred $2,048 of issuance costs which will be amortized on a level yield basis over the average life of MT 2006-2 raising the all-in effective borrowing cost to LIBOR plus 0.32%. For accounting purposes, MT 2006-2 is a VIE for which we are the primary beneficiary and we will include this entity in our consolidated financial statements in accordance with FIN 46R. The investment grade tranches are treated as a secured financing, and are non-recourse to us. Our maximum loss on this securitization is $17,164, which is the amount we paid to acquire the lowest class of debt and residual interest in this entity.

Note 9.	Convertible Notes

On July 11, 2005, we issued $97,900 aggregate principal of 7.25% Convertible Senior Notes due 2010, which we refer to as the Convertible Notes of which, $8,500 was purchased by an affiliate of our Manager. The Convertible Notes pay interest on a semiannual basis (each January 15th and July 15th) at a coupon rate of 7.25% and are due July 15, 2010. In connection with the issuance of the Convertible Notes, we incurred $5,689 of issuance costs, including placement fees, legal, accounting and other costs, which were capitalized and are reported on

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 9.  Convertible Notes (continued)

the balance sheet as deferred convertible note issuance costs. These costs are being amortized on a straight line basis over the life of the Convertible Notes.

Holders of the notes have the right to require that we repurchase their notes, in whole or in part, at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest up to but not including the date of repurchase, if no Qualifying IPO is consummated prior to January 15, 2008, by giving us a revocable notice no later than twenty (20) business days following such date. We will repurchase any notes tendered and not withdrawn prior to the end of such 20 business-day period on the 23rd business day following January 15, 2008. In addition, if we do not consummate a Qualifying IPO on or prior to January 15, 2008, we will pay, on January 17, 2008, to holders of record of the notes on January 15, 2008 (including holders that elected to require us to repurchase their notes) a cash payment equal to 4% of the principal amount of the notes.

Upon the occurrence of the circumstances described below, holders may convert any outstanding Convertible Notes into shares of our common stock at an initial “Conversion Price” per share of $25.00, which represents an initial “Conversion Rate” of 40 shares of common stock per $1,000 principal amount of Convertible Notes. Holders of the Convertible Notes may surrender their notes for conversion into shares of our common stock prior to the maturity date:

•	Immediately prior to the consummation of our initial public offering (“IPO”), provided that any shares issued upon such conversion are offered in the IPO;

•	At any time following the date which is sixty (60) days after consummation of an IPO;

•	If we give notice of redemption, at any time prior to redemption; or

•	Upon the occurrence of specified corporate transactions including certain mergers, consolidations and sale of substantially all of our assets.

We incurred interest expense on the convertible notes of $1,774 and $5,323 for the three and nine months ended September 30, 2006 and amortized deferred convertible note issuance costs of $285 and $854 during the same periods, respectively. We incurred interest expense on the convertible notes of $1,549 and amortized deferred convertible note issuance costs of $233 during the period from July 11, 2005 (commencement of operations) to September 30, 2005.

Note 10.	Derivative Financial Instruments

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by Statement of Financial Accounting Standards No. 133, we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 10.  Derivative Financial Instruments (continued)

For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings.

Our policies permit us to enter into derivative contracts. Our objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps and options to enter into swaps, or swaptions, as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2005, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt, or existing lines of credit, or forecasted issuances of debt.

As of September 30, 2006, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, we do not use derivatives for trading or speculative purposes. Derivatives not designated as hedges or “free standing derivatives” are not speculative and are used to manage our exposure to interest rate movements and other identified risks. In September 2006, we terminated a swaption earlier classified as a “free standing derivative.” We received $1,450 on termination resulting in a realized gain of $710 on termination.

As of September 30, 2006, two of the swap agreements contained a balance guarantee feature which limits the notional value of the swap to the greater of the scheduled balance and the outstanding note balances of the MT 2006-1 and MT 2006-2 transactions. These two swaps are accounted for as effective cash flow hedges. The time value of the balance guarantee feature has been excluded from the assessment of hedge effectiveness and will be recorded through earnings as it changes in value.

At September 30, 2006, derivatives with a net fair value of $2,742 were included in derivative assets and derivative liabilities. The net unrealized losses for derivatives designated as cash flow hedges during the nine months ended September 30, 2006 of $712 is separately disclosed in the statement of changes in shareholders’ equity and included in other comprehensive income. The disposal of swaption, earlier classified as a “free standing derivative”, resulted in a realized gain of $710 and the reversal of $366 of unrealized gains which were recorded during the period from July 11, 2005 (commencement of operations) to December 31, 2005. Changes in the value of the balance guarantee feature along with hedge ineffectiveness on such hedges resulted in unrealized losses of $1,760 during the nine months ended September 30, 2006. The remaining unrealized loss on other derivatives of $1,038 is the result of changes in the value of the derivative recorded in connection with the warehouse facility.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 10.  Derivative Financial Instruments (continued)

The change in net unrealized gains/losses on cash flow hedges reflects a reclassification of $2,205 of net unrealized gains/losses from accumulated other comprehensive income to reduce interest expense during 2006. During the next 12 months, we estimate that an additional $3,194 will be reclassified, further reducing interest expense.

The following table summarizes the estimated net fair value of the derivative instruments held at September 30, 2006:

Hedge	Type	Notional	Interest Rate	Maturity	Fair Value

Interest Rate Swap	Cash Flow Hedges	$300,000	4.10%	Jul 2007	$2,720
Interest Rate Swap	Cash Flow Hedges	125,000	4.64	Aug 2010	1,249
Interest Rate Swap	Cash Flow Hedges	100,000	4.85	Jan 2011	297
Interest Rate Swap	Cash Flow Hedges	318,949	5.19	Mar 2011	492
Interest Rate Swap	Cash Flow Hedges	269,411	5.45	Jun 2010	(2,147)
Interest Rate Swap	Cash Flow Hedges	20,000	4.86	Feb 2011	131

	Net fair value				$2,742

Note 11.	Earnings per Share (“EPS”)

We calculate basic net income per share, pursuant to Emerging Issues Task Force No. 03-06, by dividing net income for the period by the weighted-average shares of its common stock outstanding, including restricted common stock, for the period. Diluted net income per share takes into account the effect of dilutive instruments, such as convertible notes, common stock options and unvested restricted common stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. For the three months and nine months ended September 30, 2006, we reported a basic net earnings (loss) per share of ($1.41) and $0.33, respectively. For the period from July 11, 2005 (commencement of operations) to September 30, 2005, we reported basic net earnings (loss) per share of ($0.10) per share. As inclusion of the shares to which the convertible notes can be converted, unvested common stock options and unvested restricted common stock would be anti-dilutive, the diluted net earnings per share is the same as the basic net earnings per share for the three months and nine months ended September 30, 2006 and the period from July 11, 2005 (commencement of operations) to September 30, 2005.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 11.  Earnings per Share (“EPS”) (continued)

The following table sets forth the calculation of Basic and Diluted EPS for the three and nine months ended September 30, 2006:

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2006			September 30, 2006
			Per Share			Per Share
	Net Loss	Shares	Amount	Net Income	Shares	Amount

Basic EPS:
Net income (loss) allocable to common stock	$(5,667)	4,016,622	$(1.41)	$1,307	4,015,748	$0.33

Effect of Dilutive Securities:
Options outstanding for the purchase of common stock	—	—		—	—
Convertible senior notes exchangeable for shares of common stock	—	—		—	—

Diluted EPS:
Net earnings (loss) per share of common stock and assumed conversions	$(5,667)	4,016,622	$(1.41)	$1,307	4,015,748	$0.33

The following table sets forth the calculation of Basic and Diluted EPS for the period from July 11, 2005 (commencement of operations) to September 30, 2005:

			Per Share
	Net Loss	Shares	Amount

Basic EPS:
Net loss allocable to common stock	$(404)	3,926,100	$(0.10)

Effect of Dilutive Securities:
Options outstanding for the purchase of common stock	—	—
Convertible senior notes exchangeable for shares of common stock	—	—

Diluted EPS:
Net earnings (loss) per share of common stock and assumed conversions	$(404)	3,926,100	$(0.10)

Note 12.	Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive loss as of September 30, 2006 were:

Net unrealized losses on available-for-sale securities	$(16,677)
Net unrealized gains on cash flow hedges	2,285

Accumulated other comprehensive loss	$(14,392)

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 13.	Stockholders Equity

On July 11, 2005, we completed the private offering of 3,926,100 shares of common stock, $0.001 par value. An affiliate of our Manager purchased 340,000 of such shares in the private offering. We received proceeds from the transaction of $91,384, net of underwriting commissions, placement agent fees and other offering costs totaling $6,768. We have the authority to issue up to 250,000,000 shares of common stock.

On January 3, 2006, the Board approved and we granted 6,000 shares of common stock to the independent directors.

On January 23, 2006, the Board approved and we granted an additional 6,000 shares of common stock to the independent directors.

All shares of our common stock have equal rights as to earnings, assets, dividends and voting. Shares of common stock have no preemptive, appraisal, preferential exchange, conversion, or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in the company’s charter. Subject to charter restrictions on the transfer and ownership of our stock, each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of our common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

We have the authority to issue 100,000,000 shares of preferred stock. As of September 30, 2006, there were no shares of preferred stock issued and outstanding.

Note 14.	Stock Options and Restricted Stock

We have adopted a stock incentive plan (the “2005 Stock Incentive Plan”). The Board of Directors administers the plan. Stock options may be granted to our Manager, directors, and any key employees of our Manager and to any other individual or entity performing services for us.

The exercise price for any stock option granted under the 2005 Stock Incentive Plan may not be less than 100% of the fair market value of the shares of common stock at the time the common stock option is granted. Each option must terminate no more than ten years from the date it is granted. The 2005 Stock Incentive Plan authorizes that a total of 10,000,000 shares may be used to satisfy awards under the plan. We made initial grants under the 2005 Stock Incentive Plan on July 11, 2005, the date that we closed our initial private placement of common stock.

On January 10, 2006, we granted to our Manager an additional 10,522 shares and additional options to purchase 15,783 shares of common stock at $25.00 per share in connection with the exercise of the option granted to the initial purchasers/placement agents in the July 2005 private offering.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 14.  Stock Options and Restricted Stock (continued)

The following table summarizes restricted common stock transactions:

Unvested shares as of December 31, 2005	68,000
Issued	10,522
Vested	(22,667)
Forfeited	—

Unvested shares as of September 30, 2006	55,855

The shares of restricted common stock granted to our Manager were valued using the fair market value at the time of grant, $25.00 per share, and are re-valued quarterly to determine the expense for the following quarter. Pursuant to Emerging Issues Task Force Issue 96-18, we are required to value any unvested shares of restricted common stock granted to our Manager at the current market price. We valued the unvested restricted common stock at $25.00 per share at September 30, 2006 or $1,396. For the three months and nine months ended September 30, 2006, we have expensed $163 and $488, respectively, of the cost through the income statement and the remaining amount, $1,208, (as adjusted for future changes in value) as of September 30, 2006 will be amortized over the weighted average remaining 21.88 months. 22,667 of the restricted shares issued to our Manager have vested as of September 30, 2006.

The following table summarizes common stock option transactions:

		Weighted
		Average
	Number of	Exercise
	Options	Price

Outstanding as of December 31, 2005	102,000	$25.00
Granted	15,783	$25.00
Exercised	—	—
Forfeited	—	—

Outstanding as of September 30, 2006	117,783	$25.00

34,000 of the common stock options outstanding were exercisable at September 30, 2006. As the options are issued to our manager, a non-employee, the options are revalued on a quarterly basis with the remaining value being amortized over the remaining term of the vesting. The common stock options were valued using the Black-Scholes model and had an estimated fair value of $4.90 each at September 30, 2006. For the three months and nine months ended September 30, 2006, we have expensed $52 and $149, respectively of the cost through the income statement and the remaining amount, $367 (as adjusted for future changes in value) as of September 30, 2006 will be amortized over the weighted average remaining 21.88 months to final vesting.

Note 15.	Provision for Income Taxes

As a REIT, we are not subject to income taxes on out REIT taxable earnings. As such, no provision for income taxes has been made in the accompanying consolidated financial statements except in connection with our taxable REIT subsidiary, GSCCC TRS. GSCCC TRS made an election to be treated as a taxable REIT subsidiary or TRS on January 1, 2006.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 15.  Provision for Income Taxes (continued)

GSCCC TRS is a separate entity and is subject to U.S. federal income tax as well as U.S. state and local income taxes. The TRS has provided for relevant income taxes based on an effective rate of 46.1%.

Based on pre-tax income of $6,250 as of September 30, 2006 and pre-tax loss of $3,500 for the three months ended September 30, 2006, the TRS’ total provision for income taxes was $2,882 and $(1,598) respectively. The components of the provision for the three and nine months ended September 30, 2006 are as follows:

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2006	2006

Current Taxes	1,027	2,175
Deferred Taxes	(2,625)	707

Total Income Tax Expense/(Benefit)	(1,598)	2,882

GSCCC TRS accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Note 16.	Fair Value of Financial Instruments

For certain financial instruments that we own, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated for these instruments using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and credit spread environments as of September 30, 2006 and do not take into consideration the effects of subsequent interest rate or credit spread fluctuations.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 16.  Fair Value of Financial Instruments (continued)

The carrying values and estimated fair values of our financial instruments at September 30, 2006 were as follows:

		Principal Balance	Estimated
	Carrying Value	or Notional Amount	Fair Value
	September 30,	September 30,	September 30,
	2006	2006	2006

Assets:
Real estate securities, available for sale	$1,154,674	$1,169,451	$1,154,674
Corporate bonds, available for sale	43,230	45,465	43,230
REIT common stock, available for sale	4,843	N/A	4,843
Residential whole loans, carried at amortized cost	886,389	879,614	895,550
Middle market senior secured loans, carried at amortized cost	252,480	252,435	251,930
Total return swap	3,500	7,000	3,500
Credit default swaps *	5,475	615,172	5,475
Interest rate swaps, treated as hedges *	4,889	863,949	4,889
Embedded swap, treated as a free-standing derivative *	5,962	N/A	5,962
Liabilities:
Margin Borrowings	904,813	904,813	904,813
Repurchase agreements	255,872	255,872	255,872
ABS Warehouse	494,029	494,029	494,029
Collateralized debt obligations	429,848	429,848	430,101
Collateralized loan obligations	259,740	259,800	259,790
Securitized notes from whole loan transactions	862,488	862,488	862,585
7.25% convertible senior notes due 2010	97,900	97,900	97,900
Credit default swaps	3,942	427,690	3,942
Interest rate swaps, treated as hedges *	2,147	269,411	2,147

*	All derivatives are carried at their fair market value.

Note 17.	Management Agreement and Related Party Transactions

Our Manager manages our day-to-day operations, subject to the direction and oversight of our Board of Directors. The Management Agreement was entered into on July 11, 2005. The initial term expires on December 31, 2008 and shall be automatically renewed for a one-year term through each anniversary date thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock.

The Management Agreement provides, among other things, that we pay to our Manager, in exchange for managing our day-to-day operations, certain fees and reimbursements, consisting of a base management fee, an incentive compensation fee, and reimbursement for out-of-pocket and certain other costs incurred by our Manager and related directly to us. All rent incurred by our Manager is paid by us as a component of the reimbursement of expenses.

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 17.  Management Agreement and Related Party Transactions (continued)

The Management Agreement contains certain provisions requiring us to indemnify our Manager with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence. We have evaluated the impact of these guarantees on our consolidated financial statements and determined that they are immaterial.

For the three months and nine months ended September 30, 2006, we did not incur any base management fee. The base management fee is calculated in an amount equal to 1/4 of the equity multiplied by 1.75% and is paid quarterly in arrears. Our manager has agreed to reduce the base management fee on a dollar-for-dollar basis for any fees that they receive on CDOs which they manage for which we are equity investors. During the three months and nine months ended September 30, 2006, the base management fees of $812 and $2,397, respectively, were eliminated by the fees paid or accrued by the CDOs. We accrued $1,286 and $3,249 in collateral management fees on CDOs for the three months and nine months ended September 30, 2006 respectively. In addition, our manager received $1,228 of additional fees paid at closing of ABS 2006-1c by the underwriter. At September 30, 2006, $789 of these collateral fees were accrued and recorded as payable to manager.

We established a stock incentive plan for the purpose of rewarding and incentivizing those who provide services to the company, including the directors, our Manager, and our Manager’s executive officers. We recognized share-based compensation expense, related to common stock options and restricted common stock granted to our Manager, of $215 and $637 for three and nine months ended September 30, 2006 respectively (see Note 13).

Base management fees incurred and share-based compensation expense relating to common stock options and restricted common stock granted to our Manager are included in ’Management fee’ and ’Deferred management fee’, respectively, on the consolidated statement of operations. Expenses incurred by our Manager and reimbursed by us are reflected in the respective consolidated statement of operations non-investment expense category based on the nature of the expense.

No incentive compensation was earned or paid to our Manager during the period for the three and nine months ended September 30, 2006. Our Manager shall receive quarterly incentive compensation in an amount equal to the product of: (i) twenty-five percent (25%) of the dollar amount by which (A) our net income (determined in accordance with GAAP), which includes realized and unrealized gains and losses, and before non-cash equity compensation expense and before incentive compensation plus interest expense related to the notes and, to the extent not included in interest related to the notes, amortization of debt discount and issuance costs with respect to the notes, for the quarter per share (assuming full conversion of all outstanding notes into common shares at the beginning of the quarter at the then applicable conversion rate) exceeds (B) an amount equal to (1) the weighted average of the price per share of the common shares in the initial offering and any subsequent offerings of our common stock, including common shares issuable upon conversion of the notes assuming a conversion price of $25 per share, and the prices per common share in any subsequent offerings by us, in each case at the time of issuance thereof, multiplied by (2) the greater of (a) 2.25% and (b) 0.75% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of common shares outstanding during the quarter, further assuming full conversion of the notes into common shares at the beginning of the quarter at the then applicable conversion rate; provided, that for the purpose of determining the incentive compensation fee, the notes will include those issued in connection with the exercise of the option granted to the initial purchasers in the July 2005 private offering and

GSC Capital Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Note 17.  Management Agreement and Related Party Transactions (continued)

provided, that the foregoing calculation of incentive compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by our majority of our independent directors in the case of non-cash charges.

The Management Agreement also provides for us to reimburse our Manager for certain services provided by employees of our Manager and expenses paid by our Manager on our behalf. For the three and nine months ended September 30, 2006, we reimbursed or accrued for $443 and $1,019, respectively, of such costs to our Manager, of which $443 was unpaid at September 30, 2006.

Each independent director will receive an annual retainer of $40. We will also reimburse the directors for their travel expenses incurred in connection with their attendance at full board and committee meetings. For the three and nine months ended September 30, 2006, we accrued a total of $40 and $120 in quarterly and annual retainers to independent directors, respectively. An additional $10 was accrued as compensation for board meetings.

In the ordinary course of our business, we may enter into contract or agreements that contain indemnification warranties. Future events could occur that lead to the execution of these provisions against us. Based on its history and experience, management feels that the likelihood of such an event is remote.

Note 18.	Subsequent Events

On November 16, 2006, we declared a dividend of $0.34 per share payable on November 30, 2006 to stockholders of record as of November 22, 2006.

In November 2006, we entered into two interest rate swaps totaling $200,000 to further hedge our floating rate liabilities. These swaps require us to pay an average fixed rate of 4.75% on the notional amount and we will receive LIBOR. These swaps have monthly payment dates, which would also serve as reset dates for the floating side of the swap and match the reset dates for our floating rate debt. As a result, both of these swaps will be treated as effective cash flow hedges for accounting purposes with any changes in value being recorded as other comprehensive income.

In December 2006, we entered into a repurchase agreement with Citibank. Under this agreement, Citibank will provide financing in the form of repurchase agreements on various commercial whole loans, mezzanine loans and B-Notes up-to a cumulative maximum amount of $50,000. In December 2006, we used additional borrowings on margin and proceeds from this repurchase facility to purchase a mezzanine loan and a B-note. The mezzanine loan, with a face amount of $36,250, is a fixed rate asset with a coupon of 7.84% that was purchased at a discount of $561 to yield 8.07%. In conjunction with the financing of the loan purchase, we entered into an interest swap to reduce our exposure to future interest rate changes on the debt, which requires us to pay an average fixed rate of 4.95% on the notional amount and we will receive LIBOR over the term of the loan. The B-note has a face amount of $15,000 and pays interest at a spread over LIBOR.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Until          , 2006 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.
  _ _

GSC Capital Corp.

          Shares

Common Stock

Deutsche Bank Securities

Prospectus

          , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Amount
to be Paid

Securities and Exchange Commission registration fee	$21,400
NASD filing fee	20,500
NYSE listing fee	150,000
Transfer Agent and Registrar fees	25,000
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky fees and expenses	15,000
Miscellaneous fees	*

Total	$ *

*	To be filed by subsequent amendment.

Each of the amounts set forth above, other than the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee, is an estimate.

Item 32.	Sales to Special Parties

See the response to Item 33 below.

Item 33.	Recent Sales of Unregistered Securities.

On July 11, 2005, the company sold 1,298,480 shares of its Common Stock to a group of initial purchasers for which Deutsche Bank Securities Inc. served as representative (the “Initial Purchasers”). The company issued these shares of Common Stock to the Initial Purchasers in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Initial Purchasers paid the company a purchase price of $23.25 per share for these shares of Common Stock, for total proceeds to the company of $30,189,660. The Initial Purchasers resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per share of Common Stock to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $25.00 per share for gross proceeds of $32,462,000 and the aggregate initial purchasers’ discount was $2,272,340.

On July 11, 2005, the company sold 2,101,520 shares of its Common Stock in a concurrent private offering to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchasers acting as placement agents. 1,761,520 of these shares were sold for a purchase price of $23.25 per share and 340,000 of these shares were sold for a purchase price of $25.00 per share. The placement agents received a commission of $1.75 per share with respect to 1,761,520 of these shares of Common Stock and no commission with respect to 340,000 of these shares of Common Stock. The total proceeds to the company from the private offering of these shares was $49,455,340 and total commissions paid to the placement agents was $3,082,660.

On July 11, 2005, the company sold $76,500,000 aggregate principal amount of 7.25% convertible senior notes due 2010 (“notes”) to Deutsche Bank Securities Inc. The company issued these notes to Deutsche Bank Securities Inc. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. Deutsche Bank Securities Inc. paid the company a purchase price of 94% of the principal amount thereof, for total proceeds to the company of $71,910,000. Deutsche Bank Securities Inc. resold all of these notes to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act. The offering price to Qualified Institutional Buyers under Rule 144A was 100% of the principal amount thereof for gross proceeds of $76,500,000 and the aggregate initial purchasers’ discount was $4,590,000.

On July 11, 2005, the company sold $8,500,000 principal amount of notes in a concurrent private offering to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with Deutsche Bank Securities Inc. as placement agent. Deutsche Bank Securities Inc. paid the company a purchase price of 100% of the principal amount thereof, for total proceeds to the company of $8,500,000.

On July 11, 2005, the company granted a total of 68,000 restricted shares of Common Stock and options to purchase 102,000 shares of our common stock with an exercise price of $25.00 per share to GSCP (NJ), LP, as manager of the company, pursuant to the 2005 Stock Incentive Plan of the company (the “Incentive Plan”). Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see “Management—Incentive Plan” in this Registration Statement.

On July 22, 2005, the company sold 419,700 shares of its Common Stock to the Initial Purchasers. The company issued these shares of Common Stock to the Initial Purchasers in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Initial Purchasers paid the company a purchase price of $23.25 per share for these shares of Common Stock, for total proceeds to the company of $9,758,025. The Initial Purchasers resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per share of Common Stock to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $25.00 per share for gross proceeds of $10,492,500 and the aggregate initial purchasers’ discount was $734,475.

On July 22, 2005, the company sold 96,000 shares of its Common Stock to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchasers acting as placement agents. The placement agents received a commission of $1.75 per share. The total proceeds to the company from the private offering of these shares was $2,400,000 and total commissions paid to the placement agents was $168,000.

On July 22, 2005, the company sold $12,900,000 aggregate principal amount of notes to Deutsche Bank Securities Inc. The company issued these notes to Deutsche Bank Securities Inc. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. Deutsche Bank Securities Inc. paid the company a purchase price of 94% of the principal amount thereof, for total proceeds to the company of $12,126,000. Deutsche Bank Securities Inc. resold all of these notes to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act. The offering price to Qualified Institutional Buyers under Rule 144A was 100% of the principal amount thereof for gross proceeds of $12,900,000 and the aggregate initial purchasers’ discount was $774,000.

On July 27, 2005, the company sold 10,400 shares of its Common Stock to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchasers acting as placement agents. The placement agents received a commission of $1.75 per share. The total proceeds to the company from the private offering of these shares was $260,000 and total commissions paid to the placement agents was $18,200.

On January 3, 2006, the Board approved, and the Company granted, 6,000 shares of common stock to the independent directors.

On January 10, 2006, the Company granted to the Manager 10,522 shares of common stock and options to purchase 15,783 shares of our common stock with an exercise price of $25.00 per share in connection with the exercise of the option granted to the initial purchasers/placement agents in the July 2005 private offering.

On January 23, 2006, the Board approved and the Company granted 6,000 shares of common stock to the independent directors.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or is threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, or

•	the director or officer actually received an improper personal benefit in money, property or services,

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have also entered into indemnification agreements with each of our executive officers and directors that obligate us to indemnify them to the maximum extent permitted by Maryland law. In addition, officers and directors of GSC Group are indemnified by GSC Group pursuant to GSC Group’s organizational documents and directors and officers liability insurance relating thereto. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 35.	Treatment of Proceeds from Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits

(a) Financial Statements. See page F-1 for an index of the financial statements included in this Registration Statement.

(b) The following exhibits are filed as part of this Registration Statement:

Exhibit
Number		Description

1	.1†	Form of Underwriting Agreement among GSC Capital Corp. and the underwriters named therein
3	.1*	Articles of Amendment and Restatement of GSC Capital Corp.
3	.2*	Bylaws of GSC Capital Corp.
4	.1*	Form of Certificate for Common Stock for GSC Capital Corp.
4	.2*	Indenture between GSC Capital Corp, Issuer and Wachovia Bank, National Association, Trustee, dated July 11, 2005
5	.1†	Opinion of Venable LLP as to legality of the securities being issued
8	.1†	Opinion of Paul, Hastings, Janofsky & Walker LLP as to certain U.S. federal income tax matters
10	.1*	Registration Rights Agreement among GSC Capital Corp. and Deutsche Bank Securities Inc., as representative of the Initial Purchasers/Placement Agents, for the benefit of certain holders of the common stock of GSC Capital Corp., dated as of July 11, 2005
10	.2*	Registration Rights Agreement among GSC Capital Corp. and Deutsche Bank Securities Inc., as Initial Purchaser, for the benefit of certain holders of the 7.25% convertible senior notes due 2010 of GSC Capital Corp., dated as of July 11, 2005
10	.3*	Amended and Restated Management Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated as of August 7, 2006
10	.4*	License Agreement between GSC Capital Corp. and GSCP (NJ), L.P. dated as of July 11, 2005
10	.5*	Stock Incentive Plan
10	.6*	Amended and Restated Stock Award Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated July 11, 2005
10	.7*	Stock Option Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated July 11, 2005
10	.8*	Form of Stock Award Agreement for Non-Employee Directors
10	.9*	Forward Purchase Agreement between Goldman Sachs International, and GSC Capital Corp. Loan Funding 2005-1, dated as of August 2, 2005 (previously filed as Exhibit 10.14)
10	.10*	Master Participation Agreement, between Goldman Sachs Credit Partners L.P. and GSC Capital Corp. Loan Funding 2005-1, dated as of July 22, 2005 (previously filed as Exhibit 10.15)
10	.11*	Amended and Restated Warehouse Agreement, between Goldman Sachs Credit Partners L.P., Goldman Sachs International, GSC Capital Corp. Loan Funding 2005-1, GSCP (NJ), L.P., and GSC Capital Corp. TRS Holdings, Inc., dated as of August 2, 2005 (previously filed as Exhibit 10.16)

Exhibit
Number		Description

10	.12*	Letter agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated February 3, 2006
12.1		Computation of earnings to fixed charges
21	.1*	List of Subsidiaries of GSC Capital Corp.
23	.1†	Consent of Venable LLP (included in Exhibit 5.1)
23.2		Consent of Ernst & Young LLP
23	.3†	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 8.1)
24	.1*	Power of Attorney (included on Signature Page of the Registrant’s initial filing)

†	To be filed by subsequent amendment.

*	Filed previously.

Item 37.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of January, 2007.

GSC Capital Corp.

By:	/s/ Frederick H. Horton
Name: Frederick H. Horton
Title:   Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Joseph H. Wender	Chairman of the Board of Directors	January 30, 2007

/s/ Frederick H. Horton Frederick H. Horton	Chief Executive Officer and Director (Principal Executive Officer)	January 30, 2007

/s/ Brian H. Oswald Brian H. Oswald	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	January 30, 2007

* Stacy Cooper	Director	January 30, 2007

* Robert F. Cummings, Jr.	Director	January 30, 2007

* William K. Komperda	Director	January 30, 2007

* Richard T. Millard	Director	January 30, 2007

* Barry L. Zubrow	Director	January 30, 2007

/s/ David L. Goret *by David L. Goret, as Attorney-in-Fact	General Counsel	January 30, 2007

EXHIBIT INDEX

Exhibit
Number		Description

1	.1†	Form of Underwriting Agreement among GSC Capital Corp. and the underwriters named therein
3	.1*	Articles of Amendment and Restatement of GSC Capital Corp.
3	.2*	Bylaws of GSC Capital Corp.
4	.1*	Form of Certificate for Common Stock for GSC Capital Corp.
4	.2*	Indenture between GSC Capital Corp, Issuer and Wachovia Bank, National Association, Trustee, dated July 11, 2005
5	.1†	Opinion of Venable LLP as to legality of the securities being issued
8	.1†	Opinion of Paul, Hastings, Janofsky & Walker LLP as to certain U.S. federal income tax matters
10	.1*	Registration Rights Agreement among GSC Capital Corp. and Deutsche Bank Securities Inc., as representative of the Initial Purchasers/Placement Agents, for the benefit of certain holders of the common stock of GSC Capital Corp., dated as of July 11, 2005
10	.2*	Registration Rights Agreement among GSC Capital Corp. and Deutsche Bank Securities Inc., as Initial Purchaser, for the benefit of certain holders of the 7.25% convertible senior notes due 2010 of GSC Capital Corp., dated as of July 11, 2005
10	.3*	Amended and Restated Management Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated as of August 7, 2006
10	.4*	License Agreement between GSC Capital Corp. and GSCP (NJ), L.P. dated as of July 11, 2005
10	.5*	Stock Incentive Plan
10	.6*	Amended and Restated Stock Award Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated July 11, 2005
10	.7*	Stock Option Agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated July 11, 2005
10	.8*	Form of Stock Award Agreement for Non-Employee Directors
10	.9*	Forward Purchase Agreement between Goldman Sachs International, and GSC Capital Corp. Loan Funding 2005-1, dated as of August 2, 2005 (previously filed as Exhibit 10.14)
10	.10*	Master Participation Agreement, between Goldman Sachs Credit Partners L.P. and GSC Capital Corp. Loan Funding 2005-1, dated as of July 22, 2005 (previously filed as Exhibit 10.15)
10	.11*	Amended and Restated Warehouse Agreement, between Goldman Sachs Credit Partners L.P., Goldman Sachs International, GSC Capital Corp. Loan Funding 2005-1, GSCP (NJ), L.P., and GSC Capital Corp. TRS Holdings, Inc., dated as of August 2, 2005 (previously filed as Exhibit 10.16)
10	.12*	Letter agreement between GSC Capital Corp. and GSCP (NJ), L.P., dated February 3, 2006
12.1		Computation of earnings to fixed charges
21	.1*	List of Subsidiaries of GSC Capital Corp.
23	.1†	Consent of Venable LLP (included in Exhibit 5.1)
23.2		Consent of Ernst & Young LLP
23	.3†	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 8.1)
24	.1*	Power of Attorney (included on Signature Page of the Registrant’s initial filing)

†	To be filed by subsequent amendment.

*	Filed previously.